UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EUROPEAN WAX CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

(469) 264-8123

Dear Stockholders:

You are cordially invited to attend a special meeting (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of the stockholders of European Wax Center, Inc. (the “Company,” “we,” “us” or “our”), which will be held online at www.virtualshareholdermeeting.com/EWCZ2026SM, on May 7, 2026, at 10:30 A.M. CDT. You may submit questions and vote online during the online Special Meeting. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation and provides cost savings for our stockholders and the Company. Details regarding the business to be conducted at the Special Meeting are described in the accompanying proxy statement and the accompanying notice of Special Meeting (the “Notice of Special Meeting”). For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.

At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time), dated as of February 9, 2026 (the “Merger Agreement”), by and among Glow Midco, LLC, a Delaware limited liability company (“Parent”), Glow Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub LLC,” together with Merger Sub Inc., the “Merger Subs,” and the Merger Subs together with Parent, the “Buyer Parties”), the Company and EWC Ventures, LLC, a Delaware limited liability company (“Opco”), pursuant to which (i) Merger Sub Inc. will merge with and into the Company (the “Corporate Merger”), with the Company surviving the Corporate Merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) Merger Sub LLC will merge with and into Opco, with Opco surviving as the surviving limited liability company and a wholly owned subsidiary of Parent (the “LLC Merger” and, together with the Corporate Merger, the “Mergers”). Parent and Merger Subs are affiliates of General Atlantic, L.P. (“General Atlantic”). Together, certain affiliated investment funds of General Atlantic hold approximately 42% of the voting power of the Company’s outstanding capital stock.

If the Mergers are completed, at the effective time of the Mergers, (i) each share of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock”), issued and outstanding immediately prior to the effective time of the Corporate Merger, other than certain excluded shares pursuant to the terms of the Merger Agreement, shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $5.80 per share of Class A Common Stock, without interest thereon (the “Class A Per Share Price”), (ii) each share of the Company’s Class B common stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Corporate Merger, other than certain excluded shares pursuant to the terms of the Merger Agreement, shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $0.00001 per share of Class B Common Stock (the “Class B Per Share Price”), and (iii) each Opco Common Unit issued and outstanding immediately prior to the effective time of the

LLC Merger, other than certain excluded units pursuant to the terms of the Merger Agreement, shall be automatically cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to the Class A Per Share Price less the Class B Per Share Price (the “Opco Per Unit Price”), in each case, payable to the holder thereof, without interest, subject to and in accordance with the terms and conditions of the Merger Agreement. Upon completion of the transactions, the Company will become a privately held company, and the Company will no longer be required to file periodic and other reports with the U.S. Securities and Exchange Commission (the “SEC”). After the completion of the Mergers, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company. The Merger Agreement and the transactions contemplated thereby, including the Mergers, are described further in the accompanying proxy statement.

Your vote is very important. Whether or not you plan to attend the Special Meeting, you are urged to submit a proxy to vote your shares as promptly as possible to ensure your representation at the Special Meeting. Please review the instructions in the accompanying Notice of Special Meeting and proxy statement regarding the submission of proxies and voting.

The proposed transactions constitute a “going-private transaction” under the rules of the SEC. The GA Stockholders (as defined below) hold approximately 42% of the voting power of the Company’s outstanding capital stock.

The board of directors of the Company (the “Board”) formed a special committee (the “Special Committee”) consisting solely of independent and disinterested directors of the Company to, among other matters, review, evaluate and negotiate the Merger Agreement and the transactions contemplated thereby, including the Mergers. After careful consideration, the Special Committee, pursuant to resolutions adopted at a meeting of the Special Committee held on February 9, 2026, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers (the “Transactions”), on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders (as defined below); and (ii) recommended to the Board that it (1) approve the Merger Agreement and the Transactions; and (2) resolve to recommend that the Unaffiliated Company Stockholders adopt the Merger Agreement at a meeting of the Company’s stockholders.

As part of its evaluation of the Mergers, the Special Committee received advice from the Special Committee’s independent legal and financial advisors, consulted with the Company’s management and considered various material factors, including those summarized in the accompanying proxy statement.

Based on the unanimous recommendation of the Special Committee, the Board, pursuant to resolutions adopted at a meeting of the Board held on February 9, 2026, (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of the Company and it stockholders, including the Unaffiliated Company Stockholders; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and conditions set forth therein; (iii) directed that the Merger Agreement and the Transactions be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders and (iv) subject to Section 5.3 of the Merger Agreement, resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) at a Company stockholder meeting.

The Board recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers.

Your vote is very important, regardless of the number of shares of Company Common Stock you own. The approval of the proposal to adopt the Merger Agreement requires (i) the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the Merger

Agreement Proposal and (ii) the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL), which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder.

The “Unaffiliated Company Stockholders” means the holders of shares of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) General Atlantic, its investment fund affiliates, its portfolio companies majority owned by such investment fund affiliates (with respect to which General Atlantic has the right to vote or direct the voting of such shares held by such portfolio companies) (collectively, “General Atlantic Controlled Portfolio Companies”) (excluding any Company Common Stock held by a General Atlantic Controlled Portfolio Company (x) in trust, managed, brokerage, custodial, nominee or other customer accounts or (y) in mutual funds, open or closed end investment funds or other pooled investment vehicles Certain Unaudited Prospective Financial Information (including limited partnerships and limited liability companies) sponsored, managed or advised or sub-advised by such General Atlantic Controlled Portfolio Company, in each case acquired and held in the ordinary course of the securities, commodities, derivatives, asset management, banking or similar businesses of any such General Atlantic Controlled Portfolio Company (collectively, “Non-Controlled Stock”)), (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) those members of the Board who are not members of the Special Committee.

Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date (as defined below).

Pursuant to rules of the SEC, you will also be asked to vote at the Special Meeting on one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement, which proposal to adjourn the Special Meeting, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the virtual Special Meeting and entitled to vote thereon, assuming that a quorum is present.

For each of the foregoing proposals, each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

The Board recommends that you vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate.

In considering the recommendations of the Board, the Company’s stockholders should be aware that the Company’s executive officers and directors have certain interests in the Mergers that may be different from, or in addition to, the interests of the Company’s stockholders generally. Those interests are more fully described in the accompanying proxy statement. The Special Committee and the Board were aware of these interests and considered them, among other matters, in making their recommendations.

The GA Stockholders, who together hold approximately 42% of the voting power of the Company’s outstanding capital stock, entered into a Support Agreement (the “Support Agreement”) with Parent and the Company, pursuant to which the GA Stockholders have agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption of the Merger Agreement and the approval of the Mergers and against any other action, agreement or proposal which would reasonably be expected to prevent, materially impair or materially delay the consummation of the Mergers or any of the transactions contemplated by the Merger Agreement. The Support Agreement also includes certain restrictions on transfer of shares of Company Common Stock by the GA Stockholders. Pursuant to the Support Agreement, on the terms and subject to the conditions set forth therein, the GA Stockholders also, among other things, (i) consented to the Mergers for purposes of the Stockholders Agreement to which the GA Stockholders and the Company are party and (ii) waived the acceleration of certain payment obligations under the Tax Receivable Agreement (as defined below) that would otherwise occur upon the completion of the Mergers. A copy of the Support Agreement is attached as Annex B to the proxy statement and is incorporated by reference in the proxy statement in its entirety.

Completion of the Mergers is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. The accompanying proxy statement provides you with more detailed information about the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Mergers. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in the accompanying proxy statement in their entirety. You may also obtain additional information about the Company from other documents we have filed with the SEC. In particular, you should read the “Risk Factors” section beginning on page 10 in our annual report on Form 10-K for the fiscal year ended January 3, 2026 and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in the accompanying proxy statement in their entirety, for risks relating to our business and for a discussion of the risks you should consider in evaluating the proposed transactions and how they may affect you.

Thank you in advance for your continued support.

Sincerely,

Chris Morris

Chief Executive Officer and Chairman

The accompanying proxy statement is dated April 3, 2026, and is first being mailed to the Company’s stockholders on or about April 3, 2026. Capitalized terms used, but not defined, in this letter to stockholders have the meanings given to such terms in the accompanying proxy statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGERS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGERS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EUROPEAN WAX CENTER, INC.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

(469) 264-8123

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders:

You are cordially invited to attend a special meeting (such meeting, including any adjournments or postponements thereof, the “Special Meeting”) of the stockholders of European Wax Center, Inc., which we refer to as the “Company,” “we,” “us” or “our,” to be held on May 7, 2026, at 10:30 A.M. CDT. The Special Meeting will be held entirely online. You will be able to attend the Special Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/EWCZ2026SM. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting. The accompanying proxy statement, including the summary of the Merger Agreement (as defined below) and the copy of the Merger Agreement attached thereto as Annex A, is incorporated by reference into this Notice of Special Meeting. Capitalized terms used, but not defined, in this Notice of Special Meeting have the meanings given to such terms in the accompanying proxy statement.

The Special Meeting is being held to consider and vote on the following proposals:

1.

a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time), dated as of February 9, 2026 (the “Merger Agreement”), by and among Glow Midco, LLC, a Delaware limited liability company (“Parent”), Glow Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub LLC,” together with Merger Sub Inc., the “Merger Subs,” and the Merger Subs together with Parent, the “Buyer Parties”), the Company and EWC Ventures, LLC, a Delaware limited liability company (“Opco”), pursuant to which (i) Merger Sub Inc. will merge with and into the Company (the “Corporate Merger”), with the Company surviving the Corporate Merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) Merger Sub LLC will merge with and into Opco, with Opco surviving as the surviving limited liability company and a wholly owned subsidiary of Parent (the “LLC Merger” and, together with the Corporate Merger, the “Mergers”), and approve the transactions contemplated thereby, including the Mergers (the “Merger Agreement Proposal”) (a copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement); and

2.

a proposal to approve one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”).

Parent and Merger Subs are affiliates of General Atlantic, L.P. (“General Atlantic”). Together, certain affiliated investment funds of General Atlantic hold approximately 42% of the voting power of the Company’s outstanding capital stock.

These items of business are more fully described in the proxy statement accompanying this Notice of Special Meeting.

The record date for the Special Meeting is April 1, 2026 (the “Record Date”). Only stockholders of record at the close of business on that date are entitled to notice of, and to attend and vote at, the Special Meeting or any adjournment or postponement thereof. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf. Such proxy need not be a stockholder of the Company. You may submit a proxy to vote your shares on the internet, by telephone or by mail or you may attend the virtual Special Meeting and vote in person.

The Board has approved the Merger Agreement and the transactions contemplated thereby, including the Mergers, and recommends that you vote “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

The proposed transactions constitute a “going-private transaction” under the rules of the U.S. Securities and Exchange Commission (the “SEC”). The GA Stockholders together hold approximately 42% of the voting power of the Company’s outstanding capital stock.

Your vote is very important, regardless of the number of shares of the Company’s Class A common stock, par value $0.00001 per share (the “Class A Common Stock” and, together with each share of the Company’s Class B common stock, par value $0.00001 per share, the “Company Common Stock”), you own.

The approval of the Merger Agreement Proposal requires (i) the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the Merger Agreement Proposal and (ii) the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL), which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder (as defined below). The “Unaffiliated Company Stockholders” means the holders of shares of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) General Atlantic, its investment fund affiliates, its portfolio companies majority owned by such investment fund affiliates (with respect to which General Atlantic has the right to vote or direct the voting of such shares held by such portfolio companies) (collectively, “General Atlantic Controlled Portfolio Companies”) (excluding any Company Common Stock held by a General Atlantic Controlled Portfolio Company (x) in trust, managed, brokerage, custodial, nominee or other customer accounts or (y) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed or advised or sub-advised by such General Atlantic Controlled Portfolio Company, in each case acquired and held in the ordinary course of the securities, commodities, derivatives, asset management, banking or similar businesses of any such General Atlantic Controlled Portfolio Company (collectively, “Non-Controlled Stock”)), (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iii) those members of the Board who are not members of the Special Committee.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the virtual Special Meeting and entitled to vote thereon, assuming that a quorum is present.

For each of the Merger Agreement Proposal and the Adjournment Proposal, each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Your vote is very important. To ensure your representation at the Special Meeting, it is important that you submit a proxy for your shares of Company Common Stock promptly, whether or not you plan to attend the virtual Special Meeting in person. As promptly as possible, please complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy over the internet or by telephone by following the instructions set forth on the enclosed proxy card. Stockholders who attend the virtual Special Meeting may revoke their proxies and vote in person.

By Order of the Board,

Chris Morris

Chief Executive Officer and Chairman

European Wax Center, 5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Dated: April 3, 2026

DEFINED TERMS

Unless stated otherwise, whenever used in this proxy statement, the following terms have the meanings set forth below:

2021 Equity Plan has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

2025 Inducement Plan has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Adjournment Proposal means the proposal to approve one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement Proposal.

Board means the board of directors of the Company.

Business Day means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

Buyer Parties means Merger Sub Inc., Merger Sub LLC and Parent.

Cancelled Company Class A Shares means each share of Class A Common Stock that is (A) held by the Company Group as treasury stock or otherwise; (B) owned by the Buyer Parties (including the GA Shares); (C) owned by any direct or indirect wholly owned subsidiary of the Buyer Parties as of immediately prior to the Effective Time; or (D) corresponding to an Unvested Restricted Stock Award.

Cancelled Company Class B Shares means each share of Class B Common Stock that is (A) held by the Company Group as treasury stock or otherwise; (B) owned by the Buyer Parties (including the GA Shares); or (C) owned by any direct or indirect wholly owned subsidiary of the Buyer Parties as of immediately prior to the Effective Time.

Cancelled Company Shares means the Cancelled Company Class A Shares and the Cancelled Company Class B Shares.

Cancelled Opco Unit has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Certificate of Merger means a certificate of merger in such form as required by and in accordance with the applicable provisions of the DGCL.

Class A Common Stock means Class A common stock of the Company, par value $0.00001 per share.

Class A Per Share Price means $5.80 per share of Class A Common Stock in cash, without interest, subject to and in accordance with the terms and conditions of the Merger Agreement.

Class B Common Stock means Class B common stock of the Company, par value $0.00001 per share.

Class B Per Share Price means $0.00001 per share of Class B Common Stock in cash, subject to and in accordance with the terms and conditions of the Merger Agreement.

Code means the Internal Revenue Code of 1986, as amended.

Company Common Stock means the Class A Common Stock and the Class B Common Stock.

Company Equity Award has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Company Group has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Company Option means each option to purchase shares of Class A Common Stock granted under either the 2021 Equity Plan or the 2025 Inducement Plan.

Company Related Parties means (i) the Company and its subsidiaries and their respective affiliates and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of the Company and its subsidiaries and their respective affiliates, in each case, excluding the Company.

Company Restricted Stock means shares of restricted Class A Common Stock, pursuant to the Notice of Restricted Stock Grant and the Restricted Stock Award Agreement, dated December 27, 2024, by and between dolabra holdings llc and the Company.

Company RSU means each restricted stock unit award granted under either the 2021 Equity Plan or the 2025 Inducement Plan.

Debt Commitment Letter means that certain Commitment Letter, dated as of February 9, 2026, by and between Parent and HPS Investment Partners, LLC, together with related fee letter (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Merger Agreement).

Debt Financing means the funding contemplated by the Debt Commitment Letter.

Debt Financing Sources means the collective reference to (i) each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including without limitation, pursuant to any commitment letters, engagement letters, credit agreements, or loan agreements relating thereto (and any joinders or amendments thereof), and (ii) solely for purposes of Sections 6.5(d), 8.2(b), 8.6, 9.6, 9.8(b)(ii), 9.9, 9.10 and 9.11 and the first use of the term “Debt Financing Sources” in Section 8.4 of the Merger Agreement, each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing Persons listed in clauses (i) or (ii) above.

DGCL means the General Corporation Law of the State of Delaware.

Dissenting Company Shares means all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by the Company’s stockholders who have neither voted in favor of the Mergers nor consented thereto in writing and who have properly and validly exercised and not withdrawn their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL.

DLLCA means the Limited Liability Company Act of the State of Delaware.

Dolabra Securities means the Company securities issued to dolabra digital llc.

Effective Time means the time of the filing of a Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub Inc., Merger Sub LLC, the Company and Opco and specified in the Certificate of Merger.

Employee Plan has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Equity Commitment Letter means that certain equity commitment letter, dated as of February 9, 2026 with the Guarantor (or the applicable affiliates party thereto).

Equity Financing has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

EWC Management Holdco means EWC Management Holdco, LLC.

EWC Management Holdco LLCA means that certain Second Amended and Restated Limited Liability Company Agreement of EWC Management Holdco, LLC dated as of August 4, 2021, by and between EWC Management Holdco, the Company and the unitholder parties thereto.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exchange Agreement means that certain Exchange Agreement dated as of August 4, 2021, by and among Opco, the Company and the holders party thereto.

Excluded Opco Unit has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Financing has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

GA Members means GAPCO AIV Interholdco (EW), L.P. and General Atlantic Partners AIV (EW), L.P.

GA Shares means the shares contributed to Parent (or any direct or indirect parent company thereof) by the GA Stockholders pursuant to the Support Agreement.

GA Stockholders means GA AIV-1 B Interholdco (EW), L.P., General Atlantic Partners AIV (EW), L.P., and GAPCO AIV Interholdco (EW), L.P.

GAAP means U.S. generally accepted accounting principles.

General Atlantic means General Atlantic, L.P.

General Atlantic Filing Parties means (i) the Buyer Parties and (ii) the General Atlantic affiliates further described in the section of this proxy statement captioned “Other Important Information Regarding the General Atlantic Filing Parties.”

General Atlantic Service Company means General Atlantic Service Company, L.P.

Guarantor means General Atlantic Partners 100, L.P.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Limited Guarantee means the limited guarantee, dated as of February 9, 2026, entered into by General Atlantic Partners 100, L.P. and Glow Midco, LLC, as the same may be amended, supplemented or modified from time to time.

LLC Certificate of Merger means a certificate of merger in such form as required by and in accordance with the applicable provisions of the DLLCA.

LLC Merger Effective Time means the time of the filing of a LLC Certificate of Merger with, and acceptance for record by, the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the parties specified in the LLC Certificate of Merger.

Mergers means the proposed mergers of (i) Glow Merger Sub 1, Inc. with and into the Company pursuant to the Merger Agreement in accordance with the applicable provisions of the DGCL (the “Corporate Merger”), with the Company surviving the Corporate Merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) Glow Merger Sub 2, LLC with and into Opco pursuant to the Merger Agreement in accordance with the applicable provisions of the DLLCA (the “LLC Merger”), with Opco surviving the LLC Merger as the surviving limited liability company and a wholly owned subsidiary of Parent. The Company, as the surviving corporation of the Corporate Merger, is sometimes referred to herein as the “Surviving Corporation.” Opco, as the surviving limited liability company of the LLC Merger, is sometimes referred to herein as the “Surviving LLC.”

Merger Agreement means the Agreement and Plan of Merger, dated as of February 9, 2026, by and among the Company, Opco, Glow Midco, LLC, Glow Merger Sub 1, Inc. and Glow Merger Sub 2, LLC, as it may be amended, supplemented or modified from time to time.

Merger Agreement Proposal means the proposal to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Mergers. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

Merger Consideration means the Opco Per Unit Price and the Per Share Price.

Merger Sub Inc. means Glow Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Parent.

Merger Sub LLC means Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent.

Merger Subs means Merger Sub Inc. and Merger Sub LLC.

Moelis means Moelis & Company LLC, the Special Committee’s financial advisor.

Nasdaq means The Nasdaq Stock Market LLC and any successor stock exchange.

Non-Controlled Stock means Company Common Stock held by a General Atlantic Controlled Portfolio Company (i) in trust, managed, brokerage, custodial, nominee or other customer accounts or (ii) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed or advised or sub-advised by such General Atlantic Controlled Portfolio Company, in each case acquired and held in the ordinary course of the securities, commodities, derivatives, asset management, banking or similar businesses of any such General Atlantic Controlled Portfolio Company.

Opco means EWC Ventures, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

Opco Common Unit has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Opco LLCA means the Fifth Amended and Restated Limited Liability Company Agreement of Opco, dated as of August 4, 2021, as amended by that certain First Amendment to Fifth Amended and Restated Limited Liability Company Agreement, dated as of April 11, 2022 (as further amended from time to time).

Opco Per Unit Price an amount in cash equal to $5.80 per Opco Common Unit, without interest, less the Class B Per Share Price.

Opco Post-IPO Members means the members of Opco after the initial public offering.

Parent means Glow Midco, LLC, a Delaware limited liability company.

Per Share Price means the Class A Per Share Price and the Class B Per Share Price.

Person has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Record Date means April 1, 2026.

Requisite Company Vote means the Unaffiliated Stockholder Approval together with the Statutory Merger Approval.

SEC means the United States Securities and Exchange Commission.

Securities has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Securities Act means the Securities Act of 1933, as amended.

Service Provider has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

Special Committee means a committee established by the Company’s Board comprised solely of independent and disinterested members of the Board.

Special Meeting means the special meeting of the stockholders of the Company to be held on May 7, 2026 at 10:30 A.M. CDT, in a virtual meeting format via live webcast, including any adjournment, postponement or other delay thereof.

Statutory Merger Approval means the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the Merger Agreement Proposal.

Stockholders Agreement means that certain Stockholders’ Agreement, dated as of August 4, 2021, by and among the Company and the GA Stockholders, as the same may be amended, supplemented or modified from time to time.

Support Agreement means the Support Agreement, dated as of February 9, 2026, by and among the Company, the GA Stockholders and Parent, as the same may be amended, supplemented or modified from time to time.

Tax Receivable Agreement means that certain Tax Receivable Agreement, dated as of August 4, 2021, by and among the Company and the other parties thereto, as the same may be amended, supplemented or modified from time to time.

Treasury Regulations mean the regulations issued by the Treasury Department as published in the Federal Register and codified in Title 26 of the Code of Federal Regulations (C.F.R.).

Unaffiliated Company Stockholders means the holders of shares of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) General Atlantic, its investment fund affiliates, its portfolio companies majority owned by such investment fund affiliates (with respect to which General Atlantic has the right to vote or direct the voting of such shares held by such portfolio companies) (collectively, “General Atlantic Controlled Portfolio Companies”) (excluding any Non-Controlled Stock), (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iii) those members of the Board who are not members of the Special Committee.

Unaffiliated Stockholder Approval means the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL), which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder.

Unvested Restricted Stock Award has the meaning set forth in the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety.

SUMMARY TERM SHEET

The following summary term sheet highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement in their entirety. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

Because the transactions contemplated by the Merger Agreement, including the Mergers, constitute a “going-private” transaction under SEC rules, the Company and the General Atlantic Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated by the Merger Agreement, including the Mergers. You may obtain any additional information about the Schedule 13E-3 under the caption “Where You Can Find More Information.”

Special Factors

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Treatment of Company Common Stock. The Merger Agreement provides, among other things, that at the Effective Time, except as otherwise provided therein: (i) each share of Class A Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class A Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $5.80, without interest thereon (the “Class A Per Share Price”); (ii) each Cancelled Company Class A Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each share of Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class B Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $0.00001 per share (the “Class B Per Share Price”); (iv) each Cancelled Company Class B Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and (v) the GA Shares shall not be entitled to receive the Class A Per Share Price or the Class B Per Share Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent.

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Treatment of Opco Common Units. The Merger Agreement provides, among other things, that at the LLC Merger Effective Time, except as otherwise provided therein: (i) each Opco Common Unit that is outstanding as of immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the excess of the Class A Per Share Price over the Class B Per Share Price, without interest thereon (the “Opco Per Unit Price”); (ii) each Opco Common Unit that is (x) held by Opco or any of its Subsidiaries in treasury or otherwise; or (y) owned by the Buyer Parties or owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the LLC Merger Effective Time (each, a “Cancelled Opco Unit”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each Opco Common Unit that is owned directly or indirectly by the Company (each, an “Excluded Opco Unit”) shall be unaffected by the LLC Merger and shall remain outstanding as a common unit of the Surviving LLC held by the Company; and (iv) Opco Common Units held by the GA Members shall not be entitled to receive the Opco Per Unit Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent.

•	Certain Effects of the Mergers. For a further description of certain effects of the Mergers, see “Special Factors—Certain Effects of the Mergers” and “The Merger Agreement—Merger Consideration.”

•	Background of the Mergers. For a description of the background of the Mergers see “Special Factors—Background of the Mergers.”

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Purpose and Reasons of the Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers. Based on the unanimous recommendation of the Special Committee, the Board, pursuant to resolutions adopted at a meeting of the Board held on February 9, 2026, (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of the Company and the Company stockholders, including the Unaffiliated Company Stockholders, (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and conditions set forth therein, (iii) directed that the Merger Agreement and the Transactions be submitted to a vote of the Company’s stockholders at a Company stockholder meeting and (iv) subject to Section 5.3 of the Merger Agreement, resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL at a Company stockholder meeting. For a further description, see “Special Factors—Purpose and Reasons of The Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers.”

Accordingly, the Board, acting upon the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

For a description of the material factors considered by the Special Committee and the Board in evaluating the Merger Agreement and the transactions contemplated thereby, including the Mergers, and making the decisions, determinations and recommendations above, see “Special Factors—Purpose and Reasons of the Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers.”

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Opinion of the Special Committee’s Financial Advisor. In connection with the Transactions, the Special Committee received an oral opinion on February 9, 2026, which was subsequently confirmed by delivery of a written opinion dated the same date, from the Special Committee’s financial advisor, Moelis & Company LLC (“Moelis”), as to the fairness, from a financial point of view and as of the date of such opinion, of the Class A Per Share Price to be received in the Transactions by holders of Company Class A Common Stock (other than the GA Stockholders and their affiliates and any other affiliates of the Company, the “Excluded Holders”). The full text of Moelis’ written opinion dated February 9, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use of the Special Committee (solely in its capacity as such) in its evaluation of the Class A Per Share Price. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Class A Per Share Price to the holders of the Company Class A Common Stock, other than the Excluded Holders, and does not address the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any other matter. For a further discussion of Moelis’ opinion, see the section entitled “Opinion of the Special Committee’s Financial Advisor” beginning on page 42 of this proxy statement.

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Position of the General Atlantic Filing Parties as to the Fairness of the Mergers. Under the SEC rules governing “going private” transactions, the General Atlantic Filing Parties may be deemed to be affiliates of the Company, and, therefore, are required to express their beliefs as to the fairness of the Mergers to the Unaffiliated Company Stockholders. For a description of the General Atlantic Filing Parties’ beliefs as to the fairness of the Mergers to the Unaffiliated Company Stockholders, see “Special Factors—Position of the General Atlantic Filing Parties as to the Fairness of the Mergers.”

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Purpose and Reasons of the General Atlantic Filing Parties for the Mergers. Under the SEC rules governing “going private” transactions, the General Atlantic Filing Parties may be deemed to be affiliates of the Company, and, therefore, are required to express their reasons for the Mergers to the Unaffiliated Company Stockholders. For a description of the General Atlantic Filing Parties’ purposes and reasons for the Mergers, see “Special Factors—Purpose and Reasons of the General Atlantic Filing Parties for the Mergers.”

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Interests of Executive Officers and Directors of the Company in the Mergers. In considering the recommendations of the Board with respect to the Mergers, the Company’s stockholders should be aware that the Company’s executive officers and directors have certain interests in the Mergers that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Special Committee, consisting entirely of independent directors, and the Board were aware of these interests and considered them, among other matters, in evaluating the Merger Agreement and the transactions contemplated thereby, including the Mergers, and in making their recommendations.

For a more detailed description of the interests of executive officers and directors of the Company in the Mergers, see “Special Factors—Interests of Executive Officers and Directors of the Company in the Mergers.”

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Intent of the Directors and Executive Officers to Vote in Favor of the Mergers. Although none of the directors and executive officers are obligated to vote favor of the approval of the Merger Agreement Proposal and the Adjournment Proposal, we currently expect that each of these individuals, to the extent that they directly own shares of Company Common Stock as of the Record Date, will vote all of his or her shares of Company Common Stock “FOR” the approval of the Merger Agreement Proposal and the Adjournment Proposal. As of the Record Date, our directors and executive officers directly owned, in the aggregate, 494,806 outstanding shares of Class A Common Stock and no outstanding shares of Class B Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.9% of the total voting power entitled to vote at the Special Meeting. For a further description of the voting intentions of the Company’s directors and executive officers, see “Special Factors—Intent of the Directors and Executive Officers to Vote in Favor of the Mergers.”

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Intent of the General Atlantic Filing Parties to Vote in Favor of the Mergers. The GA Stockholders, who held approximately 42% of the voting power of the outstanding shares of Company Common Stock as of the Record Date, entered into a Support Agreement, pursuant to which each of the GA Stockholders agreed to vote all of its Company Common Stock in favor of the Merger Agreement Proposal, subject to the terms and conditions contained in the Support Agreement. However, approval of the Merger Agreement Proposal requires (i) the Statutory Merger Approval and (ii) Unaffiliated Stockholder Approval. For more information about the Support Agreement and the voting intentions of the GA Stockholders, see “Special Factors—Intent of the General Atlantic Filing Parties to Vote in Favor of the Mergers” and “Special Factors—Support Agreement.”

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Exchange of Paired Interests in Connection with the Mergers. Prior to the Mergers, pursuant to the Exchange Agreement, the Company will require all holders of Opco Common Units and shares of Class B Common Stock (together, “Paired Interests”) party to the Exchange Agreement (other than the GA Stockholders) exchange with the Company all of such holders’ Paired Interests in exchange for Class A Common Stock.

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Material U.S. Federal Income Tax Consequences of the Mergers. The exchange of the shares of Company Common Stock or Opco Common Units, as applicable, for cash in the Mergers will generally be a taxable transaction to U.S. Holders (as defined below in “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers”) for U.S. federal income tax purposes. A U.S. Holder that receives cash in exchange for shares of Company Common Stock in the case of the Corporate Merger pursuant to the Corporate Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received by such holder in the Corporate Merger and the adjusted tax basis in the shares of Company Common Stock surrendered in exchange therefore. A stockholder that is a Non-U.S. Holder (as defined below in “Special Factors— Material U.S. Federal Income Tax Consequences of the Mergers”) will generally not be subject to U.S. federal income tax on any gain recognized in connection with the Corporate Merger unless such Non-U.S. Holder has certain connections to the United States or the Company is, or was during the relevant period, a United States real property holding corporation (as discussed below in “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers,” the Company believes that they are not, and do not anticipate becoming, a “U.S. real property holding corporation”). However, the tax consequences of the Corporate Merger to a stockholder will depend on the stockholder’s particular circumstances, and stockholders should consult their own tax advisors to determine the particular tax consequences to them of the Corporate Merger. In the case of the LLC Merger, a U.S. Holder will generally recognize capital gain or loss on the receipt of cash in exchange for Opco Common Units. However, the amount of any money received by a U.S. Holder in exchange for all or a part of its Opco Common Units attributable to “unrealized receivables,” including depreciation recapture, or “inventory items” owned by Opco and its subsidiaries will be considered an amount realized from the sale or exchange of property that is not a capital asset, which may result in the realization of a material amount of ordinary income. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of Opco income may become available to offset all or a portion of the ordinary income and gain recognized by such U.S. Holder. For further information about the material U.S. federal income tax consequences of the Mergers, see “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers.”

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Financing of the Mergers. The obligation of the Buyer Parties to consummate the Mergers is not subject to any financing condition. In connection with the financing of the Mergers, Parent entered into the Debt Commitment Letter, pursuant to which, among other things, the Debt Financing Sources have provided Parent with a term loan commitment in an aggregate principal amount of $74,000,000, which may be reduced in accordance with the terms set forth in the Debt Commitment Letter. Funding of the Debt Financing is subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter. Additionally, in connection with the execution of the Merger Agreement, Parent has delivered the Equity Commitment Letter from the Guarantor in favor of Parent and pursuant to which, on the terms and conditions contained therein, the Guarantor is committed to contribute up to $110,000,000 in cash at the closing in respect of Parent’s payment obligations (including the Merger Consideration and related fees and expenses), subject to satisfaction or waiver of certain closing conditions. The Debt Financing and Equity Financing available to the Buyer Parties will be available to Parent, together with available cash on hand of the Company and its subsidiaries, will be used to fund the aggregate Merger Consideration (which does not include payments with respect to any GA Shares) and to pay other amounts specified in the Merger Agreement to be paid by the Buyer Parties in connection with the consummation of the Mergers. For more information, please see the section of this proxy statement captioned “Special Factors—Financing of the Mergers.”

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Limited Guarantee. Concurrently with the execution of the Merger Agreement, Parent entered into the Limited Guarantee entered with the Guarantor in favor of the Company. Pursuant to the terms of the Limited Guarantee and subject to the conditions contained therein, the Guarantor agreed to guarantee the payment of (i) the Parent Termination Fee payable by Parent under certain circumstances, (ii) up to $2,000,000 of Enforcement Costs (as defined below) and (iii) certain indemnification and reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and the Limited Guarantee provided by the Guarantor to the Company. For more information, please see the section of this proxy statement captioned “Special Factors—Limited Guarantees.”

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Support Agreement. On February 9, 2026, the GA Stockholders, who held, in the aggregate, approximately 42% of the voting power of the outstanding shares of Company Common Stock, entered into the Support Agreement, pursuant to which the GA Stockholders agreed, among other things, to vote all of their shares of Company Common Stock in favor of the Merger Agreement Proposal, subject to the terms and conditions contained in the Support Agreement. In addition, pursuant to the Support Agreement and subject to the terms and conditions described in the section of this proxy statement captioned “Special Factors—Support Agreement,” among other things, the GA Stockholders and GA Members will contribute all of the shares of Company Common Stock and all of the units of Opco owned by them, respectively, to a direct or indirect parent company of Parent in exchange for equity interests in such parent company of Parent. As a result of the Mergers, the shares of Company Common Stock and the Opco Common Units contributed to such parent company of Parent by the GA Stockholders and the GA Members, respectively, will be cancelled and extinguished without any conversion thereof or consideration paid therefor. For more information, see the section of this proxy statement captioned “Special Factors—Support Agreement” and the full text of the Support Agreement, attached as Annex B, which is incorporated by reference in this proxy statement in their entirety.

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Litigation Relating to the Mergers. As of the date of this proxy statement, the Company has received demand letters from purported Company stockholders alleging deficiencies and/or omissions in the preliminary proxy statement the Company filed on March 11, 2026. The demand letters seek additional disclosures to remedy these purported deficiencies. The Company believes that the allegations in these demand letters are without merit. For a further description of litigation relating to the Mergers, see “Special Factors—Litigation Relating to the Mergers.”

The Merger Agreement

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A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement in its entirety, is included in the section of this proxy statement captioned “The Merger Agreement.”

•	Treatment of Shares, Units and Equity Awards.

•	Common Stock. The Merger Agreement provides for the following treatment of shares of Company Common Stock in connection with the Mergers:

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At the Effective Time: (i) each share of Class A Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class A Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class A Per Share Price; (ii) each Cancelled Company Class A Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each share of Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class B Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class B Per Share Price; (iv) each Cancelled Company Class B Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and (v) the GA Shares shall not be entitled to receive the Class A Per Share Price or the Class B Per Share Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent.

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The Class A Per Share price constitutes a premium of approximately 48% over the volume weighted average share price of the Class A Common Stock for the 30-day period preceding the Company’s public announcement of the signing of the Merger Agreement. For more information, see the sections of this proxy statement captioned “Special Factors—Certain Effects of the Mergers” and “The Merger Agreement—Merger Consideration—Company Common Stock.”

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At or prior to the closing of the Mergers, Parent will deposit with the Payment Agent (as defined in the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures”) an amount of cash equal to the aggregate consideration to which the Company’s stockholders and holders of Opco Common Units will become entitled under the Merger Agreement. Once a stockholder or unitholder, as applicable, has provided the Payment Agent with any documentation required by the Payment Agent, the Payment Agent will pay the stockholder the applicable Per Share Price or Opco Per Unit Price in exchange for the shares of Company Common Stock or Opco Common Units held by that stockholder or unitholder, as applicable. For more information, see the section of this proxy statement captioned “The Merger Agreement—Exchange and Payment Procedures.”

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After the Mergers are completed, you will have the right to receive the Per Share Price for each share of Company Common Stock that you own, but you will no longer have any rights as a stockholder (except that the Company’s stockholders (including beneficial owners of Company Common Stock) who have neither voted in favor of the Mergers nor consented thereto in writing, have properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL, and do not validly withdraw or otherwise lose their appraisal rights, may have the right to receive a payment, in lieu of the Per Share Price, for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “The Merger Agreement—Appraisal Rights”).

•	Opco Common Units. The Merger Agreement provides for the following treatment of Opco Common Units in connection with the Mergers:

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At the LLC Merger Effective Time, (i) each Opco Common Unit that is outstanding as of immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Opco Per Unit Price, (ii) each Cancelled Opco Unit will be cancelled and extinguished without any conversion thereof or consideration paid therefor. Each Excluded Opco Unit shall be unaffected by the LLC Merger and shall remain outstanding as a common unit of the Surviving LLC held by the Company and (iii) Opco Common Units held by the GA Members shall not be entitled to receive the Opco Per Unit Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent. For more information, see the sections of this proxy statement captioned “Special Factors—Certain Effects of the Mergers” and “The Merger Agreement—Merger Consideration—Opco Common Units.”

•	Treatment of Company Options.

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At the Effective Time, each outstanding Company Option that is vested at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, a “Vested Company Option”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest), in cash, equal in value to (A) the total number of shares of Class A Common Stock subject to such Vested Company Option multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock underlying such Vested Company Option (the “Vested Company Option Consideration”). Any Vested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

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At the Effective Time, each outstanding Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount (without interest) in cash (each, a “Converted Cash Award”) equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock under such Unvested Company Option. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time, including “double trigger” termination protection. Any Unvested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration. Pursuant to the terms of his Offer Letter with the Company dated December 8, 2024 (the “Morris Offer Letter”), the Unvested Company Options that were granted to Christopher Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

•	Treatment of Company RSUs.

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At the Effective Time, each Company RSU that is outstanding and vested (but not yet settled) at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, a “Vested Company RSU”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Class A Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price (the “Vested Company RSU Consideration”).

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At the Effective Time, each outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, including “double trigger” termination protection. Pursuant to the Morris Offer Letter, the Unvested Company RSUs that were granted to Mr. Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

•	Treatment of Company Restricted Stock.

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At the Effective Time, each share of Company Restricted Stock that is outstanding and not vested at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, an “Unvested Restricted Stock Award”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Restricted Stock Award immediately prior to the Effective Time.

•	Solicitation of Other Offers.

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For purposes of this proxy statement, “Acceptable Confidentiality Agreement”, “Acquisition Proposal” and “Superior Proposal” are defined in the section of this proxy statement captioned “The Merger Agreement—Solicitation of Other Offers.”

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From and after February 9, 2026 until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company is subject to customary “no-shop” restrictions on its ability to solicit alternative Acquisition Proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative Acquisition Proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances and after entry into an Acceptable Confidentiality Agreement, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an Acquisition Proposal that did not arise from a material breach of the Merger Agreement if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law. For more information, see the section of this proxy statement captioned “The Merger Agreement—Solicitation of Other Offers.”

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The Company is not entitled to terminate the Merger Agreement to enter into an agreement for a Superior Proposal unless it complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If the Company terminates the Merger Agreement in order to accept a Superior Proposal from a third party, it must pay the Company Termination Fee to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement—Recommendation Changes.”

•	Changes in the Boards’ Recommendation.

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The Board (or a committee thereof, including the Special Committee) may not amend, modify or withdraw its recommendation that the Company’s stockholders adopt the Merger Agreement or take certain similar actions other than, under certain circumstances, if the Board, acting upon the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable law and the Board, acting upon the recommendation of the Special Committee, or the Special Committee complies with the terms of the Merger Agreement.

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Moreover, neither the Board, acting upon the recommendation of the Special Committee, nor the Special Committee may withdraw the Boards’ recommendation that the Company’s stockholders adopt the Merger Agreement or take certain similar actions unless the Board complies with certain procedures in the Merger Agreement, including engaging in good faith negotiations with Parent during a specified period. If the Company or Parent terminates the Merger Agreement under certain circumstances, including because the Board, acting upon the recommendation of the Special Committee, or the Special Committee, amends, modifies or withdraws the Boards’ recommendation that the Company’s stockholders adopt the Merger Agreement, then the Company must pay to Parent a termination fee.

•	For more information, see the section of this proxy statement captioned “The Merger Agreement—Recommendation Changes.”

•	Conditions to the Closing of the Mergers.

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Obligations of Parent, Merger Subs and the Company. The obligations of Parent, Merger Subs and the Company, as applicable, to consummate the transactions contemplated by the Merger Agreement, including the Mergers, are subject to the satisfaction or waiver of certain conditions, including:

•	the adoption of the Merger Agreement by the Requisite Company Vote;

•	the expiration or termination of the waiting periods applicable to the Mergers pursuant to the HSR Act; and

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the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental authority of competent jurisdiction preventing the consummation of the Mergers, and the absence of any action by any governmental authority of competent jurisdiction, statute, rule, regulation or order that prohibits, makes illegal or enjoins the consummation of the Mergers.

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Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the transactions contemplated by the Merger Agreement, including the Mergers, are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

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the accuracy of the representations and warranties of the Company in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement, including the validity and enforceability of the securitization agreements and the absence of a securitization adverse event;

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the Company having performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by it at or prior to the Closing of the Mergers;

•	the receipt by Parent and Merger Subs of a customary closing certificate of the Company; and

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the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after February 9, 2026.

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Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by the Merger Agreement, including the Mergers, are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions:

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the accuracy of the representations and warranties of Parent and Merger Subs in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;

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Parent and Merger Subs having performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by Parent and Merger Subs at or prior to the closing of the Mergers; and

•	the receipt by the Company of a customary closing certificate of Parent and Merger Subs.

•	For more information, see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Mergers.”

•	Termination of the Merger Agreement.

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The Merger Agreement contains certain termination rights for the Company, on the one hand, and Parent, on the other hand, including but not limited to, Parent and the Company each having the right to terminate the Merger Agreement at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) by (1) mutual written agreement or (2) if the Mergers are not consummated by 11:59 p.m., Eastern Time, on August 9, 2026. Additional termination rights are further described in the section of this proxy statement captioned “The Merger Agreement-Termination of the Merger Agreement.”

•	Termination Fees and Remedies.

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Payment of Termination Fee by the Company. Upon termination of the Merger Agreement, and as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees—Company Termination Fee,” under specified circumstances, including the Company terminating the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or Parent terminating the Merger Agreement due to a Recommendation Change, in each case, pursuant to and in accordance with the “fiduciary out” provisions of the Merger Agreement, the Company will be required to pay Parent a termination fee of $6,600,000 (the “Company Termination Fee”). The Company Termination Fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal for an Acquisition Transaction has been made to the Company or has been publicly announced or disclosed and not irrevocably withdrawn and any Acquisition Transaction is consummated or the Company enters into an agreement providing for the consummation of any Acquisition Transaction within one (1) year after the termination.

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Payment of Termination Fee by Parent. Upon termination of the Merger Agreement, and as further described in the section of this proxy statement captioned “The Merger Agreement—Termination Fees-Parent Termination Fee,” under certain circumstances, Parent will be required to pay the Company a reverse termination fee from Parent of $19,000,000 (the “Parent Termination Fee”).

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Specific Performance. Subject to the terms and conditions of the Merger Agreement, Parent, Merger Subs, the Company and Opco are entitled, in addition to any other remedy to which they are entitled at law or equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and, in certain circumstances, enforce the terms of the Merger Agreement.

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Enforcement Costs. If the Company or Parent, as the case may be, fails to promptly pay any amount due under the Company Termination Fee or Parent Termination Fee, as applicable, the party ordered to make such payment as the result of a final and non-appealable judgment must pay to the other party, as applicable, such other party’s reasonable and documented out-of-pocket costs and expenses, together with interest on such amount, in a sum not to exceed $2,000,000 in the aggregate (the “Enforcement Costs”).

•	For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees.”

•	Appraisal Rights.

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If the Mergers are consummated, holders of record or beneficial owners of Company Common Stock who (1) do not vote in favor of the Merger Agreement Proposal (whether by voting against the Merger Agreement Proposal, abstaining or otherwise not voting with respect to the Merger

Agreement Proposal), (2) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their applicable shares of Company Common Stock through the effective dates of the Mergers, (3) properly demand appraisal of their applicable shares, (4) meet certain statutory requirements described in this proxy statement and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the Mergers under Section 262 of the DGCL if certain conditions set forth in Section 262 of the DGCL are satisfied. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail the section of this proxy statement captioned “The Special Meeting—Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

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This means that these holders of record and beneficial owners may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective dates of the Mergers through the date of payment of the judgment at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective dates of the Mergers and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to persons entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, any persons who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. For more information, see the section of this proxy statement captioned “The Special Meeting—Appraisal Rights—Determination of Fair Value.”

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To exercise appraisal rights, a holder of record or a beneficial owner of Company Common Stock must (1) submit a written demand for appraisal of such holder’s shares or such beneficial owner’s shares of Company Common Stock to the Company before the vote is taken on the Merger Agreement Proposal, (2) not vote, in person or by proxy, in favor of the Merger Agreement Proposal (whether by voting against the Merger Agreement Proposal, abstaining or otherwise not voting with respect to the Merger Agreement Proposal), (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) the subject shares of Company Common Stock from the date of demand through the effective dates of the Mergers and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. If you are a beneficial owner of shares of Company Common Stock and you wish to exercise your appraisal rights in such capacity, in addition to the foregoing requirements, your demand for appraisal must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of your beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which you consent to receive notices given by the surviving corporation hereunder and to be set forth on the verified list required by Section 262(f) of DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. The requirements under Section 262 of the DGCL for perfecting and exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Special Meeting—Appraisal Rights,” which description is qualified in its entirety by Section 262 of the DGCL.

Parties to the Mergers

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The Company. The Company was formed as a Delaware corporation on April 1, 2021, completed an internal reorganization on August 4, 2021 and completed its initial public offering (the “IPO”) on August 9, 2021. The Company is a leading franchisor and operator of out-of-home waxing services in the United States. The Company’s locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values - We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome - the Company is proud to be Certified™ by Great Place to Work®. The Company’s network, which includes more than 1,000 centers in 44 states, generated sales of $947 million in fiscal 2025. The Company’s Class A Common Stock is listed on Nasdaq under the symbol “EWCZ.” The Company’s corporate offices are located at 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024. For more information about the Company, see the sections of this proxy statement captioned “Parties to the Mergers—The Company” and “Other Important Information Regarding the Company.”

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Opco. Opco was formed December 12, 2012. The purpose of Opco is to serve as the operating company of the Company and its subsidiaries and to directly or indirectly own and exercise rights with respect to the ownership interests in direct and indirect Subsidiaries of the Company and the properties and assets leased, owned or operated thereby.

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Parent. Glow Midco, LLC was formed on February 5, 2026. For more information about Parent, see the sections of this proxy statement captioned “Parties to the Mergers—The Buyer Parties” and “Other Important Information Regarding the General Atlantic Filing Parties—The Buyer Parties.”

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Merger Sub Inc. Glow Merger Sub 1, Inc. is a wholly owned subsidiary of Parent and was formed on February 5, 2026. For more information about Merger Subs, see the sections of this proxy statement captioned “Parties to the Mergers—The Buyer Parties” and “Other Important Information Regarding the Buyer Parties—The Buyer Parties.”

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Merger Sub LLC. Glow Merger Sub 2, LLC is a wholly owned subsidiary of Parent and was formed on February 5, 2026. For more information about Merger Subs, see the sections of this proxy statement captioned “Parties to the Mergers—The Buyer Parties” and “Other Important Information Regarding the Buyer Parties—The Buyer Parties.”

Parent and Merger Subs are each affiliated with the Guarantor, as described further in this proxy statement under the caption “Special Factors—Financing of the Mergers.”

The Special Meeting

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Date, Time, Place and Purpose of the Special Meeting. The Special Meeting of the Company’s stockholders will be held on May 7, 2026 at 10:30 A.M. CDT online at www.virtualshareholdermeeting.com/EWCZ2026SM.

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Vote Required. The approval of the Merger Agreement Proposal requires (i) the Statutory Merger Approval and (ii) Unaffiliated Stockholder Approval. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person (which includes presence virtually at the Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, assuming that a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

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For each of the Merger Agreement Proposal and the Adjournment Proposal, each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

For more information about the Special Meeting, including the Record Date, quorum and the vote required to approve each of the proposals, see “The Special Meeting—Date, Time and Place,” “The Special Meeting—Purpose of the Special Meeting,” “The Special Meeting—Record Date and Quorum” and “The Special Meeting—Vote Required.”

Other Important Information Regarding the Company

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Market Price of Shares of Class A Common Stock and Dividends. On April 1, 2026, the most recent practicable date before this proxy statement was distributed to our stockholders, the closing price for the shares of Class A Common Stock on Nasdaq was $5.79 per share of Class A Common Stock. You are encouraged to obtain current market quotations for the shares of Class A Common Stock in connection with voting your shares of Class A Common Stock. For more information about the market price of shares of Class A Common Stock and dividends, see “Other Important Information Regarding the Company—Market Price of Shares of Company Common Stock and Dividends.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting, the Merger Agreement and the transactions contemplated thereby, including the Mergers. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully in their entirety. See “Where You Can Find More Information.”

Why am I receiving this document?

You are receiving this proxy statement because you own shares of Company Common Stock and the Company is soliciting proxies for the Special Meeting. The Company is holding the Special Meeting so that stockholders may vote to approve the Merger Agreement Proposal and the Adjournment Proposal.

This proxy statement contains important information about the Mergers and the Special Meeting, and you should read it carefully. The enclosed proxy card allows you to submit a proxy to vote your shares of Company Common Stock without attending the Special Meeting in person (which includes presence virtually at the Special Meeting).

Your vote is extremely important, and we encourage you to submit your proxy as soon as possible. For more information on how to vote your shares of Company Common Stock, please see the section of this proxy statement titled “The Special Meeting.”

What are the proposed transactions and what effects will they have on the Company?

On February 9, 2026, the Company entered into the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated herein by reference in its entirety. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub Inc. will merge with and into the Company, with the Company surviving the Corporate Merger as a wholly owned subsidiary of Parent, and Merger Sub LLC will merge with and into Opco, with Opco surviving the LLC Merger as a wholly owned subsidiary of Parent.

If the Corporate Merger is completed, at the Effective Time: (i) each share of Class A Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class A Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class A Per Share Price; (ii) each Cancelled Company Class A Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each share of Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class B Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class B Per Share Price; (iv) each Cancelled Company Class B Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and (v) the GA Shares shall not be entitled to receive the Class A Per Share Price or the Class B Per Share Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

If the LLC Merger is completed, at the LLC Merger Effective Time: (i) each Opco Common Unit that is outstanding as of immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Opco Per Unit Price; (ii) each Cancelled Opco Unit will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each Excluded Opco Unit shall be unaffected by the LLC Merger and shall remain outstanding as a common unit of the Surviving LLC held by the Company; and (iv) Opco Common Units held by the GA Members shall not be entitled to receive the Opco Per Unit Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

In addition, following completion of the Mergers, there will be no further market for the shares of Company Common Stock and Opco Common Units and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company’s securities will be delisted from Nasdaq and deregistered under the Exchange Act, upon application to the SEC. As a result of the Mergers, the Company will no longer be an independent public company, the shares of Company Common Stock will no longer be listed on any exchange or quotation system, price quotations will no longer be available and the Company’s registration and reporting obligation under the Exchange Act will cease.

Following completion of the Mergers, your shares of Company Common Stock and Opco Common Units will represent only the right to receive the Merger Consideration, subject to and in accordance with the terms and conditions of the Merger Agreement, and you will no longer have any interest in the Company’s future earnings, growth or value.

For more information about the Merger Agreement and the transactions contemplated thereby, including the Mergers, see “The Merger Agreement.”

What happens if the Mergers are not completed?

If the Merger Agreement Proposal is not approved by the Company’s stockholders or if the Mergers are not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company Common Stock in connection with the Corporate Merger and the holders of Opco Common Unit will not receive any payment for their Opco Common Unit in connection with the LLC Merger. Instead, unless the Company is sold to a third party, the Company will remain an independent public company, and shares of Class A Common Stock will continue to be listed and traded on Nasdaq, so long as the Company continues to meet the applicable listing requirements. In addition, if the Mergers are not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of Class A Common Stock may decline to the extent that the current market price of Class A Common Stock reflects a market assumption that the Mergers will be completed. For more information about what happens if the Mergers are not completed, see “Special Factors—Certain Effects on the Company If the Mergers are Not Completed.”

Under certain circumstances, if the Mergers are not completed, the Company may be required to pay Parent a Company Termination Fee of $6,600,000 (the “Company Termination Fee”) or Parent may be required to pay the Company a Parent Termination Fee of $19,000,000 (the “Parent Termination Fee”). For more information about termination fees, see “The Merger Agreement—Termination Fees.”

What will the holders of outstanding Company equity awards receive in the Mergers?

At the Effective Time, each Vested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company Option Consideration. Any Vested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

At the Effective Time, each Unvested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to

(A) the total number of shares of Class A Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock under such Unvested Company Option. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time, including “double trigger” termination protection. Any Unvested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration. Pursuant to the terms of the Morris Offer Letter, the Unvested Company Options that were granted to Mr. Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

At the Effective Time, each Vested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company RSU Consideration.

At the Effective Time, each Unvested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, including “double trigger” termination protection. Pursuant to the Morris Offer Letter, the Unvested Company RSUs that were granted to Mr. Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

At the Effective Time, each Unvested Restricted Stock Award shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Restricted Stock Award immediately prior to the Effective Time.

When and where is the Special Meeting?

The Special Meeting of the Company’s stockholders will be held on May 7, 2026 at 10:30 A.M. CDT online at www.virtualshareholdermeeting.com/EWCZ2026SM. We encourage you to access the Special Meeting prior to the start time. Online check-in will begin at 10:30 A.M. CDT, and you should allow reasonable time for the check-in procedures. You will be able to attend the Special Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/EWCZ2026SM. For more information about the Special Meeting, please see the section of this proxy statement titled “The Special Meeting.”

Who can vote at the Special Meeting?

All record holders of the shares of Company Common Stock as of the close of business on April 1, 2026, the Record Date for the Special Meeting, are entitled to notice of, and to attend and vote at, the Special Meeting or any adjournment or postponement thereof. You are entitled to receive notice of, and to attend and vote at, the Special Meeting if you are a record holder of the shares of Company Common Stock at the close of business on the Record Date.

Who can vote at the Special Meeting?

Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date on each matter properly brought before the Special Meeting.

For more information about who can vote at the Special Meeting, see “The Special Meeting—Voting.”

What is the difference between being a “stockholder of record” and a “beneficial owner” of shares of Company Common Stock held in “street name”?

If your shares of Company Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares of Company Common Stock, the stockholder of record or record holder. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to us or to another proxyholder to vote in person (which includes presence virtually at the Special Meeting) at the Special Meeting.

If your shares of Company Common Stock are held through a broker, bank or other nominee, you are considered the beneficial owner of those shares of Company Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares of Company Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares of Company Common Stock by following their instructions for voting. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares of Company Common Stock in person (which includes presence virtually at the Special Meeting) at the Special Meeting unless you provide a legal proxy from your broker, bank or other nominee.

For more information about the stockholders of record and beneficial owners of shares held “in street name,” see “The Special Meeting—Voting.”

What am I being asked to vote on at the Special Meeting?

You are being asked to consider and vote on the following:

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The Merger Agreement Proposal: A proposal to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Mergers. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety; and

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The Adjournment Proposal: One or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement Proposal.

For more information on each of these proposals, see “The Mergers (The Merger Agreement Proposal—Proposal 1)” and “Adjournment of the Special Meeting (The Adjournment Proposal—Proposal 2).”

What is a quorum?

The representation of the holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the Special Meeting as of the Record Date must be present, in person (which includes presence virtually at the Special Meeting) or represented by proxy, at the Special Meeting in order to constitute a quorum, for the purposes of holding the Special Meeting and conducting business. For more information about the quorum of the Special Meeting, see “The Special Meeting—Record Date and Quorum.”

What vote is required for the Company’s stockholders to approve the Merger Agreement Proposal?

The approval of the Merger Agreement Proposal requires (i) the Statutory Merger Approval and (ii) Unaffiliated Stockholder Approval.

Each of the GA Stockholders, who together hold approximately 42% of the voting power of the Company’s outstanding capital stock, entered into a Support Agreement with Parent and the Company, pursuant to which, among other things, the GA Stockholders have agreed to vote all shares of Company Common Stock beneficially owned by the GA Stockholders in favor of the Mergers and the Merger Agreement. A copy of the Support Agreement is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

For more information on the Merger Agreement Proposal, see “The Mergers (The Merger Agreement Proposal— Proposal 1).”

What vote is required for the Company’s stockholders to approve the Adjournment Proposal?

Approval of one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement Proposal, requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person (which includes presence virtually at the Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, assuming that a quorum is present.

For more information on The Adjournment Proposal, see “Adjournment of the Special Meeting (The Adjournment Proposal—Proposal 2).”

How many votes do I have?

Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date on each matter properly brought before the Special Meeting.

How are the votes counted?

For each of the Merger Agreement Proposal and the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted for purposes of determining whether a quorum is present and have the same effect as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval and the Adjournment Proposal but will have no effect on the Unaffiliated Stockholder Approval. For more information, see “The Special Meeting.”

How does the Board recommend that I vote?

Based in part on the unanimous recommendation of the Special Committee, the Board, recommends that you vote:

“FOR” the Merger Agreement Proposal; and

“FOR” the Adjournment Proposal.

For more information, you should read “Special Factors—Purpose and Reasons of the Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers” for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement.

How will the GA Stockholders vote on the Merger Agreement Proposal?

Concurrently with the execution and delivery of the Merger Agreement, the GA Stockholders, who hold approximately 42% of the voting power of the Company’s outstanding capital stock, entered into a Support Agreement with Parent and the Company. Under the Support Agreement, the GA Stockholders have agreed to take certain actions required by the Company subject to the terms, conditions and limitations set forth therein, including to (i) vote all shares of Company Common Stock beneficially owned by the GA Stockholders in favor of the adoption of the Merger Agreement and the approval of the Mergers; (ii) not exercise dissenters’ rights, appraisal rights or vote in favor of an alternative proposal or other action that would reasonably be expected to prevent, interfere with, adversely affect or delay the Mergers; and (iii) not enter into any contract, option, agreement, understanding or other arrangement with respect to the transfer of, any shares of the Company held by the GA Stockholders, other than as provided under certain customary exceptions and set forth in the Support Agreement.

A copy of the Support Agreement is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

For more information about the voting intentions of the GA Stockholders, see “Special Factors— Intent of the General Atlantic Filing Parties to Vote in Favor of the Mergers” and “Special Factors—Support Agreement.”

How do I vote?

If, on the Record Date, your shares of Company Common Stock were registered directly in your name with the transfer agent for Company Common Stock, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote at the virtual Special Meeting or vote by proxy by telephone, internet or mail. Whether or not you plan to attend the Special Meeting online, please submit a proxy to vote as soon as possible to ensure your vote is counted. Even if you have submitted a proxy before the Special Meeting, you may still attend the Special Meeting online and vote online. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the internet – To vote by proxy over the internet, follow the instructions provided on your proxy card.

•	To vote by proxy by telephone – If you receive printed proxy materials, you may also vote by submitting a proxy via telephone by following the instructions on your proxy card.

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To vote by proxy by mail – If you receive printed proxy materials, you may also vote by mail: simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares of Company Common Stock in accordance with the proxy card.

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To vote by attending the virtual Special Meeting – You may vote your shares of Company Common Stock at www.virtualshareholdermeeting.com/EWCZ2026SM. You will be asked to provide the 16-digit control number from your proxy card.

If, as of the Record Date, you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Company Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares of Company Common Stock voted. Please note that if you are a beneficial owner and wish to vote in person (which includes presence virtually at the Special Meeting) at the Special Meeting, you must have a legal proxy from your broker, bank or other nominee naming you as the proxy. You should allow yourself enough time prior to the Special Meeting to obtain this proxy from the holder of record.

The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your shares of Company Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the internet or by telephone.

Please refer to the instructions on your proxy card or voting instruction form to determine the deadlines for submitting a proxy over the internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary of the Company by the time the Special Meeting begins.

For more information about voting, see “The Special Meeting—How to Vote.”

What is a proxy?

A proxy is your legal designation of another person to vote your shares of Company Common Stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a proxy statement. The document used to designate a proxy to vote your shares of Company Common Stock is called a proxy card. For more information about voting by proxy, see “The Special Meeting—How to Vote.”

If I am a stockholder of record, what happens if I do not vote or submit a proxy card?

If you do not attend the Special Meeting and fail to vote, either in person (which includes presence virtually at the Special Meeting) or by proxy, your shares of Company Common Stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

Additionally, assuming a quorum exists, your failure to vote will have the effect of counting as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval but will have no effect on the Unaffiliated Stockholder Approval or the Adjournment Proposal.

For more information, see “The Special Meeting.”

If my shares of Company Common Stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of Company Common Stock for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of Company Common Stock if you instruct your bank, broker or other nominee as to how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of Company Common Stock. Under the rules of the New York Stock Exchange, a bank, broker or other nominee does not have discretionary authority to vote on “non-routine” matters without specific instructions from its customers (regardless of the stock exchange on which a company is listed) and all of the matters to be considered at the Special Meeting are “non-routine” for this purpose. When a bank, broker or other nominee refrains from voting your shares on a particular proposal because the bank, broker or other nominee has not received your instructions and has discretionary authority to vote on the “routine” matters to be considered, it is called a “broker non-vote”. Because there are no routine matters to be considered at the Special Meeting, no broker non-votes are expected.

A failure to provide instructions to your bank, broker or other nominee with respect to any of the proposals will have the effect of counting as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval but, assuming a quorum exists, will have no effect on the Unaffiliated Stockholder Approval or the Adjournment Proposal. In such instance, your shares of Company Common Stock will not be counted towards determining whether a quorum is present.

If you instruct your bank, broker or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company Common Stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting.

For more information, see “The Special Meeting—Voting.”

If a stockholder gives a proxy, how are the shares of Company Common Stock voted?

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution will vote your shares of Company Common Stock in the way that you indicate. When completing the internet or telephone proxy processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly execute your proxy card but do not mark the boxes indicating how your shares of Company Common Stock should be voted on a matter, the shares of Company Common Stock represented by your properly executed proxy will be voted “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal. For more information, see “The Special Meeting—How to Vote.”

Can I change or revoke my vote?

Yes. You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by (1) submitting another proxy, including a proxy card, at a later date by telephone or on the internet or by timely delivery of a validly executed, later-dated proxy, (2) giving written notice of revocation to the Secretary of the Company, which must be filed with our Secretary of the Company before the Special Meeting begins or (3) attending the Special Meeting and voting in person (which includes presence virtually at the Special Meeting). If, as of the Record Date, you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee, please refer to the information forwarded by your broker, bank or other nominee for procedures on revoking your proxy.

Only your last submitted proxy with respect to any shares will be considered. Please cast your vote “FOR” each of the proposals, following the instructions set forth on your enclosed proxy card or voting instruction form provided by your broker, bank or other nominee, as promptly as possible. For more information, see “The Special Meeting—Proxies and Revocation.”

What do I do if I receive more than one proxy or set of voting instructions?

If, as of the Record Date, you hold shares of Company Common Stock as the beneficial owner of shares of Company Common Stock held in “street name,” or through more than one broker, bank or other nominee, and also directly as the stockholder of record or otherwise, you may receive more than one proxy card or voting instruction forms relating to the Special Meeting. These should each be executed and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company Common Stock are voted.

Should I send in any evidence of ownership now?

No. After the Mergers are completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Company Common Stock for the Per Share Price. If you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee immediately prior to the Mergers, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your shares of Company Common Stock in exchange for the Per Share Price. A similar process will apply with respect to any Opco Common Units beneficially owned by you.

What happens if I sell my shares of Company Common Stock before the Special Meeting?

The Record Date for stockholders entitled to vote at the Special Meeting is prior to both the date of the Special Meeting and the consummation of the Mergers. If you transfer your shares of Company Common Stock before the Record Date, you will not be entitled to vote at the Special Meeting and will not be entitled to receive the Per Share Price. If you transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting, but will transfer the right to receive the Per Share Price to the person to whom you transfer your shares of Company Common Stock. Unless special arrangements are made, the person to whom you transfer your shares of Company Common Stock after the Record Date will not have a right to vote those shares of Company Common Stock at the Special Meeting. For more information, see “The Special Meeting—How to Vote.” If you demand appraisal for any of your shares of Company Common Stock in connection with the Mergers and subsequently transfer any such shares, you will lose your right to appraisal with respect to the shares that you have so transferred. For more information about appraisal rights, see “The Special Meeting—Appraisal Rights” and Section 262 of the DGCL, which is the appraisal rights statute applicable to Delaware corporations.

Who will solicit and pay the cost of soliciting proxies?

The Company will pay for the entire cost of soliciting proxies. The Company has retained Innisfree M&A Incorporated (“Innisfree”), a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a flat fee of $40,000. The Company will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, the Company may reimburse banks, brokers and other nominees representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Our directors, officers and employees may also solicit proxies by telephone, by mail, over the internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies. For more information, see “The Special Meeting—Solicitation of Proxies; Payment of Solicitation Expenses.”

What is householding and how does it affect me?

The SEC has adopted rules that permit companies to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

To take advantage of this opportunity, the Company may deliver only one proxy statement to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. If you would prefer to receive a separate proxy statement and annual report, please mail a request to: European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, Attn: Chief Financial Officer or contact the Company at (469) 264-8123. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request “householding” of their communications may request to receive a single copy of proxy statements in the future in the same manner described above. The Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement or proxy card to a stockholder at a shared address to which a single copy of the documents was delivered. For more information, see “The Special Meeting” and “Where You Can Find More Information.”

What rights do I have to seek an appraisal of my shares of Company Common Stock?

Each holder (and beneficial owner) of shares of Company Common Stock will have the right to seek appraisal of the “fair value” of such holder’s (or beneficial owner’s) shares of Company Common Stock, as determined by the Delaware Court of Chancery, in lieu of receiving the Per Share Price if the Mergers are completed, but only if such holder (or beneficial owner) does not vote such shares of Company Common Stock in favor of the Merger Agreement Proposal and otherwise complies with the statutory requirements and procedures for demanding and perfecting appraisal rights set forth in Section 262 of the DGCL, which is the appraisal rights statute applicable to Delaware corporations. Failure to follow precisely any of the statutory requirements and procedures may result in the loss of appraisal rights. The requirements and procedures are also summarized in this proxy statement. For more information about appraisal rights, see “The Special Meeting—Appraisal Rights”, which description is qualified in its entirety by Section 262 of the DGCL.

What do I need to do now?

We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the Mergers affect you. For more information, see “Where You Can Find More Information.”

Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of Company Common Stock are represented at the Special Meeting.

If you are a stockholder of record, please submit your proxy for your shares of Company Common Stock:

•	on the internet, by following the internet proxy instructions printed on the enclosed proxy card;

•	by telephone, using the telephone number printed on the enclosed proxy card; or

•	by mail, by marking the enclosed proxy card, dating and signing it, and returning it in the accompanying prepaid reply envelope.

If you decide to attend the Special Meeting and vote in person (which includes presence virtually at the Special Meeting), your vote in person (which includes presence virtually at the Special Meeting) at the Special Meeting will revoke any proxy previously submitted.

If, as of the Record Date, you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you in order to have your shares of Company Common Stock voted.

For more information, see “The Special Meeting” and “Where You Can Find More Information.”

Why should the holders of Paired Interests exchange them for Class A Common Stock before the Mergers?

The Company, as the taxpayer, will only make payments under the Tax Receivable Agreement to the parties thereto who have already effected exchanges of their Paired Interests for shares of Class A Common Stock. It would be in the interest of the holders of Paired Interests to exchange their Paired Interests pursuant to the Exchange Agreement if they want to avoid any loss of rights to payments under the Tax Receivable Agreement. The tax treatment of the payments under the Tax Receivable Agreement attributable to interests in Opco that would be cancelled and converted to Merger Consideration in connection with the LLC Merger is generally expected to be consistent with the description of tax treatment set forth within the Tax Receivable Agreement. Complex tax rules apply to the receipt of the entitlement to the Tax Receivable Agreement payments and to the receipt of the payments themselves, including the method in which the exchanging member may recover its tax basis with respect to its interests in Opco. Members party to the Tax Receivable Agreement should consult their tax advisors.

What are the material U.S. federal income tax consequences of the Mergers to me?

If you are a U.S. Holder (as defined below in “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers”), receipt of cash in exchange for shares of Company Common Stock in the case of the Corporate Merger, pursuant to the Corporate Merger will generally will be a taxable transaction for U.S.

federal income tax purposes. Generally, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your shares of Company Common Stock. If you are a Non-U.S. Holder (as defined below in “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers”), you will generally not be subject to U.S. federal income tax on any gain recognized in connection with the Corporate Merger unless you have certain connections to the United States, or the Company is, or was during the relevant period, a United States real property holding corporation (as discussed below in “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers,” the Company believes that they are not, and do not anticipate becoming, a “U.S. real property holding corporation”). Similarly, in the case of the LLC Merger, as a U.S. Holder, you generally will recognize gain or loss equal to the difference, if any, between the amount of (i) cash you receive and your share of Opco’s liabilities immediately prior to the effective time of the LLC Merger, and (ii) the adjusted tax basis of your shares of Opco Common Units (which includes such U.S. Holder’s share of Opco’s liabilities immediately prior to the effective time of the LLC Merger). However, the tax consequences of the Mergers to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the Mergers will affect you. For a more detailed summary of the tax consequences of the Mergers, see the section below, “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers.”

Who can help answer my questions?

If you have any questions concerning the Mergers, the Special Meeting or this proxy statement, would like additional copies of the proxy statement or need help submitting your proxy or voting your shares of Company Common Stock, please contact the Company’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: (877) 456-3507

Banks & Brokers may call collect: (212) 750-5833

SPECIAL FACTORS

The following, together with the summary of the Merger Agreement set forth under the section titled “The Merger Agreement,” is a description of the material aspects of the Mergers. While we believe that the following description covers the material aspects of the Mergers, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the Merger Agreement attached to this proxy statement as Annex A, for a more complete understanding of the Mergers. The following description is subject to, and is qualified in its entirety by reference to, the Merger Agreement. You may obtain additional information without charge as described in the section titled “Where You Can Find More Information.”

We are asking our stockholders to consider and vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers. Pursuant to the Merger Agreement, Merger Sub Inc. will merge with and into the Company, with the Company surviving the Corporate Merger as a wholly owned subsidiary of Parent and Merger Sub LLC will merge with and into Opco, with Opco surviving the LLC Merger as a wholly owned subsidiary of Parent.

If the Corporate Merger is completed, at the Effective Time: (i) each share of Class A Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class A Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class A Per Share Price; (ii) each Cancelled Company Class A Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each share of Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class B Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class B Per Share Price; (iv) each Cancelled Company Class B Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and (v) the GA Shares shall not be entitled to receive the Class A Per Share Price or the Class B Per Share Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

If the LLC Merger is completed, at the LLC Merger Effective Time: (i) each Opco Common Unit that is outstanding as of immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Opco Per Unit Price; (ii) each Cancelled Opco Unit will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each Excluded Opco Unit shall be unaffected by the LLC Merger and shall remain outstanding as a common unit of the Surviving LLC held by the Company; and (iv) Opco Common Units held by the GA Members shall not be entitled to receive the Opco Per Unit Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

Background of the Mergers

The following chronology summarizes the key meetings and events that led to the execution of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Special Committee, the Board, the Company’s management, the Company’s advisors and representatives, or other parties, including General Atlantic.

The Company completed its IPO on August 9, 2021. Since the IPO, members of the Company’s management have regularly interacted with representatives of General Atlantic (which holds 29.8% of the outstanding shares of the Company’s Class A Common Stock and 92.3% of the outstanding shares of the Company’s Class B Common Stock, or approximately 42% of the combined voting power of the Company’s common stock, as of the date of this proxy statement), including providing non-public information to General

Atlantic pursuant to General Atlantic’s information rights under the Stockholders Agreement. Two members of the Board, Alexa Bartlett and Andrew Crawford, are affiliated with General Atlantic and were nominated by General Atlantic to serve on the Board in connection with General Atlantic’s nomination rights under the Stockholders Agreement.

The Board regularly evaluates the Company’s strategic direction and ongoing business plans with a view toward strengthening the Company’s business and enhancing stockholder value. As part of this evaluation, the Board has, from time to time, considered a variety of strategic alternatives.

On November 13, 2025, the Company received an unsolicited, non-binding proposal from General Atlantic (the “Initial Proposal”) to acquire all of the outstanding shares of Class A Common Stock of the Company and all of the outstanding common units of Opco, in each case, that are not held by General Atlantic or the Company, at a purchase price of $5.25 for each share of Class A Common Stock and each Opco Unit (hereinafter, references to “price per share” refer to the purchase price for each share of Class A Common Stock and each Opco Unit, together with the corresponding share of Class B Common Stock). This price represented a 42% premium to the 30-day volume weighted average price of the Company’s Class A Common Stock for the 30 trading days prior to November 13, 2025.

In the Initial Proposal, General Atlantic stated that in pursuing the proposed transaction, it did not intend to sell its stake in the Company to any third party. Furthermore, General Atlantic stated that it would only engage in the proposed transaction if, in addition to any other vote required, the proposed transaction was approved and recommended to the Board by a special committee of the Board formed for the purposes of evaluating the Initial Proposal, consisting only of independent directors, which committee has been authorized and empowered to (i) freely select its own independent legal and financial advisors and (ii) consider (including the ability to review and accept or reject) any proposal by General Atlantic.

On November 18, 2025, the Board convened a special meeting to discuss the Initial Proposal. The meeting was attended by members of the Board (with Andrew Crawford and Alexa Bartlett, the directors affiliated with General Atlantic, having received notice of the meeting but not attending) and representatives of Ropes & Gray LLP (“Ropes & Gray”). At the meeting, the Board discussed the Initial Proposal and the request that the Board form a special committee to evaluate a potential transaction with General Atlantic. Representatives of Ropes & Gray advised the members of the Board of their fiduciary duties under Delaware law, including in the context of a potential going-private transaction with a significant stockholder, and also advised the Board regarding considerations in evaluating director independence and forming a special committee of independent directors. The Board discussed certain relationships between members of the Board and General Atlantic in the context of the proposed transaction. After a discussion regarding these relationships, the Board determined that each of Ms. Goldman, Ms. Scott and Ms. Hunter is independent and disinterested with respect to General Atlantic and therefore eligible to serve on a special committee. In making such determination, the Board considered an investment of Ms. Goldman’s in a portfolio company of General Atlantic and, following a discussion, concluded that such investment was not material to Ms. Goldman and would not impact Ms. Goldman’s ability to exercise independent judgment with respect to the Initial Proposal. At the same meeting, the Board also approved the formation of the Special Committee consisting of Ms. Goldman, Ms. Scott and Ms. Hunter and delegated to the Special Committee the powers and authority to take any and all actions on behalf of the Board and the Company to review, evaluate, negotiate and reject (if the Special Committee so determines) any potential sale, merger or other extraordinary transaction involving the Company (each, a “Potential Transaction”), including the ability to retain any financial and other advisors as the Special Committee may deem necessary or appropriate in connection with such review.

Also on November 18, 2025, the Special Committee held its first meeting, at which representatives of Ropes & Gray were present. The Special Committee discussed with Ropes & Gray the Special Committee members’ duties in the context of a going private transaction, the Initial Proposal, and engagement of potential advisors to the Special Committee, including potentially Ropes & Gray. The Special Committee discussed with Ropes & Gray its experience, including its understanding of the Company’s business through its prior representation of the Company.

In the context of the discussion, the representatives of Ropes & Gray disclosed to the Special Committee that (i) Ropes & Gray had not represented General Atlantic or its affiliates in any matters related to the Company; (ii) Ropes & Gray is currently engaged by General Atlantic in connection with certain matters unrelated to the Company; however, in the aggregate, amounts paid by General Atlantic or its affiliates to Ropes & Gray over the prior two years represented less than 0.25 percent of Ropes & Gray’s revenues for such period and (iii) the Ropes & Gray team members who would represent the Special Committee on this matter do not perform work for General Atlantic or its affiliates nor were they seeking to do such work. Finally, the representatives of Ropes & Gray also noted that the Special Committee has full discretion with respect to retaining its advisors.

After considering Ropes & Gray’s presentation, the Special Committee determined that it would engage Ropes & Gray as its legal advisor. The Special Committee also discussed potential financial advisors, and directed the representatives of Ropes & Gray to contact Moelis and two other potential financial advisors.

The Special Committee also directed the representatives of Ropes & Gray to communicate to both Mr. Christopher Morris, the Company’s Chairman and Chief Executive Officer, and to Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), as counsel to General Atlantic, on behalf of the Special Committee that no discussion between the Company’s management team and General Atlantic on matters relating to a Potential Transaction was permitted absent specific consent from the Special Committee. Representatives of Ropes & Gray later communicated this message as directed.

On December 1, 2025, the Special Committee held a meeting at which representatives of Ropes & Gray were present. At this meeting, representatives of the three potential financial advisors for the proposed transaction each presented separately to the Special Committee regarding their respective credentials. Representatives of Moelis and one of the other financial advisors also reviewed their respective relationships with the Company and General Atlantic and provided a disclosure statement to that effect. The third financial advisor informed the Special Committee that it would provide such disclosure following the meeting. The Special Committee asked questions throughout the presentations that were answered by the representatives. After the presentations from each of the potential financial advisors, discussion among the Special Committee and the representatives of Ropes & Gray ensued regarding the experience of each financial advisor and their relationships with General Atlantic and its affiliates. The Special Committee determined to defer a decision on which financial advisor to retain until it had received relationship disclosures from the third financial advisor candidate.

On December 2, 2025, representatives of the third financial advisor candidate provided disclosures regarding its relationships with the Company and General Atlantic.

On December 3, 2025, the Special Committee held a meeting at which representatives of Ropes & Gray were present. At this meeting, the Special Committee reviewed the relationship disclosure statement from the third financial advisor candidate and further discussed the presentations from the three firms. Noting the firm’s qualifications and minimal relationships with General Atlantic, the Special Committee determined to select Moelis as financial advisor to the Special Committee and directed the representatives of Ropes & Gray to inform Moelis of the Special Committee’s desire to engage Moelis in connection with a Potential Transaction. Representatives of Ropes & Gray later communicated this message as directed.

On December 9, 2025, the Special Committee held meetings at which representatives of Ropes & Gray and Moelis were present to discuss progress on Moelis due diligence and financial analysis of the Company, and the Special Committee’s plan for evaluating the Initial Proposal and potential alternatives to a transaction with General Atlantic. Also at the meeting, Moelis presented the proposed terms of the Moelis fee, which were circulated together with a draft engagement letter in advance of the meeting. The representatives of Moelis then left the meeting. The members of the Special Committee and Ropes & Gray discussed the Moelis engagement letter and fee terms. The representatives of Ropes & Gray confirmed they would circulate a market analysis of the Moelis fee proposal following the meeting for the Special Committee’s consideration.

On December 16, 2025, the Special Committee held meetings at which representatives of Ropes & Gray and Moelis were present. The Special Committee and Moelis further discussed progress on Moelis’ due diligence and financial analysis of the Company and the Special Committee’s plan for evaluating the Initial Proposal and potential alternatives to a transaction with General Atlantic. The representatives of Moelis then left the meeting and discussion continued among the Special Committee members and the representatives of Ropes & Gray regarding Moelis’ proposed fee structure. The representatives of Ropes & Gray reviewed the key proposed terms of Moelis’ engagement and shared with the Special Committee certain publicly available information regarding financial advisor fees in similar situations, and a discussion ensued.

The Special Committee determined that any transaction fee should have an incentive component that resulted in Moelis being paid more if it was able to obtain a higher purchase price for the Company’s public stockholders in a consummated transaction to incentivize Moelis to help obtain the highest possible price for the Company’s stockholders. The Special Committee directed Ropes & Gray to make the proposal discussed with Moelis as part of the engagement letter negotiations.

On December 18, 2025, the Special Committee held a meeting at which representatives of Ropes & Gray, Moelis and Company management were present, including Mr. Morris, Tom Kim, the Company’s Chief Financial Officer, and the Company’s Vice President of Finance and Treasury. Referencing the long-range plan circulated by the Company’s management team in advance of the meeting, Mr. Morris presented to the Special Committee on key findings regarding the performance challenges that the Company had been experiencing that had informed the preparation of the Company’s long-range plan (the “Long-Range Plan”), and Mr. Kim presented on initiatives the management team planned to implement to improve the Company’s financial performance. During and following the presentation, members of the Special Committee asked questions on certain assumptions in the Long-Range Plan and discussed the materials with Company management. Mr. Morris explained that the Long-Range Plan circulated to the Special Committee and discussed at this meeting had been updated from a prior long-range plan that management undertook to prepare for the Board and that had been presented to the Board in October of 2025 (the “October Plan”). The October Plan reflected preliminary proposals for the Board’s consideration and included more ambitious and extensive initiatives, including a potential $15.00 per share price for the Company’s Class A Common Stock projected to be achievable by 2028 (subject to the assumptions set forth in the October Plan). The Long-Range Plan updates over the October Plan reflected (i) management’s ongoing refinement of its plans to implement and execute on the Company’s initiatives previously presented to the Board and (ii) management’s ongoing review and backup process of the costs to implement the initiatives proposed in the October Plan and a refinement of those initiatives to allow for contingencies and the ability to pivot for initiatives that are not performing in line with management’s expectations. Mr. Morris also explained that executing the initiatives in the Long-Range Plan would be operationally challenging given the need to rely upon the Company’s franchisees to implement operational changes. Company management had been in the process of updating the October Plan before the Initial Proposal was received. Special Committee members discussed that the Long-Range Plan requires a high level of execution from both Company management and franchisees to improve across the initiatives identified in the Long-Range Plan, particularly in light of the arms-length relationship with franchisees whose involvement and execution on the initiatives would be necessary for successful implementation across the Company’s franchised system, and further discussed the Long-Range Plan with Company management.

On December 23, 2025, the Special Committee held a meeting at which representatives of Ropes & Gray and Moelis were present. Representatives of Moelis provided an update on the status of their financial analysis of the Company and discussed with the Special Committee certain assumptions in the Long-Range Plan and the feasibility of executing on the Long-Range Plan on the proposed timeline reflected in the Long-Range Plan. In particular, members of the Special Committee observed that the Long-Range Plan assumed that an ambitious set of initiatives would be implemented successfully beginning in 2026. The Special Committee also discussed factors outside of the Company’s control, such as a challenging labor environment, that may impede successful execution of the initiatives contemplated by the Long-Range Plan. The Special Committee and Moelis discussed that because the Company is operated primarily by independent franchises, there were inherent limitations on the

Company’s ability to mandate uniform operational change, including that the franchisees would ultimately be responsible for implementing initiatives set forth in the Long-Range Plan. The Special Committee and Moelis further discussed that the new management team would need to successfully execute on multiple initiatives simultaneously. For these reasons, the Special Committee directed representatives of Moelis to coordinate with the Company’s management team to conduct a risk adjustment analysis of the Long-Range Plan.

The representatives of Moelis then left the meeting, and a discussion continued among the Special Committee members and the representatives of Ropes & Gray regarding Moelis’ engagement letter. Discussion ensued among members of the Special Committee, and the Special Committee determined to continue its consideration of the Moelis fee proposal following the meeting.

On December 30, 2025, the Special Committee held a meeting at which representatives of Ropes & Gray were present. The Special Committee discussed the final proposed terms of the Moelis engagement letter and fees, which were generally consistent with the terms discussed at the December 23, 2025 meeting of the Special Committee. The Special Committee then approved the terms of the engagement of Moelis.

On January 6, 2026, the Special Committee held a meeting at which representatives of each of Ropes & Gray and Moelis were present to review and discuss the sensitivity analysis the Company had prepared on the Long-Range Plan at the direction of the Special Committee. During the presentation, members of the Special Committee asked questions and discussed the analysis with Moelis. Following such discussion, the Special Committee concluded that the 50% achievability case (the “50% Achievability Case”), reflecting 50% achievement of the benefit from the Company initiatives set forth in the Long-Range Plan with no delay in the timing for execution of those initiatives, represented a reasonable, risk-adjusted basis for the Long-Range Plan balanced against the identified risks of achievement, and directed Moelis to use the 50% Achievability Case for its valuation analysis.

On January 13, 2026, the Special Committee held a meeting at which representatives of Ropes & Gray and Moelis were present during which representatives of Moelis presented Moelis’ preliminary financial analysis of the Initial Proposal, using the 50% Achievability Case as the basis for its financial analysis, as directed by the Special Committee. At the request of the Special Committee, and for reference purposes only, Moelis also presented preliminary financial analyses utilizing the case assuming the complete and timely execution of all initiatives contemplated by the Long-Range Plan. The Special Committee and the Moelis representatives discussed the importance of understanding the assumptions underpinning General Atlantic’s Initial Proposal, including how the Company’s cash position factored into the proposal and how General Atlantic was thinking about the potential value drivers reflected in the October Plan that was presented to the Board and at which the directors nominated by General Atlantic were present. The Special Committee also discussed with Moelis and Ropes & Gray the significant hurdles to completing any sale transaction to which General Atlantic did not consent, including General Atlantic’s voting power as the Company’s largest stockholder, its consent rights under the Stockholders Agreement in respect of change of control transactions, its ability to waive, in its sole discretion, a change of control payment otherwise payable by the Company under the Tax Receivable Agreement, and General Atlantic’s statement in its Initial Proposal that it did not intend to sell its stake in the Company to any third party. Moelis and Ropes & Gray then advised the Special Committee that given these facts, it was unlikely that any other potential party would meaningfully engage with respect to a potential acquisition of the Company, and that General Atlantic had the ability to block any competing transaction pursuant to the Stockholders’ Agreement. After discussion, the Special Committee concluded not to solicit offers from potential third-party acquirors in light of General Atlantic’s voting power and legal rights and the resulting low likelihood that any other potential bidders would meaningfully engage in discussions with the Company with respect to potential alternative transactions. The Special Committee directed Moelis to reach out to General Atlantic and request additional information and assumptions informing the price per share included in General Atlantic’s Initial Proposal.

On January 14, 2026, representatives of Moelis met with representatives of General Atlantic to discuss the Initial Proposal and General Atlantic’s valuation of the Company (the “January 14 Discussion”). In this discussion, representatives of Moelis noted the existence of the Company’s cash position and requested clarification on how the Company’s cash position is factored into in the Initial Proposal. Representatives of General Atlantic confirmed that the Company’s cash position was reflected in General Atlantic’s Initial Proposal.

On January 16, 2026, following the January 14 Discussion, the Special Committee held a meeting at which representatives of Ropes & Gray and Moelis were present. Representatives of Moelis provided an update on the January 14 Discussion, during which General Atlantic had expressed its view that the October Plan included strategic initiatives that would require investments by the Company and were subject to execution risk. General Atlantic confirmed that its Initial Proposal took into account the existing cash on the balance sheet of the Company and that no additional amount was intended to be paid in respect of the Company’s cash. Following discussion of General Atlantic’s feedback and Moelis’ preliminary financial analysis, the Special Committee directed the Moelis representatives to counter the General Atlantic proposal with a proposal of $6.25 per share. The Special Committee also discussed with the representatives of Moelis and Ropes & Gray its desire that a transaction with General Atlantic would be subject to approval by a majority of the Company’s stockholders that are not affiliated with General Atlantic and considered the appropriate timing for raising that condition in negotiations. The Special Committee also determined to provide General Atlantic access to certain financial diligence materials, including the Long-Range Plan, in response to General Atlantic’s request and directed Moelis to work with Company management to provide the requested diligence information to allow General Atlantic to conduct due diligence on the Company in connection with negotiations on price.

Moelis subsequently met with General Atlantic on the same day to communicate the Special Committee’s counterproposal.

At the direction of the Special Committee, on January 17, 2026, Moelis shared the Long Range Plan and other diligence information with General Atlantic, which were subject to the confidentiality obligations of General Atlantic pursuant to the terms of the Stockholders Agreement. The Stockholders Agreement does not include any “standstill” provisions.

On January 18, 2026, with the consent of the Special Committee, a meeting was held among General Atlantic, representatives of Moelis and members of Company management during which members of Company management provided an overview of the Long-Range Plan, answered diligence questions and discussed the Company’s view on appropriate levels of debt. Mr. Crawford, a representative of General Atlantic serving on the Board, indicated at the meeting that General Atlantic was assuming pro forma indebtedness of the Company in the range of $460 million to $475 million in connection with the Proposed Transaction. General Atlantic also communicated its plan to leave the Tax Receivable Agreement in place and confirmed that General Atlantic would waive any change of control payment that would otherwise be triggered under the Tax Receivable Agreement in connection with a potential acquisition by General Atlantic. General Atlantic did not respond to Special Committee’s proposal on price but conveyed that it would respond promptly.

On January 20, 2026, the Special Committee held a meeting at which representatives of Ropes & Gray and Moelis were present. Representatives of Moelis provided an update on the meetings held on January 16, 2026 and with General Atlantic and members of Company management on January 18, 2026.

On January 22, 2026, representatives of Paul, Weiss circulated confirmatory legal due diligence questions to Ropes & Gray.

On January 26, 2026, representatives of Moelis met with General Atlantic to discuss General Atlantic’s response to the Special Committee’s $6.25 per share counterproposal and next steps. Representatives of General Atlantic raised its proposal from $5.25 per share to $5.60 per share in response to the Special Committee’s $6.25 per share counterproposal. The proposed $5.60 per share price represented a 44% premium to the 30-day volume weighted average price of the Company’s Class A Common Stock for the 30 trading days prior to January 26, 2026.

General Atlantic cited significant execution risk to achieving the Long-Range Plan and noted that its counterproposal represented a mid-40s% premium to the 30-day volume weighted average price of the Company’s Class A Common Stock. General Atlantic also confirmed it had received investment committee approval for a transaction at this increased price.

On January 27, 2026, the Special Committee held a meeting at which representatives of Ropes & Gray and Moelis were present to discuss General Atlantic’s increased proposal. The Special Committee discussed potential responses and aligned on a counteroffer of $6.00 per share, directing the representatives of Moelis to negotiate with General Atlantic on that basis. In the context of the discussion, the Special Committee discussed and concluded that if it was able to negotiate a final transaction with General Atlantic within the range of the prices being currently discussed, that a sale to General Atlantic was likely the value-maximizing path for the Company’s stockholders, taking into account, among other things, the execution risks associated with the Long-Range Plan. The Special Committee and representatives of Moelis also discussed that the October Plan contained a potential $15.00 per share price for the Company’s Class A Common Stock projected to be achievable in future years and upon successful implementation of the aspirational initiatives contemplated by the October Plan by 2028. The Special Committee and representatives of Moelis then discussed the various risks associated with executing on the October Plan to the extent necessary to achieve a stock price of that level, including the challenges with successful execution of the October Plan, an assumption that the Company’s EBITDA multiple would re-rate in light of resulting growth, and various other risks. The Special Committee confirmed that it considered the October Plan in its deliberations and understood the significant challenges to achieving the goals included in the October Plan.

Later that day, representatives of Moelis met, at the Special Committee’s direction, with General Atlantic to convey the Special Committee’s $6.00 per share counterproposal to General Atlantic’s latest proposal of $5.60 per share. During this meeting, General Atlantic conveyed that it would review this counterproposal and expected to follow up the next day.

On January 28, 2026, representatives of Moelis met with General Atlantic to discuss General Atlantic’s response to the Special Committee’s $6.00 per share counterproposal. General Atlantic proposed a price per share of $5.80 and indicated that it was interested in moving quickly towards definitive documentation for a potential transaction with the Company. Later that day, Paul, Weiss sent an initial draft of the Merger Agreement to Ropes & Gray and met with a representative of Ropes & Gray to provide background on the draft.

On January 30, 2026, the Special Committee held a meeting at which representatives of Ropes & Gray and Moelis were present to discuss General Atlantic’s proposed $5.80 price per share and the draft Merger Agreement. Following a discussion, the Special Committee approved advancing discussions regarding a transaction with General Atlantic at this price. The Ropes & Gray representatives informed the Special Committee that Paul, Weiss’s proposed draft merger agreement was largely based upon a fully-negotiated merger agreement for a previous take-private transaction by General Atlantic in which Paul, Weiss represented General Atlantic and for which the structure was consistent with General Atlantic’s proposed structure to acquire the Company. The representatives of Ropes & Gray then highlighted several positions in the Merger Agreement for the Special Committee’s consideration, including that the Merger Agreement did not contemplate approval by a majority of the Company’s stockholders that are not affiliated with General Atlantic as a condition to the transaction, and provided a summary of General Atlantic’s proposed treatment of Company equity awards. At the Special Committee’s direction, the representatives of Ropes & Gray confirmed that they would negotiate the Merger Agreement and other definitive agreements with Paul, Weiss, including requiring as a condition to closing receipt of approval by a majority of the Company’s stockholders that are not affiliated with General Atlantic.

The same day, representatives of Moelis communicated to General Atlantic the Special Committee’s approval to proceed with negotiations of the proposed transaction at the $5.80 price per share and the Special Committee’s expectation that the proposed transaction would be subject to the Company receiving the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL), which, for the avoidance of doubt, excludes any stockholder that is not an Unaffiliated Company Stockholder. Representatives of Moelis also conveyed that a potential transaction would remain subject to a review by the Special Committee of the entirety of the deal terms.

Between January 30 and February 9, 2026, representatives of Moelis and Ropes & Gray engaged in numerous communications with General Atlantic and Paul, Weiss on due diligence matters and the status of General Atlantic’s financing efforts.

On January 31, 2026, a representative from Ropes & Gray met with representatives of Paul, Weiss to discuss certain terms of the initial draft of the Merger Agreement, including tax and structuring points and that the Ropes & Gray markup would include a condition that the transaction be subject to approval by a majority of the voting power of the Company’s stockholders that are not affiliated with General Atlantic and that are present at the special meeting, which was accepted in the final draft of the Merger Agreement.

On February 5, 2026 representatives of Ropes & Gray sent a revised draft of the Merger Agreement back to Paul, Weiss. Between February 5, 2026 and February 9, 2026, representatives of Ropes & Gray and Paul, Weiss discussed in multiple meetings the terms of, and exchanged numerous drafts of, the Merger Agreement, the Support Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Limited Guarantee and other transaction agreements.

On February 7, 2026, representatives of Moelis provided an updated disclosure statement to the letter shared on December 1, 2025.

On the morning of February 9, 2026, representatives of Ropes & Gray sent to the Special Committee and to the Board drafts of the Merger Agreement and related transaction documents in substantially final form, along with materials describing the final terms of the proposed transaction.

On the evening of February 9, 2026, the Special Committee held a meeting at which representatives of Ropes & Gray and Moelis were present. At the invitation of the Special Committee, Messrs. Morris and Lively attended portions of the meeting of the Special Committee for presentations by the advisors to the Special Committee. Representatives of Ropes & Gray led a discussion with the Special Committee and the members of the Board present regarding the fiduciary duties of the Special Committee and the Board in connection with the Proposed Transaction. Ropes & Gray then reviewed with the Special Committee and the members of the Board present the key terms and conditions of the Merger Agreement and the transactions contemplated thereby. Representatives of Moelis reviewed with the Special Committee, and the members of the Board present, Moelis’ financial analysis of the Merger Consideration.

The Special Committee and members of the Board present engaged in discussion throughout the presentations by Ropes & Gray and Moelis. Following such presentations and discussion, Messrs. Morris and Lively were excused from the meeting and the Special Committee deliberated further on the Transactions. Representatives of Moelis reviewed with the Special Committee Moelis’ financial analysis of the Class A Per Share Price and delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion, dated February 9, 2026, addressed to the Special Committee, that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, the Class A Per Share Price to be received in the Transactions by holders of the Company Class A Common Stock, other than the Excluded Holders, is fair, from a financial point of view, to such holders. For a detailed discussion of Moelis’ opinion, please refer to the section entitled “Special Factors – Opinion of the Special Committee’s Financial Advisor.”

After further discussion, the Special Committee unanimously resolved, among other matters, that it (i) determined that the Merger Agreement and the Transactions, including the Corporate Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders, and (ii) recommended to the Board that it (1) approve the Merger Agreement and the Transactions and (2) resolve to recommend that the Unaffiliated Company Stockholders adopt the Merger Agreement at any Company stockholder meeting.

Immediately following the meeting of the Special Committee, the Board held a meeting (with Andrew Crawford and Alexa Bartlett, the directors affiliated with General Atlantic, having received notice of the meeting but not attending), at which representatives of Ropes & Gray and Moelis were present.

Representatives of Ropes & Gray reviewed with the members of the Board in attendance at the meeting the Special Committee’s resolutions including its unanimous recommendations to the Board in each case as described above. The members of the Board present asked questions and discussion ensued. After discussion and based on the unanimous recommendation of the Special Committee, the members of the Board in attendance at the meeting, among other matters, (i) determined that the Merger Agreement and the Transactions, including the Corporate Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of the Company and the Company stockholders, including the Unaffiliated Company Stockholders; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Transactions upon the terms and conditions set forth therein; (iii) directed that the Merger Agreement and the Transactions be submitted to a vote of the Company’s stockholders at a Company stockholder meeting; and (iv) subject to Section 5.3 of the Merger Agreement, resolved to recommend that the Company stockholders adopt the Merger Agreement in accordance with the DGCL at a Company stockholder meeting.

Following the Board meeting on February 9, 2026, the parties executed the definitive transaction documents and on the morning of February 10, 2026, the Company and General Atlantic jointly announced the transaction.

Purpose and Reasons of the Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers

In evaluating the Merger Agreement and the Mergers, the Special Committee and the Board (upon recommendation from the Special Committee) consulted with the Company’s management and the Special Committee’s legal and financial advisors and, in reaching its decision to, among other things, approve the Merger Agreement and the Mergers and to recommend that the Unaffiliated Company Stockholders and the Company stockholders approve and adopt the Merger Agreement, the Special Committee and the Board (upon recommendation from the Special Committee) has taken into consideration a number of reasons.

In the course of the Special Committee and the Board (upon recommendation from the Special Committee) making their determinations, the Special Committee and the Board considered the following potentially positive reasons, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the Class A Per Share Price of $5.80 provides certainty, immediate value and liquidity to the holders of the Company’s Class A Common Stock (other than holders of Cancelled Company Class A Shares), particularly in light of the relatively limited trading volume of the Company’s Class A Common Stock;

•

the Class A Per Share Price of $5.80 represents a significant premium of approximately 48% over the volume weighted average share price of the Class A Common Stock for the 30-day period preceding the public announcement of the signing of the Merger Agreement;

•

the Special Committee negotiated an increase in the Class A Per Share Price from $5.25 to $5.80 per share in cash from General Atlantic’s initial proposal, which the Special Committee determined represented the best price reasonably available to the Unaffiliated Company Stockholders under the circumstances, taking into account valuation analyses, execution risk and the alternatives reasonably available to the Company;

•

the financial analysis reviewed by Moelis with the Special Committee as well as the oral opinion of Moelis delivered to the Special Committee on February 9, 2026 (which opinion, together with Moelis’ analysis and discussion, including the factors listed in the section entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 42 of this proxy statement, the Special Committee and the Board adopted as their own), to the effect that as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Class A Per Share Price to be received in the Transactions by holders of Company Class A Common Stock (other than the Excluded Holders), is fair, from a financial point of view, to such holders (for additional detail regarding the Moelis fairness opinion, see “Special Factors—Opinion of the Special Committee’s Financial Advisor;”

•

historical information, which supported the fairness evaluation of the Class A Per Share Price of $5.80, regarding (i) the Company’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to the Company Common Stock, and (iii) market prices with respect to other industry participants and general market indices;

•

current information, which supports the Class A Per Share Price of $5.80, regarding (i) the Company’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, (iii) the challenging labor market affecting the Company’s business, and (iv) opportunities and competitive factors within the Company’s industry;

•

the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•

the timing of the Mergers and the risk that if the Company does not accept the Parent offer now (as provided for in the Merger Agreement), it may not have another opportunity to do so or to accept a comparable opportunity;

•

the belief of the Special Committee and the Board that it was preferable not to initiate a bidding process in light of the Special Committee’s independent assessment, informed by advice from its financial and legal advisors, that General Atlantic’s ownership position, rights under the Tax Receivable Agreement, contractual consent rights and stated intent not to sell its stake made it unlikely that any alternative transaction could be consummated or deliver superior value to the Unaffiliated Company Stockholders within a reasonable timeframe;

•

the requirement that approval of the Merger Agreement Proposal requires the Unaffiliated Stockholder Approval, and that obtaining the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL) (which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder), is a non-waivable condition to each party’s obligation to consummate the transactions contemplated by the Merger Agreement;

•

the fact that, under the terms of the Merger Agreement, the Company and Parent have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) subject to filings with respect to the HSR Act and other applicable Antitrust Laws, (a) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (b) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Transactions, (ii) obtaining consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with the Merger Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Transactions and (iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions;

•	the fact that General Atlantic is a well-known private equity sponsor with a track record of completing transactions;

•	the fact that the Merger Agreement permits the Company to entertain Acquisition Proposals that are more favorable from a financial perspective than a transaction with the Buyer Parties;

•

the fact that the Merger Agreement obligates Parent to pay a termination fee of $19,000,000 to the Company under specified circumstances, and that the Parent or its Affiliates have provided a Limited Guarantee to backstop the payment of such fee;

•

the belief of the Board that an acquisition by Parent has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws or potential issues from any regulatory authorities;

•

the absence of a financing condition to the closing of the Mergers, and Parent’s representations and warranties relating to the Equity Commitment Letter, the Debt Commitment Letter, the Limited Guarantee and solvency;

•

the fact that the GA Stockholders are entering into a Support Agreement to, among other things (i) vote in favor of the adoption of the Merger Agreement and against any other acquisition proposal and (ii) waive the acceleration of certain payment obligations under the Tax Receivable Agreement arising from a “Change of Control” (as such term is defined in the Tax Receivable Agreement) that would otherwise be triggered by the Mergers; and

•	all other reasons the Special Committee and the Board, in each case, deemed relevant.

In the course of their deliberations, Special Committee and the Board (upon recommendation from the Special Committee) also considered and balanced against the positive reasons a number of potentially negative reasons concerning the Transactions, including the following reasons, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the fact that the Company will no longer exist as an independent public company and the Company’s stockholders will forgo any future increase in its value as an independent public company that might result from its possible growth;

•

the fact that the Merger Agreement imposes restrictions on the conduct of the Company’s business in the pre-closing period, which may adversely affect the Company’s business in the event the Mergers are not completed (including by delaying or preventing the Company from pursuing business opportunities that may arise or by precluding actions that would be advisable if the Company were to remain an independent company);

•

the fact that the Merger Agreement obligates the Company to pay Parent a termination fee of $6,600,000 under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

•	the risks involved with the Mergers and the likelihood that the Company and Parent will be able to complete the Mergers;

•

all known interests of directors and executive officers of the Company in the Mergers that may be different from, or in addition to, their interests as stockholders of the Company or the interests of the Company’s other stockholders generally, including rights and benefits pursuant to the Tax Receivable Agreement, as affected by the Support Agreement; and

•	all other reasons the Special Committee and the Board, in each case, deemed relevant.

The Special Committee and the Board did not specifically consider the liquidation value or the net book value of the Company in their evaluation of the Mergers because of their belief that neither liquidation value nor net book value presents a meaningful valuation for the Company and its business, as the Company’s value is derived from the cash flows to be generated from its operations rather than from the value of assets that might be realized in a liquidation or from net book value, which is significantly influenced by historical costs. In addition, the Special Committee and the Board did not conduct a separate going-concern valuation of the Company because the financial analyses presented by Moelis, as more fully described in the sections titled “Special Factors—Opinion of the Special Committee’s Financial Advisor,” contained financial analyses of the cash flows to be generated by the Company’s operations and the Special Committee and the Board believed these analyses to be a form of a going concern valuation. In addition, the Special Committee and the Board did not view the purchase prices paid in the transactions described in the section of this proxy statement captioned “Other Important Information Regarding the Company—Certain Transactions in the Shares of Company Common Stock” to be relevant except to the extent that those prices indicated the trading price of Class A Common Stock during the applicable periods. The Special Committee and the Board believe that the trading price of the shares of Class A Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, the Special Committee and the Board implicitly considered the value of the Company as a going concern by taking into account the value of the Company’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters.

Other than as described in this proxy statement, the Special Committee and the Board are not aware of any firm offer by any other person during the prior two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

After considering the foregoing potentially negative and potentially positive reasons, the Special Committee and the Board (upon recommendation from the Special Committee) concluded that the potentially positive reasons relating to the Merger Agreement and the Mergers substantially outweighed the potentially negative reasons.

The foregoing discussion of the information and reasons considered by the Special Committee and the Board is not exhaustive, but is intended to reflect the material reasons considered by the Special Committee and the Board in their consideration of the Mergers. In view of the complexity and the large number of the reasons considered, the Special Committee and the Board did not quantify or assign any relative or specific weight to the various reasons. Rather, the Special Committee and the Board based their recommendations on the totality of the information presented to and considered by them. In addition, individual members of the Special Committee and the Board may have given different weights to different reasons.

The foregoing discussion of the information and reasons considered by the Special Committee and the Board includes certain statements and assumptions that are forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 112 of this proxy statement.

Opinion of the Special Committee’s Financial Advisor

At the meeting of the Special Committee on February 9, 2026, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated February 9, 2026, addressed to the Special Committee that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, the Class A Per Share Price to be received in the Transactions by holders of the Company Class A Common Stock, other than the Excluded Holders, is fair, from a financial point of view, to such holders.

The summary of the written opinion of Moelis set forth below is qualified in its entirety by the full text of Moelis’ written opinion dated February 9, 2026, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, and which is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use of the Special Committee (solely in its capacity as such) in its evaluation of the Transactions. Moelis’ opinion was limited solely to the fairness, from a financial point of view, of the Class A Per Share Price to the holders of the Company Class A Common Stock, other than the GA Stockholders, their affiliates and affiliates of the Company, and does not address the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transactions or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts relating to the Company;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including the Long-Range Plan and the 50% Achievability Case;

•	reviewed information regarding the capitalization of the Company furnished to Moelis by the Company;

•	reviewed reports from the Company and its tax advisors regarding the tax attributes of the Company and projected future payments under the Company’s Tax Receivable Agreement (the “Tax Reports”);

•

conducted discussions with members of the senior management of the Company and representatives of the Special Committee concerning the information described in the foregoing bullets, as well as the business and prospects of the Company generally;

•	reviewed the reported prices and trading activity for the Class A Common Stock;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•

reviewed (a) a draft, dated February 9, 2026, of the Merger Agreement and (b) a draft, dated February 9, 2026, of the Support Agreement (and together with the Merger Agreement, the “Reviewed Agreements”);

•	participated in certain discussions and negotiations among representatives of the Company and Parent and Parent’s advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its analysis and opinion, Moelis relied on the information supplied to, discussed with or reviewed by it being complete and accurate in all material respects. Moelis did not independently verify any such information (nor did it assume any responsibility for the independent verification of any such information). With the consent of the Special Committee, Moelis also relied on the representation of the Company’s management and the Special Committee that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters, including the Tax Reports. With respect to the financial forecasts referred to above, at the direction of the Special Committee, Moelis used the 50% Achievability Case for purposes of its opinion and Moelis assumed at the direction of the Special Committee that the 50% Achievability Case has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee as to the future performance of the Company. Management also represented to Moelis that the Long-Range Plan and the 50% Achievability Case reflect reasonable estimates and judgments as to the future performance of the Company. Moelis’ opinion expressed no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion does not address the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not address any legal, regulatory, tax or accounting matters. Moelis was not asked to, nor did it, offer any opinion as to any terms of the Reviewed Agreements or any aspect or implication of the Transactions, except for the fairness of the Class A Per Share Price from a financial point of view to the holders of Class A Common Stock (other than Excluded Holders). Without limiting the foregoing, Moelis expressed no opinion as to the allocation of the Merger Consideration between the Class A Common Stock, Class B Common Stock and Opco Common Units, and Moelis expressed no opinion as to the value of any voting or similar rights of the Class A Common Stock, Class B Common Stock and Opco Common Units. Moelis did not express any opinion as to fair value, viability or the solvency of the Company following the closing of the Transactions. In rendering its opinion, Moelis assumed that the final executed form of the Reviewed Agreements did not differ in any material respect from the drafts that Moelis reviewed, that the Transactions will be consummated in accordance with their terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party set forth in the Reviewed Agreements are accurate and correct, and that the parties to the Reviewed Agreements will comply with all the material terms of the Reviewed Agreements. Moelis assumed that all governmental, regulatory or other consents or approvals necessary for the completion of the Transactions will be obtained, except to the extent that any failures to obtain such consents or approvals would not be material to Moelis’ analysis. Moelis was not asked to solicit, and did not solicit, indications of interest in a possible Transaction with the Company from any party.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date on which the opinion was delivered, and Moelis assumes no responsibility to update its opinion for developments after the date on which it was delivered.

The opinion was for the use and benefit of the Special Committee (solely in its capacity as such) in its evaluation of the Transactions. The opinion did not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transactions or any other matter. The opinion does not address the fairness of the Transactions or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Class A Per Share Price from a financial point of view to the holders of Company Class A Common Stock (other than Excluded Holders). In addition, Moelis does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transactions, or any class of such persons, relative to the Class A Per Share Price or otherwise. The opinion was approved by a Moelis fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Special Committee at its meeting held on February 9, 2026, in connection with the delivery of its opinion. This summary describes the material analyses underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. The complete written presentation delivered to the Special Committee at the meeting, which has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Transactions. Moelis provided this presentation for the use and benefit of the Special Committee (in its capacity as such) in its evaluation of the Transactions.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For the purposes of Moelis’ analyses:

•	“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization.

•	“Adjusted EBITDA” was generally calculated as the relevant company’s EBITDA, adjusted for company defined non-recurring and non-cash items, and one-time expenses.

•

“Total Enterprise Value” (or “TEV”) was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price on a specified date, plus (a) debt, including financing leases less (b) cash, cash equivalents, short-term investments, excluding, in the case of the Company, restricted cash held for debt service, plus (c) the book value of preferred stock and non-controlling interests less (d) equity method/investments in unconsolidated subsidiaries, where applicable (in each of the foregoing cases as of the relevant company’s most recently reported quarter end and adjusted for subsequent events).

As of the end of the Company’s 2025 fiscal year, Company management estimated that the Company had $34 million of cash as a result of excess tax distributions from EWC Ventures, net of required payments of a portion of such tax benefits to holders of the Tax Receivable Agreement, including Parent and its affiliates and other holders of Company Class B Common Stock (the “PubCo Cash”). The PubCo Cash forms part of the TEV of the Company and therefore, as a result of the financial analyses below, comprises a portion of the implied per share value of the Company on a fully diluted basis (assuming the exchange of Paired Interests into Class A Common Stock). If the value of the PubCo Cash was allocated only to the implied per share value of the Class A Common Stock (on a fully diluted basis but excluding the exchange of any existing Paired Interests into Class A Common Stock), the high and low ends of the Implied Per Share Reference Ranges in each of Moelis’ analyses set forth below would increase by approximately $0.13 per share.

Discounted Cash Flow Analysis

Utilizing the 50% Achievability Case, Moelis performed a discounted cash flow (“DCF”) analysis to calculate the present value of the estimated unlevered after-tax free cash flows projected to be generated by the Company and the present value of the estimated terminal value of the Company. In performing the DCF analysis of the Company, Moelis utilized a range of discount rates of 9.25% to 12.00% based on an estimated range of the Company’s weighted average cost of capital (“WACC”). The WACC range was derived using the Capital Asset Pricing Model and a size premium.

Moelis used the foregoing range of discount rates to calculate the estimated present values, as of December 31, 2025, of (a) the estimated future unlevered after-tax free cash flows projected to be generated by the Company for the fiscal years 2026 through 2030 and (b) the estimated terminal value range of the Company by applying a range of selected terminal multiples of 6.5x to 8.5x to the estimate of the Company’s terminal year EBITDA from the 50% Achievability Case. The range of terminal multiples used by Moelis was selected based on its professional judgment and experience and reflected the multiple range applied in Moelis’ selected publicly traded companies analysis to the Company’s TEV / 2026E Adjusted EBITDA, as further described below. Moelis noted that it focused on the observed trading metrics of Selected Public Companies (defined below) with the lower-growth franchise models (as described below) given their more comparable growth profile relative to the Company. Moelis considered the median 1-year TEV / next-twelve-month (“NTM”) Adjusted EBITDA multiples of the Company and the Selected Public Companies with lower-growth franchise models, which were 7.3x and 7.0x, respectively. Moelis also considered the TEV / 2026E Adjusted EBITDA multiples of the Company and the Selected Public Companies with lower-growth franchise models, described below. Moelis noted that the Company does not have the same brand strength, recognition and scale as certain Selected Public

Companies with lower-growth franchise models such as Papa John’s International, Inc. and The Wendy’s Company and therefore also considered the trading metrics of the remaining lower-growth franchise models excluding these companies. The median 1-year TEV / NTM Adjusted EBITDA multiple was 6.1x for the lower-growth franchise models included in the Selected Public Companies, excluding Papa John’s International, Inc. and The Wendy’s Company. Moelis considered but placed less emphasis on the beauty retailers (as described below) as these companies operate different business models focused on the retail sale of consumer goods with brand diversification, whereas the majority of the Company’s business focuses on delivering single branded services. Moelis determined not to rely on the terminal multiples of the Selected Public Companies with higher-growth franchise models (as described below) as those companies have recently demonstrated top-line growth rates in excess of those of the Company and are projected to continue growing at a rate in excess of the growth reflected in the 50% Achievability Case.

Moelis separately calculated the net present value as of December 31, 2025 of the Company’s tax attributes net of required payments under the Tax Receivable Agreement, including net operating losses, tax credits and other tax attributes, with the utilization based on cash tax savings estimates provided in the Tax Reports for fiscal 2026 through 2066 (in each case, discounted using a mid-year discounting convention) and using an estimated cost of equity range for the Company of 9.25% to 12.00%. In this analysis, stock-based compensation was treated as a cash expense that reduces unlevered free cash flow for DCF purposes.

Moelis then derived an implied per share reference range from the resulting implied TEV reference range by (i) adding the implied value of the Company’s tax attributes calculated as described above, (ii) subtracting the Company’s estimated net debt and (iii) dividing the resulting number by the Company’s fully diluted shares outstanding, in each case as of February 6, 2026 and as provided by Company management. This analysis indicated the following implied per share reference range for the Company, as compared to the $5.80 Class A Per Share Price:

Implied Per Share Reference Range	Class A Per Share Price
$4.46 - $7.65	$5.80

Selected Publicly Traded Companies Analysis

Moelis reviewed financial and stock market information of 12 publicly traded companies with franchisor business models and at least 50% franchised units and exposure to discretionary consumer spending and beauty, health and wellness trends, and three publicly traded companies that operate as beauty retailers (collectively, the “Selected Public Companies”), in each case, whose operations Moelis believed, based on its experience and professional judgment, to be generally relevant in certain respects to the Company for purposes of Moelis’ analysis, and for which consensus Wall Street analyst estimates were available. Moelis categorized six of the 12 Selected Public Companies with franchisor business models as “lower-growth franchise models” and the other six of the 12 Selected Public Companies with franchisor business models as “higher-growth franchise models.” To determine whether a company should be considered higher-growth or lower-growth, Moelis considered: (i) whether the company is expected to have a greater than 5% revenue compound annual growth rate over the next two years and/or (ii) other factors as deemed appropriate, including size and historical growth rates.

Moelis reviewed, among other things, TEVs of the selected companies as a multiple of estimated Adjusted EBITDA for fiscal year 2026. Financial data for the Selected Public Companies was based on publicly available consensus research analysts’ estimates, public filings and other publicly available information as of February 6, 2026. Moelis also reviewed corresponding information and corresponding multiples for the Company based on the 50% Achievability Case and the Long-Range Plan and consensus research analyst estimates.

The Selected Public Companies and their TEV / Adjusted EBITDA multiples for fiscal year 2026 used by Moelis in this analysis are summarized in the following table:

Selected Public Companies	TEV (in millions)	TEV / 2026E Adjusted EBITDA
Lower-Growth Restaurant, Beauty and Wellness Franchise Models
The Wendy’s Company	$4,663	8.7x
Papa John’s International, Inc.	$1,901	8.8x
Jack in the Box Inc.	$1,992	8.3x
Dine Brands Global, Inc.	$1,638	7.2x
Xponential Fitness, Inc.	$915	7.7x
El Pollo Loco Holdings, Inc.	$390	6.1x
Lower-Growth Franchise Models Mean		7.8x
Lower-Growth Franchise Models Median		8.0x
Beauty Retailers
Ulta Beauty, Inc.	$31,226	15.7x
Bath & Body Works, Inc.	$8,346	6.6x
Sally Beauty Holdings, Inc.	$2,370	5.1x
Beauty Retailers Mean		9.1x
Beauty Retailers Median		6.6x
Higher-Growth Restaurant, Beauty and Wellness Franchise Models
Yum! Brands, Inc.	$56,486	17.7x
Restaurant Brands International Inc.	$46,000	14.6x
Domino’s Pizza, Inc.	$18,061	15.6x
Planet Fitness, Inc.	$9,250	14.8x
Wingstop Inc.	$8,268	29.9x
Driven Brands Holdings Inc.	$4,459	8.9x
Higher-Growth Franchise Models Mean		16.9x
Higher-Growth Franchise Models Median		15.2x
The Company (Wall Street Research)		7.3x
50% Achievability Case		7.5x
Long-Range Plan		7.4x

In reviewing the Selected Public Companies data for purposes of determining TEV / Adjusted EBITDA multiple ranges for the Company, given that franchise service businesses’ public trading multiples are highly informed by their respective growth rates, Moelis considered the lower-growth franchise models to be more relevant in light of the Company’s historical and projected lower-growth profile. Moelis did not rely on the higher-growth franchise models. Moelis also considered publicly traded companies that operate as beauty retailers as less relevant to the Company than lower-growth franchise business models because beauty retailers differ from franchise models in that they operate as corporate owned stores and sell diversified branded goods instead of a service, which makes them less susceptible to labor market dynamics than a service business such as the Company. Moelis also considered that the relevant range of multiples for the Company may appropriately reflect a discount to the multiples observed (i) for the restaurant and fitness services companies due to industry-wide challenges across the beauty services space including challenges in the ability to drive traffic and to attract and retain skilled labor and higher exposure to discretionary spending, and (ii) for companies with superior brand strength and scale as compared to the Company, including The Wendy’s Company and Papa John’s International, Inc. Moelis noted that excluding The Wendy’s Company and Papa John’s International, Inc., the median TEV / 2026E Adjusted EBITDA multiple for the remaining lower-growth franchise model companies in the Selected Public Companies would be 7.4x.

Based on the foregoing and using its professional judgment, Moelis selected a multiple range of 6.5x to 8.5x TEV / Adjusted EBITDA for fiscal 2026. Moelis then applied such multiple range to the estimated Adjusted EBITDA for fiscal 2026 for the Company to derive a range of implied TEVs for the Company. Moelis then derived an implied per share reference range from the resulting implied TEV reference range by (i) subtracting the Company’s estimated net debt and (ii) dividing the resulting number by the Company’s fully diluted shares outstanding, in each case as of February 6, 2026 and as provided by Company management. This analysis indicated the following implied per share reference range for the Company, as compared to the $5.80 Class A Per Share Price:

Implied Per Share Reference Range	Class A Per Share Price
$2.73 - $5.23	$5.80

Selected Precedent Transactions Analysis

Moelis reviewed financial information of certain selected transactions announced since January 1, 2016 involving target businesses engaged in the restaurant service industry or beauty, health and wellness service industry that had over 50% of their units operating under a franchise model, and other transactions involving target businesses in the beauty retailer industry that had less than 50% of units operating under a franchise model, in each case with a TEV between $100 million and $1,500 million (the “Selected Precedent Transactions”) whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to the Company for purposes of Moelis’ analysis and for which TEV / last twelve month (“LTM”) EBITDA multiples were publicly available. Moelis categorized eight of the Selected Precedent Transactions as involving “lower-growth franchise models” and seven of the Selected Precedent Transactions as involving “higher growth franchise models.” To determine whether a transaction involved a higher-growth or lower-growth target company, (i) transactions with less than 5% 1-year or 2-year historical revenue growth per publicly available information were considered to be lower-growth targets and (ii) transactions with greater than 5% 1-year or 2-year historical revenue growth, per publicly available information, were considered to be higher-growth targets.

Moelis reviewed implied TEV of each target business as a multiple of LTM EBITDA immediately preceding announcement of the relevant transaction. Implied TEVs were based on the announced purchase prices paid for the target businesses, as well as publicly available LTM EBITDA amounts for such target businesses. This data is summarized in the following table:

Announcement Date	Target	Acquiror	TEV (in millions)	TEV / LTM EBITDA
Lower-Growth Restaurant and Multi-Unit Wellness Franchise Models
11/3/2025	Denny’s Corporation	TriArtisan Capital Advisors LLC	$620	8.0x
10/16/2025	Del Taco Holdings, Inc.	Yadav Enterprises Inc.	$115	5.9x(1)
12/6/2021	Del Taco Restaurants, Inc.	Jack in the Box Inc.	$575	9.4x
4/11/2019	Papa Murphy’s Holdings, Inc.	MTY Food Group Inc.	$190	8.5x
11/5/2018	Bojangles’, Inc.	Durational Capital Management LP and The Jordan Company, L.P.	$754	10.3x
8/2/2018	Jamba, Inc.	Focus Brands Inc.	$198	13.5x
3/23/2017	Checkers Drive-In Restaurants, Inc.	Oak Hill Capital Partners	$525	11.0x
5/25/2016	Kahala Brands Ltd.	MTY Food Group Inc.	$300	10.1x
Lower-Growth Franchise Models Mean				9.6x
Lower-Growth Franchise Models Median				9.8x

Announcement Date	Target	Acquiror	TEV (in millions)	TEV / LTM EBITDA
Non-Franchise Multi-Unit Wellness, Fitness and Beauty
7/10/25	Space NK Limited	Ulta Beauty, Inc.	$407	NA
9/25/24	solidcore	L Catterton	$650	13.0x
9/10/24	Blink Fitness	Pure Gym	$121	10.7x(2)
6/21/23	SEV Laser	Levine Leichtman Capital Partners	$260	20.0x
12/12/19	Fitness World	Pure Gym Ltd.	$459	7.2x
11/3/17	Pure Gym Ltd	Leonard Green & Partners, L.P.	$785	8.4x
2/11/16	Forefront Dermatology	OMERS	$450	15.0x
Non-Franchise Multi-Unit Wellness, Fitness and Beauty Mean				12.4x
Non-Franchise Multi-Unit Wellness, Fitness and Beauty Median				11.9x
Higher-Growth Restaurant and Multi-Unit Wellness Franchise Models
10/27/25	Clever Fit	Basic-Fit NV	$204	13.6x
9/4/25	Freddy’s LLC	Rhône Group L.L.C.	$700	12.7x
4/15/25	Crunch Holdings, LLC	Leonard Green & Partners L.P.	$1,500	15.0x
3/21/25	Dave’s Hot Chicken	Roark Capital Group	$1,000	NA
8/9/22	BBQ Holdings, Inc.	MTY Franchising USA, Inc.	$205	10.1x
11/15/21	Firehouse Restaurant Group Inc.	Restaurant Brands International	$1,000	20.0x
5/9/16	Krispy Kreme Doughnuts Inc.	JAB Holding Co.	$1,350	18.3x
Higher-Growth Franchise Models Mean				15.0x
Higher-Growth Franchise Models Median				14.3x

(1)	Del Taco 3Q25 LTM Adjusted EBITDA reflects the average of equity research estimates.
(2)	Blink Fitness Adjusted EBITDA reflects run-rate Adjusted EBITDA as reported.

In selecting the multiple range, Moelis considered, but excluded transactions where the target company operated in the restaurant service or beauty, health and wellness service industry, but had less than 50% of units operating under a franchise model (referred to as “Non-Franchise Multi-Unit Wellness, Fitness and Beauty” above), because of the difference in operating models between a company-owned business and a franchised business model. Additionally, in selecting the multiple range, Moelis focused on (i) transactions involving lower-growth targets operating under a franchise model in light of the Company’s historical and projected lower growth profile and (ii) the acquisitions of (A) Denny’s Corporation by TriArtisan Capital Advisors LLC, (B) Del Taco Holdings, Inc. by Yadav Enterprises Inc. and (C) Papa Murphy’s Holdings, Inc. by MTY Food Group, Inc., which all occurred during a turnaround phase at the target, given the Company’s historical growth trends and strategic initiatives. Moelis noted that the median TEV / LTM EBITDA for these three transactions described in clause (ii) was 8.0x, which informed the lower end of the range utilized, and the mean TEV / LTM EBITDA was 7.5x. The higher end of the multiple range utilized was informed by the median of the lower-growth franchise transactions.

Based on the foregoing and using its professional judgment, Moelis selected a multiple range of 8.0x to 10.0x TEV / LTM EBITDA. Moelis then applied such multiple range to the estimated Adjusted EBITDA for the Company for fiscal 2025 to derive a range of implied TEVs for the Company. Moelis then derived an implied per share reference range from the resulting implied TEV reference range by (i) subtracting the Company’s estimated net debt and (ii) dividing the resulting number by the Company’s fully diluted shares outstanding, in each case as of February 6, 2026 and as provided by Company management. This analysis indicated the following implied per share reference range for the Company, as compared to the Class A Per Share Price:

Implied Per Share Reference Range	Class A Per Share Price
$4.85 - $7.36	$5.80

Other Information

Moelis also noted for the Company’s Board certain additional factors that were not relied upon by Moelis or considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

Leveraged Buyout Analysis. Moelis reviewed the theoretical per share purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company based on the Company’s Adjusted EBITDA utilizing the 50% Achievability Case and estimated exit values for the Company. Assuming a target annualized internal rate of return of 17.5% to 22.5%, and a range of exit multiples of 6.5x to 8.5x informed by the Selected Public Companies analysis described above, this illustrative analysis indicated an implied per share reference range for the Company of approximately $3.80 – $5.79.

52-Week High-Low/ Historical Stock Price Performance. Moelis reviewed the historical trading prices for the Company’s common stock over a 52-week period ending February 6, 2026, which reflected low and high stock prices during such period ranging from $3.10 to $7.45 per share.

Analyst Share Price Targets. Moelis reviewed forward stock price targets for Company common stock in six recently published, publicly available Wall Street research analysts’ reports from January 2026, which indicated low and high stock price targets ranging from $3.75 to $15.00 per share, with a median of $5.25 per share.

Discounted Cash Flow Analysis – 100% Long-Range Plan. Utilizing the Long-Range Plan, Moelis performed a DCF analysis of the Company using the same methodology, including the same multiples and discount rates described above under “—Discounted Cash Flow Analysis” to calculate the present value of the estimated future after-tax unlevered free cash flows projected by Company management to be generated by the Company and the present value of the estimated terminal value of the Company. In calculating the implied equity value of the Company, Moelis separately valued, as of December 31, tax attributes of the Company as described above under “—Discounted Cash Flow Analysis.” This DCF analysis yielded an implied per share reference range for the Company of $5.38 – $8.89.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to the Company or the Transactions. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Class A Per Share Price was determined through arms’ length negotiations between the Special Committee and Parent and was approved by the Company’s Board following recommendation by the Special Committee. Moelis did not recommend any specific consideration to the Company, the Special Committee or the Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Transactions.

Moelis acted as financial advisor to the Special Committee in connection with the Transactions. The Company agreed to pay Moelis certain fees for its services, including (a) an initial report fee equal to $1 million that became payable to Moelis upon the confirmation from Moelis that it was prepared to render an opinion, regardless of the conclusion reached in the opinion, (b) an opinion fee of $2 million that became payable to Moelis upon the confirmation from Moelis that it was prepared to render an opinion (regardless of the conclusion reached in the opinion) and (c) a transaction fee of approximately $10.6 million, payable to Moelis upon consummation of the Transactions. The report fee and the opinion fee may be credited, to the extent previously paid, against the transaction fee. In addition, the Company has agreed to reimburse Moelis for certain of its expenses, including reasonable attorney’s fees and disbursements, and to indemnify Moelis and related persons for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and General Atlantic Service Company, the financial sponsor of Parent, and its related entities (collectively, the “PE Sponsor”) and/or their respective affiliates. Moelis has provided investment banking and other services to the PE Sponsor unrelated to the Transactions and has received compensation for such services.

In the past two years prior to the date of its written opinion, Moelis and its affiliates have acted (i) as financial advisor to a company in which PE Sponsor is a significant shareholder in connection with a strategic investment by that company and (ii) as financial advisor to a company in which PE Sponsor was a minority shareholder in connection with its sale, each of which was unrelated to the Transactions. With respect to these completed engagements, Moelis received aggregate fees from or on behalf of PE Sponsor, including the companies in which the PE Sponsor is a shareholder referenced above, of approximately $5.25 million. In the two years prior to the date of the opinion, Moelis has not been engaged (and has not received any fees) by the Company to provide investment banking or other services unrelated to the Transactions. In the future, Moelis and its affiliates may provide investment banking or other services to the Company and/or PE Sponsor and/or their respective affiliates and would expect to receive compensation for such services.

The Special Committee selected Moelis as its financial advisor in connection with the Transactions because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Additional Presentations by Moelis

In addition to the fairness presentation described above, Moelis presented to the Special Committee at the meetings held on December 23, 2025, January 6, 2026, January 13, 2026 and January 27, 2026, which were supplemented by written presentations. Copies of such presentations (which we collectively refer to as the “additional Moelis presentations”) have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Mergers.

A summary of these additional Moelis presentations is provided below. The following summaries, however, do not purport to be a complete description of these additional presentations or of the preliminary financial analyses performed by Moelis.

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The December 23, 2025 materials presented to the Special Committee, filed as exhibit (c)(ii) to the Schedule 13E-3, contain, among other information, a review of Company management’s Long-Range Plan presented by Company management to the Special Committee on December 18, 2025, along with a benchmarking of several key data points in the Long-Range Plan for the Company against equity research estimates and other publicly traded companies. The December 23, 2025 materials also included a review of Company management’s strategic initiatives included in the Long-Range Plan and a comparison of the Long-Range Plan and the October Plan.

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The January 6, 2026 materials presented to the Special Committee, filed as exhibit (c)(iii) to the Schedule 13E-3, contain, among other information, a review of the Long-Range Plan presented by Company management to the Special Committee on December 18, 2025, along with a benchmarking of several key data points in the Long-Range Plan for the Company against equity research estimates and the October Plan. The January 6, 2026 materials also included a review of Company management’s strategic initiatives included in the Long-Range Plan and considerations in assessing Company management’s ability to execute on such initiatives. The January 6, 2026 materials also included an overview of illustrative sensitivity analysis prepared by Company management at the direction of the Special Committee, including sensitivities assuming (i) a 50% discount to the system-wide-sales expected to be generated from the strategic initiatives in each year of the forecast, (ii) a 50% increase to the system-wide-sales expected to be generated from the strategic initiatives in each year of the forecast, (iii) a 6-month delay in timing between initiative implementation and realization of benefit and (iv) a 12-month delay in timing between initiative implementation and realization of benefit.

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The January 13, 2026 materials presented to the Special Committee, filed as exhibit (c)(iv) to the Schedule 13E-3, contain, among other information, (i) a review of the Special Committee’s considerations for evaluating the Initial Proposal communicated by General Atlantic on November 13, 2025 and (ii) a preliminary financial analysis of the Initial Proposal, using the 50% Achievability Case as the basis for Moelis’ financial analysis, as directed by the Special Committee and, for reference purposes only, utilizing the case assuming the complete and timely execution of all initiatives contemplated by the Long-Range Plan. The January 13, 2026 materials also included information regarding the Company’s cash position and the Tax Receivable Agreement.

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The January 27, 2026 materials presented to the Special Committee, filed as exhibit (c)(v) to the Schedule 13E-3, contain, among other information, a review of Company management’s future share price analysis included in Company Management’s October 2025 strategic planning materials, which was reviewed but not approved by the Company’s Board of Directors. The January 27, 2026 materials review various targets which would need to be achieved in order to realize the illustrative value creation contemplated in the future share price analysis, including both organic growth and inorganic growth.

None of the additional Moelis presentations, alone or together, constitutes an opinion of Moelis with respect to the Class A Per Share Price. Each of the analyses performed in the additional Moelis presentations was subject to further updating and subject to the final financial analysis presented to the Special Committee on February 9, 2026, by Moelis, which is summarized above under the caption “—Summary of Financial Analyses” and which superseded all analyses performed in the additional Moelis presentations. Each of these analyses was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Moelis as of, the date on which Moelis performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information. Not all of the written and oral presentations by Moelis contained all of the financial analyses included in the February 9, 2026 presentation.

Position of the General Atlantic Filing Parties as to the Fairness of the Mergers

Under the SEC’s rules governing going-private transactions, the General Atlantic Filing Parties, who may be deemed to be affiliates of the Company, are engaged in a “going private” transaction and, therefore, are required to express their beliefs as to the fairness of the Mergers to the Unaffiliated Company Stockholders, as defined under Rule 13e-3 of the Exchange Act. The General Atlantic Filing Parties are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. However, the view of the General Atlantic Filing Parties as to the fairness of the Mergers are not intended to be and should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Mergers. The General Atlantic Filing Parties have interests in the Mergers that are different from, and/or in addition to, those of the other stockholders of the Company by virtue of their continuing interests in the Surviving Corporation and the surviving limited liability company after the completion of the Mergers.

The General Atlantic Filing Parties believe that the interests of the Unaffiliated Stockholders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement on their behalf, with the assistance of the Special Committee’s independent legal and financial advisors. The General Atlantic Filing Parties did not participate in the deliberations of the Special Committee or of the Board regarding, nor did they receive advice from the respective legal, financial or other advisors to the Special Committee or the Board as to, the fairness of the Mergers. No financial advisor provided the General Atlantic Filing Parties with any analysis or opinion with respect to the Board as to the fairness of the Merger Consideration to the Unaffiliated Stockholders. Based on, among other things, their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed in “Purpose and Reasons of the Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers” (which analysis and resulting conclusions the General Atlantic Filing Parties adopt), the General Atlantic Filing Parties believe that the Merger is substantively fair to the Unaffiliated Stockholders. In particular, the General Atlantic Filing Parties considered the following:

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the fact that the Special Committee unanimously determined and, upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders;

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the fact that the Merger Consideration is all cash, thus allowing the Unaffiliated Stockholders to immediately realize a certain and fair value for their shares of Company Common Stock, which value represents a premium of approximately 48% to the volume weighted average stock price per share of the Class A Common Stock for the 30-day period preceding the Company’s public announcement of the signing of the Merger Agreement;

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the current and historical market prices of Company Common Stock, including the market performance of Company Common Stock relative to those of other participants in the Company’s industry and general market indices;

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the fact that the Mergers will provide liquidity for the Unaffiliated Stockholders without the delays that would otherwise be necessary in order to liquidate the positions of larger holders, and without incurring brokerage and other costs typically associated with market sales;

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the fact that the Special Committee consisted solely of independent and disinterested directors of the Board who are not officers or employees of the Company, and that the Board determined that each member of the Special Committee is disinterested with respect to the Mergers and the other transactions contemplated by the Merger Agreement, and the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any General Atlantic Filing Party;

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the fact that the Special Committee was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the Merger Agreement, to determine the advisability of the Mergers, to decide not to engage in the Mergers and to consider alternatives to the Mergers;

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without adopting the opinion of Moelis or its related analyses and discussion, the fact that, notwithstanding that the General Atlantic Filing Parties are not entitled to, and did not, rely on the opinion provided by Moelis to the Special Committee on February 9, 2026, the Special Committee received an opinion from Moelis stating that, as of February 9, 2026, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, the Class A Per Share Price to be received in the Transactions by holders of the Company Class A Common Stock, other than the Excluded Holders, is fair, from a financial point of view, to such holders;

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the fact that the Company has the ability, under certain circumstances, to seek specific performance under the Merger Agreement to prevent breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement;

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the fact that the Mergers are not conditioned on any financing being obtained by Parent or Merger Subs, thus increasing the likelihood that the Mergers will be consummated and that the consideration to the Unaffiliated Stockholders in the Merger will be received; and

•	the General Atlantic Filing Parties’ belief that the likelihood of completing the Mergers, which would result in the payment of the Merger Consideration to the Unaffiliated Stockholders, is high.

The General Atlantic Filing Parties did not consider the liquidation value of the Company in determining their view as to fairness of the Mergers to the Unaffiliated Stockholders because the General Atlantic Filing Parties consider the Company to be a viable going concern and view the trading history of the Company Common Stock as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Mergers. The General Atlantic Filing Parties did not consider net book value, which is an accounting concept, as a factor in determining their view as to fairness of the Mergers to the Unaffiliated Stockholders because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Mergers. The General Atlantic Filing Parties note, however, that the $5.80 price per share is substantially higher than the book value per share of Company Common Stock as of January 3, 2026 of $1.93 (based on 54,385,622 issued and outstanding shares of Company Common Stock as of that date). See the section of this proxy statement captioned “Where You Can Find More Information” for a description of how to obtain copies of the Company’s annual and periodic reports. In evaluating the substantive fairness of the Mergers to the Unaffiliated Stockholders, the General Atlantic Filing Parties did not consider the prices paid in any past transactions in which any Company Common Stock were purchased, since any such purchases were made at then-current market or trading prices of such Company Common Stock and do not necessarily reflect the present market value of the Company Common Stock. The General Atlantic Filing Parties did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger Consideration to the Unaffiliated Stockholders because, following the Mergers, the Company will have a significantly different capital structure than prior to the Mergers. However, to the extent the pre-Mergers going concern value was reflected in the pre-announcement price of the Company Common Stock, the $5.80 price per share represents a premium to the going concern value of the Company.

The General Atlantic Filing Parties were not aware of any firm offer for a merger or consolidation of the Company with another company, the sale or transfer of all or a substantial part of the Company’s assets, or the purchase of all or a substantial portion of Company securities that would enable such person to exercise control of or significant influence over the Company having been received by the Company from anyone other than the General Atlantic Filing Parties in the two (2) years preceding the signing of the Merger Agreement.

The General Atlantic Filing Parties did not receive any reports, opinions or appraisals from any outside party materially related to the fairness of the Mergers or the Merger Consideration, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Mergers to the Unaffiliated Stockholders.

The General Atlantic Filing Parties further believe that the Mergers are procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors, which are not listed in any relative order of importance:

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the fact that the Special Committee was formed at the outset of the Company’s consideration of a potential transaction and prior to any consideration of the Merger Agreement and the transactions contemplated thereby, including the Mergers, or any negotiations with respect thereto;

•	the fact that the Special Committee was fully informed about the extent to which the interests of the GA Stockholders in the Mergers differed from those of the Unaffiliated Stockholders;

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the consideration and negotiation of the Merger Agreement were conducted entirely under the control and supervision of the Special Committee, which consists entirely of independent directors, as such term is defined in Section 144 of the DGCL, each of whom is an outside, nonemployee director, is not affiliated with any of the General Atlantic Filing Parties and was not designated or appointed to the Board by any such persons, and that no limitations were placed on the Special Committee’s authority;

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the fact that, since the outset of the strategic process that resulted in execution of the Merger Agreement, the General Atlantic Filing Parties’ proposal for the potential transaction was conditioned upon the approval and recommendation to the Board by the Special Committee, and such approval in fact being obtained prior to consummation of the Mergers;

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the fact that the Merger Agreement conditions the Transactions on the Company receiving the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL), which, for the avoidance of doubt, excludes any stockholder that is not an Unaffiliated Company Stockholder, to approve the Merger Agreement Proposal;

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in considering the transaction with the General Atlantic Filing Parties, the Special Committee acted solely to represent the interests of the Unaffiliated Stockholders, and the Special Committee had independent control of the negotiations with the General Atlantic Filing Parties and their respective advisors on behalf of the Unaffiliated Stockholders;

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the fact that the Special Committee consisted solely of independent and disinterested directors of the Board who are not officers or employees of the Company, and that the Board determined that each member of the Special Committee is disinterested with respect to the Mergers and the other transactions contemplated by the Merger Agreement, and the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any General Atlantic Filing Party;

•	the fact that the Special Committee retained, and had the benefit of advice from, independent and nationally recognized legal and financial advisors;

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the fact that the Special Committee had the full power and authority to attend to and take any and all actions in connection with the written proposal from the General Atlantic Filing Parties and to negotiate the terms and conditions of any strategic transaction involving the Company (including the Mergers), including to reject any proposals made by Parent or any other person;

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the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend any transaction, including a transaction with the General Atlantic Filing Parties, and that the Special Committee had the authority to reject any proposals made by the General Atlantic Filing Parties or any other person or entity;

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the fact that the Merger Consideration and the terms and conditions of the Mergers were the result of extensive arm’s-length negotiations with between the Special Committee and its advisors, on the one hand, and the General Atlantic Filing Parties and their respective advisors, on the other hand;

•	the General Atlantic Filing Parties did not participate in the deliberative process of, or the conclusions reached by, the Special Committee or the negotiation positions of the Special Committee;

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the Company’s ability, under certain circumstances as set out in the Merger Agreement, subject to paying Parent a Company Termination Fee of $6,600,000 in cash, subject to and in accordance with the terms and conditions of the Merger Agreement;

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the availability of appraisal rights to the Company’s stockholders (other than the GA Stockholders) who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their shares of Company Common Stock; and

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the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, withdraw, qualify or modify their recommendation of the Mergers.

The General Atlantic Filing Parties also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the Mergers, including:

•	the risk that the Mergers might not be completed in a timely manner or at all;

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that Parent and Merger Sub Inc. and Merger Sub LLC are newly formed entities with essentially no assets other than the commitments of the GA Stockholders under the Support Agreement and the committed Debt Financing;

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even though the Company has the ability, under certain circumstances, to conduct negotiations with a third party that makes an unsolicited bona fide written proposal for a business combination or acquisition of the Company that is reasonably likely to lead to a Superior Proposal, the GA Stockholders acknowledge that they stated in their November 13, 2025 proposal and repeated thereafter that the GA Stockholders were not interested in selling their approximately 42% stake in the Company to a third party and were only interested in a transaction in which they were buyers of the Company Common Stock, which, along with the GA Stockholders’ contractual consent rights under the Stockholders Agreement and rights under the Tax Receivable Agreement, discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the Mergers;

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the fact that the Unaffiliated Stockholders will not participate in any future earnings, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

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the restrictions on the conduct of the Company’s business prior to the completion of the Mergers set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Mergers;

•	the potential negative effect that the pendency of the Mergers, or a failure to complete the Mergers, could have on the Company’s business and relationships with its employees, vendors and customers;

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subject to the terms and conditions of the Merger Agreement, that the Company and its subsidiaries are restricted from soliciting, initiating, proposing or inducing the submission of Acquisition Proposals from third parties or knowingly encouraging, facilitating or assisting any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal;

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the fact that, in an alternate transaction, the Buyer Parties would not be required to provide a waiver to the Tax Receivable Agreement, in which case the change of control payment would be due and payable upon completion;

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the possibility that the amounts that may be payable by the Company upon the termination of the Merger Agreement, including payment to Parent of a Company Termination Fee of $6,600,000.00 in cash, and the processes required to terminate the Merger Agreement, including the opportunity for Parent to negotiate to make adjustments to the Merger Agreement, could discourage other potential acquirors from making a competing bid to acquire the Company; and

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the fact that an all cash transaction would generally be taxable to the Company’s stockholders who receive cash proceeds and are U.S. holders for U.S. federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Mergers” for additional information.

The foregoing discussion of the information and factors considered and given weight by the General Atlantic Filing Parties in connection with the fairness of the Mergers to the Unaffiliated Stockholders is not intended to be exhaustive but is believed by the General Atlantic Filing Parties to include all material factors considered by them. The General Atlantic Filing Parties did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their conclusion as to the fairness of the Mergers to the Unaffiliated Stockholders. Rather, the General Atlantic Filing Parties reached their position as to the fairness of the Mergers after considering all of the foregoing as a whole. The General Atlantic Filing Parties believe these factors provide a reasonable basis upon which to form their position regarding the substantive and procedural fairness of the Mergers to the Unaffiliated Stockholders.

None of the General Atlantic Filing Parties participated in the deliberations of the Special Committee or the Board regarding, nor did they receive advice from the respective legal or other advisors to the Special Committee or the Board as to, the fairness of the Mergers to the Unaffiliated Stockholders. Based on the General Atlantic Filing Parties’ knowledge and analysis of available information regarding the Company, the Special Committee and the Board, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board and discussed in this proxy statement in the section titled “Purpose and Reasons of the Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers,” the General Atlantic Filing Parties believe that the Mergers are fair to the Unaffiliated Stockholders.

The General Atlantic Filing Parties believe that these factors provide a reasonable basis for their belief that the Mergers are fair to the Unaffiliated Stockholders. This belief is not intended to be and should not, however, be construed as a recommendation to any of the Company’s stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Mergers. The General Atlantic Filing Parties do not make any recommendation as to how stockholders of the Company should vote their shares of Company Common Stock relating to the Mergers. The General Atlantic Filing Parties attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Unaffiliated Stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to the Unaffiliated Stockholders.

Purpose and Reasons of the General Atlantic Filing Parties for the Mergers

The General Atlantic Filing Parties, who may be deemed to be affiliates of the Company, are engaged in a “going private” transaction and, therefore, are required to express their reasons for the Mergers to the Unaffiliated Stockholders, as defined in Rule 13e-3 of the Exchange Act. The General Atlantic Filing Parties are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the General Atlantic Filing Parties, the primary purpose of the Mergers is to allow Parent to own 100% of the equity interests in the Company and to bear the rewards and risks of such sole ownership after the Mergers are completed and the shares of Class A Common Stock cease to be publicly traded, including any increases in the value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. The General Atlantic Filing Parties believe that structuring the transaction in such manner is preferable to other transaction structures because it (i) will enable Parent to acquire all of the shares of Company Common Stock at the same time, (ii) will allow the Company to cease to be a publicly registered and reporting company and (iii) represents an opportunity for the Unaffiliated Stockholders (other than the holders of the Dissenting Company Shares) to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement. In the course of considering the going-private transaction, the General Atlantic Filing Parties did not consider any other alternative transaction structures or other alternative means to accomplish the foregoing purposes because the General Atlantic Filing Parties believed the Mergers were the most direct and effective way to accomplish these objectives.

The General Atlantic Filing Parties believe the Company requires business decisions focused on long-term growth and operational excellence, as well as long-term profitability and cash generation, to secure the Company’s long-term success. As these priorities could generate earnings volatility and uncertainty in the short- and medium-term, the General Atlantic Filing Parties believe that these priorities would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on long-term priorities and initiatives without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance. Further, as a privately held entity, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, which the General Atlantic Filing Parties believe will enable the Company’s management and employees to execute more effectively on future strategic plans. The General Atlantic Filing Parties determined to undertake the Mergers at this time because the General Atlantic Filing Parties want to take advantage of the benefits of the Company being a privately held company as described above and because the General Atlantic Filing Parties believe that the challenges facing the Company and the risk that the Company may not have sufficient resources to achieve management’s strategic plan absent the Mergers, could be better addressed as a privately held company and that a delay in entering into the Merger Agreement and consummating the Mergers could accordingly adversely affect the Company.

Plans for the Company and Opco After the Mergers

Following completion of the Mergers, (i) Merger Sub Inc. will have been merged with and into the Company, with the Company surviving the Corporate Merger as a wholly owned subsidiary of Parent and (ii) Merger Sub LLC will have been merged with and into Opco, with Opco surviving the LLC Merger as a wholly owned subsidiary of Parent. The shares of Class A Common Stock are currently listed on Nasdaq and registered under the Exchange Act. Following completion of the Mergers, there will be no further market for Class A Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company’s securities will be delisted from the Nasdaq and deregistered under the Exchange Act.

The General Atlantic Filing Parties currently anticipate that the Company’s operations following completion of the Mergers will initially be conducted substantially as they are currently being conducted (except that the Company will cease to be a public company and will instead be a wholly owned subsidiary of Parent). Following the completion of the Mergers and the deregistration of the Class A Common Stock, the Company will no longer be subject to the Exchange Act and the compliance and reporting requirements of Nasdaq and will no longer incur the related direct and indirect costs and expenses. The General Atlantic Filing Parties are currently conducting a review of the Company and its business and operations with a view towards determining how to redirect the Company’s operations to improve the Company’s long-term earnings potential as a private company (including by reducing the Company’s costs and expenses following the Mergers) and expect to complete such review following completion of the Mergers. Further, following completion of the Mergers, the General Atlantic

Filing Parties will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Mergers to enhance the business and operations of the Company. In addition, Parent may seek to buy or combine the Company with target companies that provide earnings and growth synergies; however, no definitive contracts, arrangements, plans, proposals, commitments or understandings with respect thereto currently exist. Although presently there are no definitive contracts, arrangements, plans, proposals, commitments or understandings regarding any such transactions, the General Atlantic Filing Parties and certain of their affiliates may seek, from and after the Effective Time, to acquire target companies or assets that operate in the Company’s industry. No potential target companies or transactions have been identified, and no analyses have been undertaken with respect to any transactions or potential target companies, other than analyses of companies in the Company’s industry as part of customary industry analyses that the General Atlantic Filing Parties have performed in the ordinary course of their business as private equity investors.

From and after the Effective Time, the officers of Merger Sub Inc. immediately prior to the Effective Time will be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub Inc. immediately prior to the Effective Time will be the directors of the Surviving Corporation, in each case, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be. At the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and the bylaws of Merger Sub Inc., as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and such bylaws.

From and after the LLC Merger Effective Time, the officers of Merger Sub LLC immediately prior to the LLC Merger Effective Time will be the officers of the Surviving LLC and, unless otherwise determined by Parent prior to the LLC Merger Effective Time, will hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC until their death, resignation or removal or until their respective successors are duly elected in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC, as the case may be. At the LLC Merger Effective Time, the limited liability company agreement of Opco as the Surviving LLC will be amended and restated in its entirety to read as set forth in Exhibit B to the Merger Agreement, until thereafter amended in accordance with the applicable provisions of the DLLCA and the Surviving LLC’s certificate of formation and limited liability company agreement.

Certain Effects of the Mergers

If the Merger Agreement is approved and adopted by the requisite votes of the Company’s stockholders and all other conditions to the Closing of the Mergers are either satisfied or waived, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL and DLLCA, (i) at the Effective Time, (a) Merger Sub Inc. will merge with and into the Company, (b) the separate existence of Merger Sub Inc. will cease and (c) the Company will continue as the Surviving Corporation in the Corporate Merger and as a wholly owned subsidiary of Parent and (ii) at the LLC Merger Effective Time, (a) Merger Sub LLC will merge with and into Opco, (b) the separate existence of Merger Sub LLC will cease and (c) Opco will continue as the Surviving LLC in the LLC Merger and as a wholly owned subsidiary of Parent. As a result of the Mergers, the Company will cease to be a publicly traded company, the Class A Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and the Company will no longer file periodic reports with the SEC. If the Mergers are completed, you will not own any shares of capital stock of the Surviving Corporation as a result of the Mergers.

The Effective Time will occur upon the filing of the Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub Inc., Merger Sub LLC, the Company and Opco and specified in such Certificate of Merger. The LLC Merger Effective Time will occur upon the filing of the LLC Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Merger Sub LLC and Opco specified in such LLC Certificate of Merger.

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time:

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each certificate formally representing any shares of Class A Common Stock or any book-entry shares that represented shares of Class A Common Stock immediately prior to the Effective Time (other than the Cancelled Company Shares and the Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the Class A Per Share Price, without interest thereon;

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each certificate formally representing any shares of Class B Common Stock or any book-entry shares that represented shares of Class B Common Stock immediately prior to the Effective Time (other than the Cancelled Company Shares and the Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the Class B Per Share Price, without interest thereon; and

•	the Cancelled Company Shares (which include the GA Shares) will be cancelled for no consideration.

Upon the terms and subject to the conditions of the Merger Agreement, at the LLC Merger Effective Time:

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each certificate formally representing any Opco Common Unit or any book-entry units that represented Opco Common Unit immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the Opco Per Unit Price, without interest thereon;

•	the Cancelled Opco Units (which include Opco Common Units owned by the Buyer Parties) will be cancelled for no consideration; and

•	the Excluded Opco Units will be unaffected and remain outstanding as common units of the Surviving LLC held by the Company.

Treatment of Company Equity Awards and Company Restricted Stock in the Mergers

Company Options

At the Effective Time, each Vested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company Option Consideration. Any Vested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

At the Effective Time, each Unvested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock under such Unvested Company Option. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time, including “double trigger” termination protection. Any Unvested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration. Pursuant to the terms of the Morris Offer Letter, the Unvested Company Options that were granted to Mr. Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

Company RSUs

At the Effective Time, each Vested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company RSU Consideration.

At the Effective Time, each outstanding Unvested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, including “double trigger” termination protection. Pursuant to the Morris Offer Letter, the Unvested Company RSUs that were granted to Mr. Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

Company Restricted Stock

At the Effective Time, each share of Class A Common Stock that is subject to restrictions and granted pursuant to that certain restricted stock award agreement described in the Merger Agreement (the “Company Restricted Stock”) that is outstanding and not vested at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, an “Unvested Restricted Stock Award”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Restricted Stock Award immediately prior to the Effective Time.

Benefits of the Mergers for the Company’s Unaffiliated Company Stockholders

The primary benefit of the Mergers to the Unaffiliated Company Stockholders, other than the holders Cancelled Company Shares and Dissenting Company Shares, will be their right to receive (i) the Class A Per Share Price of $5.80 per share of Class A Common Stock and (ii) the Class B Per Share Price of $0.00001 per share of Class B Common Stock, plus the Class A Per Share Price less the Class B Per Share Price for each Opco Common Unit, in cash, without interest, in accordance with and subject to the terms and conditions set forth in the Merger Agreement, representing a premium of 48% over the volume weighted average share price of the Class A Common Stock for the 30-day period preceding the Company’s public announcement of the signing of the Merger Agreement. Additionally, such security holders will avoid the risk after the Mergers of any possible decrease in our future earnings, growth or value.

Detriments of the Mergers to the Company’s Unaffiliated Company Stockholders

The primary detriments of the Mergers to our Unaffiliated Company Stockholders include the following:

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Lack of an interest of such security holders in the potential future earnings, growth or value realized by the Company after the Mergers, including as a result of any sale of the Company or its assets to a third party in the future.

•	The receipt of cash in exchange for Company Common Stock pursuant to the Mergers will generally be a taxable transaction for U.S. federal income tax purposes. See “Special Factors—Material U.S.

Federal Income Tax Consequences of the Mergers” for additional information with respect to the considerations relevant to such receipt of cash in exchange for Company Common Stock.

•

The Unaffiliated Company Stockholders will be required to surrender their shares of Company Common Stock in exchange for a cash price determined by the Company and the General Atlantic Filing Parties and such Unaffiliated Company Stockholders will not have the right as a result of the Mergers to liquidate their shares of Company Common Stock at a time and price of their choosing.

Certain Effects of the Mergers for the General Atlantic Filing Parties

Following the Mergers, all of the equity interests in the Company will be beneficially owned, indirectly through Parent, by the General Atlantic Filing Parties and their affiliates. If the Mergers are completed, the General Atlantic Filing Parties and their affiliates will be the sole beneficiaries of our future earnings and growth, if any, and they will be the only ones entitled to vote on corporate matters affecting the Company following the Mergers.

The benefits of the Mergers to the General Atlantic Filing Parties include the fact that, following the completion of the Mergers, Parent will directly own 100% of the outstanding equity interests of the Surviving Corporation and will therefore have a corresponding 100% interest in the Surviving Corporation’s net book value and net earnings. The table below sets forth the beneficial ownership of Company Common Stock and resulting interests in the Company’s net book value and net earnings of the General Atlantic Filing Parties prior to and immediately after the Mergers, based on the Company’s net book value at January 3, 2026 and net earnings for the fiscal year ended January 3, 2026, as if the Mergers were completed on such date.

Beneficial Ownership of the Company Prior to the Mergers(1)				Beneficial Ownership of the Company After the Mergers
($ in thousands)	% Ownership	Net Book Value at January 3, 2026(2)	Net Income for the fiscal year ended January 3, 2026 (3)	% Ownership	Net Book Value at January 3, 2026(2)	Net Income for the fiscal year ended January 3, 2026 (3)
Parent	—	$—	$—	100%	$104,874		$11,869
GA Stockholders	42%	$47,223	$5,525	100%	$104,874		$11,869

(1)	Based on 44,277,746 shares of Class A Common Stock and 10,519,105 shares of Class B Common Stock outstanding as of April 1, 2026.
(2)	Based on total stockholders’ equity of $104.9 million as of January 3, 2026, including $79.3 million attributable to the Company and $25.6 million attributable to noncontrolling interests.
(3)

Based on consolidated net income of $11.9 million for the fiscal year ended January 3, 2026, including $8.7 million attributable to the Company and $3.2 million attributable to noncontrolling interests.

In addition, the General Atlantic Filing Parties will benefit from the savings associated with the Company no longer being required to file reports under or otherwise having to comply with provisions of the Exchange Act. Detriments of the Mergers to the General Atlantic Filing Parties include the lack of liquidity for Company Common Stock following the Mergers and the risk that the Company will decrease in value following the Mergers.

Certain Effects on the Company if the Mergers are not Completed

If the Merger Agreement Proposal is not adopted as a result of the failure to obtain the Requisite Company Vote, or if the Mergers are not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of Company Common Stock in connection with the Mergers. Instead, the Company will remain an independent public company, and the shares of Class A Common Stock will continue to be listed and traded on Nasdaq, so long as the Company continues to meet the applicable listing requirements. In addition, if the Mergers are not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. There is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock, including the risk that the market price of shares of Class A Common Stock may decline to the extent that the current market price of shares of Class A Common Stock reflects a market assumption that the Mergers will be completed.

If the Mergers are not completed for any other reason, this event would not adversely affect the GA Stockholders’ future relationship with the Company, and the GA Stockholders would intend to remain as long-term stockholders.

Under certain circumstances, if the Mergers are not completed, the Company may be required to pay Parent a Company Termination Fee of $6,600,000 or Parent may be required to pay the Company a Parent Termination Fee of $19,000,000. For more information about termination fees, see “The Merger Agreement—Termination Fees.”

Certain Unaudited Prospective Financial Information

Except for annual guidance, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and projections.

In October 2025, Company management presented to the Board the October Plan, which was a preliminary long-range plan for the Company. The October Plan was not approved by the Board and was not relied upon by the Special Committee or Moelis in evaluating the Transactions or rendering of the fairness opinion.

In December 2025, in connection with the Special Committee’s consideration of the Company’s standalone prospects and potential strategic transactions available to the Company, including the Mergers, the Special Committee requested that Company management prepare and present an updated long-range plan reflecting management’s ongoing refinements on the October Plan. Management prepared the Long-Range Plan consisting of certain financial projections of the Company on a standalone basis without giving effect to the Mergers, through the fiscal year 2030. The Long-Range Plan was not approved by the Special Committee or the Board. See “ —Background of the Mergers” above for additional information.

The Long-Range Plan assumes that the Company will be able to successfully execute certain strategic initiatives on a timely basis. The projections included in the Long-Range Plan may or may not come to bear given execution challenges including (i) that the initiatives rely on their successful implementation by a national franchisee base which the Company does not directly control, and near-term margin pressure at the center level may limit franchisee willingness to implement and invest in certain initiatives, (ii) exposure to potential labor constraints given the Company’s reliance on specialized labor, (iii) the relative recency with which key personnel including the Chief Executive Officer, Chief Financial Officer and other key commercial leaders have joined the Company, (iv) that the plan assumes multiple initiatives can be successfully executed simultaneously and (v) exposure to changes in the macroeconomic environment which may alter business conditions relative to those present when the Long-Range Plan was prepared. The Long-Range Plan forecasted that the Company would return to growth in fiscal year 2026 with one net NCO (defined below) growing to 40 net NCOs in fiscal year 2028 as compared to recent results with 23 net NCOs in fiscal year 2024 and 21 net closures expected for full year fiscal year 2025.

After considering the execution challenges associated with achieving the planned strategic initiatives, the Special Committee directed the Company to prepare various scenarios on the achievement of the Long-Range Plan initiatives, including the 50% Achievability Case described below.

In January 2026, Moelis, as financial advisor to the Special Committee and at the Special Committee’s request, prepared a preliminary financial analysis of the Initial Proposal based on the 50% Achievability Case, reflecting a 50% achievement of the benefit from the Company Initiatives set forth in the Long-Range Plan, with no delay in timing (the “50% Achievability Case Analysis” and, together with the Long-Range Plan and the October Plan, the “Projections”). The 50% Achievability Case Analysis was reviewed by the Special Committee together with representatives of Moelis on January 13, 2026 in connection with the Special Committee’s evaluation of the Long-Range Plan. The Special Committee confirmed to Moelis that the Projections used in the 50% Achievability Case were reasonably prepared and reflected the best available estimates and judgments of the Special Committee as to the future performance of the Company, and the Special Committee directed that Moelis use such Projections as the basis for its financial analysis and opinion. See “—Background of the Mergers” and “Special Factors—Opinion of the Special Committee’s Financial Advisor” above for additional information.

The Special Committee used the 50% Achievability Case Analysis to assist in its decision-making process in determining to recommend to the Board the approval and adoption of the Merger Agreement and to recommend the Mergers. These and the other Projections may not be appropriate for other purposes and are not being included in this proxy statement to influence the Company’s stockholders’ decision as to whether to vote to adopt the Merger Agreement and approve the Mergers.

Although the Projections were prepared on an accounting basis consistent with the Company’s financial statements, the Projections, and the underlying key assumptions relating to the Projections, were generated for internal use and not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections, SEC rules regarding the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables, estimates and assumptions as to future events that are inherently uncertain and many of which are beyond the Company’s control. Because the Projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the Projections not being achieved. For a description of some of these factors, the Company’s stockholders are urged to review the Company’s most recent SEC filings and other risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the Projections may be affected by the Company’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the Projections are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the Projections.

In developing the Projections, Company management and the Special Committee made numerous assumptions, including about the industry in which the Company participates, the Company’s markets and services, and the Company’s ability to execute its plans. The foregoing is a summary of certain key assumptions and estimates and does not purport to be a comprehensive overview of all assumptions and estimates reflected in the Projections.

The October Plan

The following presents the Projections included in the October Plan as presented to the Board in October 2025:

($ in millions)	Fiscal 2025	Fiscal 2026	Fiscal 2027	Fiscal 2028	Fiscal 2029	Fiscal 2030
Beginning Center Count	1,067	1,039	1,044	1,089	1,134	1,178
NCOs(1)	12	25	50	50	50	50
Closures(1)	(40)	(20)	(5)	(5)	(6)	(6)
Ending Center Count(1)	1,039	1,044	1,089	1,134	1,178	1,222
Net NCOs Growth %(1)	-2.6%	0.5%	4.3%	4.1%	3.9%	3.7%
Total System-Wide Sales(2)	$950	$955	$1,011	$1,082	$1,163	$1,251
% Growth	-0.1%	0.6%	5.8%	7.1%	7.4%	7.6%
Same Store Sales Growth %(3)	0.3%	3.5%	4.4%	5.4%	5.8%	6.0%
Total Revenue	$209	$213	$226	$242	$259	$278
% Growth	-3.8%	2.1%	6.1%	6.8%	7.1%	7.4%
Gross Profit	$154	$158	$168	$180	$193	$208
% Margin	73.9%	74.1%	74.3%	74.5%	74.7%	74.9%
Adjusted EBITDA(4)	$73	$70	$80	$87	$100	$112
% Margin(5)	35.1%	32.6%	35.2%	36.0%	38.6%	40.2%
% Growth	-3.1%	-5.0%	14.6%	9.1%	15.1%	11.8%

(1)

The number of net new center (closures) openings reflects centers opened during a particular reporting period for both franchisee-owned and corporate-owned centers, less centers closed during the same period. The Company describes New Center (Closures) Openings as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(2)

System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in the Company’s network, including both franchisee-owned and corporate-owned centers. The Company describes system-wide sales as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(3)

Same-store sales (“SSS”) reflect the change in year-over-year sales from services performed and retail sales for the same-store base. The Company defines the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. The Company describes same-store sales as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(4)

The Company defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that the Company does not consider in its evaluation of ongoing performance of its core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of the Company’s Tax Receivable Agreement liability, contractual cash interest on its Tax Receivable Agreement liability, loss on disposal or impairment of assets, transaction costs, business transformation costs and other one-time expenses and/or gains. Business transformation costs primarily include expenses related to the Company’s business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles. Further information on the Company’s calculation, use and reconciliations of EBITDA and Adjusted EBITDA are described in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein. Represents business transformation costs of $9M in fiscal 2026, $6M in fiscal 2027, $7M in fiscal 2028 and $4M each year from fiscal 2029 on.

(5)	The Company defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

Long-Range Plan

The following presents the Projections included in the Long-Range Plan as presented to the Special Committee in December 2025:

($ in millions)	Fiscal 2025		Fiscal 2026		Fiscal 2027		Fiscal 2028		Fiscal 2029		Fiscal 2030
Beginning Center Count	1,067		1,046		1,047		1,092	(1)	1,137	(1)	1,182	(1)
NCOs(2)	12		25		45		45		45		45
Closures(2)	(33)		(24)		(5)		(5)		(5)		(5)

Ending Center Count(2)	1,046		1,047		1,087		1,132	(3)	1,177	(3)	1,222	(3)
Net NCOs Growth %(2)	-2.0%		0.1%		4.3	%(4)	4.1	%(4)	4.0	%(4)	3.8	%(4)

Total System-Wide Sales(5)	$947		$964		$1,017		$1,074		$1,139		$1,211
% Growth	-0.4%		1.7%		5.6%		5.6%		6.1%		6.3%
Same Store Sales Growth %(6)	0.2%		3.6%		4.5%		3.9%		4.3%		4.6%
Mature SSS Growth %(7)			3.0	%(8)	3.5	%(8)	2.5%		2.5%		2.5%

Total Revenue	$208	(9)	$215		$226		$240		$258		$276
% Growth	-3.9	%(10)	3.4	%(10)	5.1%		5.9%		7.7%		7.0%

Gross Profit	$154	(11)	$158		$167		$177		$190		$204
% Margin	74.0	%(12)	73.2%		73.8%		73.9%		73.8	%(12)	73.8%
Adjusted Selling, General & Administrative Expenses (SG&A)	$(50)		$(55)		$(56)		$(57)		$(58)		$(59)
Advertising	$(30)		$(31)		$(32)		$(34)		$(36)		$(38)

Adjusted EBITDA(13)	$74	(14)	$72		$79		$87		$97		$107
% Margin(15)	35.6	%(16)	33.4	%(16)	34.9%		36.2%		37.6%		38.9	%(16)
% Growth	-1.7	%(17)	-3.0	%(17)	9.8	%(17)	9.7%		12.0	%(17)	10.4	%(17)

Note: The final financial analysis presented by Moelis to the Special Committee at its meeting held on February 9, 2026, which was prepared in connection with the delivery of Moelis’ opinion (the “Revised Presentation”), reflected certain corrections to the Long-Range Plan presented to the Special Committee in the Long-Range Plan on December 18, 2025. The table above presents the figures as presented to the Special Committee. The Revised Presentation is included in Moelis’ financial analysis materials presented to the Special Committee on February 9, 2026 and are included in Exhibit (c)(vi) to the Transaction Statement on Schedule 13E-3 filed with the SEC in connection with the Mergers. Certain numerical inaccuracies in measures relating to center counts and growth that were not included in the Revised Presentation or used for purposes of Moelis’ financial analysis are also revised in the notes below.

(1)	1,087, 1,127 and 1,167 in fiscal year 2028, 2029 and 2030, respectively.
(2)

The number of net new center (closures) openings reflects centers opened during a particular reporting period for both franchisee-owned and corporate-owned centers, less centers closed during the same period. The Company describes New Center (Closures) Openings as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(3)	1,127, 1,167, and 1,207 in fiscal year 2028, 2029 and 2030, respectively.
(4)	3.8%, 3.7%, 3.5% and 3.4% in fiscal year 2027, 2028, 2029 and 2030, respectively.
(5)

System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in the Company’s network, including both franchisee-owned and corporate-owned centers. The Company describes system-wide sales as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(6)

Same-store sales (“SSS”) reflect the change in year-over-year sales from services performed and retail sales for the same-store base. The Company defines the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. The Company describes same-store sales as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(7)	Mature same-store sales reflect SSS for centers that have been in operation for more than five years.
(8)	The Revised Presentation reflects 2.3% and 4.2% in fiscal year 2026 and 2027, respectively.
(9)	The Revised Presentation reflects $207 in fiscal year 2025.
(10)	The Revised Presentation reflects -4.8% and 4.3% in fiscal year 2025 and 2026, respectively.
(11)	The Revised Presentation reflects $153 in fiscal year 2025.
(12)	The Revised Presentation reflects 73.9% and 73.7% in fiscal year 2025 and 2029, respectively.
(13)

The Company defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that the Company does not consider in its evaluation of ongoing performance of its core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of the Company’s Tax Receivable Agreement liability, contractual cash interest on its Tax Receivable Agreement liability, loss on disposal or impairment of assets, transaction costs, business transformation costs and other one-time expenses and/or gains. Business transformation costs primarily include expenses related to the Company’s business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles. Further information on the Company’s calculation, use and reconciliations of EBITDA and Adjusted EBITDA are described in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(14)	The Revised Presentation reflects $73 in fiscal year 2025.
(15)	The Company defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
(16)	The Revised Presentation reflects 35.4%, 33.6% and 38.7% in fiscal year 2025, 2026 and 2030, respectively.
(17)	The Revised Presentation reflects -3.1%, -1.1%, 9.1%, 11.8% and 10.3% in fiscal year 2025, 2026, 2027, 2029 and 2030, respectively.

50% Achievability Case Analysis

The following tables present the Projections included in the 50% Achievability Case Analysis:

($ in millions)	Fiscal 2026	Fiscal 2027	Fiscal 2028	Fiscal 2029	Fiscal 2030
Total System-Wide Sales(1)	$945	$967	$1,000	$1,039	$1,083
% Growth	(0.3)%	2.4%	3.4%	3.9%	4.2%
Same Store Sales Growth %(2)	1.5%	1.4%	1.9%	2.1%	2.5%
Mature SSS Growth %(3)	(0.2)%	1.1%	0.7%	0.3%	0.4%

Total Revenue	$211	$215	$224	$235	$247
% Growth	2.2%	1.9%	3.8%	5.3%	5.0%

Gross Profit	$155	$159	$165	$174	$182
% Margin	73.2%	73.8%	74.0%	73.9%	73.8%

Adjusted EBITDA(4)	$71	$75	$81	$88	$96
% Margin(5)	33.8%	34.8%	36.3%	37.6%	39.0%
% Growth	(2.3)%	4.9%	8.2%	9.0%	9.0%

Memo:
Capital Expenditures	$4	$3	$3	$3	$3
Depreciation and Amortization	20	24	19	10	4
Change in Net Working Capital(6)	(4)	1	1	0	1
Stock Based Compensation	10	10	10	11	11

(1)

System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in the Company’s network, including both franchisee-owned and corporate-owned centers. The Company describes system-wide sales as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(2)

Same-store sales (“SSS”) reflect the change in year-over-year sales from services performed and retail sales for the same-store base. The Company defines the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. The Company describes same-store sales as a key business metric in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(3)	Mature same-store sales reflect SSS for centers that have been in operation for more than five years.
(4)

The Company defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that the Company does not consider in its evaluation of ongoing performance of its core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of the Company’s Tax Receivable Agreement liability, contractual cash interest on its Tax Receivable Agreement liability, loss on disposal or impairment of assets, transaction costs, business transformation costs and other one-time expenses and/or gains. Business transformation costs primarily include expenses related to the Company’s business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles. Further information on the Company’s calculation, use and reconciliations of EBITDA and Adjusted EBITDA are described in further detail in its Annual Report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference herein.

(5)	The Company defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

(6)	Change in net working capital does not include the impact of deferred tax assets.

Unlevered Free Cash Flow Projections
($ in millions, except per share data)	Fiscal 2026	Fiscal 2027	Fiscal 2028	Fiscal 2029	Fiscal 2030	Terminal
Total Revenue	$211	$215	$224	$235	$247	$247
% Revenue Growth(1)	2.2%	1.9%	3.8%	5.3%	5.0%

Adjusted EBITDA(2)	$71	$75	$81	$88	$96	$96
% EBITDA Margin	33.8%	34.8%	36.3%	37.6%	39.0%	39.0%
Less: Stock-Based Compensation	$(10)	$(10)	$(10)	$(11)	$(11)	$(11)
Less: Depreciation & Amortization	(20)	(24)	(19)	(10)	(4)	(3)

Adjusted EBIT	$42	$41	$52	$68	$81	$83

Cash Tax Rate	26%	26%	26%	26%	26%	26%
Less: Cash Taxes	$(11)	$(11)	$(13)	$(18)	$(21)	$(21)
Less: Cash Tax Distributions(3)	(2)	(2)	(3)	(4)	(5)	(5)
Plus: Depreciation & Amortization	20	24	19	10	4	3
Less: Change in Net Working Capital(4)	(4)	1	1	0	1	1
Less: Capital Expenditures	(4)	(3)	(3)	(3)	(3)	(3)

Unlevered Free Cash Flow	$41	$51	$53	$54	$58	$57

(1)	Fiscal 2026E revenue growth reflects Fiscal 2025E revenue per Company management guidance.
(2)	Unburdened by Stock-Based Compensation, consistent with the Company’s presentation of Adjusted EBITDA.
(3)	Reflects cash tax distribution to Opco; calculated as 19.73% of Adjusted EBIT multiplied by the spread between the 56.00% Opco reimbursement tax rate and the 25.79% Company tax rate.

(4)	Change in Net Working Capital excludes impacts from deferred tax assets because tax attributes were valued separately.

Realized Tax Benefit Projections (Fiscal 2026E – 2066E)

($ in millions, except per share data)	2026	2027	2028	2029	2030	2031
Realized Tax Benefit	$8.9	$9.5	$10.7	$11.7	$13.0	$14.5
(x) Tax Receivable Agreement (“TRA”) Rate	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%
TRA Payment	$7.6	$8.1	$9.1	$9.9	$11.1	$12.3

Company TRA Benefit	$1.3	$1.4	$1.6	$1.8	$2.0	$2.2

($ in millions, except per share data)	2032	2033	2034	2035	2036	2037
Realized Tax Benefit	$15.7	$16.4	$17.6	$18.9	$20.0	$19.7
(x) TRA Rate	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%
TRA Payment	$13.3	$14.0	$14.9	$16.0	$17.0	$16.8
Company TRA Benefit	$2.4	$2.5	$2.6	$2.8	$3.0	$3.0

($ in millions, except per share data)	2038	2039	2040	2041	2042	2043
Realized Tax Benefit	$18.1	$18.6	$11.1	$2.4	$0.6	$0.2
(x) TRA Rate	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%
TRA Payment	$15.4	$15.8	$9.4	$2.1	$0.5	$0.1

Company TRA Benefit	$2.7	$2.8	$1.7	$0.4	$0.1	$0.0

($ in millions, except per share data)	2044(1)	2066
Realized Tax Benefit	$0.0	$0.0
(x) TRA Rate	85.0%	85.0%
TRA Payment	$0.0	$0.0
Company TRA Benefit	$0.0	$0.0

(1)	Total Company Tax Receivable Agreement Benefit between 2044 and 2066 equal to ~$0.01M.

Additional Information Regarding the Projections

The inclusion and incorporation by reference of the Projections in this proxy statement are not a guarantee of performance and should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives (including the Special Committee and Moelis) considered or considers the Projections to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the Projections should not be relied upon as such. Neither the Company nor any of its respective affiliates, advisors, officers, directors or representatives (including the Special Committee and Moelis) has made or makes any representation to any of the Company’s stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in the Projections (or to the effect that the future financial and operating performance set forth therein will be achieved) or can give any assurance that actual results will not differ materially from the Projections, and none of them, except as required by law, undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. The inclusion and incorporation by reference of the Projections should not be deemed an admission or representation by the Company, its affiliates or any of their respective advisors or representatives or any other person that it is viewed as material information of the Company, particularly in light of the inherent risks and uncertainties associated with such financial forecasts.

The Projections include certain non-GAAP financial measures. Financial measures such as adjusted EBITDA, adjusted EBIT, unlevered free cash flow are non-GAAP financial measures. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, the Company’s non-GAAP financial measures should be considered together with, and not as an alternative to, the Company’s financial results prepared in accordance with GAAP. SEC rules requiring a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Mergers if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Special Committee, Moelis or the Board in connection with their respective evaluations of the Mergers. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Projections to the relevant GAAP financial measures.

The Company has reported, and may continue to report, results of operations for periods included in the Projections that were or will be completed following the preparation of the Projections. The Projections are not representations or guidance and should be evaluated in conjunction with the Company’s historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The Projections may not be consistent with, or comparable to, the Company’s historical results as a result of the assumptions utilized in preparing such information; please refer to the Company’s periodic filings with the SEC for information on the Company’s actual historical results.

The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As such, the Projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company’s Annual Report on Form 10-K for the year ended January 3, 2026, and subsequent quarterly and current reports on Form 10-Q and 8-K. Please consider carefully the discussion entitled “Cautionary Note Regarding Forward-Looking Statements” elsewhere in this proxy statement. The Projections also reflect certain estimates for fiscal 2025 that may differ from amounts reflected in the Company’s actual performance for fiscal 2025.

For the foregoing reasons, as well as the bases and assumptions upon which the Projections were compiled, the inclusion and incorporation by reference of the Projections in this proxy statement should not be regarded as an indication that the Company, the Special Committee, the Board or their respective affiliates, officers, directors, advisors or other representatives (including Moelis) considered, or now consider, the Projections to be an accurate prediction of future events or results, and the projections and forecasts should not be relied on as such an indication. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Mergers are completed.

Interests of Executive Officers and Directors of the Company in the Mergers

In considering the recommendations of the Special Committee of the Board with respect to the Mergers, the Company’s stockholders should be aware that the Company’s executive officers and directors have certain interests in the Mergers that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Special Committee, consisting entirely of independent directors, and the Board were aware of these interests and considered them, among other matters, in evaluating the Merger Agreement and the transactions contemplated thereby, including the Mergers, and in making their recommendations. These interests are described below.

Treatment of Company Shares and Company Equity Awards in the Mergers

Company Shares and Opco Common Units

At the Effective Time, any shares of Class A Common Stock held by a director or executive officer will be cancelled and extinguished and automatically converted into the right to receive the Class A Per Share Price, and any shares of Class B Common Stock held by a director or executive officer will be cancelled and extinguished and automatically converted into the right to receive the Class B Per Share Price in each case on the same basis as other holders of Class A Common Stock and Class B Common Stock, respectively.

At the LLC Merger Effective Time, any Opco Common unit that is held by a director or executive officer will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the excess of the Class A Per Share Price over the Class B Per Share Price, without interest thereon.

The approximate value of the cash payments that each individual who served as a director or executive officer of the Company at any time since the beginning of the Company’s 2025 fiscal year would receive in exchange for his or her shares of Class A Common Stock, shares of Class B Common Stock and Opco Common Units is set forth in the table below. The information is based on the number of shares of Class A Common Stock, shares of Class B Common Stock and Opco Common Units held by the Company’s directors and executive officers as of April 1, 2026.

The ownership information presented below for each of David Berg, Gavin O’Connor and Stacie Shirley is based on information in the Company’s records as these individuals are no longer required to file reports of changes in ownership of the Company’s Common Stock with the SEC. The information has not been independently verified with such individuals. None of these former individuals were employed by the Company or serve on the Company’s Board as of April 1, 2026.

Name	Shares of Class A Common Stock (#)	Shares of Class B Common Stock (#)	Opco Common Units (#)	Cash Consideration for Shares and Units ($)
Christopher Morris (1)	561,454	—	—	$3,256,433.20
Andrew Crawford	—	—	—	$—
Alexa Bartlett	—	—	—	$—
Laurie Ann Goldman	59,688	—	—	$346,190.40
Dorvin Lively	79,188	—	—	$459,290.40
Nital Scott	30,719	—	—	$178,170.20
Julia Hunter	48,057	—	—	$278,730.60
Thomas Kim	—	—	—	$—
Angela Jaskolski	—	—	—	$—
Kurt Smith	—	—	—	$—
Cindy Thomassee	75,700	—	—	$439,060.00
Katie Mullen	40,000	—	—	$232,000.00
David Berg	—	—	—	$—
Gavin O’Connor	34,775	82,965	82,965	$682,892.00
Stacie Shirley	13,451	—	—	$78,015.80

(1)

The Morris Offer Letter provides for, among other things, the acceleration of the Unvested Company Options and Unvested Company RSUs that were granted to Mr. Morris pursuant to the terms of the Offer Letter upon a change in control.

Company Options

At the Effective Time, each Vested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company Option

Consideration. Any Vested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

At the Effective Time, each Unvested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock under such Unvested Company Option. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time, including “double trigger” termination protection. Any Unvested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

Company RSUs

At the Effective Time, each Vested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company RSU Consideration.

At the Effective Time, each outstanding Unvested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, including “double trigger” termination protection.

The table below sets forth the number of Company Options and Company RSUs held by directors and executive officers as of April 1, 2026 and the aggregate cash consideration (on a pre-tax basis) that would be payable with respect to such Company Options and Company RSUs, assuming that the Converted Cash Awards become payable in their entirety. The actual amount payable in respect of Company Options and Company RSUs will depend on the number of shares of Class A Common Stock subject to the Company Options and Company RSUs held by such persons as of the Effective Time and the amount of the Converted Cash Awards that vest and become payable, which may differ from the amounts in the table below.

The ownership information presented below for each of David Berg, Gavin O’Connor and Stacie Shirley is based on information in the Company’s records as these individuals are no longer required to file reports of changes in ownership of the Company’s Common Stock with the SEC. The information has not been independently verified with such individuals. None of these former individuals were employed by the Company or serve on the Company’s Board as of April 1, 2026.

Name	Vested Company Options (#)	Unvested Company Options (#)	Vested Company RSUs (#)	Unvested Company RSUs (#)	Cash Consideration for Vested Company Options ($)	Cash Consideration for Vested Company RSUs ($)	Converted Cash Awards ($)(1)
Christopher Morris (2)	—	1,650,000	561,454	—	—	$3,256,433.20	$—
Andrew Crawford	—	—	—	—	$—	$—	$—
Alexa Bartlett	—	—	—	—	$—	$—	$—
Laurie Ann Goldman	—	—	54,188	5,502	$—	$314,290.40	$31,911.60
Dorvin Lively	—	—	54,188	5,502	$—	$314,290.40	$31,911.60
Nital Scott	—	—	30,719	5,502	$—	$178,170.20	$31,911.60
Julia Hunter	—	—	48,057	7,046	$—	$278,730.60	$40,866.80
Thomas Kim	—	735,000	—	200,000	$—	$—	$1,869,900.00
Angela Jaskolski	—	465,000	—	125,000	$—	$—	$947,300.00
Kurt Smith	—	350,000	—	95,000	$—	$—	$717,500.00
Cindy Thomassee	12,920	—	75,700	62,040	$—	$439,060.00	$359,832.00
Katie Mullen	—	580,000	40,000	120,000	$—	$232,000.00	$1,094,200.00
David Berg	—	—	—	—	$—	$—	$—
Gavin O’Connor	—	—	32,975	—	$—	$191,255.00	$—
Stacie Shirley	—	—	13,451	—	$—	$78,015.80	$—

(1)

Represents the aggregate value of Converted Cash Awards that each individual will receive in respect of Unvested Company Options and Unvested Company RSUs, calculated as follows: (i) for Unvested Company Options, the excess, if any, of the Class A Per Share Price over the applicable per share exercise price, multiplied by the number of shares subject to such Unvested Company Options and (ii) for Unvested Company RSUs, the Class A Per Share Price multiplied by the number of shares subject to such Unvested Company RSUs. Each Converted Cash Award will continue to have, and be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option, Unvested Company RSU, or Unvested Restricted Stock Award immediately prior to the Effective Time, including “double trigger” termination protection.

(2)

The Morris Offer Letter, provides for, among other things, the acceleration of the Unvested Company Options and Unvested Company RSUs that were granted to Mr. Morris pursuant to the terms of the Offer Letter upon a change in control.

Severance Benefits

Each executive officer of the Company is eligible to receive severance benefits under the Company’s Change in Control and Severance Plan (the “Severance Plan”).

In connection with a termination of employment by the Company without “cause” (other than due to death or disability) or resignation for “good reason,” in either case, within three months prior to, or on or within 24 months following, the consummation of a “change in control” under the Severance Plan, each executive officer would be entitled to receive: (a) payment of an amount equal to a specified multiple of the sum of the executive’s base salary and target annual bonus, payable over the applicable change in control severance period (the multiplier and change in control severance period vary by position: 2.5x with a 30-month change in control severance period for Mr. Morris and 2x with a 24-month change in control severance period for the other executive officers); (b) payment of an amount equal to the executive officer’s target annual bonus for the fiscal year in which termination occurs, pro-rated based on the number of days the executive officer was employed during such fiscal year; (c) subject to the executive officer’s timely election of COBRA coverage, payment of a monthly amount equal to the monthly health premiums for such coverage paid by the Company on behalf of the executive and any eligible dependents immediately prior to the date of termination until the earlier of: (i) the end of the applicable change in control severance period, (ii) the date that the executive officer and his or her eligible dependents cease to be eligible for such COBRA coverage under applicable law or plan terms, and (iii) the date on which the executive obtains health coverage from another employer; and (d) full vesting of all unvested equity or equity-based awards held by the executive officer as of the separation date, with any equity or equity-based awards that are subject to performance-based vesting conditions vesting based on the achievement of the applicable performance goals at target, determined as if any applicable service-based vesting requirement had been met.

Receipt of severance benefits under the Severance Plan is conditioned upon the executive officer’s execution and delivery of a separation agreement that includes a general release and waiver of claims in favor of the Company and its affiliates, in a form acceptable to the Company, and such separation agreement becoming fully effective and irrevocable within the time specified therein, and the executive’s continued compliance with all confidentiality, non-solicitation, non-competition, no-hire, non-disparagement, invention assignment, cooperation and other similar obligations to, and other restrictive covenants in favor of, the Company or any of its affiliates to which the executive is bound.

The Severance Plan provides for a Section 280G “better-of” provision such that payments or benefits that each eligible executive receives in connection with a “change in control” will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Internal Revenue Code if such reduction would result in a greater after-tax payment amount for the executive.

Board Compensation

Ms. Goldman. On March 11, 2021, we entered into a letter agreement with Ms. Goldman under which she agreed to serve on our Board beginning on or around April 1, 2021. Pursuant to her letter agreement, Ms. Goldman is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, subject to approval of our Board, Ms. Goldman is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Ms. Goldman’s letter agreement, she has agreed to a perpetual confidentiality covenant.

Ms. Hunter. On August 8, 2024, we entered into a letter agreement with Ms. Hunter under which she agreed to serve on our Board. Pursuant to her letter agreement, Ms. Hunter is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, Ms. Hunter was entitled to receive an initial one-time grant of RSUs valued at $62,500, which vests in eight equal quarterly installments, and is entitled to receive an annual grant of RSUs valued at $125,000 (prorated for her first year of service), which vests in four equal quarterly installments. Under Ms. Hunter’s letter agreement, she has agreed to a perpetual confidentiality covenant.

Mr. Lively. On March 1, 2021, we entered into a letter agreement with Mr. Lively under which he agreed to serve on our Board beginning on or around April 1, 2021. Pursuant to his letter agreement, Mr. Lively is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, subject to approval of our Board, Mr. Lively is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Mr. Lively’s letter agreement, he has agreed to a perpetual confidentiality covenant.

Ms. Scott. On November 22, 2021, we entered into a letter agreement with Ms. Scott under which she agreed to serve on our Board. Pursuant to her letter agreement, Ms. Scott is entitled to receive an annual cash retainer equal to $50,000, payable in four equal quarterly installments. In addition, Ms. Scott is entitled to receive an annual grant of RSUs valued at $125,000, which vests in four equal quarterly installments. Under Ms. Scott’s letter agreement, she has agreed to a perpetual confidentiality covenant.

Ms. Bartlett and Mr. Crawford do not receive compensation from the Company in respect of their service as non-employee directors.

Each non-employee director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of our Board or any committee thereof on which he or she serves.

Continued Indemnification and Insurance Coverage

Each of our executive officers and directors is entitled to continued indemnification and insurance coverage from the Surviving Corporation under the terms of the Merger Agreement for a period of six (6) years following the Closing.

Special Committee Compensation

The members of the Special Committee are not receiving any compensation in connection with their service on the Special Committee.

Intent of the Directors and Executive Officers to Vote in Favor of the Mergers

Although none of the directors and executive officers are obligated to vote favor of the approval of the Merger Agreement Proposal and the Adjournment Proposal, we currently expect that each of these individuals, to the extent that they directly own shares of Company Common Stock as of the Record Date, will vote all of his or her shares of Company Common Stock “FOR” the approval of the Merger Agreement Proposal and the Adjournment Proposal. As of the Record Date, our directors and executive officers directly owned, in the aggregate, 494,806 shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.9% of the total voting power for shares of Company Common Stock entitled to vote at the Special Meeting.

Intent of the General Atlantic Filing Parties to Vote in Favor of the Mergers

As of April 1, 2026, the GA Stockholders held, in the aggregate, approximately 42% of the voting power of the Company’s outstanding capital stock. On February 9, 2026, the GA Stockholders entered into a Support Agreement with Parent and the Company, pursuant to which the GA Stockholders have agreed, among other things, to vote their shares of Company Common Stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Mergers, and against any other action, agreement or proposal which would reasonably be expected to prevent, materially impair or materially delay the consummation of the Mergers or any of the transactions contemplated by the Merger Agreement, subject to and in accordance with the terms and conditions of the Support Agreement. Accordingly, the Support Agreement is expected to result in approximately 42% of the outstanding shares of Company Common Stock being voted in favor of the proposal to approve and adopt the Merger Agreement. In addition, pursuant to the Support Agreement and subject to the terms and conditions described in the section of this proxy statement captioned “—Financing of the Mergers”, among other things, the GA Stockholders and the GA Members will contribute all of their holdings of Company Common Stock and all of their units of Opco, respectively, to a direct parent company of Parent in exchange for equity interests in such direct parent company of Parent, which contribution and exchange will happen immediately prior to the Effective Time and the GA Stockholders will indirectly own 100% of Parent through such direct parent company thereof. As a result of the Mergers, the shares of Company Common Stock and the units of Opco contributed to such direct parent company of Parent by the GA Stockholders and the GA Members, respectively, will be cancelled and extinguished without any conversion thereof or consideration paid therefor. All obligations of the General Atlantic Filing Parties under the Support

Agreement terminate automatically upon a termination of the Merger Agreement in accordance with its terms. A copy of the Support Agreement is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. See “Special Factors—Support Agreement.”

Exchange of Paired Interests in Connection with the Mergers

Prior to the Mergers, the Company will require the members of EWC Management Holdco, a management holding company vehicle that holds Paired Interests for the benefit of its members, to redeem their units of EWC Management Holdco for Paired Interests pursuant to the EWC Management Holdco LLCA and join the Exchange Agreement.

The Company will then require, pursuant to the Exchange Agreement, that all holders of Paired Interests party to the Exchange Agreement (other than the GA Stockholders) exchange with the Company all of such holders’ Paired Interests for shares of Class A Common Stock. These exchanging holders of Paired Interests are expected to be entitled to tax benefit payments under the Tax Receivable Agreement in accordance with the terms therein.

Material U.S. Federal Income Tax Consequences of the Mergers

The following discussion is a summary of material U.S. federal income tax consequences of the Mergers to U.S. Holders and Non-U.S. Holders (each, as defined below) who receive cash in exchange of the shares of Company Common Stock or U.S. Holders who receive cash in exchange for Opco Common Units, as applicable. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of the shares of Company Common Stock or Opco Common Units, as applicable, in light of their particular circumstances. This discussion is based on the Code, the Treasury Regulations promulgated under the Code, judicial authority, published administrative positions of the IRS and other applicable authorities, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, nor does it address any aspects of the unearned income Medicare contribution tax. This discussion does not describe any tax consequences arising in connection with the Tax Receivable Agreement, which are complex. In addition, this discussion only applies to the shares of Company Common Stock or Opco Common Units, as applicable, that are held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code and does not address tax consequences applicable to any holder of the shares of Company Common Stock or Opco Common Units, as applicable, that may be subject to special treatment under U.S. federal income tax law, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in commodities, stocks, securities or in currencies;

•	a dealer or trader in securities that elects mark-to-market treatment;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a stockholder that owns, or has owned, actually or constructively, more than 5% of the shares of Company Common Stock;

•	a stockholder subject to the alternative minimum tax provisions of the Code;

•	a stockholder that received the shares of Company Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•	a person that is required to report income no later than when such income is reported in an “applicable financial statement”;

•	a person that holds the shares of Company Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a stockholder that is not exchanging its shares of Company Common Stock for cash pursuant to the Corporate Mergers;

•	A person holding a direct or indirect interest in Parent or Merger Subs, the GA Stockholders or a direct or indirect investor in the GA Stockholders; and

•	U.S. expatriates or certain former U.S. citizens or long-term residents.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the shares of Company Common Stock or Opco Common Units, as applicable, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and the partnership. Any such partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), and any partners thereof, that hold the shares of Company Common Stock or Opco Common Units, as applicable, should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company Common Stock or Opco Common Units, as applicable, pursuant to the Mergers.

The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. Holders of shares of Company Common Stock or Opco Common Units, as applicable, are urged to consult their own tax advisor with respect to the specific tax consequences to them of the Mergers in light of their own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local and non-U.S. tax laws.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the Mergers that will apply to U.S. Holders. For purposes of this discussion, the term “U.S. Holder” refers to a beneficial owner of the shares of Company Common Stock or Opco Common Units, as applicable, that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

Exchange of the Shares of Company Common Stock for Cash Pursuant to the Merger Agreement. The exchange of the shares of Company Common Stock by a U.S. Holder for cash in the Corporate Merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received in the Corporate Merger and the holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. Gain or loss will generally be determined separately for each block of shares of Company Common Stock (generally, shares of Company Common Stock acquired at the same cost in a single transaction) held by such U.S. Holder. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the shares of Company Common Stock is more than one (1) year at the time of the exchange. Long-term capital gains recognized by a non-corporate U.S. Holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Exchange of Opco Common Units for Cash Pursuant to the Merger Agreement. The exchange of Opco Common Units by a U.S. Holder for cash in the LLC Merger will generally be a taxable transaction for U.S. federal income tax purposes. Subject to the below discussions, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (1) the sum of (A) cash received in the LLC Merger and (B) such U.S. Holder’s share of Opco’s liabilities immediately prior to the effective time of the LLC Merger, and (2) and the holder’s adjusted tax basis in the shares of Opco Common Units exchanged therefor (which includes such U.S. Holder’s share of Opco’s liabilities immediately prior to the effective time of the LLC Merger).

A U.S. Holder’s initial tax basis in its Opco Common Units would have been equal to the amount such holder paid for the Opco Common Units plus the U.S. Holder’s share of Opco’s liabilities. Over time that basis would have (1) increased by (A) the U.S. Holder’s share of Opco’s income and (B) any increases in the U.S. Holder’s share of Opco’s liabilities and (2) decreased, but not below zero, by (A) distributions from Opco, (B) the U.S. Holder’s share of Opco’s losses, (C) any decreases in the U.S. Holder’s share of Opco’s liabilities and (D) the U.S. Holder’s share of Opco’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. Holder on the receipt of cash in exchange for the Opco Common Units pursuant to the LLC Merger will generally be taxable as capital gain or loss. However, the amount of any money received by a U.S. Holder in exchange for all or a part of its Opco Common Units attributable to “unrealized receivables” or to “inventory items” owned by Opco and its subsidiaries will be considered an amount realized from the sale or exchange of property that is not a capital asset, which may result in the realization of a material amount of ordinary income. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Such ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a Opco Common Units pursuant to the LLC Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s Opco Common Units pursuant to the LLC Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of Opco Common Units in the LLC Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its Opco Common Units for more than twelve (12) months as of the effective time of the LLC Merger. Non-corporate U.S. Holders are generally eligible for reduced rates of taxation on long-term capital gain. Deductions for capital losses are subject to significant limitations under the Code. Passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of Opco’s income generally can be deducted in full upon the U.S. Holder’s taxable disposition of its entire investment in Opco pursuant to the LLC Merger.

The amount of gain or loss recognized by each U.S. Holder in the LLC Merger will vary depending on each U.S. Holder’s particular situation, including the adjusted tax basis of the Opco Common Units exchanged by each U.S. Holder in the LLC Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences of the LLC Merger to such holder, taking into account its own particular circumstances.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of Company Common Stock that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of Company Common Stock pursuant to the Corporate Merger unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of Company Common Stock pursuant to the Corporate Merger, and certain other requirements are met; or

•

the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the Corporate Merger or the period that the Non-U.S. Holder held the shares of Company Common Stock and, in the case where the shares of Company Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of the shares of Company Common Stock at any time within the shorter of the five (5) year period preceding the Corporate Merger or such Non-U.S. Holder’s holding period for the shares of Company Common Stock. There can be no assurance that shares of Company Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30%, or lower rate specified in an applicable income tax treaty, on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Gain described in the third bullet point above generally will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, in such case U.S. federal income tax may be required to be withheld at a rate of 15% of the amount realized upon such disposition. Company will be classified as a United States real property holding corporation if the fair market value of the Company’s “United States real property interests” equals or exceeds 50% of the sum of the fair market value of the Company worldwide real property interests plus the Company other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Company believes that they are not, and do not anticipate becoming, a “U.S. real property holding corporation.” Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them if we are or have been a “United States real property holding corporation.”

This disclosure assumes there are no members of Opco that are not U.S. Holders. Complex tax considerations would apply to any Non-U.S. Holders of Opco Common Units.

Information Reporting and Backup Withholding Tax

Proceeds from the exchange of the shares of Company Common Stock or Opco Common Units, as applicable, pursuant to the Mergers generally will be subject to information reporting. In addition, backup withholding tax at the applicable rate (currently 24%) generally will apply unless (i) the applicable U.S. Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax, or (ii) the applicable Non-U.S. Holder provides the required certification as to their non-U.S. status, generally by providing a properly completed and signed IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption from withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder or Non-U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that, the required information is timely furnished to the IRS. Each U.S. Holder and Non-U.S. Holder should duly complete, sign and deliver to the exchange agent an appropriate IRS Form W-9 or applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the exchange agent. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Financing of the Mergers

Debt Financing

The Company and the General Atlantic Filing Parties estimate that the total amount of funds necessary to complete the Mergers is approximately $219.2 million as of the date of this proxy statement, assuming no exercise of dissenters’ rights by holders of the Company Common Stock. In calculating this amount, the Company and the General Atlantic Filing Parties did not consider the value of the Cancelled Company Shares, the GA Shares, the Cancelled Opco Units, the Excluded Opco Units and the Opco Common Units held by the GA Members, which are not entitled to the Merger Consideration pursuant to the terms of the Merger Agreement. This amount includes the cash to be paid to the Unaffiliated Company Stockholders and holders of vested Company RSUs and Company Options, as well as the related costs and expenses, in connection with the Mergers.

The obligation of Parent and Merger Subs to consummate the Mergers is not subject to any financing condition. In connection with the financing of the Mergers, Parent entered into the Debt Commitment Letter, pursuant to which, among other things, the Debt Financing Sources have provided Parent with a term loan commitment in an aggregate principal amount of $74,000,000, which may be increased or reduced in accordance with the terms set forth in the Debt Commitment Letter, which we refer to as the “Debt Financing.” Parent did not require any alternatives to the Debt Financing with the Debt Commitment Letter in place. The Debt Financing will be available to Parent, together with the Equity Financing and available cash on hand of the Company and its subsidiaries, to fund the aggregate Merger Consideration (which does not include payments with respect to any GA Shares or any Opco Common Units owned by the GA Members) and to pay other amounts specified in the Merger Agreement to be paid by Parent and Merger Subs in connection with the consummation of the Mergers. The Debt Financing, together with the Equity Financing, is sufficient to pay for a portion of the aggregate Merger Consideration and certain other amounts required pursuant to the Merger Agreement. Parent expects that it will fund the remaining portion of the aggregate Merger Consideration and such other amounts with available cash on hand of the Company and its subsidiaries.

If funded, the term loans under the Debt Financing will (i) mature on October 14, 2026, and (ii) bear interest, at Parent’s option, at a rate per annum equal to either (a) the base rate plus an applicable margin of (x) 4.50% per annum on and prior to September 14, 2026, and (y) 5.50% per annum thereafter, or (b) Term SOFR for an interest period of 1, 3, or 6 months (subject to a 1.00% floor) plus an applicable margin of (x) 5.50% per annum on and prior to September 14, 2026, and (y) 6.50% per annum thereafter. In the event of certain defaults, the applicable interest rate would increase by 2.00% per annum. The Debt Financing would be fully and unconditionally guaranteed by the direct parent of Parent (the “Parent Guarantor”) and would be secured on a first-priority basis by perfected first-priority liens on substantially all assets, subject to customary exceptions and limitations, of Parent and the Parent Guarantor, including a pledge of the equity of Parent.

The initial borrowings under the Debt Financing are subject to the satisfaction (or waiver by the Debt Financing Sources) of a number of limited conditions, including (i) the execution and delivery of executed definitive loan documentation and receipt of customary legal opinions and closing documents, notices and certificates (including customary solvency certificate), (ii) the Mergers shall have been consummated prior to or substantially concurrently with the initial borrowings under the Debt Financing in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments or waivers or consents that are materially adverse to the Committed Lender (as defined in the Debt Commitment Letter) (in its capacity as such) which have not been consented to by the Acquisition Lead Arranger (as defined in the Debt Commitment Letter) (such consent not to be unreasonably withheld, conditioned or delayed), (iii) from February 9, 2026, no Company Material Adverse Effect (as defined in the Merger Agreement without giving effect to any subsequent modifications of such definition) having occurred, (iv) delivery of certain financial statements of the Company and its subsidiaries within the time periods specified in the Debt Commitment Letter, (v) payment of required fees and expenses and (vi) the making and accuracy in all material respects of the specified representations set forth in the Debt Commitment Letter and certain representations and warranties in the Merger Agreement.

The commitments and agreements of the Debt Financing Sources under the Debt Commitment Letter will terminate upon the earliest to occur of (i) 11:59 p.m., New York City time, on the fifth (5th) Business Day after the Termination Date (as such date may be extended pursuant to the Merger Agreement), (ii) the consummation of the Mergers without the use of the Debt Financing, (iii) the termination of the Merger Agreement in accordance with its terms and (iv) upon delivery of a notice by Parent to the Acquisition Lead Arranger of such termination.

Equity Financing

In connection with the financing of the Mergers, Parent entered into the Equity Commitment Letter, pursuant to which, among other things, the Guarantor has agreed to contribute or cause to be contributed to Parent an amount in cash equal to $110,000,000, which we refer to as the “Equity Financing” at the Closing in respect of Parent’s payment obligations (including the Merger Consideration and related fees and expenses), subject to satisfaction or waiver of certain closing conditions. The Equity Financing may be reduced to the extent that the full amount is not required to fully satisfy Parent’s payment obligations; however, any such reduction will not occur until actual funds are used to consummate the Transactions at the Closing.

The Guarantor’s obligation to fund the Equity Financing will terminate automatically and immediately upon the earliest of: (a) the consummation of the Closing, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the payment in full of Parent’s payment obligations but only so long as such payment obligations are funded upon the consummation of the Closing, (d) the payment in full of the Obligations (as defined below), and (e) the commencement by the Company and its subsidiaries (at the direction of the Special Committee) of any lawsuit asserting a claim under or based upon the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee, other than (i) a proceeding to recover from the Guarantor under and in accordance with the Limited Guarantee, (ii) a proceeding to specially enforce, as a third party beneficiary, Parent’s right to cause the Equity Financing to be funded at the Closing and when required under the Equity Commitment Letter, (iii) recourse against the Buyer Parties under and in accordance with the Merger Agreement, (iv) claims against General Atlantic Service Company, and (v) claims, including without limitation, claims for specific performance by the Company against the Buyer Parties or any GA Stockholder under the Support Agreement.

Limited Guarantee

Subject to the terms and conditions set forth in the Limited Guarantee, the Guarantor has guaranteed the due and punctual payment to the Company of (i) the Parent Termination Fee payable by Parent under certain circumstances, (ii) up to $2,000,000 of enforcement costs, if and when due and payable by Parent and (iii) certain indemnification and reimbursement obligations that may be owed by Parent, in each case subject to the terms and conditions set forth in the Merger Agreement and the Limited Guarantee provided by the Guarantor to the Company (collectively, the “Obligations”). The Guarantor’s obligation under the Limited Guarantee is subject to a maximum aggregate cap of $21,000,000.

The Limited Guarantee will terminate and the Guarantor will have no further obligations under the Limited Guarantee as of the earliest of: (a) the consummation of the Closing, (b) the date of any valid termination of the Merger Agreement under circumstances in which Parent would not be obligated to pay the Parent Termination Fee, (c) the date that is seventy-five (75) days following any valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to pay the Parent Termination Fee if, by such date, the Company has not made a claim in writing for payment of any obligation to Parent or the Guarantor, in which case it shall not terminate until the date that such claim is finally settled, satisfied or otherwise resolved in a final determination in accordance with the Limited Guarantee or by the agreement of the Company and Parent, (d) other than any Permitted Claim (as defined in the Limited Guarantee), the commencement by the Company and its subsidiaries (at the direction of the Special Committee) of any lawsuit asserting a claim under or based upon the Merger Agreement, the Equity Commitment Letter or the Limited Guarantee and (e) the payment and satisfaction of the Obligations.

The Permitted Claims are the sole and exclusive remedy of the Company and all of its affiliates against the Guarantor, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Limited Guarantee, the Support Agreement and/or the confidentiality obligations set forth in the Stockholders Agreement, or the transactions contemplated therein.

Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by the Company in connection with the Mergers are as follows:

Description	Amount
Financial advisory fees and expenses	$10,905,000
Legal fees and expenses	$6,000,000
Accounting and tax advisory fees	$72,000
SEC filing fees	$26,812
Printing, proxy solicitation and mailing costs	$260,000
Miscellaneous	$25,000
Total	$17,288,812

It is also expected that the Merger Subs and/or Parent will incur approximately $14,985,000 of legal, financial, accounting and other advisory fees and financing fees.

Accounting Treatment

The Buyer Parties anticipate that Parent will be considered the acquirer for accounting purposes. If so, Parent will use the acquisition method of accounting to allocate the purchase consideration to the Company assets acquired and liabilities assumed, which will be recorded at fair value.

Regulatory Approvals

Under the Merger Agreement, the Buyer Parties and the Company agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, do, or cause to be done, all things and assist and cooperate with the other parties in doing, or causing to be done, all things necessary, proper or advisable under applicable law to consummate, the Mergers, including: (i) obtaining all consents, waivers, approvals, orders and authorizations from governmental authorities and (ii) making all registrations, declarations and filings with governmental authorities, in each case that are necessary or advisable to consummate the Mergers. The parties filed their notification and report forms under the HSR Act on March 10, 2026, and early termination of the waiting period was granted effective March 26, 2026.

Litigation Relating to the Mergers

As of the date of this proxy statement, the Company has received demand letters from purported Company stockholders alleging deficiencies and/or omissions in the preliminary proxy statement the Company filed on March 11, 2026. The demand letters seek additional disclosures to remedy these purported deficiencies. The Company believes that the allegations in these demand letters are without merit. The Company has also received a request for the Company’s books and records under Section 220 of the DGCL.

Potential plaintiffs may file lawsuits or send additional demand letters in connection with the Mergers. The outcome of any future litigation is uncertain.

Such litigation, if not resolved, could prevent or delay consummation of the Mergers and result in substantial costs to the Company, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Mergers is that no applicable law or order issued by a governmental authority or other legal restraint which is then in effect that renders illegal or enjoins the consummation of the Mergers whether on a preliminary or permanent basis. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Mergers on the agreed-upon terms, then such injunction may prevent the Mergers from being consummated, or from being consummated within the expected time frame.

Appraisal Rights

If the Mergers are consummated and certain conditions are met, stockholders (and certain beneficial owners of Company Common Stock) who continuously hold (or beneficially own, as the case may be) shares of Company Common Stock from the date of the making of the demand through the effective dates of the Mergers, who do not vote such shares of Company Common Stock in favor of the adoption of the Merger Agreement and who properly demand appraisal of such shares of Company Common Stock and do not effectively withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of such shares of Company Common Stock in connection with the Mergers under Section 262 of the DGCL. This means that holders (and beneficial owners) of shares of Company Common Stock who perfect their appraisal rights, who do not thereafter effectively withdraw their demand for appraisal or otherwise lose their rights to seek appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL will be entitled to have such shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Per Share Price, payment in cash of the “fair value” of such shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Mergers, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Special Meeting—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Mergers to each stockholder and beneficial owner entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders and beneficial owners who wish to seek appraisal of their shares of Company Common Stock are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock.

To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy with respect to, or otherwise vote, the shares of Company Common Stock for which you seek appraisal in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold such shares of Company Common Stock of record (or own beneficially, as the case may be) on and from the date of the making of the demand through the effective dates of the Mergers; and (iv) comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings with respect to the shares of Company Common Stock in respect of the Mergers unless certain stock ownership conditions are satisfied by the stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Special Meeting—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. For more information, please see the section of this proxy statement captioned “The Special Meeting—Appraisal Rights” which description is qualified in its entirety by Section 262 of the DGCL.

Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the GA Stockholders, who together hold approximately 42% of the voting power of the Company’s outstanding capital stock, entered into a Support Agreement with Parent and the Company.

Under the Support Agreement, the GA Stockholders have agreed to take certain actions required by the Company upon the terms and subject to the conditions and limitations set forth therein, including to (i) vote all shares of Company Common Stock beneficially owned by the GA Stockholders in favor of the Mergers and the Merger Agreement; (ii) not exercise dissenters’ rights, appraisal rights or vote in favor of an alternative proposal or vote in favor of any other action that would reasonably be expected to prevent, interfere with, adversely affect or delay the Mergers; and (iii) not enter into any contract, option, agreement, understanding or other arrangement with respect to the transfer of, any shares of the Company held by the GA Stockholders, other than as provided under certain customary exceptions. The GA Stockholders’ obligations under the Support Agreement will terminate automatically upon the termination of the Merger Agreement in accordance with its terms.

Pursuant to the Support Agreement, among other things, immediately prior to the Effective Time, the GA Stockholders and the GA Members will contribute to a direct parent company of Parent all of their holdings of Company Common Stock and all of their units in Opco, respectively, in exchange for equity interests in such direct parent company of Parent. As a result of the Mergers, the shares of Company Common Stock and the units of Opco contributed to such direct parent company of Parent will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

Additionally, pursuant to the Support Agreement, General Atlantic Partners AIV (EW), L.P., in its capacity as the TRA Party Representative (as such term is defined in the Tax Receivable Agreement), waived acceleration of the Company’s obligations under the Tax Receivable Agreement, if any, arising from any “Change of

Control” (as such term is defined in the Tax Receivable Agreement) occurring solely by virtue of the consummation of transactions contemplated in the Merger Agreement. For the avoidance of doubt, except to the extent expressly waived in the Support Agreement, all rights and obligations under the Tax Receivable Agreement shall remain in full force and effect. Under the Support Agreement, the GA Stockholders also consented to the Mergers for purposes of the Stockholders Agreement.

The foregoing description of the Support Agreement is a summary of the material terms and conditions of those documents and is qualified by reference to the complete text of the Support Agreement. A copy of the Support Agreement is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

Effective Time of the Mergers

Subject to the terms and conditions set forth in the Merger Agreement, the Closing of the Mergers will take place on the date which is three (3) Business Days after the date on which all conditions to the Closing (see “The Merger Agreement—Conditions to the Closing of the Mergers”) have been satisfied or waived (if such waiver is permissible under the Merger Agreement or applicable law) (other than any such conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

The Corporate Merger will become effective at the Effective Time, upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as may be agreed in writing by Parent, Merger Sub Inc., Merger Sub LLC, the Company and Opco and specified in such Certificate of Merger in accordance with the DGCL. The LLC Merger will become effective at the LLC Merger Effective Time, upon the filing of the LLC Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Merger Sub LLC and Opco specified in such LLC Certificate of Merger in accordance with the DLLCA. The Company, however, cannot assure that the Effective Time or the LLC Merger Effective Time will occur by any particular date, if at all.

Exchange and Payment Procedures

Prior to the Closing, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the transactions contemplated by the Merger Agreement, including the Mergers (the “Payment Agent”) and to make payments of the Merger Consideration. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash sufficient to pay the aggregate Merger Consideration.

Promptly following the Closing (and in any event within three (3) Business Days), the Payment Agent will send to each holder of record of shares of Company Common Stock as of immediately prior to the Effective Time and each holder of record of Opco Common Units as of immediately prior to the LLC Merger Effective Time (i) a letter of transmittal in customary form (which will specify, among other things, that delivery will be effected, and risk of loss and title to the certificates representing such shares (other than Dissenting Company Shares and Cancelled Company Shares, as applicable) and such Opco Common Units (other than the Cancelled Opco Units and the Excluded Opco Units, as applicable) (the “Certificates”) will pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of Certificates, Uncertificated Shares or Uncertificated Units (as defined in the Merger Agreement), as applicable, in exchange for the Merger Consideration.

If any cash deposited with the Payment Agent is not claimed within one (1) year following the Closing Date, such cash will be returned to Parent, upon demand, and any holders of shares of Company Common Stock or Opco Common Units who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Merger Consideration (subject to applicable law). Any cash deposited with the Payment Agent that remains unclaimed three (3) years following the Closing Date will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. This is a summary of the material terms and conditions of the Merger Agreement only. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Mergers.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement is a summary of the material terms and conditions of that document and is qualified by reference to the full text of the Merger Agreement, which is included as Annex A hereto. The Merger Agreement has been included to provide the Company’s stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Subs, the GA Stockholders or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the Company’s stockholders. The Company’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after February 9, 2026, which subsequent information may or may not be reflected in the Company’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and its business. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Effect of the Mergers

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and the applicable provisions of the DGCL and the DLLCA, (i) at the Effective Time, Merger Sub Inc. will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub Inc. will thereupon cease, and the Company will continue as the surviving corporation of the Corporate Merger and (ii) at the LLC Merger Effective Time, Merger Sub LLC will be merged with and into Opco, whereupon the separate corporate existence of Merger Sub LLC will thereupon cease, and Opco will continue as the surviving limited liability company of the LLC Merger. As a result of the Mergers, the Surviving Corporation and the Surviving LLC will become wholly owned subsidiaries of Parent, and the Class A Common Stock will no longer be publicly traded. In addition, the Class A Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and regulations, and the Company will no longer file periodic reports with the SEC on account of its Class A Common Stock. If the Mergers are consummated, you will not own any shares of capital stock of the Surviving Corporation. The Effective Time will occur upon the filing of the Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub Inc., Merger Sub LLC, the Company and Opco and specified in such Certificate of Merger. The LLC Merger Effective Time will occur upon the filing of the LLC Certificate of Merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Merger Sub LLC and Opco specified in such LLC Certificate of Merger.

Closing, Effective Time and LLC Merger Effective Time

The Closing will take place no later than the third Business Day following the satisfaction or waiver (to the extent permitted under the Merger Agreement) of all conditions to the Closing (described in the section of this proxy statement captioned “—Conditions to the Closing of the Mergers”) (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted in the Merger Agreement) of such conditions) or such other time agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to as the “Closing Date” or “Closing”. On the Closing Date, the parties will file certificate of mergers with the Secretary of State for the State of Delaware as provided under the DGCL or the DLLCA. The Corporate Merger will become effective upon the filing and acceptance for record of the Certificate of Merger, or such later time as may be agreed by the parties and specified in the Certificate of Merger. The LLC Merger will become effective upon the filing and acceptance for record of the LLC Certificate of Merger, or such later time as may be agreed by the parties specified in the LLC Certificate of Merger.

Directors and Officers; Certificate of Incorporation; Bylaws; Limited Liability Company Agreement

From and after the Effective Time, the Company, as the Surviving Corporation in the Corporate Merger, will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub Inc., and all of the debts, liabilities and duties of the Company and Merger Sub Inc. will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub Inc. as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, and the officers of Merger Sub Inc. as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed. At the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit A to the Merger Agreement, and the bylaws of Merger Sub Inc., as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation of the Surviving Corporation and such bylaws.

From and after the LLC Merger Effective Time, Opco, as the Surviving LLC in the LLC Merger, will possess all properties, rights, privileges, powers and franchises of Opco and Merger Sub LLC, and all of the debts, liabilities and duties of Opco and Merger Sub LLC will become the debts, liabilities and duties of the Surviving LLC.

At the LLC Merger Effective Time, the officers of Merger Sub LLC as of immediately prior to the LLC Merger Effective Time will be the officers of the Surviving LLC, each to hold office in accordance with the certificate of formation and limited liability company agreement until their successors are duly appointed. At the LLC Merger Effective Time, the limited liability company agreement of Opco as the Surviving LLC will be amended and restated in its entirety to read as set forth in Exhibit B to the Merger Agreement, until thereafter amended in accordance with the applicable provisions of the DLLCA and the Surviving LLC’s certificate of formation and limited liability company agreement.

Merger Consideration

Company Common Stock

At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than the Cancelled Company Shares and the Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to (i) the Class A

Per Share Price of $5.80 per share of Class A Common Stock, without interest thereon and (ii) the Class B Per Share Price of $0.00001 per share of Class B Common Stock (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the Merger Agreement). The Class A Per Share Price constitutes a premium of approximately 48% over the volume weighted average share price of the Class A Common Stock for the 30-day period preceding the Company’s public announcement of the signing of the Merger Agreement.

At the Effective Time, each Cancelled Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor. The GA Shares are not entitled to receive the Per Share Price and will, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct parent company thereof) pursuant to the terms of the Support Agreement and will be treated as Cancelled Company Shares.

After the Mergers are completed, Company stockholders and beneficial owners will have the right to receive the Per Share Price, but Company stockholders and beneficial owners will no longer have any rights as a stockholder or beneficial owners, as applicable, of the Company (except that Company stockholders and beneficial owners who properly exercise their appraisal rights may have the right to receive payment, in lieu of the Per Share Price, for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “Appraisal Rights.”

Opco Common Units

At the LLC Merger Effective Time, each Opco Common Unit outstanding as of immediately prior to the LLC Merger Effective Time (other than (i) the Cancelled Opco Units and (ii) the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to the Opco Per Unit Price of $5.80 less the Class B Per Share Price per Opco Common Unit, without interest, less any applicable withholding taxes, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

At the LLC Merger Effective Time, each Cancelled Opco Unit will be cancelled and extinguished without any conversion thereof or consideration paid therefor. The Opco Common Units owned by the GA Members are not entitled to receive the Opco Per Unit Price and will, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct parent company thereof) pursuant to the terms of the Support Agreement and will be treated as Cancelled Opco Units. Each Excluded Opco Units will be unaffected and remain outstanding as a common unit of the Surviving LLC held by the Company.

Equity Awards and Other Company Securities

Company Options

At the Effective Time, each Vested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company Option Consideration. Any Vested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

At the Effective Time, each Unvested Company Option shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock under such Unvested Company Option. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time, including “double trigger” termination protection. Any Unvested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration. Pursuant to the terms of the Morris Offer Letter, the Unvested Company Options that were granted to Mr. Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

Company RSUs

At the Effective Time, each Vested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Vested Company RSU Consideration.

At the Effective Time, each outstanding Unvested Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, including “double trigger” termination protection. Pursuant to the Morris Offer Letter, the Unvested Company RSUs that were granted to Mr. Morris pursuant to the terms of the Morris Offer Letter will accelerate at the Effective Time.

Company Restricted Stock

At the Effective Time, each share of Class A Common Stock that is an Unvested Restricted Stock Award automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Restricted Stock Award immediately prior to the Effective Time.

Exchange and Payment Procedures

Prior to the Closing, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the transactions contemplated by the Merger Agreement, including the Mergers (the “Payment Agent”) and to make payments of the Merger Consideration. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent an amount of cash sufficient to pay the aggregate Merger Consideration.

Promptly following the Closing (and in any event within three (3) Business Days), the Payment Agent will send to each holder of record of shares of Company Common Stock as of immediately prior to the Effective Time and each holder of record of Opco Common Units as of immediately prior to the LLC Merger Effective Time (i) a letter of transmittal in customary form (which will specify, among other things, that delivery will be effected, and risk of loss and title to the certificates representing such shares (other than Dissenting Company Shares and Cancelled Company Shares, as applicable) and such Opco Common Units (other than the Cancelled Opco Units and the Excluded Opco Units, as applicable) (the “Certificates”) will pass, only upon delivery of the Certificates to the Payment Agent) and (ii) instructions for use in effecting the surrender of Certificates, Uncertificated Shares or Uncertificated Units (as defined in the Merger Agreement), as applicable, in exchange for the Merger Consideration.

If any cash deposited with the Payment Agent is not claimed within one (1) year following the Closing Date, such cash will be returned to Parent, upon demand, and any holders of shares of Company Common Stock or Opco Common Units who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Merger Consideration (subject to applicable law). Any cash deposited with the Payment Agent that remains unclaimed three (3) years following the Closing Date will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company and Parent and Merger Subs.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to materiality or Company Material Adverse Effect. For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (b) would render the Company or any of its subsidiaries unable to consummate the transactions contemplated by the Merger Agreement, including the Mergers (the “Transactions”) prior to 11:59 p.m., Eastern Time, on August 9, 2026 (the “Termination Date”); provided, however, that solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

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changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country, (2) changes in exchange rates generally for the currencies of any country, or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in general conditions in the industries in which the Company and its subsidiaries generally conduct business;

•	changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

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any labor disruptions, strikes, social unrest, riots, protests, general political or geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberattacks, terrorism (including cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

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any Effect resulting from the announcement of the Merger Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with suppliers, customers, partners, vendors or any other third person (other than for purposes of certain representations or warranties contained in the Merger Agreement that relate to consequences of the Mergers);

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the compliance by any Party with the terms of the Merger Agreement (other than certain covenants related to the conduct of the Company between signing of the Merger Agreement and the Effective Time), including any action taken or refrained from being taken as expressly required by the Merger Agreement or requested in writing or consented to in writing by Parent;

•	changes after February 9, 2026 in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);

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changes after February 9, 2026 in the price or trading volume of Class A Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

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any failure, in and of itself, by the Company and its subsidiaries to meet (1) any public analyst estimates or expectations of the Company and its subsidiaries’ revenue, earnings or other financial performance or results of operations for any period, or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

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any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Board arising out of the Transactions; or

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any change in the credit ratings or ratings outlook of any of the Company and its subsidiaries, in and of itself (it being understood that the underlying causes of such change to the extent not otherwise excluded, may be taken into consideration when determining whether Company Material Adverse Effect has occurred);

except, with respect to preceding bullets 1, 2, 3, 4, 5, 6 and 9, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

In the Merger Agreement, the Company made customary representations and warranties to Parent and Merger Subs (the “Buyer Parties”) that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the Company and Opco;

•	The Company’s and Opco’s respective corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•	the necessary approval of the Board and the Special Committee;

•	the necessary approval of the Company as the managing member of Opco;

•	the rendering of Moelis’ fairness opinion to the Special Committee;

•	the inapplicability of anti-takeover statutes to the Merger Agreement, the Support Agreement, the Corporate Merger and the Transactions;

•	the necessary vote of the Company’s stockholders and Unaffiliated Company Stockholders and approval of the Company as managing member of Opco in connection with the Merger Agreement;

•	the absence of any conflict or violation of any organizational documents of the Company and Opco, certain existing contracts of the Company and its subsidiaries, applicable laws to the Company or its subsidiaries or the resulting creation of any lien (other than permitted liens) upon the properties or assets of the Company or its subsidiaries due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of the Company as well as the ownership and capital structure of its subsidiaries;

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the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s and Opco’s securities;

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the absence of any undisclosed exchangeable security, option, warrant or other right convertible into shares of capital stock, or other equity or voting interest in the Company or any of the Company’s subsidiaries;

•	the accuracy and completeness of the Company’s SEC filings and financial statements;

•	the Company’s disclosure controls and procedures;

•	the Company’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

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the conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practices and the absence of any Company Material Adverse Effect, in each case, since January 1, 2024;

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the enforceability of specified categories of the Company’s and its subsidiaries’ material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	the validity and enforceability of the securitization agreements and the absence of a securitization adverse event;

•	real property leased or subleased by the Company and its subsidiaries;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	data security and privacy matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	franchise matters;

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absence of any contract, transactions, arrangements or understandings between the Company or any of its subsidiaries and any affiliate or related person (other than the GA Stockholders or their affiliates);

•	payment of fees to brokers in connection with the Merger Agreement; and

•	export controls matters and compliance with the Foreign Corrupt Practices Act of 1977.

Under the Merger Agreement, the Buyer Parties acknowledge that the Company has not made any representations or warranties other than those expressly set forth in the Merger Agreement, the Limited Guarantee or the Support Agreement, and expressly disclaim reliance on any representation, warranty or other information regarding the Company, other than those expressly set forth in the Merger Agreement, the Limited Guarantee or the Support Agreement.

In the Merger Agreement, the Buyer Parties made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to the Buyer Parties and availability of the organizational documents of the Buyer Parties;

•	the Buyer Parties’ authority to enter into and perform the Merger Agreement;

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the absence of any conflict or violation of the Buyer Parties’ organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon the Buyer Parties’ properties or assets due to the execution and delivery of the Merger Agreement and performance thereof;

•	required consents and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of litigation and orders;

•	payment of fees to brokers in connection with the Merger Agreement;

•	operations of the Buyer Parties;

•	the absence of any required consent of holders of voting interests in the Buyer Parties;

•	delivery and enforceability of the Limited Guarantees;

•	matters with respect to Parent’s equity and debt financing;

•	the absence of any stockholder or management arrangements; and

•	the solvency of the Surviving Corporation following the consummation of the Transactions.

Under the Merger Agreement, the Company acknowledges that the Buyer Parties have not made any representations or warranties other than those expressly set forth in the Merger Agreement, and expressly disclaims reliance on any representation, warranty or other information regarding the Buyer Parties, other than those expressly set forth in the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive consummation of the Mergers.

Conduct of Business Pending the Mergers

The Merger Agreement provides that, except (1) as expressly contemplated by the Merger Agreement or required by applicable law or order, (2) as disclosed in the confidential disclosure letter to the Merger Agreement or (3) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will, and will cause each of its subsidiaries to:

•	use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law;

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subject to the restrictions and exceptions set forth in the Merger Agreement, conduct its business and operations in the ordinary course of business, consistent with past practices, in all material respects; and

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(A) preserve intact its material assets, properties, contracts or other material legally binding understandings, licenses and business organizations and (B) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other persons with which the Company and its subsidiaries have material business relations.

In addition, the Company has also agreed that, except as (1) expressly contemplated by the Merger Agreement or required by applicable law or order, (2) approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed) or (3) disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

•	amend the organizational documents, other than in respect of subsidiaries (except Opco) in immaterial respects;

•	liquidate, dissolve, merge, consolidate, restructure, recapitalize, statutorily convert, divide, redomesticate, share exchange or reorganize;

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issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities, except for the issuance or sale of shares of Company Common Stock (A) in connection with the exercise, vesting or settlement (as applicable) of (i) the Company Equity Awards outstanding as of February 9, 2026 in accordance with their terms as in effect on such date and (ii) the Dolabra Securities; or (B) in exchange for Opco Common Units in accordance with the terms of the Opco LLCA (as defined in the Merger Agreement) and the Exchange Agreement;

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directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings or cancellations of Company Common Stock pursuant to (i) the terms and conditions of the Company Equity Awards outstanding as of February 9, 2026, in accordance with their terms as in effect on such date or (ii) the Exchange Agreement, the Opco LLCA or the Management Holdco LLCA; or (B) transactions between Opco and any of its wholly-owned subsidiaries;

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock of the Company or any of its subsidiaries;

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declare, set aside or pay any dividend or other distribution other than (i) cash dividends made by any direct or indirect wholly owned subsidiary of Opco to Opco, or one of Opco other wholly owned subsidiaries and (ii) any Tax Distribution (as described in the Opco LLCA);

•	pledge or encumber any shares of its capital stock or other equity or voting interest;

•	modify the terms of any shares of its capital stock or other equity or voting interest;

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incur or assume any indebtedness or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business, consistent with past practices, (2) obligations incurred pursuant to business credit cards in the ordinary course of business, consistent with past practices, (3) and the issuance of letters of credit in the ordinary course of business (4) the incurrence of Indebtedness permitted by the Securitization Contracts (as defined in the Merger Agreement) subject to the terms set forth in the Merger Agreement and (5) intercompany loans or advances between or among Opco and its subsidiaries provided, that in the case of any intercompany loan made by or to a subsidiary that is a Securitization Entity (as defined in the Merger Agreement), such loan is permitted by the Securitization Contracts;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except with respect to obligations of any subsidiaries of the Company;

•	mortgage, pledge or incur any lien upon any assets other than in connection with financing transactions permitted by the Merger Agreement or consented to by Parent;

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make any loans, advances or capital contributions to, or investments in, any other person except for (1) extensions of credit to customers in the ordinary course of business, consistent with past practices, (2) advances to Service Providers (as defined in the Merger Agreement) for travel and other business-related expenses, in each case, in the ordinary course of business, consistent with past practices, and in compliance in all material respects with Opco and its subsidiaries’ policies related thereto and (3) loans, advances or other extensions of credit or capital contributions to, or investments in Opco or any of its subsidiaries provided, that to the extent any such loan, advance or other extension of credit or capital contribution is made by or to a Securitization Entity, it is permitted by the Securitization Contracts;

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acquire, lease, license, sell, abandon, transfer, assign any (A) products or services embodying the material intellectual property of the Company and its subsidiaries or (B) assets in excess of $1,000,000, and other than (1) the acquisition, sale, transfer, assignment lease or licensing of products, services and intellectual property of the Company and its subsidiaries in the ordinary course of business, consistent with past practices, (2) the acquisition, assignment or abandonment of immaterial intellectual property of the Company and its subsidiaries in connection with the exercise of the reasonable business judgment of the Company and its subsidiaries in the ordinary course of business, consistent with past practices and (3) any capital expenditures permitted by (or consented to by Parent under) the confidential disclosure letter to the Merger Agreement;

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(A) enter into, adopt, materially amend (including accelerating the vesting, payment or funding), modify or terminate any material Employee Plan or other plan, program, agreement or arrangement that would constitute an material Employee Plan if in effect on February 9, 2026 (other than at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with new hires of employees of the Company and its subsidiaries in the ordinary course of business consistent with past practices and whose annual base salary or wages is less than $250,000), (B) increase the compensation of any Service Provider, except in the case of each of clauses (A) and (B), as may be required by applicable law or the terms of the applicable Employee Plan in effect as of February 9, 2026 or for normal increases in cash compensation in the ordinary course of business, consistent with past practice, for Service Providers with an annual base salary or wages (or, in the case of non-employee Service Providers, equivalent compensation) of less than $250,000; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any employee of the Company or its subsidiaries, except in the case of separation and release agreements entered into in the ordinary course of business, consistent with past practice, providing for severance in accordance with the terms of the applicable Employee Plan as in effect as of February 9, 2026 applicable to employees of the Company or its subsidiaries with an annual base salary or wages of less than $250,000; or (D) hire, terminate (other than for “cause” or equivalent under applicable local law), furlough or temporarily lay off any Service Provider, in each case with an annual base salary or wages (or, in the case of non-employee Service Providers, equivalent compensation) of $250,000 or more;

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settle, release, waive or compromise any material litigation involving the Company and its subsidiaries, except for the settlement of any legal proceeding or other claim that is (A) reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries as of January 4, 2025, (B) for solely monetary payments of, net of insurance recovery, no more than $250,000 individually and $1,000,000 in the aggregate, and that does not involve any admission of wrongdoing; or (C) settled in compliance with the terms of the Merger Agreement;

•	except as required by applicable law or GAAP, revalue in any material respect any assets or change accounting practices;

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(A) except in the ordinary course of business make or change any material tax election; (B) settle, consent to or compromise any material tax claim or assessment or surrender a right to a material tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material tax claim or assessment (other than an extension of a limitation period arising by operation of law as a result of an automatic extension of time to file any tax return obtained in the ordinary course of business); (D) file any amended tax return; or (E) enter into a closing agreement or voluntary disclosure agreement with any governmental authority regarding any material taxes;

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incur or commit to incur any capital expenditures other than to the extent that such capital expenditures are otherwise reflected in the Company’s capital expenditure budget, as previously disclosed to the Buyer Parties in the confidential disclosure letter to the Merger Agreement;

•	enter into, modify, amend or terminate any contracts other than Material Contracts (as defined in the Merger Agreement) that would have a material adverse effect;

•	enter into, modify, amend or terminate any Material Contracts (as defined in the Merger Agreement) subject to the terms of the Merger Agreement;

•	fail to maintain insurance at current levels or in a manner materially inconsistent with past practice;

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engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 (other than the GA Stockholders and their respective affiliates);

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effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company and its subsidiaries under the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law;

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grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business and consistent with past practices subject to the terms of the Merger Agreement;

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make any acquisitions by merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements, but not including reseller agreements and similar commercial relationships that do not include the formation of any entity with any third person;

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enter into, negotiate, modify or terminate any collective bargaining agreement or agreement or arrangement to form a works council or other contract with any labor union, works council or other labor organization; or recognize or certify any labor union, works council or other labor organization or group of employees, as the bargaining representative for any employees of the Company or its subsidiaries;

•	waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former Service Provider;

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adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Mergers or any other transaction consummated in compliance with Parent’s rights under the Merger Agreement;

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(i) cancel, modify, amend or waive or terminate any Securitization Contract (other than pursuant to an Immaterial Amendment (as defined in the Merger Agreement)), (ii) reduce the ability of the Company and its subsidiaries to incur secured debt for borrowed money in the form of the Debt Financing on the Closing Date in any material respect or (iii) amend or modify the stated final maturity date of any indebtedness for borrowed money under the Credit Agreement (as defined in the Merger Agreement) to be sooner than such maturity date as in effect as of February 9, 2026, amend or modify the interest rate or undrawn commitment fees payable by the Company or its subsidiaries under any such agreement in a manner materially adverse to the Company or its subsidiaries or amend or modify any such agreement to reduce the amount of the total lending commitments thereunder;

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apply for, seek or obtain any permit, or enter any new geographic market, if doing so (i) would prevent, materially impede the transactions contemplated by the Merger Agreement or (ii) would require the Buyer Parties, GA or their respective affiliates to make any filing or notice with or disclosure to any governmental authority;

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make any change the terms of the Company’s or any of its subsidiaries’ system-wide policies or procedures with respect to (i) franchisee fees or (ii) franchisee incentives or franchisee economic assistance; or

•	enter into, authorize any of or agree or commit to enter into a contract to do any of the foregoing.

Solicitation of Other Offers

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with the Company containing provisions that require the counterparty thereto (and any of its affiliates and representatives) that receives material non-public information of or with respect to the Company and its subsidiaries to keep such information confidential; provided that the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the confidentiality obligations set forth in the Stockholders Agreement (except that such agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or their affiliates) to engage in an Acquisition Transaction. “Acquisition Transaction” means any transaction or series of related transactions (other than the Mergers) involving:

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any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties, their affiliates or any group that includes the Buyer Parties or their affiliates), whether from the Company or any other person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

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any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties or their affiliates or any group that includes the Buyer Parties or their affiliates) of assets constituting or accounting for more than 15% of the consolidated assets (measured by the fair market value thereof as of the date of such purchase or acquisition), revenue or EBITDA of the Company Group, taken as a whole; or

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any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (other than any such transaction solely among any entities within the Company Group) pursuant to which (A) any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons (in each case, other than the Buyer Parties or their affiliates or any group that includes the Buyer Parties or their affiliates) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal that did not arise from a material breach of the Merger Agreement for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including the timing and certainty of closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Unaffiliated Company Stockholders (in their capacity as such) than the Mergers (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

No-Shop Period

From and after February 9, 2026 until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any person and its affiliates and representatives regarding an Acquisition Proposal, cease providing any further information with respect to the Company or any Acquisition Proposal to any such person or its affiliates or representatives and terminate all access granted to any such person and its affiliates or representatives to any physical or electronic data room.

In addition, from and after February 9, 2026 until the earlier to occur of the valid termination of the Merger Agreement and the Effective Time, the Company and its subsidiaries will not, and will not instruct, authorize or knowingly permit any of their affiliates or representatives to, directly or indirectly:

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solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or inquiry that constitutes or is reasonably expected to lead to an Acquisition Proposal;

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furnish to any person (other than to Parent or any designees of Parent) any non-public information relating to the Company or its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its subsidiaries (other than to Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	enter into any Alternative Acquisition Agreement; or

•	authorize or commit to do any of the foregoing.

Notwithstanding these restrictions, at any time from and after February 9, 2026 until the time the Requisite Company Vote is obtained, the Company and the Special Committee may, among other things, directly or indirectly, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries pursuant to an Acceptable Confidentiality Agreement to any person or its affiliates or representatives that has made or delivered to the Company a bona fide written Acquisition Proposal after February 9, 2026, and otherwise facilitate such Acquisition Proposal or assist such person (and its affiliates, representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person), in each case, that did not arise from a material breach of the Merger Agreement, provided that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by the above would be inconsistent with its fiduciary duties pursuant to applicable law. the Company must promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company and its subsidiaries that is provided to any such person or its affiliates or representatives that was not previously made available to Parent.

A breach of these “no-solicitation” provisions of the Merger Agreement by any director, officer or other representative of the Company (other than a consultant or an employee of the Company who is not an officer of the Company and is not acting at the direction of the Company in connection with any action that constitutes a breach of the “no-solicitation” provisions) will be deemed to be a breach of such provisions by the Company.

Recommendation Changes

As described above, and subject to the provisions described below, the Board and Special Committee have made the recommendation that the stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement prohibits the Board (or a committee thereof, including the Special Committee) from effecting a Recommendation Change (as defined below) except as described below.

Prior to obtaining the Requisite Company Vote, the Board (or a committee thereof, including the Special Committee) may not take any of the following actions (any such action, a “Recommendation Change”):

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withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee’s recommendation or the Boards’ recommendation in a manner adverse to Parent in any material respect;

•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

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fail to publicly reaffirm the Special Committee’s recommendation or the Board’s recommendation within 10 Business Days after Parent so requests in writing, except that the Company will have no obligation to make such reaffirmation on more than three separate occasions;

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take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Board (or a committee thereof, including the Special Committee) to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or

•	fail to include the Special Committee’s recommendation or the Board’s recommendation in this proxy statement.

Notwithstanding the restrictions described above, prior to obtaining the Requisite Company Vote, other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Board if Directors, upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation

Change if (1) there has been an Intervening Event (as defined below) or (2) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and only if:

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the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Board, upon the recommendation of the Special Committee, or the Special Committee has (1) so determined, and (2) resolved to effect a Recommendation Change pursuant to the Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and

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prior to effecting such Recommendation Change, the Company and its affiliates and representatives, during such four (4) Business Day period, must have negotiated with Parent and its affiliates and representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby, and after taking into account any revisions to the terms of the Merger Agreement and the other documents contemplated thereby, the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law.

In addition, prior to obtaining the Requisite Company Vote, if the Company has received a bona fide Acquisition Proposal that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Board, upon the recommendation of the Special Committee, or the Special Committee, may effect a Recommendation Change with respect to such Acquisition Proposal or authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, but only if:

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the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

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the Company and its subsidiaries and their affiliates and representatives have complied in all material respects with their obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal;

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the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Board, upon the recommendation of the Special Committee, or the Special Committee has (1) received a bona fide Acquisition Proposal that has not been withdrawn, (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal and (3) resolved to effect a Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Recommendation Change or termination, including the identity of the person or “group” of persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal;

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prior to effecting such Recommendation Change or termination, the Company and its affiliates and representatives at least four (4) Business Days in advance, have (1) permitted Parent and its affiliates and representatives to make a presentation to the Special Committee regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such presentation), (2) negotiated with Parent and its affiliates and representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated thereby so that such Acquisition Proposal would cease to constitute a Superior Proposal and (3) after four (4) Business Days, the Board, upon the recommendation of the Special Committee, or the Special Committee concludes in good faith (after taking into account any such revisions proposed by Parent) that such Acquisition Proposal remains a Superior Proposal (provided that in the event of any material revisions, updates or supplements to such Acquisition Proposal, the Company must deliver a new written notice to Parent and to comply with the foregoing requirements with respect to such new written notice, except the Company and its affiliates and representatives will give new written notice at least three (3) Business Days in advance); and

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solely in the event of any termination of the Merger Agreement in order to cause or permit the Company and its subsidiaries to enter into an Alternative Acquisition Agreement, the Company has validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent the Company Termination Fee (as defined below).

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any positive material event or development or material change in circumstances with respect to the Company (other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal) that (1) was not actually known to, or reasonably foreseeable to, the Special Committee or the Board as of February 9, 2026, and (2) does not relate to (a) any Acquisition Proposal, or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after February 9, 2026, or changes after February 9, 2026 in the market price or trading volume of Company Common Stock or the Company’s credit rating, except that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account.

Employee Benefits

The Merger Agreement provides that as of the Closing, the Surviving Corporation or one of its subsidiaries will continue to employ the Company’s employees as of the Effective Time and from and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of the relevant employee’s employment) (the “Continuation Period”), the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) that are substantially comparable in the aggregate to those provided to such employees immediately prior to the Effective Time under employee benefit plans in effect as of the effective time. During the Continuation Period, base compensation and target annual cash incentive compensation opportunities (other than equity or equity-based incentive arrangements) will not be decreased and the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) provide severance benefits in accordance with the Company’s severance plans, guidelines and practices as in effect as of the Effective Time.

To the extent that a benefit plan is made available to any continuing employee at or after the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause to be granted to such continuing employee credit for service with the Company prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous employee benefit plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall ensure that: (A) each continuing employee and his or her covered dependents will be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Plan”) replaces coverage previously provided under a comparable group welfare employee benefit plan in which such continuing employee and his or her covered dependents participated immediately before the Effective Time; and (B) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any continuing employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such continuing employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co pay, offsets and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Conditions to the Closing of the Mergers

The respective obligations of the Buyer Parties and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable law, except with respect to the Requisite Company Vote, which is not waivable) of each of the following conditions:

•	the receipt of the Requisite Company Vote;

•	the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, which waiting period was early terminated effective March 26, 2026; and

•	the consummation of the Mergers not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction.

In addition, the obligations of the Buyer Parties to consummate the Transactions are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

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the accuracy of the representations and warranties of the Company set forth in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Closing Date and, in the case of certain representations, as of February 9, 2026 (in each case, except to the extent any such representation and warranty speaks to an earlier date, in which case the accuracy of such representation and warranty is determined as of such earlier date), including the validity and enforceability of the securitization agreements and the absence of a securitization adverse event;

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the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed or complied with by the Company at or prior to the Closing;

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the receipt by the Buyer Parties of a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the foregoing conditions to the obligations of the Buyer Parties to consummate the Mergers have been satisfied; and

•	the absence of any Company Material Adverse Effect after February 9, 2026.

In addition, the obligation of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by the Company:

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the accuracy of the representations and warranties of the Buyer Parties set forth in the Merger Agreement, subject to applicable materiality or other qualifiers, as of February 9, 2026, and as of the Closing Date (in each case, except to the extent any such representation and warranty speaks to an earlier date, in which case the accuracy of such representation and warranty is determined as of such earlier date);

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the Buyer Parties having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing; and

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the receipt by the Company of a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in their respective names by a duly authorized officer thereof, certifying that the foregoing conditions to the obligations of the Company to effect the Mergers have been satisfied.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries pursuant to any indemnification agreements between the Company or any of its subsidiaries and current or former directors or officers (and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time) or employees, for any acts or omissions by such indemnified persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation, bylaws and other similar organizational documents of the Company and its subsidiaries, as applicable, as of February 9, 2026. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless each current or former director or officer of the Company and its subsidiaries (and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time), to the fullest extent permitted by law or pursuant to any indemnification agreements with the Company and its subsidiaries in effect on February 9, 2026, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as an affiliate, director, officer, employee or agent of the Company, its subsidiaries or their affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time, and (2) the Mergers, as well as any actions taken by the Company or its subsidiaries or the Buyer Parties with respect thereto. The Merger Agreement also provides that the Company and its subsidiaries will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, the Merger Agreement requires the Surviving Corporation to, and Parent to cause the Surviving Corporation to, maintain in effect the Company’s directors’ and officers’ liability insurance, on terms that are equivalent to those of the Company’s directors’ and officers’ liability insurance in effect on February 9, 2026, for a period of at least six (6) years commencing at the Effective Time. The Surviving Corporation will not be required to pay annual premiums for such policy in excess of 300% of the aggregate annual premiums currently paid by the Company for its last full fiscal year, and if the premium for such insurance coverage would exceed such amount, the Surviving Corporation is obligated to obtain the greatest coverage available for a cost not exceeding such amount from an insurance carrier or carriers with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier or carriers on February 9, 2026.

The Merger Agreement permits the Company, at its option, and at the request of Parent, to purchase a prepaid six-year “tail” policy from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on February 9, 2026 on terms that are no less favorable than those of the Company’s directors’ and officers’ liability insurance policies as in effect on February 9, 2026, so long as the aggregate cost for such “tail” policy does not exceed 300% of the amount paid by the Company for coverage for its last full fiscal year.

For more information, please refer to the section of this proxy statement captioned “Special Factors-Interests of Executive Officers and Directors of the Company in the Mergers.”

Other Covenants

Stockholders’ Meeting

The Company has agreed to take all necessary action (in accordance with applicable law, Nasdaq rules and the Company’s organizational documents) to establish a record date for, duly call, give notice of, convene and hold the Special Meeting as promptly as reasonably practicable following the mailing of this proxy statement for the purpose of voting upon the adoption of the Merger Agreement and the approval of the Mergers.

Regulatory Efforts

The Company and the Buyer Parties have agreed to use their respective reasonable best efforts to consummate and make effective the Mergers in the most expeditious manner practicable. If necessary to receive clearance of the Mergers pursuant to the HSR Act, the Buyer Parties will offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (1) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets, rights, products or businesses of the Company and its subsidiaries, and (2) any other restrictions on the activities of the Company and its subsidiaries, except that the Buyer Parties will not have an obligation to offer, negotiate, commit to or effect any of the foregoing actions if such action would have a material adverse effect on the business of the Company and its subsidiaries, taken as a whole, or if such action is not conditioned upon the Closing.

Debt Financing Efforts

Obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement, to consummate the Mergers. In addition, except in the case of a willful and material breach, the Company’s breach of its cooperation obligations below with respect to the arranging of the Debt Financing may not be asserted as the basis for any of the closing conditions set forth in the Merger Agreement having not been satisfied, or the termination of the Merger Agreement.

Until the Closing, subject to the limitations set forth in the Merger Agreement, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its subsidiaries and its and their respective affiliates and representatives to (other than with respect to certain forms of cooperation, which shall not be subject to such reasonable best efforts qualifiers), provide Parent with such reasonable cooperation as may be reasonably requested by Parent to assist the Buyer Parties in arranging the Debt Financing to be obtained by the Buyer Parties or their respective affiliates in connection with the Mergers. The Company’s obligations include, but are not limited to, reasonably cooperating with the marketing and due diligence efforts for the Debt Financing, providing reasonable assistance with the timely preparation of documents required in connection with the Debt Financing, providing reasonable cooperation in granting of and perfecting security interests in collateral, furnishing Parent and the Debt Financing Sources with financial statements within the time periods required by the Debt Commitment Letter and other available financial and pertinent information, furnishing Parent and the Debt Financing Sources with documentation and information requested respect to applicable “know your customer” and anti-money laundering rules and regulations and providing reasonably requested authorization letters to the Debt Financing Sources with respect to distribution of the marketing materials, subject to the limitations set forth in the Merger Agreement.

The Merger Agreement does not require the Company or any of its subsidiaries to (1) waive or amend any terms of the Merger Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent, (2) enter into, approve, modify or perform any definitive agreement (other than authorization letters) or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date, (3) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time and only to the extent previously agreed in writing by the Company, (4) take any action that would unreasonably interfere with the conduct of the business of the Company or any of its subsidiaries, (5) prepare separate financial statements for the Company or any of its subsidiaries to the extent not customarily prepared by the Company or any of its subsidiaries and to the extent such preparation would be unduly burdensome or change any fiscal period, (6) adopt any resolutions, execute any consents or otherwise take any corporate or similar action that is not contingent upon the Closing, (7) provide any legal opinion prior to the Closing or (8) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company and its subsidiaries is a party.

Parent will promptly upon written request, indemnify and hold harmless the Company, its subsidiaries and its and their respective affiliates and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any obligations with respect to the cooperation provided for the Debt Financing or any information utilized in connection therewith (other than information provided in writing by the Company or its subsidiaries specifically for use in connection therewith), except in the event such liabilities, expenses or losses arose out of or result from the fraud, gross negligence, recklessness or willful misconduct of the Company, its subsidiaries or its and their respective affiliates and representatives (such obligations, the “Reimbursement Obligations”). However, in no event shall Parent be required to reimburse the Company for any documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and its subsidiaries in connection with the cooperation provided for the Debt Financing until the earlier of (i) the Closing Date and (ii) the date the Merger Agreement is validly terminated.

Subject to the limitations set forth in the Merger Agreement, the Buyer Parties will use reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including (i) maintaining in effect the Debt Commitment Letter until the Mergers are consummated in accordance with their terms, subject to amendments, modifications and replacements permitted under the Merger Agreement, (ii) satisfying, or causing to be satisfied, on a timely basis all conditions to the Debt Financing applicable to each Buyer Party that are within its control and (iii) assuming all obligations referenced in the Merger Agreement are satisfied, consummating the Debt Financing on or prior to the Effective Time in accordance with the terms of the Debt Commitment Letter, provided that Buyer Party may agree to any amendment or modification of the Debt Commitment Letter, and/or elect to replace all or a portion of the Debt Financing or increase the amount of debt financing to be obtained with alternative debt financing, subject only to such conditions to funding as are substantially similar, or not less favorable in the aggregate, from the standpoint of the Company and its stockholders, than the terms and conditions set forth in the Debt Commitment Letter as in effect on February 9, 2026, (any financing provided pursuant to the Debt Commitment Letter as so amended or modified, and any such replacement debt financing, the “Alternative Financing”), in each case only so long as (A) the aggregate proceeds of the Debt Financing (as amended or modified) and/or the Alternative Financing, together with the Equity Financing and the amount of cash on hand of the Company and its subsidiaries on a consolidated basis, in each case, available on the Closing Date will be sufficient to fund the aggregate Merger Consideration (which does not include payments with respect to any GA Shares) and to pay other amounts specified in the Merger Agreement to be paid by Parent and Merger Subs in connection with the consummation of the Mergers and (B) such amendment, modification or the Alternative Financing contains no incremental conditionality to funding relating to the Debt Financing and would not prevent, materially delay or materially impede or impair the ability of each Buyer Party to consummate the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, neither Parent nor Merger Subs shall be required to seek equity financing (other than the Equity Financing) from any source or to pay any fees in excess of those contemplated by the Debt Commitment Letter and/or the documents related to any Alternative Financings (in each case, whether to secure waiver of any conditions contained therein or otherwise).

Parent will give the Company prompt notice upon (i) becoming aware of any breach of any provision of, or termination by any party to, the Debt Commitment Letter or (ii) upon the receipt of any written notice from any person with respect to any threatened breach of threatened termination of the Debt Commitment Letter.

Transaction Litigation

Prior to the Effective Time, the Company will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement or the Mergers, (2) keep Parent reasonably informed with respect to status thereof, (3) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith, (4) give Parent a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such litigation, (5) give Parent the opportunity to participate (at its sole cost and expense) in the defense, settlement or prosecution of any such litigation and (6) consult with Parent with respect to the defense, settlement or prosecution of such litigation. the Company may not settle any such litigation without Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).

Marketable Securities

To the extent requested by Parent, the Company must, and is required to cause its subsidiaries to, use reasonable best efforts to sell or dispose of any marketable securities, any similar securities and any investments in money market funds owned by the Company and its subsidiaries reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Buyer Parties as a potential partial source for the payments contemplated by the Merger Agreement, including the payment of expenses in connection with the transactions contemplated by the Merger Agreement.

Special Committee

Prior to the Effective Time, without the prior written consent of the Special Committee, the Board will not dissolve or dismantle the Special Committee, or revoke or diminish the authority of the Special Committee. In addition, neither Parent, Merger Sub Inc., Merger Sub LLC nor their respective affiliates shall remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or the Special Committee.

Termination of the Merger Agreement

The Merger Agreement may be terminated:

•	at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) by mutual written agreement of the Company and Parent;

•	by either the Company or Parent at any time prior to the Effective Time:

•

whether prior to or after the receipt of the Requisite Company Vote, if (1) any permanent injunction or other judgment or order issued by a governmental authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a governmental authority preventing the consummation of the Mergers are in effect, or any action has been taken by any governmental authority of competent jurisdiction that, in each case, prohibits, makes illegal or enjoins the consummation of the Mergers and has become final and non-appealable, or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Mergers that prohibits, makes illegal or enjoins the consummation of the Mergers (except that this right to terminate the Merger Agreement will not be available to any party whose failure to comply with its obligations under the Merger Agreement resulted in the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order);

•

whether prior to or after the receipt of the Requisite Company Vote, if the Mergers have not been consummated by the Termination Date (subject to certain extensions), except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of or primarily resulted in the failure of the Closing to have occurred prior to the Termination Date (subject to certain extensions); or

•

if the Company fails to obtain the Requisite Company Vote at the Special Meeting (or any adjournment or postponement thereof), except that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement or the Support Agreement) has been the primary cause of, or primarily resulted in the failure to obtain the Requisite Company Vote;

•	by the Company:

•

whether prior to or after the receipt of the Requisite Company Vote, if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform or inaccuracy (1) would result in the failure of any conditions to the obligations of the Company to effect the Mergers, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date (subject to certain extensions) or the date that is 45 days following the Company’s delivery of written notice of such breach or failure to perform, and the Company is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto;

•

prior to receipt of the Requisite Company Vote if (1) the Company has received a Superior Proposal, (2) the Board, upon the recommendation of the Special Committee, or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal, (3) the Company has complied in all material respects with the terms of the Merger Agreement with respect to such Superior Proposal and (4) concurrently with such termination the Company pays the Company Termination Fee due to Parent pursuant to the Merger Agreement; or

•

if (1) certain of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice described in the following clause (2) is received by Parent), (2) the Company has confirmed by irrevocable and binding written notice to Parent that (A) certain of the closing conditions set forth in the Merger Agreement have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions (x) would be satisfied if the Closing Date were the date such notice is received by Parent or (y) are not satisfied by virtue of a breach of the Merger Agreement by any Buyer Party), or that it is willing to waive any such unsatisfied conditions, (B) the Mergers are required to consummated pursuant to the Merger

Agreement and (C) the Company is ready, willing and able to consummate the Mergers and (3) the Buyer Parties fail to consummate the Mergers within three (3) Business Days after the later of (x) receipt by Parent of the notice described in the foregoing clause (2) and (y) the date the Mergers were required to be consummated pursuant to the Merger Agreement (the foregoing circumstances, the “Parent’s Failure to Close”); and

•	by Parent:

•

whether prior to or after the receipt of the Requisite Company Vote, if the Company has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform or inaccuracy (1) would result in the failure of any conditions to the obligations of the Buyer Parties to effect the Mergers, and (2) is not capable of being cured, or is not cured before the earlier of the Termination Date (subject to certain extensions) or the date that is 45 days following Parent’s delivery of written notice of such breach and Parent is not then in breach of any provision of the Merger Agreement and has not failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of any conditions relating thereto; or

•	if, prior to the receipt of the Requisite Company Vote, the Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party (or any partner, member, manager, stockholder, director, officer, employee, affiliate, agent or other representative of such party) to the other parties, as applicable, except certain specified sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms. Notwithstanding the previous sentence, but subject to the Parent Liability Limitation and the Company Liability Limitation (each as defined below), nothing in the Merger Agreement will relieve any party from any liability for fraud or willful breach of the Merger Agreement prior to the termination of the Merger Agreement. Furthermore, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality obligations set forth in the Limited Guarantee, which rights, obligations and agreements will survive the valid termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Company Termination Fee

If the Merger Agreement is validly terminated in specified circumstances, the Company may be required to pay the Company Termination Fee. The Company must pay the Company Termination Fee if:

•

the Merger Agreement is validly terminated (1) by either Parent or the Company because the Closing has not occurred by the Termination Date (subject to certain extensions), and in the case of such termination, the closing conditions relating to the expiration of the waiting period under HSR Act and the absence of any law or order restraining, enjoining or otherwise prohibiting the Mergers (to the extent relating to any antitrust law) have been satisfied, or (2) by either Parent or the Company because the Company fails to obtain the Requisite Company Vote or by Parent because the Company has breached or failed to perform its representations, warranties, covenants or other agreements contained in the Merger Agreement, and, in the case of this clause (2), the Company is not then permitted to terminate the Merger Agreement in connection with the existence of a law or order restraining, enjoining or otherwise prohibiting the Mergers, and, in each case of clauses (1) and (2), the closing conditions relating to the Buyer Parties’ representations and warranties and covenants would be satisfied if the date of such termination was the Closing Date;

•

since February 9, 2026 and prior to its termination under one of the circumstances described in clauses (1) and (2) of the preceding bullet, an Acquisition Proposal for an Acquisition Transaction has been made to the Company or the Board (or a committee thereof, including the Special Committee) or publicly announced or publicly disclosed and not irrevocably withdrawn at least five (5) Business Days prior to the Special Meeting (in the case of any such termination in connection with failure to obtain the Requisite Company Vote) or the date of termination (in the case of the other terminations described in the preceding bullet); and

•

within twelve (12) months following the termination of the Merger Agreement under the circumstances described above, either an Acquisition Transaction is consummated, or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction.

The Company will pay the Company Termination Fee in such instance concurrently with the earlier of the consummation of such Acquisition Transaction and the entry into a definitive agreement with respect to such Acquisition Transaction. For purposes of determining whether a Company Termination Fee is payable in this instance, all references to “15%” in the definition of “Acquisition Transaction” are deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” are deemed to be references to “50%.”

Additionally, if the Merger Agreement is validly terminated by Parent, at any time prior to obtaining the Requisite Company Vote, because the Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change, the Company must promptly (and in any event within two (2) Business Days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

Finally, if the Merger Agreement is validly terminated by the Company, at any time prior to obtaining the Requisite Company Vote in order to enter into Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated a Superior Proposal, then concurrently with such termination the Company must pay or cause to be paid to Parent (as directed to Parent) the Company Termination Fee.

Parent Termination Fee

If the Merger Agreement is validly terminated in specified circumstances, Parent will be required to pay the Company the Parent Termination Fee, the payment of which has been guaranteed pursuant to and subject to the terms and conditions of the Limited Guarantee. Specifically, Parent must pay the Parent Termination Fee if the Merger Agreement is validly terminated: (1) by the Company because the Buyer Parties have breached or failed to perform their representations, warranties, covenants or other agreements contained in the Merger Agreement and the closing conditions relating to the Company’s representations, warranties and covenants would be satisfied if the date of such termination was the Closing Date, (2) by the Company, due to Parent’s Failure to Close or (3) by Parent, because the Closing has not occurred by the Termination Date (subject to certain extensions), and at the time of such termination, the Company could have validly terminated the Merger Agreement pursuant to the foregoing clauses (1) or (2).

Specific Performance

The Buyer Parties and the Company are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, the Company may only cause the Buyer Parties to consummate the Mergers if certain conditions are satisfied, including that the Financing (or any applicable alternative financing) has been or will be funded at the Closing.

Limitations of Liability

The maximum aggregate liability of the Buyer Parties for breaches under the Merger Agreement, the Debt Commitment Letter, the Limited Guarantees, the Support Agreement and any other agreement executed in connection with the Merger Agreement, will not exceed an amount equal to (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to the Merger Agreement, plus (ii) the Enforcement Costs, if any, due and owing to the Company pursuant to the Merger Agreement, plus (iii) the Reimbursement Obligations (as defined in the Merger Agreement) ((i)-(iii) collectively the “Parent Liability Limitation”).

The maximum aggregate liability of the Company Related Parties (as defined in the Merger Agreement) for breaches under the Merger Agreement will not exceed an amount equal to (i) the Company Termination Fee for all such breaches plus (ii) any Enforcement Costs, if any, due and owing to Parent pursuant to the Merger Agreement (the “Company Liability Limitation”).

The Company and the Buyer Parties acknowledged and agreed that, pursuant to the Merger Agreement, neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Buyer Parties or the Company, as applicable, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities forgone while negotiating the Merger Agreement and otherwise in reliance on the Merger Agreement and on the expectation of the consummation of the Mergers. In no event will (x) the Company be required to pay the Company Termination Fee on more than one occasion or (y) Parent be required to pay the Parent Termination Fee on more than one occasion. While the Company may pursue both a grant of specific performance pursuant to and subject to the limitations set forth in the provisions described under the heading “—Specific Performance” and the payment of the Parent Termination Fee pursuant to the provisions described under the heading “—Termination Fees,” as the case may be, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the provisions described under the heading “-Specific Performance” that results in the Closing occurring and all or any portion of the Parent Termination Fee.

Fees and Expenses

Except in specified circumstances, whether or not the Mergers are completed, the Company, on the one hand, and the Buyer Parties, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Mergers and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee) at any time before or after the adoption of the Merger Agreement by the Company stockholders. However, after the adoption of the Merger Agreement by the Company stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and any document to which the Company refers in this proxy statement, contains “forward-looking statements.” You can identify these statements and other forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “likely,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, and involve known and unknown risks, uncertainties, including statements regarding: the Mergers, including the expected time period to consummate the Mergers, the anticipated benefits of the Mergers and plans, opportunities, and anticipated future performance. Some of the key factors that could cause actual results to differ materially include, but are not limited to, the expected timing and likelihood of completion of the Mergers, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Mergers; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the possibility that the Company’s stockholders may not approve the Mergers; the risk that the parties may not be able to satisfy the conditions to the Mergers in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Mergers; the risk that any announcements relating to the Mergers could have adverse effects on the market price of the Company’s common stock; the risk that the Mergers and its announcement could have an adverse effect on the parties’ business relationships and business generally, including the ability of the Company to retain customers and maintain relationships with their suppliers and customers, and on their operating results and businesses generally; the risk of unforeseen or unknown liabilities; customer, stockholder, regulatory and other stakeholder approvals and support; the risk of unexpected future capital expenditures; the risk of potential litigation relating to the Mergers that could be instituted against the Company or its directors and/or officers; the risk associated with third party contracts containing material consent, anti-assignment, transfer or other provisions that may be related to the Mergers which are not waived or otherwise satisfactorily resolved; the operational and financial results of franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain and effectively respond to a loss of key executives; recruitment efforts; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver their products; changes in supply costs and decreases in the Company’s product sourcing revenue, including due to the imposition of tariffs; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits the Company may claim; changes in general economic and business conditions, including changes due to tariff policy and geopolitical tensions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued

operations. All such factors are difficult to predict and are beyond our control, including those detailed in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K that are available on the Investors Relations section of the Company’s website at https://www.waxcenter.com and on the website of the SEC at https://www.sec.gov.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this proxy statement. Any forward-looking statement that the Company makes in this proxy statement speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

PARTIES TO THE MERGERS

The Company

European Wax Center, Inc.

EWC Ventures, LLC

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Telephone: (469) 264-8123

The Company. The Company was formed as a Delaware corporation on April 1, 2021. The Company then converted into a Delaware corporation on April 1, 2021 and changed its name to European Wax Center, Inc. The Company is a leading franchisor and operator of out-of-home waxing services in the United States. The Company’s locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values - We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome - the Company is proud to be Certified™ by Great Place to Work®. The Company’s network, which includes more than 1,000 centers in 44 states, generated sales of $947 million in fiscal 2025. The Company’s Class A Common Stock is listed on Nasdaq under the symbol “EWCZ.” The Company’s corporate offices are located at 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024.

Opco. Opco was formed December 12, 2012 as a Delaware limited liability company. The purpose of Opco is to serve as the operating company of the Company and its subsidiaries and to directly or indirectly own and exercise rights with respect to the ownership interests in direct and indirect Subsidiaries of the Company and the properties and assets leased, owned or operated thereby. On September  25, 2018, EW Merger Sub, LLC, merged with and into Opco, with Opco existing as the surviving company.

The Buyer Parties

Glow Midco, LLC

Glow Merger Sub 1, Inc

Glow Merger Sub 2, LLC

c/o General Atlantic Service Company, L.P.

55 East 52nd Street, 32nd Floor

New York, New York 10055

Telephone: (212) 715-4000

Parent. Parent was formed on February 5, 2026, as a Delaware limited liability company, solely for the purpose of completing the Mergers and has conducted no business activities other than those related to the structuring and negotiation of the Mergers. Parent is a direct, wholly owned subsidiary of General Atlantic, a Delaware limited liability company, and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, New York 10055. The telephone number at the principal office is (212) 715-4000.

Merger Sub Inc. Merger Sub Inc. was formed on February 5, 2026, as a Delaware corporation, solely for the purpose of completing the Mergers and has conducted no business activities other than those related to the structuring and negotiation of the Mergers. Merger Sub Inc. is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, New York 10055. The telephone number at the principal office is (212) 715-4000.

Merger Sub LLC. Merger Sub LLC was formed on February 5, 2026, as a Delaware limited liability company, solely for the purpose of completing the Mergers and has conducted no business activities other than those related to the structuring and negotiation of the Mergers. Merger Sub LLC is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, New York 10055. The telephone number at the principal office is (212) 715-4000.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held on May 7, 2026, starting at 10:30 A.M. CDT, or at any postponement or adjournment thereof, which will be held online at www.virtualshareholdermeeting.com/EWCZ2026SM.

Purpose of the Special Meeting

At the Special Meeting, holders of shares of Company Common Stock entitled to vote at the Special Meeting will be asked to approve:

•	the Merger Agreement Proposal; and

•	the Adjournment Proposal.

Our stockholders must approve the Merger Agreement Proposal in order for the Mergers to occur. If our stockholders fail to approve the Merger Agreement Proposal, the Mergers will not occur. Approval of the Adjournment Proposal is not a condition to completion of the Mergers. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety. We encourage you to read the Merger Agreement carefully in its entirety.

The vote on the Adjournment Proposal is separate and apart from the Merger Agreement Proposal. Accordingly, a stockholder may vote in favor of the Adjournment Proposal and vote not to approve the Merger Agreement Proposal (and vice versa).

Recommendation of Board

Based in part on the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•	“FOR” the Merger Agreement Proposal; and

•	“FOR” the Adjournment Proposal.

You should read “Special Factors—Purpose and Reasons for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers” for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement.

Record Date and Quorum

We have fixed April 1, 2026 as the Record Date for the Special Meeting and only record holders of shares of Company Common Stock as of the close of business on the Record Date are entitled to notice of, and to attend and vote at, the Special Meeting or any adjournment or postponement thereof. You are entitled to receive notice of, and to attend and vote at, the Special Meeting if you are a record holder of the shares of Company Common Stock at the close of business on the Record Date.

Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date. As of the Record Date, there were 54,796,851 shares of Company Common Stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the voting power of all outstanding shares of stock entitled to vote at the Special Meeting as of the Record Date must be present, in person (which includes presence virtually at the Special Meeting) or represented by proxy, at the Special Meeting in order to constitute a quorum, for the purposes of holding the Special Meeting and conducting business.

The shares of Company Common Stock entitled to vote at and represented at the Special Meeting that are not voted, including the shares of Company Common Stock for which a stockholder directs an abstention from voting, if any, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a share of Company Common Stock entitled to vote at the Special Meeting is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new record date is set for the adjourned Special Meeting, a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, the person presiding over the Special Meeting or, in the absence of such person, the holders of a majority of the voting power present in person (which includes presence virtually at the Special Meeting) or represented by proxy at the at the Special Meeting and entitled to vote at the Special Meeting may adjourn the Special Meeting to another time and/or place.

Vote Required

The approval of the Merger Agreement Proposal requires (i) the Statutory Merger Approval and (ii) Unaffiliated Stockholder Approval. For the Merger Agreement Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person (which includes presence virtually at the Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, assuming that a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

For each of the Merger Agreement Proposal and the Adjournment Proposal, each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Voting Intentions of the Company’s Directors and Executive Officers

Although none of the directors and executive officers are obligated to vote in favor of the approval of the Merger Agreement Proposal and the Adjournment Proposal, we currently expect that each of these individuals, to the extent that they directly own shares of Company Common Stock as of the Record Date, will vote all of his or her shares of Company Common Stock “FOR” the approval of the Merger Agreement Proposal and the Adjournment Proposal.

As of the Record Date, our directors and executive officers directly owned, in the aggregate, 494,806 shares of Company Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.9% of the total voting power entitled to vote at the Special Meeting.

The GA Stockholders, who hold approximately 42% of the voting power of the Company’s outstanding capital stock, entered into a Support Agreement with Parent and the Company. Under the Support Agreement, the GA Stockholders have agreed to take certain actions required by the Company subject to the terms, conditions and limitations set forth therein, including to (i) vote all shares of Company Common Stock beneficially owned by the GA Stockholders in favor of the adoption of the Merger Agreement and the approval of the Mergers; (ii) not exercise dissenters’ rights, appraisal rights or vote in favor of an alternative proposal or other action that would reasonably be expected to prevent, interfere with, adversely affect or delay the Mergers; and (iii) not enter into any contract, option, agreement, understanding or other arrangement with respect to the transfer of, any shares of the Company held by the GA Stockholders, other than as provided under certain customary exceptions and set forth in the Support Agreement. A copy of the Support Agreement is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

The approval of the Merger Agreement Proposal requires (i) the Statutory Merger Approval and (ii) Unaffiliated Stockholder Approval. A copy of the Support Agreement is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

As of the date of the filing of this proxy statement, none of the General Atlantic Filing Parties or any of their respective affiliates (as defined under Rule 405 of the Securities Act), except for the GA Stockholders (and any equity securities issued to applicable directors of the Company as equity awards), beneficially own any shares of Company Common Stock.

Voting

Stockholders of Record

If your shares of Company Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of Company Common Stock, the stockholder of record or record holder. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to us or to another proxyholder to vote in person (which includes presence virtually at the Special Meeting) at the Special Meeting. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

If you do not attend the Special Meeting and fail to vote, either in person (which includes presence virtually at the Special Meeting) or by proxy, your shares of Company Common Stock will not be voted at the Special Meeting, and will not be counted for purposes of determining whether a quorum exists.

Additionally, if you do not attend the Special Meeting and fail to vote, either in person (which includes presence virtually at the Special Meeting) or by proxy, your failure to vote will have (a) the effect of counting “AGAINST” the Merger Agreement Proposal with respect to the approval threshold requiring the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the Merger Agreement Proposal and (b) no effect on the Unaffiliated Stockholder Approval or the Adjournment Proposal (so long as a quorum is present).

Beneficial Ownership and Abstentions

If your shares of Company Common Stock are held through a broker, bank or other nominee, you are considered the beneficial owner of those shares of Company Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares of Company Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares of Company Common Stock by following their instructions for voting. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares of Company Common Stock in person (which includes presence virtually at the Special Meeting) at the Special Meeting unless you submit a legal proxy from your broker, bank or other nominee. Your broker, bank or other nominee will only be permitted to vote your shares of Company Common Stock if you instruct your broker, bank or other nominee as to how to vote. You should follow the instructions provided by your broker, bank or other nominee regarding the voting of your shares of Company Common Stock. Under applicable stock exchange rules, absent your instructions, a broker, bank or other nominee does not have discretionary authority to vote on “non-routine” matters and all of the matters to be considered at the Special Meeting are, under such rules, “non-routine.” As a result, absent specific instructions from the beneficial owner of such shares of Company Common Stock, your broker, bank or other nominee is not empowered to vote such shares of Company Common Stock.

If you instruct your broker, bank or other nominee how to vote on at least one, but not all of the proposals to be considered at the Special Meeting, your shares of Company Common Stock will be voted according to your instructions on those proposals for which you have provided instructions and will be counted as present for purposes of determining whether a quorum is present at the Special Meeting. In this scenario, a “broker non-vote” will occur with respect to each proposal for which you did not provide voting instructions to your broker, bank or other nominee, and no broker will be permitted to vote your shares of Company Common Stock on any such proposal at the Special Meeting.

The approval of the Merger Agreement Proposal requires the Requisite Company Vote. If you fail to authorize a proxy to vote your shares of Company Common Stock or to vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote on any proposal (resulting in a broker non-vote in respect of each proposal), the shares of the Company Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have (a) the same effect as a vote “AGAINST” the Merger Agreement Proposal with respect to the approval threshold requiring the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the Merger Agreement Proposal and (b) no effect on the Unaffiliated Stockholder Approval or the Adjournment Proposal (so long as a quorum is present). Abstentions will be counted for purposes of determining whether a quorum is present and have the same effect as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval but will have no effect on whether the Unaffiliated Stockholder Approval is obtained.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company Common Stock present virtually or represented by proxy and entitled to vote on the Adjournment Proposal. Abstentions will be counted for purposes of determining whether a quorum is present and have the same effect as a vote “AGAINST” the Adjournment Proposal.

How to Vote

Your vote is important. If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote by internet, by telephone, by mail or you may attend the virtual Special Meeting and vote in person. Whether or not you plan to attend the Special Meeting online, please submit a proxy to vote as soon as possible to ensure your vote is counted. Even if you have submitted a proxy before the Special Meeting, you may still attend the Special Meeting online and vote online. In such case, your previously submitted proxy will be disregarded.

The Internet. To vote by proxy over the internet, follow the instructions provided on your proxy card.

Telephone. To vote by proxy over the telephone, follow the instructions provided on your proxy card.

Mail. If you receive printed proxy materials, you may also vote by mail: simply complete, sign and date the proxy card and return it promptly in the prepaid reply envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares in accordance with the proxy card.

Voting at the Special Meeting. You may vote your shares virtually at www.virtualshareholdermeeting.com/EWCZ2026SM. You will be asked to provide the 16-digit control number from your proxy card.

The shares of Company Common Stock for which proxies are received electronically, telephonically or by proxy card properly marked, dated, signed and not revoked, will be voted at the Special Meeting.

If, as of the Record Date, you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Company Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares of Company Common Stock voted.

The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your shares of Company Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the internet or by telephone.

Please refer to the instructions on your proxy card or voting instruction form to determine the deadlines for submitting a proxy over the internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary of the Company by the time the Special Meeting begins.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution will vote your shares of Company Common Stock in the way that you indicate. When completing the internet or telephone proxy processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares of Company Common Stock should be voted on a matter, the shares of Company Common Stock represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

If you have any questions or need assistance voting your shares of Company Common Stock, please call Innisfree toll-free at (877) 456-3507.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, AS PROMPTLY AS POSSIBLE, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON (WHICH INCLUDES PRESENCE VIRTUALLY AT THE SPECIAL MEETING).

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy over the internet, by telephone or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person (which includes presence virtually at the Special Meeting) by attending the Special Meeting and casting your vote in person (which includes presence virtually at the Special Meeting). If, as of the Record Date, you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of Company Common Stock using the instructions provided by your broker, bank or other nominee. If you fail to vote, either virtually or by proxy, your shares of Company Common Stock will not be voted at the Special Meeting and will not be counted for purposes of determining whether a quorum exists. Additionally, your failure to vote will have the effect of counting as a vote “AGAINST” the Merger Agreement Proposal for purposes of the Statutory Merger Approval, but will have no effect on the Unaffiliated Stockholder Approval or the Adjournment Proposal (so long as a quorum is present).

You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by (i) submitting another proxy, including a proxy card, at a later date by telephone or on the internet or by timely delivery of a validly executed, later-dated proxy, (ii) giving written notice of revocation to the Secretary of the Company, which must be filed with our Secretary of the Company before the Special Meeting begins, or (iii) attending the Special Meeting and voting in person (which includes presence virtually at the Special Meeting). If, as of the Record Date, you are the beneficial owner of shares of Company Common Stock held in “street name” by your broker, bank or other nominee, please refer to the information forwarded by your broker, bank or other nominee for procedures on revoking your proxy.

Only your last submitted proxy with respect to any shares will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your proxy card or voting instruction form provided by your broker, bank or other nominee, as promptly as possible.

Technical Support

Beginning 15 minutes prior to the start of and during the virtual Special Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.

Questions

An online portal will be available to our stockholders at www.virtualshareholdermeeting.com/EWCZ2026SM. Stockholders may access this portal and submit questions and vote during the Special Meeting. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our Special Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Special Meeting, as time permits, and in accordance with the Rules of Conduct for the Special Meeting. Questions and answers may be grouped by topic, and substantially similar questions will be answered only once.

Adjournments and Postponements

Any adjournment of the Special Meeting may be made from time to time by the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person (which includes presence virtually at the Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, assuming that a quorum is present, without further notice other than by an announcement made at the Special Meeting. If a quorum is not present at the Special Meeting, or if a quorum is present at the Special Meeting but there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, then our stockholders may be asked to vote on a proposal to approve one or more proposals to adjourn the Special Meeting, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement Proposal (as further described in “Adjournment of the Special Meeting (The Adjournment Proposal—Proposal 2)—The Proposal”). Any adjournment of the Special Meeting for the purpose of soliciting additional proxies with respect to any such proposal will allow our stockholders who have already sent in their proxies to revoke them at any time with respect to such proposal prior to their use at the reconvened Special Meeting.

Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Anticipated Date of Completion of the Mergers

We are working to complete the Mergers as promptly as practicable. Assuming timely satisfaction of necessary closing conditions, we anticipate that the Mergers will be completed in mid-2026. If our stockholders vote to approve the Merger Agreement Proposal, the Mergers will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Mergers as set forth in the Merger Agreement, and in any event, at the Effective Time for the Corporate Merger and at the LLC Merger Effective Time for the LLC Merger.

Appraisal Rights

If the Mergers are consummated, stockholders and beneficial owners who continuously hold (or beneficially own, as the case may be) shares of Company Common Stock from the date of making the demand described below through the effective dates of the Mergers, who do not vote such shares of Company Common Stock eligible to vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of such shares of Company Common Stock and who do not effectively withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of such shares of Company Common Stock in connection with the Mergers under Section 262 of the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is incorporated by reference in this proxy statement in its entirety. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders or beneficial owners exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Company Common Stock, all references in Section 262 and in this summary to “beneficial owner” mean a person who is the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other, in each case unless otherwise expressly noted therein or herein. If you hold your shares of Company Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with such broker, bank or other nominee.

Under Section 262, if the Mergers are completed, holders of record and beneficial owners of shares of Company Common Stock who: (i) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (ii) do not submit a proxy with respect to, or otherwise vote, the shares of Company Common Stock for which such holders seek appraisal in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold (or own beneficially, as the case may be) such shares of Company Common Stock of record on and from the date of the making of the demand through the effective dates of the Mergers; and (iv) comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL may be entitled to have such shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Per Share Price, payment in cash of the “fair value” of such shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. However, because the Company Common Stock will be listed on a national securities exchange immediately prior to the consummation of the Mergers, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders (or beneficial owners) of Company Common Stock who have asserted appraisal rights with respect to such shares unless (a) the total number of shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Common Stock eligible for appraisal; or (b) the value of the aggregate Merger Consideration in respect of the shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective dates of the Mergers through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares of Company Common Stock as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262.

This proxy statement constitutes the Company’s notice to stockholders and beneficial owners that appraisal rights are available in connection with the Mergers, in compliance with the requirements of Section 262. In connection with the Mergers, any holder (or beneficial owner) of shares of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s (or beneficial owner’s) right to do so, should review Section 262 carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder (or beneficial owner) who loses his, her, its or their appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement, without interest thereon. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of any shares of Company Common Stock, the Company believes that if a stockholder (or beneficial owner) considers exercising such rights, that stockholder (or beneficial owner) should seek the advice of legal counsel. To the extent there are any inconsistencies between the summary of Section 262 contained herein and Section 262, Section 262 will govern.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must do ALL of the following:

•	NOT vote, in person or by proxy, the shares of Company Common Stock entitled to vote, for which appraisal is sought in favor of the proposal to adopt the Merger Agreement;

•

deliver to the Company a written demand for appraisal of such shares of Company Common Stock before the vote on the Merger Agreement at the Special Meeting, which written demand, in the case of a stockholder of record, must reasonably inform the Company of the identity of the stockholder who intends to demand appraisal of his, her, its or their shares of Company Common Stock and that such stockholder intends thereby to demand appraisal of such shares of Company Common Stock;

•

continuously hold (or beneficially own, as the case may be) such shares of Company Common Stock on and from the date of making the demand through the effective dates of the Mergers (a person demanding appraisal will lose appraisal rights if, in the case of a record holder they transfer, or in the case of a beneficial owner they cease to beneficially own, such shares before the Effective Time and after delivering a written demand for appraisal); and

•	otherwise comply with the applicable procedures and requirements set forth in Section 262.

In addition, a petition for appraisal rights must be filed in the Delaware Court of Chancery requesting a determination of the fair value of such shares of Company Common Stock within 120 days after the effective dates of the Mergers. This may be undertaken by any stockholder (or any person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a broker, bank or other nominee on behalf of such person) who has complied with the foregoing requirements and who is otherwise entitled to appraisal right or by the Surviving Corporation. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, because Class A Common Stock will be listed on a national securities exchange immediately prior to the Mergers, one of the ownership thresholds must be met or the appraisal proceedings with respect to any shares of Class A Common Stock for which appraisal is sought.

Because a proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder or beneficial owner who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement or abstain from voting.

Written Demand

Any holder (or beneficial owner) of shares of Company Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of such person’s shares of Company Common Stock, and that person must not vote shares of Company Common Stock or submit a proxy for such shares of Company Common Stock in favor of the adoption of the Merger Agreement that is not revoked. A holder (or beneficial owner) of shares of Company Common Stock exercising appraisal rights must hold of record (or beneficially own, as the case may be) the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold (or beneficially own, as the case may be) the shares of Company Common Stock of record through the effective dates of the Mergers. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the person’s right of appraisal and will nullify any previously delivered written demand for appraisal with respect to such shares.

Therefore, a stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights for such stockholder’s or beneficial owner’s shares of Company Common Stock must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, with respect to their shares of Company Common Stock. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote against the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s Company Common Stock. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list (as discussed below).

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to the Company at European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024 and may not be submitted by electronic submission. Such written demand must be delivered to and received by the Company before the vote on the adoption of the Merger Agreement at the Special Meeting.

Any holder (or beneficial owner) of shares of Company Common Stock who has delivered a written demand to the Company and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her, its or their demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company, as the Surviving Corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective dates of the Mergers will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration, without interest thereon, less any applicable withholding taxes, within sixty (60) days after the effective dates of the Mergers. If an appraisal proceeding is commenced and the Company, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any person who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Mergers are completed, within ten (10) days after the effective dates of the Mergers, the Surviving Corporation will notify each holder (and beneficial owner) of shares of Company Common Stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Mergers have become effective and the effective dates thereof.

Filing a Petition for Appraisal

Within 120 days after the effective dates of the Mergers, the Surviving Corporation or any holder of shares of Company Common Stock who has complied with Section 262 and is otherwise entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares of Company Common Stock) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares of Company Common Stock held by all dissenting stockholders and beneficial owners entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders (or beneficial owners) of shares of Company Common Stock who desire to have their shares of Company Common Stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. If no such petition is filed by the Surviving Corporation or a holder (or beneficial owner) of shares of Company Common Stock who has demanded appraisal (or a beneficial owner of such shares) within the period specified in Section 262, appraisal rights will be lost as to all stockholders’ and beneficial owners’ previous written demand for appraisal.

Within 120 days after the effective dates of the Mergers, any holder (or beneficial owner) of shares of Company Common Stock who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such Company Common Stock (provided that where a beneficial owner makes a demand for appraisal directly, the record holder of such Company Common Stock shall not be considered a separate stockholder holding such Company Common Stock for purposes of this aggregate number). The Surviving Corporation must provide this statement to the requesting stockholder or beneficial owner within ten (10) days after receipt by the Surviving Corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder (or beneficial owner) of shares of Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the persons shown on the verified list described above at the addresses stated therein. The costs of these notices are borne by the Surviving Corporation.

After notice is provided to the applicable persons as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware

Court of Chancery may require the persons who demanded appraisal for their shares of Company Common Stock and who hold stock represented by stock certificates to submit their stock certificates (if any) to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss that person from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Company Common Stock for which appraisal rights have been asserted if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders (and beneficial owners) of shares of Company Common Stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to any holders (or beneficial owners) of Company Common Stock seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective dates of the Mergers through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective dates of the Mergers and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder and beneficial owner entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares of Company Common Stock as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Mergers if they did not seek appraisal of their shares of Company Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Company nor Parent anticipates offering more than the Merger

Consideration to any person exercising appraisal rights, and each of the Company and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share is less than the Merger Consideration. If a petition for appraisal is not timely filed then the right to an appraisal will cease. If neither of the ownership thresholds described above has been satisfied with respect to the shares of Company Common Stock for which appraisal is sought, then the right to an appraisal will cease with respect to such shares. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder or beneficial owner, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder or beneficial in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Company Common Stock entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her, its or their shares of Company Common Stock under Section 262 fails to perfect, or effectively loses or withdraws, such person’s right to appraisal, the person’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon, less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement. A person will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective dates of the Mergers or if the person delivers to the Surviving Corporation an effective written withdrawal of the person’s demand for appraisal and an acceptance of the Merger Consideration, either within sixty (60) days after the effective dates of the Mergers with respect to any person who has not commenced an appraisal proceeding or joined that proceeding as a named party or thereafter with the written approval of the Surviving Corporation, in accordance with Section 262. In addition, a holder (or beneficial owner) of shares of Company Common Stock will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal with respect to such shares if neither of the ownership thresholds described above has been satisfied with respect to the shares of Company Common Stock for which appraisal is sought.

From and after the effective dates of the Mergers, no person who has demanded appraisal rights will be entitled to vote their shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the person’s shares of Company Common Stock, if any, with a record date as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the person delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Mergers, either within sixty (60) days after the effective dates of the Mergers or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Mergers within sixty (60) days after the effective dates of the Mergers. In addition, a holder (or beneficial owner) of shares of Company Common Stock will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal with respect to such shares if neither of the ownership thresholds described above has been satisfied with respect to the shares of Company Common Stock for which appraisal is sought. Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a person’s statutory appraisal rights. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company will pay for the entire cost of soliciting proxies. The Company has retained Innisfree, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a flat fee of $40,000. The Company will indemnify this firm against losses arising out of its provisions of these services on its behalf. In addition, the Company may reimburse banks, brokers and other nominees representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Our directors, officers and employees may solicit proxies by telephone, by mail, over the internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.

THE MERGERS (THE MERGER AGREEMENT PROPOSAL— PROPOSAL 1)

The Proposal

The Company is asking you to approve the Merger Agreement Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

General

We are asking our stockholders to consider and vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Mergers. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub Inc. will merge with and into the Company, with the Company surviving the Corporate Merger as a wholly owned subsidiary of Parent and Merger Sub LLC will merge with and into Opco, with Opco surviving the LLC Merger as a wholly owned subsidiary of Parent.

If the Corporate Merger is completed, at the Effective Time: (i) each share of Class A Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class A Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class A Per Share Price; (ii) each Cancelled Company Class A Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each share of Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class B Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Class B Per Share Price; (iv) each Cancelled Company Class B Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and (v) the GA Shares shall not be entitled to receive the Class A Per Share Price or the Class B Per Share Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent, subject to and in accordance with the terms and conditions set forth in the Merger Agreement.

If the LLC Merger is completed, at the LLC Merger Effective Time: (i) each Opco Common Unit that is outstanding as of immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Opco Per Unit Price; (ii) each Cancelled Opco Unit will be cancelled and extinguished without any conversion thereof or consideration paid therefor; (iii) each Excluded Opco Unit shall be unaffected by the LLC Merger and shall remain outstanding as a common unit of the Surviving LLC held by the Company; and (iv) Opco Common Units held by the GA Members shall not be entitled to receive the Opco Per Unit Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent, subject to and in accordance with the terms and conditions set forth in the Merger Agreement. For a detailed description of the Merger Agreement and the transactions contemplated thereby, including the Mergers, see “The Merger Agreement.”

As discussed in the section titled “Special Factors—Purpose and Reasons of The Company for the Mergers; Recommendation of the Board and the Special Committee; Fairness of the Mergers,” the Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, including the Unaffiliated Company Stockholders.

Our stockholders must approve the Merger Agreement Proposal in order for the Mergers to occur. If our stockholders fail to approve the Merger Agreement Proposal, the Mergers will not occur.

Vote Required

The approval of the Merger Agreement Proposal requires (i) the Statutory Merger Approval and (ii) Unaffiliated Stockholder Approval.

Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Appraisal Rights

If the Mergers are consummated, stockholders (and beneficial owners) who properly demand appraisal for shares that they continuously hold (or beneficially own, as the case may be) of Company Common Stock from the date of making the demand through the effective dates of the Mergers, who do not vote such shares of Company Common Stock in favor of the adoption of the Merger Agreement and who do not effectively withdraw their demands or otherwise lose their rights to seek appraisal, will be entitled to seek appraisal of such shares of Company Common Stock in connection with the Mergers under Section 262 of the DGCL. This means that holders (and beneficial owners) of shares of Company Common Stock who perfect their appraisal rights, who do not thereafter effectively withdraw their demand for appraisal or otherwise lose their rights to seek appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL, will be entitled to have such shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment, in lieu of the Per Share Price, in cash of the “fair value” of such shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Mergers, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Special Meeting—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Mergers to each stockholder and beneficial owner entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders and beneficial owners who wish to seek appraisal of their shares of Company Common Stock are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Company stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Company Common Stock.

To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy with respect to, or otherwise vote, the shares of Company Common Stock for which you seek appraisal in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold such shares of Company Common Stock of record (or own beneficially, as the case may be) on and from the date of the making of the demand through the effective dates of the Mergers; and (iv) comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the shares of Company Common Stock for which appraisal is sought in connection with the Mergers unless certain stock ownership conditions are satisfied by the holders (or beneficial owners) of Company Common Stock seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Special Meeting—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. Section 262 of the DGCL is incorporated by reference in this proxy statement in its entirety.

Vote Recommendation

The Board recommends that you vote “FOR” the Merger Agreement Proposal.

ADJOURNMENT OF THE SPECIAL MEETING (THE ADJOURNMENT PROPOSAL—PROPOSAL 2)

The Proposal

The Company is asking you to approve the Adjournment Proposal.

General

The Company is asking you to approve one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal.

If the Company’s stockholders approve the Adjournment Proposal, the Company could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously provided proxies to vote against the approval of the Merger Agreement Proposal (other than in respect of any proposal for which the vote has been taken and the polls have been closed at the Special Meeting). Among other things, approval of the Adjournment Proposal could mean that, even if the Company had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, the Company could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares of Company Common Stock to change their votes to votes in favor of any such proposal. Additionally, the Company may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting. Under our bylaws, if a quorum is not present, the person presiding over the Special Meeting or, in the absence of such person, the holders of a majority of the voting power of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote at the meeting may adjourn the Special Meeting, regardless of the outcome of the vote on the Adjournment Proposal.

Vote Required

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the virtual Special Meeting and entitled to vote thereon, assuming that a quorum is present.

Each holder of Company Common Stock shall be entitled to one (1) vote for each such share owned at the close of business on the Record Date.

Vote Recommendation

The Board recommends that you vote “FOR” the Adjournment Proposal.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated security holders access to the corporate files of the Company or any of the General Atlantic Filing Parties; or (ii) to obtain counsel or appraisal services at the expense of the Company or any General Atlantic Filing Party.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY

Directors and Executive Officers of the Company

The Board presently consists of seven members. The persons listed below are the directors and executive officers of the Company as of the date of this proxy statement.

From and after the effective dates of the Mergers, the Merger Agreement provides that (a) the initial directors of the Surviving Corporation will be the directors of Merger Sub Inc. as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified and (b) the initial officers of the Surviving Corporation will be the officers of Merger Sub Inc. as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

At the LLC Merger Effective Time, the initial officers of the Surviving LLC will be the officers of the Merger Sub LLC as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC until their respective successors are duly appointed.

Neither the Company nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, been convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors). In addition, neither the Company nor any of the Company’s directors or executive officers listed below has, to the knowledge of the Company, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, position, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of each of the Company’s directors and executive officers are set forth below.

All of the Company’s directors and executive officers can be reached c/o European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, and each of the directors and executive officers is a citizen of the United States. Ages given are as of the date of this proxy statement.

Directors

Name	Age	Position
Christopher Morris	55	Chief Executive Officer and Chairman
Alexa Bartlett	38	Director
Andrew Crawford	47	Director
Julia Hunter	41	Director
Dorvin D. Lively	67	Director
Laurie Ann Goldman	63	Director
Nital Scott	47	Director

Christopher Morris has served as our Chief Executive Officer and chair of our Board since January 2025. Previously, Mr. Morris served as Chief Executive Officer and board member of Dave and Buster’s, an owner and operator of entertainment and dining venues, since June 2022, where he led the opening of 30 new locations and established an international expansion pipeline. Prior to joining Dave and Buster’s, Mr. Morris served as

President and Chief Executive Officer of Main Event Entertainment, a leading provider of family-focused location-based entertainment and dining, from March 2018 to June 2022, and oversaw a period of significant revenue growth, in addition to its merger with Dave & Buster’s. Mr. Morris also served as President of California Pizza Kitchen from 2014 to 2018, where he played a key role in revitalizing the brand and returning the business to positive comparable store sales, and as Chief Financial Officer of On the Border Mexican Grill & Cantina from 2010 to 2014. Mr. Morris also served as Chief Financial Officer of CEC Entertainment, Inc., the owner and operator of the Chuck E. Cheese family entertainment and dining brand, from 2004 to 2010. Mr. Morris received a B.S. in Accounting from Missouri State University and an M.B.A. from the University of Kansas.

Alexa Bartlett has served as a member of our Board since April 2021. Ms. Bartlett is a Principal at General Atlantic, focusing on investments in the firm’s Consumer sector. Prior to joining General Atlantic in 2020, Ms. Bartlett served as a Vice President at Warburg Pincus from 2016 to 2020. Prior to that, she was at Bain Capital, where she focused primarily on consumer and healthcare investments. Ms. Bartlett started her career in the Private Equity Group at Goldman Sachs. She also serves as a member of the board of directors of VEGAMOUR, Restore Hyper Wellness and Buff City Soap. Ms. Bartlett earned a B.A. in Engineering from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. We believe Ms. Bartlett is well-qualified to serve on our Board because of her extensive financial services and business experience.

Andrew Crawford has served as a member of our Board since April 2021. Mr. Crawford is a Managing Director and Global Head of General Atlantic’s Consumer sector. He also serves on General Atlantic’s Management Committee and is Chairman of the Portfolio Committee. Prior to joining General Atlantic in 2014, Mr. Crawford was at Advent International from 2003 to 2014, where he served as a senior member of the investment team focusing on the Retail & Consumer sector. He also serves as a member of the board of directors of Authentic Brands Group, Joe & the Juice, Torchy’s Tacos and Buff City Soap. Mr. Crawford earned a B.S. in Business Administration & Accounting from Washington and Lee University and an M.B.A. from Harvard Business School. We believe Mr. Crawford is well-qualified to serve on our Board because of his extensive consumer sector experience and because of his experience serving on the boards of multiple companies.

Julia Hunter has served as a member of our Board since August 2024. Ms. Hunter is currently a Managing Partner at Westview Ventures, a strategic advisory firm focusing on growth and e-commerce marketing, product strategy and brand development and strategy and currently serves as a member of the board of directors of A.L.C. Previously, Ms. Hunter served as Chief Executive Officer at Jenni Kayne, a luxury California lifestyle and fashion brand, from 2015 to 2024 when the brand grew revenue forty times over through both its e-commerce platform and its expanding brick and mortar footprint. Prior to that, Ms. Hunter served in various roles at Elizabeth and James, J. Crew, Louis Vuitton, and Loeffler Randall. Ms. Hunter started her career as an investment banking analyst at Revolution Partners. Ms. Hunter earned a B.A. in Economics from The University of California, San Diego. We believe Ms. Hunter is well-qualified to serve on our Board because of her extensive leadership experience and experience in the consumer industry.

Dorvin D. Lively has served as a member of our Board since July 2021. Mr. Lively currently serves as the Executive Chairman of Buff City Soap. Previously, Mr. Lively served as President of Planet Fitness, Inc. from May 2017 to October 2022, and as Chief Financial Officer from 2013 to January 2020. Mr. Lively served as Chief Financial Officer of Planet Fitness, Inc. from July 2013 to May 2017. Prior to Planet Fitness, he held several roles at RadioShack from August 2011 to July 2013, including as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer. Prior to RadioShack, Mr. Lively was Chief Financial Officer of Ace Hardware Corp. His experience also includes previous positions as Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. Mr. Lively also serves as a member of the board of directors of Mister Car Wash, Inc. Mr. Lively earned a B.S. in accounting from the University of Arkansas. We believe Mr. Lively is well-qualified to serve on our Board because of his extensive leadership experience, knowledge of corporate finance matters and experience in the consumer services industry.

Laurie Ann Goldman has served as a member of our Board since July 2021. She currently serves as Chief Executive Officer of Audien Hearing, a position which she has held since February 2026. Before that, Ms. Goldman served as Chief Executive Officer and President of Tupperware, a position which she held from October 2023 to July 2025. Before that, Ms. Goldman served as Chief Executive Officer of OVME from February 2023 to October 2023 and Avon North America from August 2018 to August 2019. Ms. Goldman has over 30 years of management and operating experience building consumer and retail businesses. She served as Chief Executive Officer of Spanx from 2002 to 2014. Prior to Spanx, she served in various marketing and operational leadership roles at The Coca-Cola Company for a decade. She also serves as a member of the board of directors of 101 Studios, ClubCorp and Cole Haan. Ms. Goldman earned a B.S. from the Moody School of Communication at the University of Texas at Austin. We believe Ms. Goldman is well-qualified to serve on our Board because of her significant leadership experience in the retail, consumer and business services industries and her experience serving on the boards of multiple companies.

Nital Scott has served as a member of our Board since November 2021. Ms. Scott currently serves as Chief Financial Officer of K18 Hair. Previously, Ms. Scott served as Chief Financial Officer of Beautycounter from October 2017 to March 2022. Prior to this she served as Senior Vice President, Finance, from September 2014 to October 2017. Prior to Beautycounter, her professional experience includes roles as a Vice President in the Investment Banking division of Goldman Sachs and as an Audit Manager at KPMG. She also currently serves on the board of directors of Welch Foods, Inc. Ms. Scott earned a B.A. in Economics from U.C.L.A. and an M.B.A. from the Anderson School of Management at U.C.L.A. We believe Ms. Scott is well-qualified to serve on our Board because of her experience in the consumer products industry and her knowledge of corporate finance, accounting and capital markets matters.

Executive Officers

Name	Age	Position
Christopher Morris	55	Chief Executive Officer and Chairman
Angela Jaskolski	52	Chief Operating Officer
Thomas Kim	48	Chief Financial Officer
Katie Mullen	45	Chief Commercial Officer
Kurt Smith	46	Chief Development Officer
Cindy Thomassee	54	Chief Accounting Officer

The background of Christopher Morris is described above under “Board”.

Angela Jaskolski has served as our Chief Operating Officer since August 2025. She most recently served as Chief Store Officer at Madison Reed. Prior to joining Madison Reed, she was Chief Operating Officer at Thrive Pet Healthcare. Previously, Ms. Jaskolski spent over six (6) years at Self Esteem Brands, where she held multiple leadership roles, including Chief Operating Officer and President of Waxing the City. As Chief Operating Officer, she provided strategic oversight and drove the operating model across a portfolio of fitness, wellness and nutrition businesses. Earlier in her career, she held leadership roles at Regis Corporation, Pacifico’s Salons and Aveda, building deep industry expertise in customer experience, franchise development and field operations. Ms. Jaskolski holds a Bachelor of Science from North Dakota State University.

Thomas Kim has served as our Chief Financial Officer since April 2025. Mr. Kim most recently served as Executive Vice President and Chief Financial Officer at Brinks Home, one of North America’s leading home security and alarm monitoring companies. Prior to joining Brinks Home, Mr. Kim was the Chief Financial Officer of Smoothie King, where he led all corporate development, strategy, IT, business intelligence, financial, accounting, and supply chain operations for the company. Mr. Kim has over 20 years of financial expertise, with a long history of guiding organizations through financial transformations, optimizing processes, and driving profitability. He holds a Master of Business Administration degree from Harvard Business School and a bachelor’s degree from the United States Military Academy at West Point.

Katie Mullen has served as our Chief Commercial Officer since March 2025. She most recently served as Chief Customer Officer at JCPenney, where she oversaw e-commerce strategy and omnichannel development, with an added emphasis on customer marketing, engagement, analytics and more. Her role focused on driving strategies to transform customer engagement and accelerate company growth. Prior to her time at JCPenney, Ms. Mullen served as the Chief Digital Officer at Neiman Marcus Group. She led the neimanmarcus.com business and oversaw the performance marketing team responsible for product and category management, site merchandising, analytics, data science, promotions, drop-ship buying, e-commerce operations, establishing new sales channels and more. Ms. Mullen holds a Master of Business Administration degree from the University of Pennsylvania and a bachelor’s degree from Princeton University.

Kurt Smith has served as our Chief Development Officer since July 2025. He most recently served as Vice President and General Manager of Pizza Hut Latin America and the Caribbean at Yum! Brands. He previously held senior roles as Chief Growth Officer for Pizza Hut in Latin America & Iberia and Chief Growth Officer for Pizza Hut Middle East, Turkey & Africa. Earlier in his career at Yum! Brands, Mr. Smith held leadership roles in Pizza Hut US and Pizza Hut South Pacific. Before joining Yum! Brands, he held roles at Bain & Company, Hewlett Packard and Deloitte. Mr. Smith holds a Master of Business Administration from the University of Chicago and a BSBA in Accounting from the University of Richmond.

Cindy Thomassee has served as our Chief Accounting Officer since January 2022. She joined the Company in April 2021 as Senior Vice President Accounting and Controller. Prior to joining the Company, Cindy served in several roles at Francesca’s Holdings Corporation between 2007 and 2021, including as Chief Financial Officer, Chief Accounting Officer and Controller, Senior Vice President of Accounting and Controller, and Accounting Director and Controller. Prior to joining Francesca’s, Cindy held various accounting leadership positions in Bassett Furniture Industries, Alright Parking and Service Corporation International. Cindy is a Certified Public Accountant and holds a Bachelor of Science-Accounting degree from University of Houston – Clear Lake.

Book Value Per Share

As of January 3, 2026, the book value per share of the Company’s Common Stock was $1.93. Book value per share is computed by dividing total stockholders’ equity on January  3, 2026 by the total shares of Company Common Stock outstanding on that date.

Market Price of Shares of Company Common Stock and Dividends

Our Class A Common Stock is traded on the Nasdaq under the symbol “EWCZ”. The number of stockholders of record of our Class A Common Stock as of April 1, 2026 was seven. The number of stockholders of record of our Class B common stock as of April 1, 2026 was three. This number does not include the beneficial owners for whom shares are held in a “nominee” or “street” name. There is no public market for shares of our Class B common stock. The number of holders of record is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or other entities in security position listings maintained by depositories.

The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by Nasdaq during such period.

Fiscal Year	High	Low
2024
First Quarter ended April 6, 2024	$16.07	$12.01
Second Quarter ended July 6, 2024	$12.89	$9.44
Third Quarter ended October 5, 2024	$10.39	$4.80
Fourth Quarter ended January 4, 2025	$8.91	$4.90
2025
First Quarter ended April 5, 2025	$7.60	$2.72
Second Quarter ended July 5, 2025	$6.52	$2.95
Third Quarter ended October 4, 2025	$5.75	$3.59
Fourth Quarter ended January 3, 2026	$4.45	$3.24
2026
First Quarter (through April 1, 2026)	$5.82	$3.44

The Merger Agreement prohibits us from declaring, setting aside or paying any dividends on any shares of capital stock until the Effective Time of the Mergers or the termination of the Merger Agreement, without Parent’s consent, except for (i) cash dividends made by any subsidiary of Opco to Opco, or one of Opco’s other wholly owned subsidiaries and (ii) any tax distribution contemplated by the Opco LLCA.

The closing price of the shares of Class A Common Stock on February 9, 2026, the last trading day before the Company publicly announced the signing of the Merger Agreement, was $4.00 per share.

On April 1, 2026, the most recent practicable date before this proxy statement was distributed to our stockholders, (i) the closing price for the shares of our common stock on Nasdaq was $5.79 and (ii) there were 44,277,746 shares of Class A Common Stock outstanding and 10,519,105 shares of Class B outstanding. You are encouraged to obtain current market quotations for the shares of Company Common Stock in connection with voting your shares of Class A Common Stock.

If the Mergers are completed, there will be no further market for the shares of Class A Common Stock and, as promptly as practicable following the effective time of the Mergers and in compliance with applicable law, the Company securities will be delisted from Nasdaq and deregistered under the Exchange Act.

Dividends

The Company did not accrue or pay any dividends on the Class A Common Stock during fiscal year 2024 or fiscal year 2025.

Stock Repurchases

Below is a summary of stock repurchases for the periods indicated.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	High	Low
Fiscal 2024
Fourth Quarter ended January 4, 2025	1,629,308	$6.14	$8.91	$4.90
Fiscal 2025
First Quarter ended April 5, 2025	240,573	$4.42	$7.60	$2.72
Second Quarter ended July 5, 2025	0	$0	$6.24	$3.14
Third Quarter ended October 4, 2025	1,188,255	$3.91	$5.75	$3.59
Fourth Quarter ended January 3, 2026	0	$0	$4.45	$3.24

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A Common Stock and Class B Common Stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of April 1, 2026. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A Common Stock or Class B Common Stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To the Company’s knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock beneficially owned by that person.

The percentage of shares beneficially owned is computed on the basis of (i) 44,277,746 shares of Class A Common Stock outstanding and (ii) 10,519,105 shares of Class B Common Stock outstanding, as of April 1, 2026. Unless otherwise indicated below, the address for each beneficial owner listed is c/o European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024.

	Class A Common Stock beneficially owned(1)		Class B Common Stock beneficially owned
Name of beneficial	Number	Percentage	Number	Percentage
5% Stockholders
General Atlantic Equityholders(2)	22,817,201	42.3%	9,706,709	92.3%
BlackRock, Inc.(3)	2,718,360	6.1%	—	—
Hilary L. Shane(4)	2,666,095	6.0%	—	—
Ararat Capital Management LP(5)	2,218,002	5.0%	—	—
EWC Management Holdco(6)	812,396	1.8%	812,396	7.7%
Directors and Named Executive Officers
Christopher Morris	111,454	*	—	—
Alexa Bartlett	—	—	—	—
Andrew Crawford	—	—	—	—
Julia Hunter	55,103	*	—	—
Dorvin D. Lively	84,690	*	—	—
Laurie Ann Goldman	65,190	*	—	—
Nital Scott	36,221	*	—	—
Thomas Kim	50,000	*	—	—
David Berg	—	—	—	—
Katie Mullen	40,000	*	—	—
All executive officers and directors as a group (12 persons)(7)	527,448	1.2%	—	—

*	Less than one percent
(1)

Each Opco Post-IPO Member holds Opco Common Units (non-voting common units in Opco) and an equal number of shares of Class B common stock. Each Opco Post-IPO Member has the right at any time to exchange any vested Opco Common Units (together with a corresponding number of shares of Class B common stock) for shares of Class A Common Stock on a one-for-one basis. The numbers of shares of Class A Common Stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all vested Opco Common Units (together with the corresponding shares of Class B Common Stock) have been exchanged for shares of Class A Common Stock.

(2)

Includes 12,749,506 shares of Class A Common Stock held directly by GA AIV-1 B Interholdco (EW), L.P., a Delaware limited partnership, 360,986 shares of Class A Common Stock and 1,683,464 shares of Class B Common Stock are held directly by GAPCO AIV Interholdco (EW), L.P., a Delaware limited partnership, and 8,023,245 shares of Class B Common Stock are held directly by General Atlantic Partners AIV (EW), L.P. representing 42.3% ownership in European Wax Center. The shares held by GA AIV-1 B Interholdco (EW), L.P., GAPCO AIV Interholdco (EW), L.P. and General Atlantic Partners AIV (EW), L.P. are indirectly held and shared by the GA Funds (as defined herein). GenPar EW (as defined herein) is the general partner of GAP AIV EW (as defined herein). GA SPV (as defined herein) is the general partner of GenPar EW, GAPCO AIV Holdings (as defined herein), GA AIV-1 B Interholdco EW (as defined herein) and GAPCO AIV Interholdco EW (as defined herein). The general partner of GAP AIV-1 A, GAP AIV-1 B and GA AIV-1 B Interholdco (each as defined herein) is GenPar. The general partner of GenPar is GA LP (as defined herein). GA LP is the sole member of GA SPV (as defined herein), the managing member of GAPCO III, GAPCO IV and GAPCO V (each as defined herein) and the general partner of GAPCO CDA (as defined herein). GA LP is ultimately controlled by the GA Partnership Committee (as defined herein). The General Atlantic Filing Parties are a “group” within the meaning of Rule 13d-5 of the Exchange Act.

The mailing address of the General Atlantic Filing Parties is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. Each of the members of the GA Partnership Committee disclaims ownership of all such shares.
(3)

As reported by BlackRock, Inc. on a Schedule 13G filed with the SEC on February 2, 2024, reporting sole voting power with respect to 2,674,440 shares of Class A common stock and sole dispositive power with respect to 2,718,360 shares of Class A common stock. The address for the holder is 50 Hudson Yards, New York, New York 10001.

(4)

As reported by Hilary L. Shane on a Schedule 13G filed with the SEC on February 18, 2026. Hilary L. Shane has sole voting power and sole dispositive power with respect to 2,666,095 shares of Class A Common Stock. Hilary L Shane Revocable Trust has sole voting power and sole dispositive power with respect to 1,508,600 shares of Class A Common Stock. ODS Capital LLC has sole voting power and sole dispositive power with respect to 1,157,495 shares of Class A Common Stock.

(5)

As reported by Ararat Capital Management LP (“Ararat”) on a Schedule 13G/A filed with the SEC on February 11, 2026. Ararat has shared voting power and shared dispositive power with respect to 2,218,002 shares of Class A Common Stock. Narrow River Capital Partners Master Fund, L.P. has shared voting power and shared dispositive power with respect to 2,077,603 shares of Class A Common Stock. Raffi Tokatlian has shared voting power and shared dispositive power with respect to 2,218,002 shares of Class A Common Stock.

(6)

Each member of EWC Management Holdco, the members of which consist of our current and former employees, exercise voting and dispositive control over the shares to which such member is entitled upon exchange of the vested Opco Common Units and corresponding shares of Class B common stock held by EWC Management Holdco.

(7)	Includes current executive officers and directors.

Prior Public Offerings

Neither the Company, the General Atlantic Filing Party, nor any of their respective affiliates have made an underwritten public offering of the shares of Company Common Stock for cash that was registered under the Securities Act, as amended, or exempt from registration under Regulation A promulgated thereunder during the last three (3) years.

Certain Transactions in the Shares of Company Common Stock

Other than the 2024 share repurchase plan (as defined below), the Company, its directors and executive officers, the General Atlantic Filing Parties and their respective affiliates have not executed any transactions with respect to the shares of Company Common Stock during the past sixty (60) days and (ii) other than the 2024 share repurchase plan, none of the Company or the General Atlantic Filing Parties or their respective affiliates have purchased shares of Company Common Stock during the past two years, in each case other than the Merger Agreement (see “The Merger Agreement”) and agreements entered into in connection therewith, including the Support Agreement, and certain share activity related to the Company’s equity compensation awards discussed elsewhere in this proxy statement.

On May 13, 2024, the Board approved a stock repurchase program, which authorized the Company to repurchase up to $50 million of its shares of Class A common stock (the “2024 share repurchase plan”). During the year ended January 3, 2026, the Company repurchased 1,428,828 shares of Class A common stock at an average price of $4.00 per share for $5,709,000, including fees. During the year ended January 4, 2025, the Company repurchased 5,605,929 shares of Class A common stock at an average price of $7.16 per share for $40,148,000, including fees. Additionally, the Company paid $383,000 in excise tax pursuant to the Inflation Reduction Act of 2022 for the net shares repurchased during fiscal 2024. As of January 3, 2026, the Company has cumulatively repurchased $45,857,000 worth of shares of Company Common Stock authorized under the 2024 share repurchase plan.

During the year ended January 4, 2025, certain Opco Post-IPO Members exercised their exchange rights and exchanged 270,649 Opco Common Units and the corresponding shares of Class B Common Stock for 270,649 newly issued shares of Class A Common Stock.

During the year ended January 3, 2026, certain Opco Post-IPO Members exercised their exchange rights and exchanged 1,376,956 Opco Common Units and the corresponding shares of Class B Common Stock for 1,376,956 newly issued shares of Class A Common Stock.

These exchange transactions increased the Company’s ownership interest in Opco.

Selected Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial data relating to the Company. The historical audited selected financial data as of and for the fiscal years ended January 4, 2025 and January 3, 2026, have been derived from the Company’s consolidated financial statements.

This information is only a summary. The selected historical consolidated financial data as of January 3, 2026 and January 4, 2025 should be read in conjunction with the Company’s annual report on Form 10-K for the fiscal year ended January 3, 2026, which is incorporated by reference into this proxy statement in its entirety. More comprehensive financial information is included in such report, including management’s discussion and analysis of financial condition and results of operations, and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. See “Where You Can Find Additional Information.”

Summary Consolidated Balance Sheet

	January 3, 2026	January 4, 2025
	(in thousands)
Cash and cash equivalents	$76,060	$49,725
Total current assets	$116,539	$87,839
Total assets	$725,260	$707,067
Total current liabilities	$43,144	$36,111
Total liabilities	$620,386	$615,475
Total stockholders’ equity attributable to the Company	$79,272	$64,047
Noncontrolling interests	$25,602	$27,545
Total stockholders’ equity	$104,874	$91,592

	Year Ended
	January 3, 2026	January 4, 2025
	(in thousands, except per share amounts)
Total revenue	$206,626	$216,916
Total operating expenses	$163,624	$169,154
Income from operations	$43,002	$47,762
Net income	$11,869	$14,681
Less: net income attributable to noncontrolling interests	$3,187	$4,219
Net income attributable to the Company	$8,682	$10,462
Net income per share
Basic - Class A Common Stock	$0.20	$0.22
Diluted - Class A Common Stock	$0.20	$0.22

Stockholders Agreement

Prior to the consummation of the Company’s IPO, the Company entered into the Stockholders Agreement, which provides the GA Stockholders with the right to nominate a specified number of the Company’s directors determined based on the percentage of the Company Common Stock beneficially owned by the GA Stockholders immediately prior to the IPO. So long as the GA Stockholders beneficially own at least 30% of the outstanding Company Common Stock, the GA Stockholders are entitled to nominate three directors. When the GA Stockholders beneficially own less than 30% but at least 15% of the outstanding Company Common Stock, the GA Stockholders would be entitled to nominate two directors. Thereafter, the GA Stockholders would be entitled to nominate one director so long as they beneficially own at least 10% of the outstanding Company Common Stock.

Additionally, so long as the GA Stockholders beneficially own at least 25% of the outstanding Company Common Stock, the prior written consent of the GA Stockholders will be required prior to taking the following actions:

•

any acquisition of the equity securities or assets of any other entity (other than any of our subsidiaries), in a single transaction or a series of related transactions in excess of $100 million and/or the disposition of any of the Company’s or the Company’s subsidiaries’ equity securities or assets, in a single transaction or a series of related transactions in excess of $100 million;

•	entering or effectuating a “Change in Control” as defined in the Stockholders Agreement (including, for the avoidance of doubt, the Transactions);

•

incurring indebtedness of the Company and its subsidiaries to the extent such incurrence would result in the Company and its subsidiaries having indebtedness in excess of $150 million in the aggregate other than a drawdown of amounts committed under a debt agreement that was previously consented to by the GA Stockholders or that was entered into on or prior to the entry into the Stockholders Agreement;

•	appointing or removing the Company’s Chief Executive Officer;

•	any increase or decrease in the size of the Board;

•	any entry by the Company or its subsidiaries into voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding, or any recapitalization or reorganization;

•

a redemption, repurchase or other acquisition by us of the Company’s capital stock (other than any redemption, repurchase or acquisition under any stockholder approved equity compensation plan or pursuant to an offer made to all Company stockholders pro rata);

•

payment or declaration of any dividend or distribution on any of the Company’s capital stock other than dividends or distributions required to be made pursuant to the terms of any outstanding preferred stock of the Company;

•

any entry into a joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or its subsidiaries of assets having a fair market value in excess of $100 million, other than transactions solely between or among the Company and one or more of its subsidiaries; or

•	the adoption, approval, issuance or amendment of any poison pill or stockholder rights plan.

Further, so long as the GA Stockholders beneficially own any of the outstanding Company Common Stock, the prior written consent of the GA Stockholders is required prior to amending (including by merger, consolidation, reorganization or similar event), the Company’s or its subsidiaries’ certificate of incorporation, bylaws or similar governing documents if such change is adverse to the rights of the GA Stockholders.

The GA Stockholders are permitted to sell their interest in the Company without restriction. To the extent a GA Stockholder transfers any of their respective shares to an affiliated transferee, that transferee would also be bound by the terms of the Stockholders’ Agreement in their capacity as a GA Stockholders. To the extent that the GA Stockholders are no longer entitled to nominate a board member, the Board, upon the recommendation of the Nominating and Governance Committee of the Board, will nominate a director in their place.

OTHER IMPORTANT INFORMATION REGARDING THE GENERAL ATLANTIC FILING PARTIES

The Buyer Parties

Parent. Parent was formed on February 5, 2026 as a Delaware limited liability company, solely for the purpose of completing the Mergers and has conducted no business activities other than those related to the structuring and negotiation of the Mergers. Parent is a direct, wholly owned subsidiary of Glow Topco, LLC and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Parent is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, New York 10055. The telephone number at the principal office is (212) 715-4000.

Merger Sub Inc. Merger Sub was formed on February 5, 2026 as a Delaware corporation, solely for the purpose of completing the Mergers and has conducted no business activities other than those related to the structuring and negotiation of the Mergers. Merger Sub Inc. is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub Inc. is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, New York 10055. The telephone number at the principal office is (212) 715-4000.

Merger Sub LLC. Merger Sub was formed on February 5, 2026 as a Delaware limited liability company, solely for the purpose of completing the Mergers and has conducted no business activities other than those related to the structuring and negotiation of the Mergers. Merger Sub LLC is a direct, wholly owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub LLC is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 32nd Floor, New York, New York 10055. The telephone number at the principal office is (212) 715-4000.

Neither Parent, Merger Sub Inc. nor Merger Sub LLC has, to the knowledge of the Buyer Parties, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

General Atlantic Filing Parties

Each of General Atlantic, L.P. (“GA LP”); General Atlantic Partners AIV-1 A, L.P. (“GAP AIV-1 A”); General Atlantic Partners AIV-1 B, L.P. (“GAP AIV-1 B”); GAP Coinvestments CDA, L.P. (“GAPCO CDA”); General Atlantic GenPar, L.P. (“GenPar”); General Atlantic GenPar (EW), L.P. (“GenPar EW”); General Atlantic Partners AIV (EW), L.P. (“GAP AIV EW”); GAPCO AIV Holdings, L.P. (“GAPCO AIV Holdings”); GAPCO AIV Interholdco (EW), L.P. (“GAPCO AIV Interholdco EW”); GA AIV-1 B Interholdco, L.P. (“GA AIV-1 B Interholdco”); and GA AIV-1 B Interholdco (EW), L.P. (“GA AIV-1 B Interholdco”) is a Delaware limited partnership. Each of GAP Coinvestments III, LLC (“GAPCO III”); GAP Coinvestments IV, LLC (“GAPCO IV”); GAP Coinvestments V, LLC (“GAPCO V”); and General Atlantic (SPV) GP, LLC (“GA SPV”) is a Delaware limited liability company. GA LP, GAP AIV-1 A, GAP AIV-1 B, GAPCO CDA, GenPar, GAPCO AIV Holdings, GAPCO AIV Interholdco EW, GAPCO III, GAPCO IV, GAPCO V and GA SPV are referred to herein as the “General Atlantic Filing Parties.” The principal business of each of the General Atlantic Filing Parties is investment. The mailing address and telephone number of each of the General Atlantic Filing Parties is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055, 212-715-4000.

GAP AIV-1 A, GAP AIV-1 B, GAPCO CDA, GAPCO AIV Holdings, GAPCO III, GAPCO IV and GAPCO V (collectively, the “GA Funds”) share the beneficial ownership of the shares held of record by the GA Stockholders at the time of this proxy statement. GenPar EW is the general partner of GAP AIV EW. GA SPV is the general partner of GenPar EW, GAPCO AIV Holdings, GA AIV-1 B Interholdco EW and GAPCO AIV Interholdco EW. The general partner of GAP AIV-1 A, GAP AIV-1 B and GA AIV-1 B Interholdco is GenPar. The general partner of GenPar is GA LP. GA LP is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA. GA LP is ultimately controlled by the Partnership Committee of GASC MGP, LLC (the “GA Partnership Committee”). Each of the members of the GA Partnership Committee disclaims ownership of all such shares. The name, address, principal occupation and citizenship of each of the members of the Partnership Committee at the time of this proxy statement are set forth below. Except as described below, none of the members of the Partnership Committee has held any material occupations, positions, offices or employment during the past five years.

Name	Address	Present Principal Employment*	Citizenship
William E. Ford	55 East 52nd Street, 33rd Floor New York, New York 10055	CEO, Managing Director (General Atlantic Service Company, L.P.)	United States

Torbjorn Caesar	Royal Park, 29, Avenue de la Porte-Neuve L-2227 Luxembourg	Managing Director (General Atlantic Service Company, L.P.) Chairman (Actis LLP)	Sweden and United Kingdom

Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	Managing Director, Co-President, Head of EMEA and Climate (General Atlantic Service Company, L.P.)	France

Martín Escobari	55 East 52nd Street, 33rd Floor New York, New York 10055	Managing Director, Co-President, Head of Global Growth Equity (General Atlantic Service Company, L.P.)	Bolivia and Brazil

David Hodgson	55 East 52nd Street, 33rd Floor New York, New York 10055	Vice Chairman, Managing Director (General Atlantic Service Company, L.P.)	United States

Christopher Lanning	55 East 52nd Street, 33rd Floor New York, New York 10055	Managing Director (General Atlantic Service Company, L.P.)	United States

*	The principal business of General Atlantic Service Company and Actis LLP is investment.

During the last five years, none of the General Atlantic Filing Parties or any of the individuals listed above have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Mergers are completed, there will be no further market for the Company Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company’s securities will be delisted from Nasdaq and deregistered under the Exchange Act.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Mergers are completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Mergers are not completed, or if we are otherwise required to do so under applicable law, we will hold a 2026 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials

To be considered for inclusion in the proxy statement for our 2026 annual meeting, should we be required to hold one, stockholder proposals must have been received by our Secretary at our principal executive offices no later than the close of business on December 19, 2025. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is advanced by more than 30 days or delayed by more than 60 days of such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the 2026 annual meeting. Assuming the date of our 2026 annual meeting, should we be required to hold one, is not so advanced or delayed, stockholders who wish to make a proposal at the 2026 annual meeting must have notified us no earlier than February 3, 2026 and no later than March 5, 2026. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2026 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at European Wax Center, Inc., 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, or by requesting through our Investor Relations website at https://investors.waxcenter.com/ir-resources/contact-ir. Additionally, for stockholder nominations to the Board to be considered at an annual meeting, to the extent that Rule 14a-19 under the Exchange Act applies, the stockholder must have complied with Rule 14a-19 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at https://investors.waxcenter.com. The information provided on our website, other than the documents that the Company files with the SEC which are incorporated by reference in this proxy statement in their entirety, is not part of this proxy statement, and therefore is not incorporated herein by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Telephone: (469) 264-8123

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to 5830 Granite Parkway, 3rd Floor, Plano, Texas 75024, Telephone (469) 264-8123, by going to our corporate website at https://investors.waxcenter.com, or from the SEC through the website maintained by the SEC at https://www.sec.gov.

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference the documents listed below (provided, that, we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended January 3, 2026, as filed with the SEC on March 4, 2026;

•	our Current Report on Form 8-K as filed with the SEC on February 10, 2026; and

•

our definitive proxy statement under Regulation 14A in connection with our Annual Meeting of Stockholders, filed with the SEC on April  18, 2025 and additional definitive soliciting materials filed with the SEC on February 10, 2026.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement modifies or supersedes the statement.

Because the Corporate Merger is a “going private” transaction, the Company and the General Atlantic Filing Parties have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Mergers. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED APRIL 3, 2026. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Glow Midco, LLC,

Glow Merger Sub 1, Inc.,

Glow Merger Sub 2, LLC,

European Wax Center, Inc.

and

EWC Ventures, LLC

Dated as of February 9, 2026

A-i

A-ii

A-iii

Exhibits

Exhibit A	Surviving Corporation Certificate of Incorporation

Exhibit B	Sixth Amended and Restated Opco LLC Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 9, 2026 by and among (i) Glow Midco, LLC, a Delaware limited liability company (“Parent”), (ii) Glow Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Inc.”), (iii) Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub LLC”, together with Merger Sub Inc., the “Merger Subs”, and the Merger Subs together with Parent, the “Buyer Parties”), (iv) European Wax Center, Inc., a Delaware corporation (the “Company”) and (v) EWC Ventures, LLC, a Delaware limited liability company (“Opco”). Each of the Company, Opco, Parent, Merger Sub LLC and Merger Sub Inc. is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”) to, among other matters, review, evaluate and negotiate this Agreement and the transactions contemplated hereby, including the Mergers (the “Transactions”).

B. The Special Committee has unanimously (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it (1) approve this Agreement and the Transactions; and (2) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at any Company Stockholder Meeting.

C. The Company Board has, acting upon the recommendation of the Special Committee, (i) determined that this Agreement and the Transactions, including the Corporate Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) directed that this Agreement and the Transactions be submitted to a vote of the Company Stockholders at any Company Stockholder Meeting and (iv) subject to Section 5.3, resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at any Company Stockholder Meeting.

D. The Company, as the Managing Member of Opco, has (i) determined that this Agreement and the Transactions, including the merger of Merger Sub LLC with and into Opco, with Opco surviving such merger as the surviving limited liability company and a wholly-owned subsidiary of Parent (the “LLC Merger”), on the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), are advisable, fair to and in the best interests of Opco and its members and (ii) approved the execution and delivery of this Agreement and the Transactions, including the LLC Merger.

E. The board of directors of Merger Sub Inc. has unanimously (i) determined that this Agreement and the Transactions, including the merger of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “Corporate Merger” and, together with the LLC Merger, the “Mergers”), on the terms and subject to the conditions set forth herein and in accordance with the DGCL, are advisable, fair to and in the best interests of Merger Sub Inc. and Parent, its sole stockholder, and (ii) recommended that Parent, as the sole stockholder of Merger Sub Inc., approve the adoption of this Agreement and the consummation of the Transactions, including the Corporate Merger.

F. Parent, on its own behalf and as the sole member of Merger Sub LLC, has determined that this Agreement and the Transactions, including the LLC Merger, on the terms and subject to the conditions set forth herein and in accordance with the DLLCA, are fair to, advisable and in the best interests of Merger Sub LLC.

G. The sole member of Parent has unanimously determined that this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Parent (the “Parent Member Consent”).

H. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub Inc., will execute and deliver to Merger Sub Inc. (with a copy also sent to the Company) a written consent adopting this Agreement and approving the consummation of the Transactions in accordance with the DGCL.

I. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent is entering into a limited guarantee (the “Guarantee”) dated as of the date hereof with General Atlantic Partners 100 L.P. (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of the Buyer Parties in connection with this Agreement.

J. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent is entering into an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof with the Guarantor (or the applicable Affiliates party thereto) (in such capacity, the “Equity Financing Sources”).

K. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Parties to enter into this Agreement, GA AIV-1 B Interholdco (EW), L.P., General Atlantic Partners AIV (EW), L.P., and GAPCO AIV Interholdco (EW), L.P. (the “GA Stockholders”) will enter into a Support Agreement (the “Support Agreement”) in connection with the Transactions, pursuant to which the GA Stockholders have agreed, on the terms and subject to the conditions set forth in the Support Agreement, to, among other things, (i) vote all of the shares of Company Common Stock held by the GA Stockholders (the “GA Shares”) in favor of, and support the consummation of, the Transactions and (ii) waive the acceleration of certain payment obligations under the Tax Receivable Agreement arising from a “Change of Control” (as such term is defined in the Tax Receivable Agreement).

L. The Buyer Parties, the Company and Opco desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions; and (ii) prescribe certain conditions with respect to the consummation of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “2021 Equity Plan” means the European Wax Center, Inc. 2021 Omnibus Incentive Plan.

(b) “2025 Inducement Plan” means the European Wax Center, Inc. 2025 Inducement Plan.

(c) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the confidentiality obligations set forth in the Company Stockholders Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

(d) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or their Affiliates) to engage in an Acquisition Transaction.

(e) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) of assets constituting or accounting for more than 15% of the consolidated assets (measured by the fair market value thereof as of the date of such purchase or acquisition), revenue or EBITDA of the Company Group, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (other than any such transaction solely among any entities within the Company Group) pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company Stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction.

(f) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. Notwithstanding the foregoing, no investment fund or investment vehicle affiliated with, or managed or advised by, either General Atlantic, L.P. (“GA”) or any portfolio company (as such term is commonly understood in the private equity industry) or investment of GA or of any investment funds or investment vehicles affiliated with, or managed or advised by, GA (collectively, the “Excluded Affiliates”) shall be deemed to be an Affiliate of either the Company or its Subsidiaries, on the one hand, or Parent or Merger Subs, on the other hand, and vice versa; provided, that the Excluded Affiliates shall be deemed to be (i) Affiliates of the Company and its Subsidiaries solely for purposes of the definition of “Company Related Party” and (ii) Affiliates of the Buyer Parties solely for purposes of the definition of “Parent Related Party”, for purposes of Section 4.13 (excluding, in the case of Section 4.13, portfolio companies of GA that are not majority owned). For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of January 4, 2025 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 4, 2025.

(i) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(j) “Business Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, information technology systems and computer systems, including any outsourced electronic data processing, information technology, or computer systems that are owned or used by or for any of the Company Group in the conduct of the business of the Company Group.

(k) “Class A Common Stock” means Class A common stock of the Company, par value $0.00001 per share.

(l) “Class B Common Stock” means Class B common stock of the Company, par value $0.00001 per share.

(m) “Code” means the Internal Revenue Code of 1986.

(n) “Collateral Transaction Documents” means the Management Agreement, the Parent Company Support Agreement and each other “Collateral Transaction Document” as such term is defined in the Securitization Agreement.

(o) “Company Board” means the Board of Directors of the Company.

(p) “Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

(q) “Company Equity Plans” means, collectively, the 2021 Equity Plan and the 2025 Inducement Plan.

(r) “Company Group” means the Company and its Subsidiaries, including Opco.

(s) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by any member of the Company Group.

(t) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company Group, taken as a whole or (b) would render any member of the Company

Group unable to consummate the Transactions prior to the Termination Date; provided, however, that solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in general conditions in the industries in which the Company Group generally conducts business;

(iv) changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any labor disruptions, strikes, social unrest, riots, protests, general political or geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberattacks, terrorism (including cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Sections 3.5, 3.6, 3.17(g), 3.19(f) or 3.21);

(viii) the compliance by any Party with the terms of this Agreement (other than Sections 5.1 and 5.2), including any action taken or refrained from being taken as expressly required by this Agreement or requested in writing by or consented to in writing by Parent;

(ix) changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);

(x) changes after the date hereof in the price or trading volume of the Class A Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xi) any failure, in and of itself, by the Company Group to meet (1) any public analyst estimates or expectations of the Company Group’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xii) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Transactions; or

(xiii) any change in the credit ratings or ratings outlook of any of the Company Group, in and of itself (it being understood that the underlying causes of such change, to the extent not otherwise excluded, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (ix) to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(u) “Company Option” means each option to purchase shares of Class A Common Stock granted under either Company Equity Plan.

(v) “Company Preferred Stock” means preferred stock of the Company, par value $0.00001 per share.

(w) “Company Products and Services” means all products and services from which the Company Group is currently deriving revenue from the sale or provision thereof.

(x) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any member of the Company Group.

(y) “Company Restricted Stock” means shares of Restricted Class A Common Stock, pursuant to the Notice of Restricted Stock Grant and the Restricted Stock Award Agreement, dated December 27, 2024, by and between dolabra holdings llc and the Company.

(z) “Company RSU” means each restricted stock unit award granted under either Equity Plan.

(aa) “Company Stockholders” means the holders of shares of Company Common Stock.

(bb) “Company Stockholders Agreement” means that certain Stockholders’ Agreement, dated as of August 4, 2021, by and among the Company, GAPCO AIV Interholdco (EW), L.P., GA AIV-1 B Interholdco (EW), L.P. and General Atlantic Partners AIV (EW), L.P.

(cc) “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) at and immediately following the Effective Time.

(dd) “Contract” means any (i) contract, subcontract, letter of intent, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other binding agreement.

(ee) “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, information security, or information security breach notification requirements to the extent applicable to a Company Group entity from time to time: (i) all applicable laws, rules and regulations, including the California Consumer Privacy Act (CCPA) and the California Privacy Rights Act (CPRA) and (ii) all binding industry standards applicable to a Company Group entity (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

(ff) “Debt Commitment Letter” means that certain Commitment Letter, dated as of the date hereof, by and between Parent and HPS Investment Partners, LLC, together with the related fee letter.

(gg) “Debt Financing Sources” the collective reference to (i) each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including without limitation, pursuant to any commitment letters, engagement letters, credit agreements, or loan agreements relating thereto (and any joinders or amendments thereof), and (ii) solely for purposes of Sections 6.5(d), 8.2(b), 8.6, 9.6, 9.8(b)(ii), 9.9, 9.10 and 9.11 and the first use of the term “Debt Financing Sources” in Section 8.4, each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing Persons listed in clauses (i) or (ii) above.

(hh) “DOJ” means the United States Department of Justice or any successor thereto.

(ii) “Environmental Law” means any law (including common law) or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources, public or worker health or safety, or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(jj) “ERISA” means the Employee Retirement Income Security Act of 1974.

(kk) “Exchange Act” means the Securities Exchange Act of 1934.

(ll) “Exchange Agreement” means that certain Exchange Agreement, dated as of August 4, 2021, by and among EWC Ventures, LLC, European Wax Center, Inc. and the holders party thereto.

(mm) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(nn) “FDD” means any franchise disclosure document prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any of its Subsidiaries to any prospective Franchisee in connection with the offer or sale of Franchises anywhere in the world.

(oo) “Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

(pp) “Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a retail business under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any. For the avoidance of doubt, the term “Franchise” does not include distribution, licensing, vendor or similar arrangements that do not relate to the operation or establishment of Company Group stores.

(qq) “Franchise Agreement(s)” means any Contract, including any license, sub-franchise agreement, sublicense agreement, master franchise agreement, single-store commitment agreement, development agreement, exclusive area agreements, or any similar agreement, pursuant to which the Company or any of its Subsidiaries has granted to any Franchisee a right or option to develop or operate or license others to operate or to develop one or more Company Group stores.

(rr) “Franchise Law(s)” means the FTC Rule and any other domestic or foreign Law regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any presale registration or disclosure Law.

(ss) “Franchisee” means a Person, other than the Company or any of its Subsidiaries, that is granted a Franchise with respect to any one or more Company store.

(tt) “FTC” means the United States Federal Trade Commission or any successor thereto.

(uu) “FTC Rule” means the United States Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibits Concerning Franchising,” 16 C.F.R. Part 436.1 et seq.

(vv) “GA Members” means GAPCO AIV Interholdco (EW), L.P. and General Atlantic Partners AIV (EW), L.P.

(ww) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(xx) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(yy) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, mold, noise, odor and asbestos.

(zz) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(aaa) “Immaterial Amendment” means any amendment, waiver, consent or other modification entered into or action taken under the Securitization Agreement or any Collateral Transaction Document by the Company or any of its Subsidiaries that does not (i) materially and adversely affect the Company and its Subsidiaries, taken as a whole, in any respect, (ii) materially increase the obligations of the Company and its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document, (iii) surrender any material rights of the Company or its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document or (iv) require any direct out-of-pocket expenditure by the Company or its Subsidiaries to any party to, or noteholder or note owner (each as defined in the Securitization Agreement) under, any of the Securitization Agreement or any Collateral Transaction Document exceeding, individually or in the aggregate with all other payments made in connection with amendments, waivers, consents or other modifications under clauses (i) through (iv) of this definition of “Immaterial Amendment”, $1,000,000; provided, that if the Company receives notice from a Rating Agency (as defined in the Securitization Agreement) that any such amendment, waiver, consent or other modification would result in such Rating Agency downgrading any Series of Notes (each as defined in the Securitization Agreement) as a direct result of such amendment, waiver, consent or other modification, such amendment, waiver, consent or other modification shall not constitute an Immaterial Amendment.

(bbb) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

(ccc) “Intellectual Property” means the following intellectual property rights: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein together with the goodwill associated therewith (“Marks”) and domain name registrations; (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ddd) “IP Contracts” means all Contracts to which any member of the Company Group is a party (i) pursuant to which a member of the Company Group licenses to any third Person any material Company Intellectual Property other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses (including software as a service or “SaaS” licenses) granted in the ordinary course of business or in connection with the sale of the Company Products and Services; (ii) pursuant to which a third Person licenses any Intellectual Property to the Company Group, which Intellectual Property is material to the operation of the business of the Company, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available software and technology; and (c) non-exclusive licenses to Software, including Open Source Software; (iii) pursuant to which any member of the Company Group has any revenue share or royalty obligations with respect to the sale or license of any Company Products and Services or data; (iv) pursuant to which the Company or any Subsidiary is obligated to perform any material development with respect to any material Company Intellectual Property; or (v) with respect to material Company Intellectual Property that is the subject of a settlement agreement, co-existence agreement, covenant not to sue or similar agreement that materially limits, restricts or reduces a member of the Company Group’s right to use, enforce or register such material Company Intellectual Property.

(eee) “IPO Date” means August 5, 2021.

(fff) “IRS” means the United States Internal Revenue Service or any successor thereto.

(ggg) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer and President and Chief Financial Officer and Secretary.

(hhh) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(iii) “Management Agreement” means the Management Agreement, dated as of April 6, 2022, among EWC Master Issuer LLC, EWC Holding Guarantor LLC, certain subsidiaries of EWC Master Issuer LLC party thereto, EWC Ventures, LLC and Citibank, N.A., and any other amendment to the Management Agreement, in each case, in effect as of the date of this Agreement.

(jjj) “Management Holdco” means EWC Management Holdco, LLC.

(kkk) “Management Holdco LLCA” means the Amended and Restated Limited Liability Company Agreement of Management Holdco, dated as of August 4, 2021, as amended.

(lll) “Managing Member” means the Company in its capacity as manager of Opco as described in the Opco LLCA.

(mmm) “Material Contract” means any of the following Contracts (other than any Employee Plan):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any material Contract with any of the top six (6) vendors (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without liability to the Company or its Subsidiaries upon notice of 90 days or less) to the Company Group, taken as a whole, determined on the basis of expenditures, excluding residual spend, by the Company Group, taken as a whole, for the 12 months ended September 30, 2025 (the customers, vendors and counterparties to Contracts in clauses (ii) and (xi), collectively, “Material Relationships”);

(iii) any IP Contract;

(iv) any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

(v) any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $1,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(vi) any mortgages, indentures, guarantees, loans, notes or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vii) any Lease or Sublease set forth in Section 3.15(b) or Section 3.15(c) of the Company Disclosure Letter;

(viii) any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(ix) any Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that imposes (A) an obligation on the Company Group in excess of $500,000 or (B) that would otherwise materially limit the operation of the Company Group as currently operated, in each case, after the date hereof;

(x) any Collective Bargaining Agreement; and

(xi) any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

(nnn) “Nasdaq” means the Nasdaq Stock Market and any successor stock exchange.

(ooo) “Non-Controlled Stock” means Company Common Stock held by a GA Controlled Portfolio Company (i) in trust, managed, brokerage, custodial, nominee or other customer accounts or (ii) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed or advised or sub-advised by such GA Controlled Portfolio Company in each case acquired and held in the ordinary course of the securities, commodities, derivatives, asset management, banking or similar businesses of any such GA Controlled Portfolio Company.

(ppp) “Opco Common Unit” means any common limited liability interest in Opco.

(qqq) “Opco LLCA” means the Fifth Amended and Restated Limited Liability Company Agreement of Opco, dated as of August 4, 2021, as amended by that certain First Amendment to Fifth Amended and Restated Limited Liability Company Agreement, dated as of April 11, 2022 (as further amended from time to time).

(rrr) “Open Source Software” shall mean any Software (in source or object code form) that is licensed pursuant to (i) any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license commonly referred to as a “free software” or “open source” license by the Open Source Foundation or the Free Software Foundation or (iii) any license to Software that conditions any rights granted in such license on the disclosure, distribution, or licensing of any other Software in source code form (other than the licensed Software in its unmodified form).

(sss) “Parent Company Support Agreement” means the Parent Company Support Agreement, dated April 6, 2022, between European Wax Center, Inc. and Citibank, N.A. and any amendment thereto, in each case, in effect as of the date of this Agreement.

(ttt) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company Group filed with the Company SEC Reports to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property made in the ordinary course of business; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto; or (xiii) “Permitted Liens” as defined under the Securitization Agreement.

(uuu) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(vvv) “Personally Identifiable Information” means all data relating to an identified or identifiable natural person, or which is otherwise classified as ‘personal data,’ ‘personally identifiable information,’ ‘protected health information,’ or any similar term under applicable Data Security Requirements.

(www) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications); and (iii) registered Copyrights and applications for Copyright registration.

(xxx) “Relationship Laws” means any franchise termination, nonrenewal, unfair practices or relationship laws including the requirements of such laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

(yyy) “Requisite Company Vote” means (i) the Majority Vote and (ii) the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL); which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder.

(zzz) “Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Trade Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, so-called “Donetsk People’s Republic,” and so-called “Luhansk People’s Republic” regions of Ukraine).

(aaaa) “Sanctioned Person” means any Person that is the subject or target of sanctions under applicable Trade Control Laws, including: (i) any Person listed on any U.S., United Kingdom, or European Union sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person located, organized, or ordinarily resident in a Sanctioned Country or a national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

(bbbb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(cccc) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(dddd) “Securities Act” means the Securities Act of 1933.

(eeee) “Securitization Adverse Event” means (i) any Manager Termination Event, Rapid Amortization Event, Potential Rapid Amortization Event, Potential Manager Termination Event, Default or Event of Default (as each such term is defined in any Securitization Contract or any Collateral Transaction Document) or (ii) any (A) amendment, waiver, consent or other modification of a Securitization Contract or any Collateral Transaction Document, or (B) action taken to cure any event that, with notice or the lapse of time or both, would become an event described in the preceding clause (i) without Parent’s written consent, in each of cases (A) and (B), other than any Immaterial Amendment.

(ffff) “Securitization Agreement” means the Base Indenture, dated as of April 6, 2022, between EWC Master Issuer LLC and Citibank, N.A., as supplemented by that certain Series 2022-1 Supplement, dated as of April 6, 2022, between EWC Master Issuer LLC and Citibank, N.A., and any other supplement to the Base Indenture, in each case, in effect as of the date of this Agreement.

(gggg) “Securitization Contracts” means the Securitization Agreement and the Management Agreement.

(hhhh) “Securitization Entity” has the meaning given to such term in the Securitization Agreement.

(iiii) “Service Provider” means any director, officer, employee (whether temporary, part-time or full-time) or individual independent contractor of any of the Company or any of its Subsidiaries, in each case, in their respective capacities of providing services to the Company or any of its Subsidiaries.

(jjjj) “Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, computerized databases, development tools, design tools, user interfaces and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.

(kkkk) “Specified Data Breach” means the actual unauthorized (i) disclosure of Personally Identifiable Information in the possession, custody or direct control of any member of the Company Group; or (ii) access, use, theft, transmission or transfer of Personally Identifiable Information processed by or on behalf of any member of the Company Group, or in the possession, custody or direct control of any member of the Company Group that, in the case of each of clauses (i) or (ii), would reasonably be expected to (A) negatively impact in any material respect, the business, reputation, or results of operation of the Company Group; or (B) result in any member of the Company Group having any material obligation under applicable Data Security Requirements to provide notification regarding any of the foregoing to any Governmental Authority.

(llll) “Specified Default” shall mean any Potential Rapid Amortization Event, Potential Manager Termination Event or Default (as each such term is defined in any Securitization Contract) or default or other event under any Collateral Transaction Document that would reasonably be expected to result in any event described in clause (i) of the definition of “Securitization Adverse Event,” in each case, that is capable of being cured pursuant to the Securitization Contracts or such Collateral Transaction Document.

(mmmm) “Specified Default Cure” shall mean any action taken to cure or obtain an irrevocable waiver with respect to any Specified Default (i) that constitutes an Immaterial Amendment or (ii) for which the Buyer Parties have provided to the Company their written consent.

(nnnn) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement (x) following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent, and (y) for the avoidance of doubt, Opco is a Subsidiary of the Company.

(oooo) “Superior Proposal” means any bona fide written Acquisition Proposal that did not arise from a material breach of Section 5.3 for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including the timing and certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Unaffiliated Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(pppp) “Tax Returns” means any returns, estimates, elections, declarations, claims for refund, information statements and reports (including amendments and attachments thereto) relating to any Tax or Taxes, in each case that are filed or required to be filed with a Governmental Authority.

(qqqq) “Taxes” means any United States federal, state and local, and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.

(rrrr) “Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of August 4, 2021, by and among European Wax Center, Inc. and the other parties thereto.

(ssss) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their respective directors and/or executive officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their respective directors and/or executive officers, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13e-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement or any Guarantee.

(tttt) “U.S.” means United States.

(uuuu) “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) GA, its investment fund Affiliates, its portfolio companies majority owned by such investment fund Affiliates (with respect to which GA has the right to vote or direct the voting of such shares held by such portfolio companies) (collectively, “GA Controlled Portfolio Companies”) (excluding any Non-Controlled Stock), (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iii) those members of the Company Board who are not members of the Special Committee.

(vvvv) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law.

(wwww) “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual or constructive knowledge

(which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

Section 1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Advisor	3.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternative Financing	6.5(h)
Alternative Financing Documents	6.5(h)
Anti-Corruption Laws	3.28(b)
Buyer Parties	Preamble
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.1(b)
Certificates	2.9(c)(i)
Charter	2.1(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.20(a)
Company	Preamble
Company Board Recommendation	3.3(b)
Company Disclosure Letter	III
Company Equity Awards	3.7(c)
Company Liability Limitation	8.3(f)(ii)
Company Related Parties	8.3(f)(i)
Company SEC Reports	III
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Consent	3.6
Continuation Period	6.10(b)
Converted Cash Award	2.8(a)(ii)
Copyrights	1.1(ccc)
D&O Insurance	6.9(c)
Debt Financing	4.10(a)
DGCL	Recitals
Dissenting Company Shares	2.7(f)(i)
DPA	3.28(g)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(t)
Effective Time	2.1(b)
Electronic Delivery	9.13
Employee Plan	3.19(a)
Enforceability Limitations	3.2
Exchange Fund	2.9(b)
GA	Recitals
Government Closure	6.2(a)

Term	Section
Guarantee	Recitals
Guarantor	Recitals
Intervening Event	5.3(d)(i)
Marks	1.1(ccc)
Material Relationships	1.1(mmm)(ii)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
New Plan	6.10(c)
Notice Period	5.3(d)(ii)(3)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Parent	Preamble
Parent Disclosure Letter	IV
Parent Liability Limitation	8.3(f)(i)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(ccc)
Payment Agent	2.9(a)
Per Share Price	2.7(c)(i)
Permits	3.21
Proxy Statement	6.3(a)
Recommendation Change	5.3(c)(i)
Reimbursement Obligations	6.5(f)
Representatives	5.3(a)
Required Amount	4.10(b)
Requisite Company Votes	1.1(yyy)
Schedule 13e-3	6.3(a)
Securities	3.7(d)
Special Committee	Recitals
Special Committee Recommendation	3.3(a)
Sublease	3.15(c)
Support Agreement	Recitals
Surviving Corporation	2.1(a)
Termination Date	8.1(c)
Trade Control Laws	3.28(a)
Uncertificated Shares	2.9(c)(i)
Unvested Company RSU	2.8(b)(ii)
Vested Company RSU	2.8(b)(i)

Section 1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company with respect to the transactions contemplated by this Agreement or filed with or furnished to the SEC and available on EDGAR.

(s) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(t) Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of any such prior drafts.

ARTICLE II

THE MERGERS

Section 2.1 The Corporate Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub Inc. will be merged with and into the Company; (b) the separate corporate existence of Merger Sub Inc. will thereupon cease; and (c) the Company will continue as the surviving corporation of the Corporate Merger. The Company, as the surviving corporation of the Corporate Merger, is sometimes referred to herein as the “Surviving Corporation.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties will cause the Corporate Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Parties and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

(c) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(d) At the Effective Time, the bylaws of Merger Sub Inc., as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.2 The LLC Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DLLCA, at the LLC Merger Effective Time, (a) Merger Sub LLC will be merged with and into Opco; (b) the separate corporate existence of Merger Sub LLC will thereupon cease; and (c) Opco will continue as the surviving company of the LLC Merger. Opco, as the surviving company of the LLC Merger, is sometimes referred to herein as the “Surviving LLC”.

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties will cause the LLC Merger to be consummated pursuant to the DLLCA by filing a certificate of merger in customary form and substance (the “LLC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Parties specified in the LLC Certificate of Merger, being referred to herein as the “LLC Merger Effective Time”).

(c) At the LLC Merger Effective Time, the certificate of formation of Opco will become the certificate of formation of the Surviving LLC until thereafter amended in accordance with the applicable provisions of the DLLCA and such certificate of formation.

(d) At the LLC Merger Effective Time, the Opco LLCA, as in effect immediately prior to the LLC Merger Effective Time, will be amended and restated in its entirety to read as set forth in Exhibit B attached hereto and such amended and restated limited liability company agreement will become the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with the applicable provisions of the DLLCA, the certificate of formation of the Surviving LLC and such limited liability company agreement.

Section 2.3 The Closing. The consummation of the Transactions (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) (a) in no event later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); provided, that if any of the conditions set forth in Article VII are not satisfied or waived (to the extent permitted hereunder) on such third Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions have been satisfied or waived (to the extent permitted hereunder); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.4 Effect of the Mergers. At the Effective Time and the LLC Merger Effective Time, as applicable, the effect of the Corporate Merger and the LLC Merger will be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA, respectively. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the (i) property, rights, privileges, powers and franchises of the Company and Merger Sub Inc. will vest in the Surviving Corporation; and (ii) debts, liabilities and duties of the Company and Merger Sub Inc. will become the debts, liabilities and duties of the Surviving Corporation, and (b) at the LLC Merger Effective Time, all of the (i) property, rights, privileges, powers and franchises of Opco and Merger Sub LLC will vest in the Surviving LLC; and (ii) debts, liabilities and duties of Opco and Merger Sub LLC will become the debts, liabilities and duties of the Surviving LLC.

Section 2.5 Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub Inc. as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub Inc. as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

(c) Officers of the Surviving LLC. At the LLC Merger Effective Time, the initial officers of the Surviving LLC will be the officers of the Merger Sub LLC as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC until their respective successors are duly appointed.

Section 2.6 Effect of the LLC Merger on Opco Common Units. At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of the Buyer Parties, the Company or Opco, the following will occur:

(a) Conversion of Merger Sub LLC Units. All issued and outstanding units of Merger Sub LLC issued and outstanding immediately prior to the LLC Merger Effective Time shall be converted into a number of Common Units of the Surviving LLC equal to the number of Opco Common Units (other than the Cancelled Opco Units and the Excluded Opco Units) issued and outstanding immediately prior to the LLC Merger Effective Time.

(b) Conversion of Opco Common Units.

(i) Each Opco Common Unit that is outstanding as of immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the excess of the Class A Per Share Price over the Class B Per Share Price, without interest thereon (the “Opco Per Unit Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(ii) Each Opco Common Unit that is (x) held by Opco or any of its Subsidiaries in treasury or otherwise; or (y) owned by the Buyer Parties or owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the LLC Merger Effective Time (each, a “Cancelled Opco Unit”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor. Each Opco Common Unit that is owned directly or indirectly by the Company (each, an “Excluded Opco Unit”) shall be unaffected by the LLC Merger and shall remain outstanding as a common unit of the Surviving LLC held by the Company.

(c) Adjustments to the Opco Per Unit Price. The Opco Per Unit Price will be adjusted appropriately (and subject to the terms of the Opco LLCA) to reflect the effect of any reorganization, recapitalization, reclassification, combination, exchange of units or other similar change with respect to Opco Common Units occurring on or after the date hereof and prior to the LLC Merger Effective Time.

(d) GA Opco Common Units. Opco Common Units held by the GA Members shall not be entitled to receive the Opco Per Unit Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct or indirect parent company thereof) and, pursuant to the terms of the Support Agreement, shall be treated in accordance with Section 2.6(b) and Section 2.6(c).

Section 2.7 Effect of the Corporate Merger on Company Common Stock. At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(a) Conversion of Merger Sub Inc. Common Stock. Each share of common stock, par value $0.00001 per share, of Merger Sub Inc. that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub Inc. will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(b) Conversion of Company Class A Common Stock.

(i) Each share of Class A Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class A Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $5.80, without interest thereon (the “Class A Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(ii) Each share of Class A Common Stock that is (A) held by the Company Group as treasury stock or otherwise; (B) owned by the Buyer Parties (including the GA Shares); (C) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time; or (D) corresponding to an Unvested Restricted Stock Award (each, a “Cancelled Company Class A Share”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor. Notwithstanding the foregoing, and for the avoidance of doubt, each Unvested Restricted Stock Award shall be replaced with a Converted Cash Award pursuant to and in accordance with Section 2.8(c).

(c) Conversion of Company Class B Common Stock.

(i) Each share of Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class B Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $0.00001 per share (the “Class B Per Share Price”; each of the Class A Per Share Price and Class B Per Share Price, a “Per Share Price” and together with the Opco Per Unit Price, the “Merger Consideration”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(ii) Each share of Class B Common Stock that is (A) held by the Company Group as treasury stock or otherwise; (B) owned by the Buyer Parties (including the GA Shares); or (C) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, a “Cancelled Company Class B Share” and together with the Cancelled Company Class A Shares, the “Cancelled Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(d) GA Shares. The GA Shares shall not be entitled to receive the Class A Per Share Price or the Class B Per Share Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct or indirect parent company thereof) pursuant to the terms of the Support Agreement and shall be treated in accordance with Section 2.7(b) and Section 2.7(c).

(e) Adjustment to the Per Share Price. The Class A Per Share Price and the Class B Per Share Price will each be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Transactions nor consented thereto in writing and who shall have (or for which the beneficial owner (as defined, for purposes of this Section 2.7(f)(i), in Section 262(a) of the DGCL) shall have) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the applicable Per Share Price pursuant to this Section 2.7(f)(i). Holders of Dissenting Company Shares (or beneficial owners thereof) will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or beneficial owners) who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of

Dissenting Company Shares. For purposes of this Section 2.7(f)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

Section 2.8 Equity Awards and Other Company Securities.

(a) Company Options.

(i) At the Effective Time, each outstanding Company Option that was granted under either Equity Plan and that is vested at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, a “Vested Company Option”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest), in cash, equal in value to (A) the total number of shares of Class A Common Stock subject to such Vested Company Option multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock underlying such Vested Company Option (the “Vested Company Option Consideration”). Any Vested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

(ii) At the Effective Time, each outstanding Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount (without interest) in cash (each, a “Converted Cash Award”) equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock under such Unvested Company Option. Each such Converted Cash Award assumed and converted pursuant to this Section 2.8(a)(ii) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time, including “double trigger” termination protection. Any Unvested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

(b) Company RSUs.

(i) At the Effective Time, each Company RSU that is outstanding and vested (but not yet settled) at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, a “Vested Company RSU”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Class A Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price (the “Vested Company RSU Consideration”).

(ii) At the Effective Time, each outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award assumed and converted pursuant to this Section 2.8(b)(ii) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, including “double trigger” termination protection.

(c) Company Restricted Stock. At the Effective Time, each outstanding award of Company Restricted Stock that is outstanding and not vested at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, an “Unvested Restricted Stock Award”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award assumed and converted pursuant to this Section 2.8(c) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Restricted Stock Award immediately prior to the Effective Time.

(d) Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay, through the payroll system or payroll provider of the Surviving Corporation or its applicable Subsidiary, to the applicable holders of the Vested Company Options and Vested Company RSUs, the Vested Company Option Consideration, the Vested Company RSU Consideration and all amounts that become payable on vesting of the Converted Cash Awards, as applicable. The Vested Company Option Consideration and the Vested Company RSU Consideration will be paid no later than the first regularly scheduled payroll date of the Surviving Corporation or its applicable Subsidiary that is at least five (5) Business Days following the Closing Date. The amounts that become payable on vesting of the Converted Cash Awards (other than in respect of the Company Restricted Stock) will be paid no later than the first regularly scheduled payroll date of the Surviving Corporation or its applicable Subsidiary following the applicable vesting date (or following the release effective date, if the vesting of such Converted Cash Award is subject to the holder’s execution of a release of claims under the terms of the holder’s Unvested Company Options, Unvested Company RSUs or Unvested Restricted Stock Awards, as applicable, as of immediately prior to the Effective Time). Notwithstanding the foregoing, if any payment owed to such holders cannot be made through the Surviving Corporation’s or its applicable Subsidiary’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder by the applicable date determined in accordance with the immediately preceding sentence. The amounts that become payable on vesting of the Converted Cash Awards in respect of the Unvested Restricted Stock Awards will be paid no later than five (5) Business Days following the applicable vesting date by wire transfer of immediately available funds to an account of the holder of such Converted Cash Awards in accordance with such holder’s written instructions.

(e) Further Actions. The Company shall pass resolutions approving the treatment of the Company Options, Company RSUs and Company Restricted Stock under this Section 2.8.

Section 2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Transactions (the “Payment Agent”) for the purpose of (A) exchanging each share of Class A Common Stock outstanding immediately prior to the Effective Time, other than the Cancelled Company Shares, (B) exchanging each share of Class B Common Stock outstanding immediately prior to the Effective Time represented by a Certificate outstanding immediately prior to the Effective Time, other than the Cancelled Company Shares and (C) exchanging each Opco Common Unit (other than the Cancelled Opco Units and the Excluded Opco Units) outstanding immediately prior to the LLC Merger Effective Time; and (ii) Parent will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, (i) for payment to the holders of shares of Class A Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7; (ii) for payment to the holders of shares of Class B Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7; and (iii) for payment to the holders of Opco Common Units pursuant to Section 2.6, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.6. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent, the Surviving Corporation or the Surviving LLC, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.6 and Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.6 and Section 2.7 for any reason, Parent will promptly replace or restore the amount of cash in the Exchange Fund, or will cause the amount of cash in the Exchange Fund to be replaced or restored, so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.6 and Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent, the Surviving Corporation, or the Surviving LLC as Parent directs The Exchange Fund shall not be used for any purpose other than the payment to the holders as set forth in this Section 2.9.

(c) Payment Procedures.

(i) Promptly following the Closing, (and in any event within three Business Days following the Closing), Parent, the Surviving Corporation and the Surviving LLC will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time and the LLC Merger Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented (A) outstanding shares of Company Common Stock (other than Dissenting Company Shares and Cancelled Company Shares, as applicable) and (B) outstanding Opco Common Units (other than the Cancelled Opco Units and the Excluded Opco Units, as applicable) (the “Certificates”); or (ii) (A) uncertificated shares of Company Common Stock (other than Dissenting Company Shares and Cancelled Company Shares, as applicable) (the “Uncertificated Shares”) and (B) uncertificated units of Opco (other than the Cancelled Opco Units and the Excluded Opco Units, as applicable) (the “Uncertificated Units”): a letter of transmittal in customary form (which will specify, among other things, that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent) and instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price and the Opco Per Unit Price, as applicable, payable in respect thereof pursuant to Section 2.6 and Section 2.7.

(ii) Upon surrender of Certificates for cancellation to the Payment Agent, if applicable, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders will be entitled to receive, as applicable, (a) in exchange therefor an amount in cash equal to the sum of the product obtained by multiplying (x) the aggregate number of shares of Class A Common Stock and Class B Common Stock, as applicable, represented by such Certificate; by (y) the applicable Per Share Price (subject to any applicable withholding in accordance with Section 2.12), and the Certificates so surrendered will forthwith be cancelled or (b) in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Opco Common Units represented by such Certificate; by (y) the Opco Per Unit Price (subject to any applicable withholding in accordance with Section 2.12), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the applicable Per Share

Price (subject to any applicable withholding in accordance with Section 2.12), and the transferred Uncertificated Shares so surrendered will be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Units, the holders of such Uncertificated Units will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Opco Common Units represented by such holder’s transferred Uncertificated Units; by (2) the Opco Per Unit Price (subject to any applicable withholding in accordance with Section 2.12), and the transferred Uncertificated Units so surrendered will be cancelled. The Payment Agent will accept such Certificates, transferred Uncertificated Shares and transferred Uncertificated Units upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates, Uncertificated Shares and Uncertificated Units on the Per Share Price or the Opco Per Unit Price, as applicable, payable upon the surrender of such Certificates, Uncertificated Shares and Uncertificated Units pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates, Uncertificated Shares and Uncertificated Units will be deemed from and after the Effective Time, or the LLC Merger Effective Time, as applicable, to evidence only the right to receive the Per Share Price, or the Opco Per Unit Price, as applicable, without interest thereon, payable in respect thereof pursuant to Section 2.6 and Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares or Uncertificated Units will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.6 and Section 2.7.

(d) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to, as applicable, (A) the applicable number of shares of Class A Common Stock (other than Cancelled Company Class A Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by the applicable Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter or the Opco LLCA in respect of Company Common Stock or Opco Common Units, as applicable, if a transfer of ownership of shares of Company Common Stock or Opco Common Unit is not registered in the stock transfer books or ledger of the Company or Opco or if the applicable Per Share Price or Opco Per Unit Price is to be paid in a name other than that in which the Certificates, Uncertificated Shares or Opco Common Units surrendered or transferred in exchange therefor are registered in the stock transfer books or ledgers of the Company or Opco, the Per Share Price or Opco Per Unit Price, as applicable, may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company or Opco, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares or Opco Common Units, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the applicable Per Share Price or Opco Per Unit Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation, the Surviving LLC or any other Party will be liable to a holder of shares of Company Common Stock or Opco Common Units, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or Uncertificated Units on the date that is one year after the Closing Date, as applicable, will be delivered to Parent (as directed by Parent) upon demand, and any holders of Company Common Stock or Opco Common Units that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates, Uncertificated Shares or Uncertificated Units representing Company Common Stock or Opco Comon Units, for exchange pursuant to this Section 2.9 will thereafter look for payment of the applicable Per Share Price or Opco Per Unit Price (subject to any applicable withholding in accordance with Section 2.12) without interest thereon, payable in respect of the Company Common Stock or Opco Common Units represented by such Certificates, Uncertificated Shares or Uncertificated Units solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the applicable Per Share Price or Opco Per Unit Price, to which such holders may be entitled pursuant to Section 2.6 and Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates, Uncertificated Shares or Uncertificated Units three years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

Section 2.10 No Further Ownership Rights. From and after the Effective Time or LLC Merger Effective Time, as applicable, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; (b) all Opco Common Units, except for the Excluded Opco Units, will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.6 and cease to exist and (c) each holder of Certificates, Uncertificated Shares or Uncertificated Units theretofore representing any shares of Company Common Stock or Opco Common Units will cease to have any rights with respect thereto, except the right to receive the applicable Per Share Price or Opco Per Unit Price, payable therefor in accordance with Section 2.6 and Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(f), subject in each case, to any applicable withholding in accordance with Section 2.12. The Per Share Price, or Opco Per Unit Price, as applicable, paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Opco Common Units, as applicable. From and after the Effective Time or LLC Merger Effective Time, as applicable, (i) there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time and (ii) there will be no further registration of transfers on the records of the Surviving LLC of Opco Common Units that were issued and outstanding immediately prior to the LLC Merger Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the LLC Merger Effective Time. If, after the Effective Time, or the LLC Merger Effective Time, as applicable, Certificates, Uncertificated Shares and Uncertificated Units are presented to the Surviving Corporation or the Surviving LLC for any reason, they will (subject to compliance with the exchange procedures of Section 2.9) be cancelled and exchanged as provided in this Article II.

Section 2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price, or Opco Per Unit Price, as applicable, payable in respect of the shares of Company Common Stock, or Opco Common Unit formerly represented by such Certificate pursuant to Section 2.6 or Section 2.7, subject in each case, to any applicable withholding in accordance with Section 2.12. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.12 Required Withholding. Each of the Payment Agent, Parent, the Company, Opco, the Surviving Corporation and the Surviving LLC will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such deduction or withholding was made.

Section 2.13 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation or the equity interests of the Surviving LLC with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates, Uncertificated Shares or Uncertificated Units.

Section 2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation and the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Opco, Merger Sub Inc. and Merger Sub LLC, then the directors and officers of the Company, Opco, Merger Sub Inc. and Merger Sub LLC will take all such lawful and necessary action.

Section 2.15 Tax Treatment. Each of the Parties agrees that, for U.S. federal and applicable state and local Tax purposes, (a) the LLC Merger will be treated for purposes of the holders of the Opco Common Units (other than the Opco Common Units held by GA Members, the Cancelled Opco Units and the Excluded Opco Units) as a sale of Opco Common Units in a transaction described in Section 741 of the Code, and (b) the Corporate Merger will be treated as a sale of the equity of the Company as described in Section 1001 of the Code. Each Party agrees to file all U.S. federal income Tax Returns (and any applicable state and local income Tax Returns) consistently with the foregoing unless, and then solely to the extent, otherwise required by applicable Law pursuant to a final determination within the meaning of Section 1313(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after the IPO Date and no later than one Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Company SEC Reports”) (it being understood and agreed that (i) any matter disclosed in any Company SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Company SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) nothing disclosed in the Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

Section 3.1 Organization; Good Standing.

(a) The Company. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the bylaws of the Company (the “Bylaws”). The Company is not in violation of the Charter or the Bylaws.

(b) Opco. Opco (a) is a limited liability company duly incorporated, validly existing and in good standing pursuant to the DLLCA; and (b) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Opco is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the the certificate of formation of Opco (the “Opco Certificate of Formation”) and the Opco LLCA. Opco is not in violation of the Opco Certificate of Formation and the Opco LLCA.

Section 3.2 Corporate Power; Enforceability. The Company and Opco have the requisite corporate or limited liability company, as applicable, power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the proposal to adopt this Agreement (the “Majority Vote”) and Managing Member approval, consummate the Transactions. The execution and delivery of this Agreement by the Company and Opco, the performance by the Company and Opco of their respective covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized and approved by all necessary corporate action on the part of the Company and Opco and no additional corporate actions on the part of the Company and Opco are necessary to authorize (i) the execution and delivery of this Agreement by the Company or Opco; (ii) the performance by the Company and Opco of their respective covenants and obligations hereunder; or (iii) subject to the receipt of the Majority Vote, the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and Opco and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company and Opco, enforceable against the Company and Opco in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

Section 3.3 Special Committee and Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Special Committee Approval. The Special Committee has (i) determined that this Agreement and the Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it (1) approve this Agreement and Transactions; and (2) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at any Company Stockholder Meeting (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Company Board Approval. The Company Board has (i) determined that this Agreement and the Transactions, including the Corporate Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; and (iii) directed that this Agreement and the Transactions be submitted to a vote of the Company Stockholders at any Company Stockholder Meeting and (iv) subject to Section 5.3, resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at any Company Stockholder Meeting (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Managing Member Approval. The Company, as the Managing Member of Opco, has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Opco; and (ii) approved the execution and delivery of this Agreement by Opco, the performance by Opco of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein.

(d) Fairness Opinion. The Special Committee has received the written opinion (or an oral opinion to be confirmed in writing) of Moelis & Company (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Class A Per Share Price to be paid to holders of shares of Class A Common Stock (other than the GA Stockholder, its Affiliates and any other Affiliates of the Company) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and may not be relied upon by the Buyer Parties). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion letter to Parent solely for informational purposes.

(e) Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.5 and Section 4.11 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the Charter, the Bylaws, or any other similar organizational document of the Company (including Article Nine of the Charter) and any other similar applicable “anti-takeover” law will not be applicable to this Agreement, any Support Agreement or the Corporate Merger and the Transactions. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which any member of the Company Group subject, party or otherwise bound.

Section 3.4 Requisite Vote.

(a) Company Vote. Assuming that the representations of the Buyer Parties set forth in Section 4.2 and the representations of the Company set forth in Section 3.2 are true and correct, other than obtaining the Majority Vote, no further corporate action is required by the Company in order for the Company to approve this Agreement, the Support Agreement and the Transactions. Subject to the accuracy of the representations and warranties of the Buyer Parties set forth in Section 4.4 and the representations of the Company set forth in Section 3.3, the Majority Vote is the only approval of the Company Common Stock or any class or series of securities of the Company necessary to approve or adopt this Agreement and the Transactions. Except for any change of recommendation made after the execution of this Agreement and in accordance with Section 5.3, the resolutions and determinations of the Special Committee and the Company Board referenced in this Section 3.4 have not been amended or withdrawn.

(b) Opco Vote. Other than obtaining Managing Member approval delivered in connection herewith, no further limited liability action is required by Opco in order for Opco to approve this Agreement and the Transactions. Managing Member approval is the only approval of the Opco Common Units or any class or series of securities of Opco necessary to approve or adopt this Agreement and the Transactions.

Section 3.5 Non-Contravention. The execution and delivery of this Agreement by the Company and Opco, the performance by the Company and Opco of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Charter or the Bylaws, or the Opco LLCA; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract;

(c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Transactions, subject to obtaining the Majority Vote, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

Section 3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company Group in connection with (a) the execution and delivery of this Agreement by the Company or Opco; (b) the performance by the Company Group of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

Section 3.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 600,000,000 shares of Class A Common Stock, (ii) 600,000,000 shares of Class B Common Stock and (iii) 100,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on February 6, 2026 (such time and date, the “Capitalization Date”), (A) 44,017,971 shares of Class A Common Stock were issued and outstanding (200,000 of which correspond to the unvested Restricted Stock Awards referenced in Section 3.7(d)); (B) 10,519,105 shares of Class B Common Stock were issued and outstanding; (C) 9,818,777 shares of Class A Common Stock were held by the Company as treasury shares; and (D) zero shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, and nonassessable. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Common Stock other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof. The Company has never issued any shares of Company Preferred Stock.

(b) As of the Capitalization Date, 54,537,076 Opco Common Units are issued and outstanding, 10,519,105 of which are not held by the Company. All outstanding Opco Common Units are validly issued, fully paid, and nonassessable. From the Capitalization Date to the date hereof, Opco has not issued or granted any Opco Common Units.

(c) As of the Capitalization Date, there were outstanding the following (collectively, the “Company Equity Awards”): (i) Company Options to acquire 4,112,920 shares of Class A Common Stock having a weighted average exercise price of $8.14 per share and (ii) Company RSUs in respect of 2,045,721 shares of Class A Common Stock. The Company has made available to Parent a true, correct and complete list, as of the Capitalization Date, with respect to each outstanding Company Equity Award, of the name or employee number of the holder of such Company Equity Award, the grant date of such Company Equity Award, the vested status and, in the case of any Company Option, the per share exercise price and the expiration date.

(d) As of the Capitalization Date, there were outstanding the following securities (each of which have been issued to dolabra digital llc (the “Dolabra Securities”)): (i) warrants to purchase 2,730,000 shares of Class A Common Stock and (ii) 200,000 issued and unvested Restricted Stock Awards.

(e) Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company or Opco;

(ii) no outstanding securities of the Company or Opco convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company or Opco; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company or Opco, or that obligate the Company or Opco to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company or Opco; (iv) no obligations of the Company or Opco to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company or Opco; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or Opco (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock and the Opco Common Units, the “Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company or Opco is a party or by which the Company or Opco is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or Opco; (vii) except as provided in the Charter, Bylaws or Opco LLCA, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or Opco to which the Company or Opco is a party or by which it is bound; and (viii) no other obligations by the Company or Opco to make any payments based on the price or value of any Securities. The Company or Opco is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Securities. There are no accrued and unpaid dividends with respect to any outstanding Securities. The Company or Opco does not have a stockholder rights plan in effect.

(f) Other Rights. The Company or Opco is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Securities. All outstanding shares of Company Common Stock and Opco Common Units are free of any preemptive rights.

Section 3.8 Subsidiaries.

(a) Subsidiaries. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. No Subsidiary of the Company and of Opco is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Equity of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company and of Opco (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

Section 3.9 Company SEC Reports. In the last two years, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof. Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. To the Company’s Knowledge, no Company SEC Report is the subject of ongoing SEC review, comment or investigation.

Section 3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 4, 2025, and such assessment concluded that such internal control was effective. Since the IPO Date, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act.

Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

Section 3.11 No Undisclosed Liabilities. The Company Group has no liabilities other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business on or after January 4, 2025; (d) for performance of obligations under Contracts binding upon any member of the Company Group (other than resulting from a breach thereof) made available to Parent prior to the date of this Agreement; or (e) that would not be material to the business of the Company Group, taken as a whole.

Section 3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since January 1, 2024 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since January 1, 2024 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(c), 5.2(i), 5.2(j), 5.2(n), 5.2(o), 5.2(s), 5.2(v) and 5.2(w)) (to the extent related to the foregoing subsections), if taken or proposed to be taken after the date hereof.

Section 3.13 Material Contracts.

(a) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

(b) Notices from Material Relationships. To the Knowledge of the Company, since January 1, 2024 to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship intends to terminate, or not renew, any Material Contract with such Material Relationship.

Section 3.14 Securitization Agreements. Each of the Securitization Agreement and the Management Agreement is in full force and effect and constitutes a legal, valid and binding obligation of the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, subject in each case to subject to (i) the Enforceability Limitations and (ii) any effects on the Securitization Agreement or the Management Agreement resulting from actions taken by Parent or any of its Affiliates, or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. There does not exist a Securitization Adverse Event that is continuing other than resulting from actions taken by Parent or any of its Affiliates or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, result in a Securitization Adverse Event, other than any Securitization Adverse Event resulting from actions taken by Parent or any of its Affiliates, or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The Company has made available to Parent a true, correct and complete copy of each of the Securitization Contracts in effect as of the date of this Agreement.

Section 3.15 Real Property.

(a) Owned Real Property. The Company Group does not own any real property.

(b) Leased Real Property. With respect to each of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other similar agreement, a “Lease”) (including all material modifications, amendments and supplements thereto) and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). Neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease.

(c) Subleases. With respect to all of the Company’s existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease that would result in material liability to the Company Group, taken as a whole; (ii) the other party to such Sublease is not an Affiliate of the Company Group.

Section 3.16 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, distributed, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law (and neither has any other Person to the extent giving rise to liability for the Company Group); (c) has exposed or permitted the exposure of any employee or other Person to

Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law, or (ii) seeking to impose liability, including any responsibility for any investigation, cleanup, removal or remediation, pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law, which compliance includes obtaining, possessing and maintaining all Permits required under applicable Environmental Laws; or (f) owns, leases or operates, or has owned, leased or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law.

Section 3.17 Intellectual Property; Data Security and Privacy.

(a) Registered Intellectual Property. Except as would not be material to the business of the Company Group, taken as a whole, the Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order; No Proceedings. No material Company Intellectual Property is subject to any Legal Proceeding or outstanding legal order with respect to the Company Group restricting in any manner the use, transfer or licensing thereof by any member of the Company Group of such Company Intellectual Property, except as would not be material to the business of the Company Group, taken as a whole.

(c) Absence of Liens. Except as would not be material to the business of the Company Group, taken as a whole, the Company or one of its Subsidiaries exclusively owns and has good and valid legal and equitable title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).

(d) IP Sufficiency. The Company Group exclusively owns or possesses all right title and interest in and to, or, to the Knowledge of the Company, otherwise has a valid license or other right to use, all material Intellectual Property that is used in or necessary for the operation of the business of the Company Group free and clear of all liens (except for Permitted Liens), except as would not be material to the business of the Company Group, taken as a whole.

(e) Transfers. In the last two years, no member of the Company Group has transferred ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property to any third Person.

(f) Development of Intellectual Property for Third Parties. Except as would not be material to the business of the Company Group, taken as a whole, neither the Company nor any Subsidiary has developed Intellectual Property for any third party except where the Company or a Subsidiary owns or retains a right to use any Intellectual Property developed in connection therewith (to the extent that is used in, held for use in, or necessary for the operation of its business).

(g) Changes. Except as would not be material to the business of the Company Group, taken as a whole, the consummation of the Transactions will not result in: (i) the termination of any license of Intellectual Property to the Company by a third Person; or (ii) the granting by the Company of any license to any Company Intellectual Property.

(h) No Government Funding. The Company is not under any obligation to license or pay royalties with respect to any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such material Company Intellectual Property from a Governmental Authority.

(i) No Infringement. The operation of the business of the Company Group (including the manufacture and sale of the Company Products and Services) as of the date hereof does not infringe, misappropriate, dilute or otherwise violate (nor in the last two years has infringed, misappropriated, diluted or otherwise violated) the Intellectual Property of any third Person pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.

(j) No Notice of Infringement. In the last two years, the Company Group has not (i) received written notice of a Legal Proceeding, or (ii) been a party to any Legal Proceeding, in each case of (i)-(ii), alleging that the operation of the business of the Company Group or any of the Company Products and Services infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.

(k) No Third Person Infringement. In the last two years, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any material Company Intellectual Property, except as would not be material to the business of the Company Group, taken as a whole and, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company Group, taken as a whole.

(l) Proprietary Information. The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in their material confidential information and trade secrets, or any material trade secrets or confidential information of third Persons provided to the Company Group on a confidential basis. Without limiting the foregoing, each member of the Company Group has required each employee, contractor or consultant engaged in the development of any material Company Intellectual Property to execute an agreement assigning all of such Person’s rights in such Intellectual Property, as applicable to the Company or one of its Subsidiaries or ownership of such Intellectual Property has vested in the Company or one of its Subsidiaries by operation of law.

(m) Business Systems. The Company Group owns, leases, licenses, or otherwise has the right to use all Business Systems, and such Business Systems are sufficient for the needs of the Company Group’s business as it is currently conducted, except as would not be material to the business of the Company Group, taken as a whole. The Company Group maintains commercially reasonable security, disaster recovery, and business continuity plans and procedures, and facilities designed to provide monitoring and alerting of material operational problems or issues with the Business Systems in the possession or operational control of the Company Group, except where the failure to implement and maintain such plans or procedures, or facilities would not be material to the business of the Company Group, taken as a whole. To the Knowledge of the Company, in the last 12 months, with respect to any of the Business Systems, there has not, as of the date hereof, been any (i) unauthorized access or use; or (ii) failure that has not been remedied or replaced, except, in the case of the foregoing (i) or (ii), except as would not be material to the business of the Company Group, taken as a whole.

(n) Data Security and Privacy. The Company and each of its Subsidiaries (i) is, and in the last two years has been, in material compliance with all Data Security Requirements; and (ii) in the last two years, has taken commercially reasonable steps to protect (A) the confidentiality, integrity, availability, and security of its Business Systems that are involved in the processing of Personally Identifiable Information and in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) Personally Identifiable Information processed by the Company or such Subsidiary from unauthorized use, access, disclosure, theft, and modification, except in each case as would not be material to the business of the Company Group, taken as a whole. As of the date hereof, except as would not be material to the business of the Company Group, taken as a whole, (x) to the Knowledge of the Company, there are no pending complaints, investigations, inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority and (y) in the last two years, no fines or other penalties have been imposed on or written claims for compensation have been received by the Company or any Subsidiary, in each case (x) and (y), for violation of any Data Security Requirement in connection with any Specified Data Breach. The Company and each of its Subsidiaries have not in the last two years, (1) to the Knowledge of the Company, experienced any Specified Data Breaches; or (2) been a party to any Legal Proceedings related to any violation of any Data Security Requirements by the Company Group or any Specified Data Breaches, in each case (1) and (2) each except as would not be material to the business of the Company Group, taken as a whole.

Section 3.18 Tax Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company hereby represents and warrants:

(a) Tax Returns. Each member of the Company Group has (i) timely filed (taking into account valid extensions obtained in the ordinary course of business) all Tax Returns required to be filed by any of them, and all such Tax Returns are true and complete and prepared in compliance with all applicable law; and (ii) paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all income and other Taxes that are due and payable (whether or not shown on any Tax Return);

(b) Statutes of Limitations. None of the members of the Company Group has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired (excluding any waiver or extension arising from extensions of time to file);

(c) Taxes Paid. Each member of the Company Group has timely withheld with respect to their employees and other third Persons and paid over to the appropriate Tax authority all Taxes required to be paid or withheld;

(d) No Audits. (i) No audits or other examinations with respect to Taxes of the Company Group are presently in progress or have been asserted or proposed in writing and (ii) none of the members of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction to the extent the claims in such notice have not been resolved;

(e) Spin-offs. In the past five years, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code;

(f) No Listed Transaction. None of the members of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);

(g) Tax Agreements. None of the members of the Company Group (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any liability for the Taxes of any Person other than a member of the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor;

(h) Foreign Taxation. Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country in which it is incorporated or formed;

(i) No Liens. There are no liens (other than Permitted Liens) for Taxes on any equity, asset or property of the Company or its Subsidiaries;

(j) Closing Agreements and Rulings. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Company Group which agreement or ruling would be effective after the Closing;

(k) Entity Classification. The Company is, and all times since its inception has been, classified as a C-corporation for U.S. federal income tax purposes and each of the Company’s Subsidiaries is a partnership or disregarded entity for U.S. federal income tax purposes.

Section 3.19 Employee Plans.

(a) Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, natural person consultant or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation, material fringe, welfare or other benefit or compensation plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) (x) in each case that are sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise, under or with respect to which the Company Group has any obligation or liability, contingent or otherwise, other than any plan, program or arrangement sponsored or maintained by any Governmental Authority. Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Employee Plan. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true and complete copies of each of the following documents, as applicable: (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the plan and trust documents (and all amendments thereto) and the most recent summary plan descriptions (and all summaries of material modifications); and (C) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements.

(b) Absence of Certain Plans. No member of the Company Group has, in the last six years, maintained, sponsored contributed to or has been required to contribute to or currently maintains, sponsors or participates in, contributes to or is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or an “employee pension benefit plan” that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).

(c) Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been established, maintained, funded, and administered, in form and operation, in accordance with its terms and with all applicable laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all required contributions and premiums relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued in accordance with GAAP (to the extent required to be accrued under GAAP). Each Employee Plan that is or was intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.

(d) Employee Plan Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims, disputes or Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to or against any Employee

Plan, the assets of any trust pursuant to any Employee Plan, or, to the Knowledge of the Company, the plan sponsor, plan administrator or any fiduciary of any Employee Plan, other than routine claims for benefits.

(e) Post-Employment and Post-Retirement Plans. No Employee Plan provides, and no member of the Company Group has any current obligation to provide, post-employment, post-ownership, post-service or retiree life insurance, health or other welfare benefits to any Person, except as required by Section 4980B of the Code or any similar state law for which the covered Person pays the full cost of coverage or in the nature of severance benefits.

(f) No Additional Rights. Neither the execution and delivery of this Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, any material payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due under any Employee Plan; (ii) materially increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan; or (iv) result in any “excess parachute payment” as defined in Section 280G of the Code, any excise tax owing under Section 4999 of the Code or any payments which would not be deductible under Section 280G of the Code.

(g) International Employee Plans. There are no material Employee Plans that are maintained in a non-United States jurisdiction primarily for the benefit of any employee of the Company Group whose principal work location is outside of the United States.

(h) No Tax Gross-Ups. No member of the Company Group has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A or 4999 of the Code.

Section 3.20 Labor Matters.

(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council, or other labor organization or employee representative (each, a “Collective Bargaining Agreement”), and no employees of the Company Group are represented by a labor union, works council or other labor organization or employee representative with respect to their employment with the Company Group. There are no pending or, to the Knowledge of the Company, threatened activities or proceedings of any labor union, works council, or other labor organization or trade union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no unfair labor practice charge, material labor grievance, material labor arbitration, strike, lockout, slowdown, work stoppage, picketing, handbilling or other material labor dispute against or affecting the Company Group pending or, to the Knowledge of the Company, threatened, and no such labor dispute has occurred within the past three years.

(b) Payments. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group has fully and timely paid all arrears of wages, wage premiums, salaries, commissions, severance or other termination entitlements, fees or other payments, including under Contract, the Company Group policy or law, in each case as it relates to employees of the Company Group and (ii) no member of the Company Group is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(c) Sexual Harassment. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there has not been any action in the past two years relating to, or any act or material allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy by an executive officer of the Company, nor has there been, to the Knowledge of the Company, any settlements or similar out-of-court or pre-litigation arrangement in the past two years relating to any such matters, nor to the Knowledge of the Company has any such action been threatened in the past two years.

Section 3.21 Permits. Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, accreditations, registrations, certifications, qualifications, exemptions and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no termination, suspension, modification, revocation or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect. Each Permit is valid and in full force and effect and will be available for use immediately after Closing. Except as would not be material to the business of the Company Group, taken as a whole, no Permit will be adversely affected by the consummation of the transactions contemplated by this Agreement, and none of the Permits will expire or terminate as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22 Compliance with Laws. The Company and each of its Subsidiaries is, and since the IPO Date has been, in compliance with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such.

(b) No Orders. None of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.

Section 3.24 Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

Section 3.25 Franchise Matters.(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Franchise Agreement is valid and binding on the Company Group and, to the Knowledge of the Company, each other party thereto (other than with respect to Franchise Agreements that have expired in accordance with their terms), and is in full force and effect and (ii) neither the Company nor any of the Company Group has received any written notice of any material breach or default under any Franchise Agreement by the Company or the Company Group or to the Knowledge of the Company, any other party thereto.

(b) Since January 1, 2024, with respect to Franchise Laws applicable within the United States: (i) all offers and sales of Franchises by the Company or the Company Group have been made in compliance with all applicable Franchise Laws in effect at the time of such offer or sale, (ii) all FDDs that the Company or the Company Group have used to offer and sell Franchises have contained the information required by Franchise Laws (or exceptions therefrom) and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws (or exceptions therefrom) in all material respects, except in each case of clauses (i) and (ii), as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) the Company and the Company Group have not, in any such FDD or in any Franchise-related registration, application or filing with any governmental entity made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Since January 1, 2024, to the Knowledge of the Company, all funds administered by or paid to the Company or the Company Group on behalf of any Franchisee, including, any rebates and other payments made by suppliers, manufacturers, vendors and other third parties on account of Franchisees’ purchases from those entities, have been administered and spent in accordance in all respects with the applicable Franchise Agreements, except in each case as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Group, taken as a whole.

(d) With respect to all terminations, non-renewals, and transfers of Franchises and the Company’s and any of the Company Group’s enforcement of its rights under and performance of its obligations under Franchise Agreements since January 1, 2024, the Company and the Company Group have complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not be, or reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.26 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company or the GA Stockholder or their respective Affiliates (including any director or officer designated or nominated by the GA Stockholder), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.27 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by the Special Committee or is authorized by the Special Committee to act on behalf of the Company Group, the Company Board or the Special Committee who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of the engagement letter of the Advisor.

Section 3.28 Trade Controls; FCPA.

(a) Except as would not have a Company Material Adverse Effect, the Company Group has conducted its transactions and dealings over the past five years in accordance with all applicable United States anti-money laundering laws, regulations, and orders; import, export, re-export, transfer, and re-transfer control laws, regulations, and orders; economic or trade sanctions laws, regulations and orders; and all other similar applicable laws, regulations and orders (collectively, “Trade Control Laws”).

(b) Except as would not have a Company Material Adverse Effect, the Company Group has implemented and maintains in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and all applicable anti-corruption and anti-bribery laws, statutes, regulations and orders, including the FCPA (collectively, “Anti-Corruption Laws”). Except as would not have a Company Material Adverse Effect, the Company Group has not made any voluntary or involuntary disclosure, conducted any internal investigation or audit, or received any notice, inquiry or internal or external allegation, in each case relating to an actual or potential violation of Trade Control Laws or Anti-Corruption Laws.

(c) Except as would not have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company Group alleging a violation of any Trade Control Laws or Anti-Corruption Laws.

(d) No material licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Transactions.

(e) Except as would not have a Company Material Adverse Effect, neither the Company Group nor any officer, director, or employee, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company Group, has, directly or indirectly, (i) taken any action that would result in a violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered, promised, authorized, or received any unlawful payment or gift of money or any other thing of value, to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign or public international organization; or (iv) made, offered, promised, authorized or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws.

(f) Except as would not have a Company Material Adverse Effect, neither the Company Group nor any of its officers, directors or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company Group, is currently, or has been in the past five years: (i) a Sanctioned Person, or (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country.

(g) Except as would not have a Company Material Adverse Effect, no member of the Company Group engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.29 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company Group acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, Section 5 of the Guarantee, Section 2 of the Equity Commitment Letter or Section 6 of the Support Agreement.

(i) no Person has been authorized by any Buyer Party or any of its Affiliates or Representatives to make any representation or warranty relating to any Buyer Party or any of its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Company Group or any of its respective Affiliates or Representatives as having been authorized by the Buyer Party or any of its Affiliates or Representatives (or any other Person); and

(ii) the representations and warranties made by the Buyer Parties in this Agreement, the Guarantee, the Equity Commitment Letter and the Support Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Group or any of its respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company Group, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, the Guarantee, the Equity Commitment Letter or the Support Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to any member of the Company Group or any of their respective Affiliates or Representatives; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:

Section 4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub Inc. Merger Sub Inc. (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Merger Sub LLC. Merger Sub LLC (i) is a limited liability company duly incorporated, validly existing and in good standing pursuant to the DLLCA; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(d) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.

Section 4.2 Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action on the part of each Buyer Party, and no additional actions on the part of any Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3 Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder and the consummation of the Transactions do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. No Buyer Party is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.6 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Transactions.

Section 4.7 Operations of the Buyer Parties. Each Buyer Party has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, none of the Buyer Parties will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by any agreements or arrangements entered into in connection with the Financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock or membership interests, and all other equity and voting interests in, Merger Sub Inc. and Merger Sub LLC free and clear of all liens.

Section 4.8 No Parent Vote or Approval Required. Other than the Parent Member Consent, no vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub Inc. and as the sole equityholder of Merger Sub LLC is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub Inc. and Merger Sub LLC necessary to approve this Agreement and the Transactions.

Section 4.9 Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against them in accordance with its terms, subject to the Enforceability Limitations. There is no default or breach under the Guarantee by the Guarantor, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Guarantee.

Section 4.10 Financing.

(a) As of the date of this Agreement, Parent has provided to the Company true, correct and complete copies, dated as of the date of this Agreement, of (i) the Equity Commitment Letter from the Guarantor, pursuant to which the Guarantor has, severally (and not jointly) committed to provide, subject only to the terms and conditions contained therein, funds equal to the Required Amount (the “Equity Financing”) and (ii) the Debt Commitment Letter, together with a redacted version of the related fee letter, (together with the Equity Commitment Letter, the “Financing Letters”), pursuant to which the Debt Financing Sources have committed to provide, subject only to the terms and conditions therein, the funding in the amounts set forth therein (the funding contemplated by the Debt Commitment Letter being collectively referred to as the “Debt Financing”; and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, there are no other side letters or agreements to which Parent, Merger Sub Inc. or Merger Sub LLC is a party relating to the Debt Financing, other than as expressly set forth in the Financing Letters. As of the date of this Agreement, (A) each Financing Letter, in the form provided to the Company, (i) has not been amended, restated, replaced, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and, to the knowledge of Parent, no such amendment, restatement, replacement, supplement, termination, rescission, modification or waiver is contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and (ii) is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Financing Sources, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and, to the knowledge of Parent, the Financing Sources, subject, in each case, to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (B) no event has occurred (and no event is reasonably expected to occur) which would reasonably be expected to result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or reasonably be expected to result in a failure to satisfy a condition precedent, in each case, on the part of Parent or the Financing Sources or would reasonably be expected to permit any party to such Financing Letters to terminate, or to not make the initial funding in an amount required to satisfy the Required Amount under such Financing Letters. As of the date of this Agreement, assuming the conditions set forth in Section 7.1 and Section 7.2 will be satisfied (other than those conditions that by their terms are to be satisfied as of immediately prior to the Termination Date or the Closing, as applicable, but subject to such conditions being able to be satisfied) or waived on or prior to the Closing, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that (subject to the satisfaction of such conditions) the full amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded on or prior to the Closing Date will not be available to Parent, Merger Sub Inc. or Merger Sub LLC on or prior to the Closing Date.

(b) Assuming the Financing is funded in accordance with the Financing Letters, Parent, Merger Sub Inc. and Merger Sub LLC will have on the Closing Date funds sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent, Merger Sub Inc. and Merger Sub LLC on the Closing Date in connection with the consummation of the Transactions (including any fees and expenses of or payable by Parent, Merger Sub Inc. or Merger Sub LLC on the Closing Date in connection with the Transactions) (such amount, the “Required Amount”).

(c) As of the date of this Agreement, each Financing Letter (i) contains all of the conditions precedent to the obligations of the Debt Financing Sources and the Guarantor to make the applicable portion of the Required Amount available to Parent, Merger Sub Inc. and Merger Sub LLC on the terms set forth therein, and (ii) does not contain any contingencies that would permit the applicable Debt Financing Sources or Guarantor to reduce, or rescind its obligation to provide, the total amount of the Financing below the amount required to pay the Required Amount. As of the date of this Agreement, the obligations and commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Each of Parent, Merger Sub Inc. and Merger Sub LLC, as applicable, has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid on or prior to the date hereof in connection with the Financing.

(d) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the duly executed Guarantee of the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligations to pay the Parent Termination Fee and Parent’s, Merger Sub Inc.’s and Merger Sub LLC’s other payment or reimbursement obligations specified therein, up to the aggregate amount specified therein. The Guarantee is (a) a legal, valid and binding obligation of the Guarantor, (b) enforceable against the Guarantor in accordance with its terms, and (c) in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guarantee.

Section 4.11 Stockholder and Management Arrangements. As of the date hereof, except for the Support Agreement, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner or other equity financing source of the Guarantor or any of their respective Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries from and after the Closing (including the Surviving LLC); or (b) pursuant to which any (i) such holder of Company Common Stock or Opco Common Units would be entitled to receive consideration of a different amount or nature than the applicable Per Share Price or Opco Per Unit Price in respect of such holder’s shares of Company Common Stock or Opco Common Units; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group other than the Guarantor has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company to finance any portion of the Transactions.

Section 4.12 Solvency. As of the Effective Time and immediately after giving effect to the Transactions (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Transactions and all related fees and expenses of Parent, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.13 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each Buyer Party, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

Section 5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement or required by applicable law or order; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as

contemplated by Section 5.2; or (d) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective reasonable best efforts to (i) maintain its existence in good standing pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects; and (iii) (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations; and (B) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.

Section 5.2 Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement or required by applicable law or order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws, or any other similar organizational document, other than in respect of Subsidiaries (except Opco) in immaterial respects;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, statutory conversion, division, redomestication, share exchange or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Securities, except for the issuance or sale of shares of Company Common Stock (A) in connection with the exercise, vesting or settlement (as applicable) of (i) the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof and (ii) the Dolabra Securities; or (B) in exchange for Opco Common Units in accordance with the terms of the Opco LLCA and the Exchange Agreement;

(d) directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Common Stock, pursuant to (i) the terms and conditions of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (ii) the Exchange Agreement, the Opco LLCA or the Management Holdco LLCA; or (B) transactions between Opco and any of its direct or indirect wholly-owned Subsidiaries;

(e) (A) adjust, split, combine or reclassify any shares of capital stock; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any direct or indirect wholly owned Subsidiary of Opco to Opco, or one of Opco’s other wholly owned Subsidiaries and (ii) any Tax Distribution (as defined in the Opco LLCA) pursuant to Section 4.1(d) of the Opco LLCA Agreement; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; (3) the issuance of letters of credit in the ordinary course of business; (4) the incurrence of Indebtedness permitted by the Securitization Contracts;

provided, that any such Indebtedness is incurred pursuant to one or more borrowings under Class A-1 Notes (as defined in the Securitization Agreement) issued as of the date of this Agreement; and (5) intercompany loans or advances between or among Opco and its direct or indirect wholly-owned Subsidiaries; provided, that in the case of any intercompany loan made by or to a Subsidiary that is a Securitization Entity, such loan is permitted by the Securitization Contracts; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any direct or indirect wholly owned Subsidiaries of the Company;

(g) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to Service Providers for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (3) loans, advances or other extensions of credit or capital contributions to, or investments in, Opco or any direct or indirect wholly-owned Subsidiaries of Opco; provided, that to the extent any such loan, advance or other extension of credit or capital contribution is made by or to a Securitization Entity, it is permitted by the Securitization Contracts;

(i) acquire, lease, license, sell, abandon, transfer or assign any (x) material Company Intellectual Property, or (y) assets in excess of $1,000,000 other than (1) the acquisition, sale, transfer, assignment, lease or licensing of Company Products and Services, Company Intellectual Property or other materials embodying Company Intellectual Property in the ordinary course of business; (2) the acquisition, assignment or abandonment of Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company Group in the ordinary course of business; and (3) any capital expenditures permitted by (or consented to by Parent under) Section 5.2(n);

(j) (A) enter into, adopt, materially amend, modify or terminate any material Employee Plan or other plan, program, agreement or arrangement that would constitute a material Employee Plan if in effect on the date hereof (other than at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with newly hired employees of the Company Group in the ordinary course of business and whose annual base salary or wages is less than $250,000); (B) increase the compensation of any Service Provider, grant any Company Equity Award or pay any special bonus or special remuneration to any Service Provider, except in the case of each of clauses (A) and (B), as may be required by applicable law or the terms of the applicable Employee Plan in effect as of the date hereof or for normal increases in cash compensation in the ordinary course of business for Service Providers with an annual base salary or wages (or, in the case of non-employee Service Providers, equivalent compensation) of less than $250,000; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any employee of the Company Group, except in the case of separation and release agreements entered into in the ordinary course of business providing for severance in accordance with the terms of the applicable Employee Plan as in effect on the date hereof applicable to employees of the Company Group with an annual base salary or wages of less than $250,000; or (D) hire, terminate (other than for “cause” or equivalent under applicable local law), furlough or temporarily lay off any Service Provider, in each case with an annual base salary or wages (or, in the case of non-employee Service Providers, equivalent compensation) of $250,000 or more;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of, net of insurance recovery, no more than $250,000 individually and $1,000,000 in the aggregate, and that does not involve any admission of wrongdoing; or (C) settled in compliance with Section 6.14;

(l) except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;

(m) (A) except in the ordinary course of business, make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than an extension of a limitation period arising by operation of law as a result of an automatic extension of time to file any Tax Return obtained in the ordinary course of business); (D) file any amended Tax Return; or (E) enter into a closing agreement or voluntary disclosure agreement with any Governmental Authority regarding any material Taxes;

(n) incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget attached to Section 5.2(n) of the Company Disclosure Letter;

(o) enter into, modify, amend or terminate any (i) Contracts (other than any Material Contract) that if so entered into, modified, amended or terminated would, individually or in the aggregate, have a Company Material Adverse Effect; or (ii) Material Contract or any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof, except in the ordinary course of business or as permitted under Section 5.2(c) and (j); provided, that, to the extent that any Securitization Entity (or Opco acting on behalf of a Securitization Entity) is a party to such a Contract, such modification, amendment or termination described in this clause (o) is permitted by the Securitization Contracts;

(p) maintain insurance at materially less than current levels or otherwise in a manner materially inconsistent with past practice;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person (other than the GA Stockholders and their respective Affiliates) covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r) effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under the WARN Act;

(s) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business and, to the extent that the Person granting such refund, credit, rebate or other allowance is a Securitization Entity (or Opco acting on behalf of a Securitization Entity), as permitted by the Securitization Contracts;

(t) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);

(u) (A) enter into, negotiate, modify or terminate any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union, works council, or other labor organization; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group;

(v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Service Provider;

(w) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Transactions or any other transaction consummated in compliance with Parent’s rights under Section 5.3(d)(i)(2) or Section 5.3(d)(ii)(2);

(x) (i) cancel, modify, amend or waive or terminate any Securitization Contract, other than pursuant to an Immaterial Amendment, (ii) reduce the ability of the Company and its Subsidiaries to incur secured debt for borrowed money in the form of the Financing on the Closing Date in any material respect, or (iii) amend or modify the stated final maturity date of any indebtedness for borrowed money thereunder to be sooner than such maturity date as in effect as of the date hereof, amend or modify the interest rate or undrawn commitment fees payable by the Company or its Subsidiaries under any such agreement in a manner materially adverse to the Company and its Subsidiaries or amend or modify any such agreement to reduce the amount of the total lending commitments thereunder;

(y) apply for, seek or obtain any Permit, or enter any new geographic market, if doing so (i) would prevent, materially delay or materially impede the transactions contemplated hereby or (ii) would require the Buyer Parties, GA, or their respective Affiliates to make any filing or notice with or disclosure to any Governmental Authority;

(z) make any material change to the terms of the Company’s or any of its Subsidiaries’ formal system-wide policies or procedures with respect to (i) franchisee royalty or other fees and charges or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business; or

(aa) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

Section 5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) regarding an Acquisition Proposal, cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(b), from and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives acting on the Company’s behalf (other than Parent and its Affiliates and Representatives) to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law.

(b) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3 (but subject to the provisos in this Section 5.3(b)), at any time from and after the date hereof until the Company’s receipt of the Requisite Company Vote, the Company and the Special Committee may, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case, that did not arise from a material breach of this Section 5.3(b); provided, however, that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof, including the Special Committee):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Recommendation Change; or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d) Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Company Vote:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 5.3(c)(i) only in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) not actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) so determined; and (B) resolved to effect a Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Recommendation Change, the Company and its Representatives, during such four Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby, the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or

(ii) if the Company has received a bona fide Acquisition Proposal that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, or the Special Committee may (A) effect a Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (x) permitted Parent and its Representatives to make a presentation to the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (y) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and (iii) at the end of the applicable Notice Period, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other documents contemplated hereby proposed by Parent) that such Acquisition Proposal remains a Superior Proposal; and

(4) solely in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal which constitutes a Superior Proposal under sub-clause (B) of this Section 5.3(d)(ii), the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 8.3(b)(iii).

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours), of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the

Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof including the Special Committee), to the extent required by law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, and the material terms of such Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof, including the Special Committee), expressly reaffirms the Special Committee Recommendation and the Company Board Recommendation in such public statement.

(g) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any director, officer or other Representative of the Company (other than a consultant or an employee of the Company who is not an officer of the Company and not acting at the direction of the Company in connection with any action that constitutes a breach of this Section 5.3) will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by:

(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Transactions;

(ii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Transactions; and

(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions.

(b) No Consent Fees. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company Group nor the Buyer Parties will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) to any third party in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract.

Section 6.2 Filings.

(a) Filing Under the HSR Act and Other Applicable Antitrust Laws. The Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within twenty (20) Business Days following the date hereof; provided, that in the event that the FTC and/or the Antitrust Division of the DOJ is closed or not accepting such filings under the HSR Act (a “Government Closure”), such day shall be extended day-for-day, for each Business Day the Government Closure is in effect; and (ii) as soon as practicable after the date of this Agreement file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) pursuant to any other applicable Antitrust Laws, to the extent required in the reasonable judgment of counsel to Parent in consultation with the Company, in each case, with Parent having primary responsibility for and control of the making of such filings and filing and approval strategy, with reasonable input and consultation rights on the part of the Company. No Party shall (or shall permit any of its Affiliates, as applicable, to) withdraw its filing, or commit to or agree with any Governmental Authority to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or any other Governmental Authorities; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of the HSR waiting period; and (2) obtain the required consents pursuant to any other applicable Antitrust Laws, in each case as soon as reasonably practicable and in any event prior to the Termination Date. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act, each of the Buyer Parties shall, offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries and (ii) any other restrictions on the activities of the Company and its Subsidiaries; provided, however, that none of the Buyer Parties shall have an obligation to offer, negotiate, commit to or effect any actions contemplated by clause (i) or (ii) of this Section 6.2(b), if such action would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or if such action is not conditioned upon the Closing. For the avoidance of doubt, in no event shall this Section 6.2(b) or any other provision of this Agreement require or obligate Parent, Merger Sub Inc., Merger Sub LLC or any of Parent’s Affiliates to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to, take any action, including any action contemplated by this Section 6.2(b), with respect to any Excluded Affiliates.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company and the Buyer Parties shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications (provided, however, that filings made under the HSR Act need not be shared), filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions (whether in person, by telephone or videoconference) with or before any Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Buyer Parties may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d) Limitation on Other Transactions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, unless the Company otherwise consents in writing, the Buyer Parties will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

Section 6.3 Proxy Statement; Schedule 13e-3 and Other Required SEC Filings.

(a) Proxy Statement and Schedule 13e-3. Promptly (but in no event later than 30 days) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company must include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, as amended or supplemented, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Transactions pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of the Buyer Parties as reasonably requested by the Company) will promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause, and will cause its Affiliates to cause, the Proxy Statement, the Schedule 13e-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company will not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement, the Schedule 13e-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC other than the Schedule 13e-3 in connection with the Transactions or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, the Schedule 13e-3 (as to the Buyer Parties) and any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates will file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Schedule 13e-3 or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13e-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or Other Required Parent Filing will not, at the time that the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13e-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Proxy Statement and Schedule 13e-3. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement and Schedule 13e-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, each of the Proxy Statement and the Schedule 13e-3.

Section 6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Company Vote. As promptly as practicable after the date of this Agreement (and upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the date that is 30 days following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3(d) and unless there has been a Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Company Vote.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Company Vote (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this

Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Company Vote even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Recommendation Change. If requested by Parent on up to two separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Requisite Company Vote, the Company shall postpone or adjourn the meeting for up to 10 Business Days each such occasion. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned by more than 10 Business Days for each event giving rise to such a postponement or adjournment.

Section 6.5 Cooperation With Debt Financing.

(a) Cooperation with Debt Financing. Until the Closing, and in all cases subject to the limitations set forth herein, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to (other than with respect to clauses (iv)(B), (vii) and (x) below, which shall not be subject to such reasonable best efforts qualifier), provide Parent with such reasonable cooperation as may be reasonably requested by Parent to assist the Buyer Parties in arranging the Debt Financing to be obtained by the Buyer Parties or their respective Affiliates in connection with the Transactions, including:

(i) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms) upon reasonable advance notice, during normal business hours and at reasonable times and locations to be mutually agreed;

(ii) providing reasonable assistance to Parent and the Debt Financing Sources with the timely preparation of (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents, in each case, solely with respect to information relating to the Company Group, and as required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on available financial information and data derivable from the Company Group’s historical books and records; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements, including relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments whether or not directly related to the acquisition of the Company Group;

(iii) providing reasonable cooperation in granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Closing Date, including assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Debt Financing Sources (including using reasonable best efforts to obtain, to the extent applicable and only if practicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by

Parent), obtaining insurance certificates and endorsements, executing payoff letters and related release documentation (to the extent applicable), and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing on the Closing Date, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing required on the Closing Date, in each case, as may be reasonably requested by Parent or the Debt Financing Sources, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Debt Financing Sources, as promptly as practicable, with (A) available financial and other pertinent and customary information (and supplementing such information upon the reasonable request of Parent to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company Group as may be reasonably requested by Parent or the Debt Financing Sources and (B) the financial statements described in paragraph 2 of Annex II to the Debt Commitment Letter (as in effect on the date hereof);

(v) cooperating with Parent to obtain reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vi) providing reasonably requested authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the information pertaining to the Company Group and based on financial information and data derived from the Company Group’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities;

(vii) facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided, that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(viii) ensuring that the Debt Financing benefits from existing lending relationships of the Company and its Subsidiaries to the extent practicable and reasonably requested by Parent;

(ix) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary or reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of any Debt Financing obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries substantially concurrently with the Closing and permit the proceeds to be made available substantially concurrently with the Closing to fund the Financing;

(x) promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) to Parent and the Debt Financing Sources with all documentation and other information about the Company Group as is reasonably requested in writing by Parent or the Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least seven (7) Business Days prior to the Closing Date; and

(xi) cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective representatives.

(b) Obligations of the Company. Nothing in this Section 6.5 will require the Company Group to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time and only to the extent previously agreed in writing by the Company; (iv) take any action that would unreasonably interfere with the conduct of the business of the Company Group; (v) prepare separate financial statements for any of the Company Group to the extent not customarily prepared by the Company Group and to the extent such preparation would be unduly burdensome or change any fiscal period; (vi) adopt any resolutions, execute any consents or otherwise take any corporate or similar action that is not contingent upon the Closing; (vii) provide any legal opinion prior to the Closing; or (viii) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party (not entered in contemplation hereof). In addition, no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective prior to the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.5 will require (1) any director, officer, employee or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.5 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to or likely to harm, disparage, or adversely affect the Company Group or the reputation or goodwill of the Company Group.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the confidentiality obligations set forth in the Company Stockholders Agreement, except that Parent will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources, rating agencies and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the confidentiality obligations set forth in the Company Stockholders Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings with respect to such information.

(e) Reimbursement. Promptly upon written request by the Company (but in no event shall Parent be required to make such payment prior to the earlier of (i) the Closing Date and (ii) the date this Agreement is validly terminated), Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.5 (provided, that, for the avoidance of doubt, such costs and expenses shall not include (x) costs and expenses incurred in connection with the preparation of historical financial statements that are or would be prepared in the ordinary course of business irrespective of this Agreement, (y) any ordinary course amounts payable to Service Providers of the Company or its Affiliates with respect to services provided prior to the Closing Date and (z) any other ordinary course amounts that would have been incurred in connection with the transactions contemplated hereby regardless of any debt financing established in connection herewith and regardless of the covenants set forth in this Section 6.5).

(f) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any obligations with respect to the cooperation provided pursuant to this Section 6.5 or the provision of information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith), except in the event such liabilities, expenses or losses arose out of or result from the fraud, gross negligence, bad faith, recklessness or willful misconduct of any member of the Company Group or any of their respective Representatives. Parent’s obligations pursuant to Section 6.5(e) and this Section 6.5(f) referred to collectively as the “Reimbursement Obligations.” Each Buyer Party acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any Person under any financing that Buyer Party may raise in connection with the transactions contemplated by this Agreement.

(g) No Financing Condition. The Buyer Parties acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. Except in the case of a Willful and Material Breach, the Company’s breach of Section 6.5(a) will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Transactions having not been satisfied or (B) the termination of this Agreement pursuant to Section 8.1(e). If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transactions.

(h) Alternative Financing. Prior to the Closing and subject to the terms and conditions of this Agreement, each Buyer Party shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including (i) maintaining in effect the Debt Commitment Letter until the Transactions are consummated in accordance with their terms (subject to amendment, modification and replacement as may be permitted under Section 6.5), (ii) satisfying, or causing to be satisfied, on a timely basis all conditions to the closing of and funding under the Debt Commitment Letter applicable to each Buyer Party that are within its control, including paying when due all commitment fees and other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder, and (iii) assuming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied, consummating the Debt Financing at or prior to the Effective Time in accordance with the terms of the Debt Commitment Letter; provided, that each Buyer Party may amend or modify the Debt Commitment Letter, and/or elect to replace all or any portion of the Debt Financing or increase the amount of debt financing to be obtained with alternative debt financing subject only to such conditions to funding as are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders, than the terms and conditions as set forth in the Debt Commitment Letter as in effect on the date hereof (any financing provided pursuant to the Debt Commitment Letter as so amended or modified, and any such replacement debt financing, the “Alternative Financing”), in each case only so long as (A) the aggregate proceeds of the Debt Financing (as amended or modified) and/or the Alternative Financing, together with the Equity Financing and the amount of cash of the Company and its Subsidiaries on a consolidated basis, in each case available on the Closing Date will be sufficient to fund the Required Amount and (B) such amendment or modification or the Alternative Financing contains no incremental conditionality to funding relating to the Debt Financing and would not prevent, materially delay or materially impede or impair the ability of each Buyer Party to consummate the transactions contemplated by this Agreement. Parent shall deliver to the Company true and complete copies of all Contracts pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) (except for customary engagement and fee letters) as promptly as reasonably practicable after execution thereof. In the event a portion of the Debt Financing (in an amount sufficient to cause the remaining portion of the Debt Financing to fall below the Required Amount) becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter such that and to the extent is not replaced by the Alternative Financing, Parent shall promptly notify the Company.

(i) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.5(h) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek equity financing (other than the Equity Financing) from any source or to pay any fees or other economics in excess of those contemplated by the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

(j) Subject to the terms and conditions of this Agreement, each Buyer Party agrees not to amend, modify or waive any provision of the Debt Commitment Letter, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Debt Financing to an amount less than the amount required to fund Required Amount or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Debt Financing in a manner that would be expected to prevent or materially delay the ability of the Company or each Buyer Party to consummate the Transactions or otherwise adversely impact the ability of each Buyer Party to enforce its rights against the other parties to the Debt Commitment Letter. Parent shall give the Company notice as promptly as practicable (i) upon becoming aware of any breach of any provision of, or termination by any party to, the Debt Commitment Letter or (ii) upon the receipt of any written notice from any person with respect to any threatened breach or threatened termination of the Debt Commitment Letter.

Section 6.6 Anti-Takeover Laws. The Company and the Company Board (and the Special Committee and any other committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no provision of the Charter, the Bylaws, or any other similar organizational document of the Company (including Article Nine of the Charter) or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Support Agreement or the Transactions; (b) neither the Company nor any of its Subsidiaries has adopted or is subject to a stockholder rights agreement, rights plan, “poison pill” or other similar agreement and (c) if any provision of the Charter, the Bylaws, or any other similar organizational document of the Company (including Article Nine of the Charter) or any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, the Support Agreement or the Transactions, take all action within their power to ensure that the Transactions and the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Transactions.

Section 6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The confidentiality obligations set forth in the Company Stockholders Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company, or another person designated by the Company.

Section 6.8 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the Mergers by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to)cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Transactions, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. In lieu of the foregoing, the Company may, at its option, and will, at the request of Parent, purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e) No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if such person were a Party. Notwithstanding any other provision of this Section 6.9, the rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, and will not take primacy over, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

Section 6.10 Employee Matters.

(a) Existing Arrangements. Notwithstanding anything in this Section 6.10 to the contrary, nothing in this Section 6.10 will prohibit the Surviving Corporation from in any way amending, modifying or terminating any Employee Plans in accordance with their terms.

(b) Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee) (the “Continuation Period”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time under the Employee Plans as in effect as of the Effective Time. In each case, during the Continuation Period, base compensation and target annual cash incentive compensation opportunities (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Employee. During the Continuation Period, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect as of the Effective Time and disclosed on Section 6.10 of the Company Disclosure Letter. Notwithstanding the foregoing, nothing in this Section 6.10 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.

(c) New Plans. To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall ensure that: (A) each Continuing Employee and his or her covered dependents will be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Plan”) replaces coverage previously provided under a comparable group welfare Employee Plan in which such Continuing Employee and his or her covered dependents participated immediately before the Effective Time; and (B) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the establishment amendment, modification or termination of any Employee Plan by a Buyer Party at any time; (iii) create any third party beneficiary rights in any Person (other than the Parties under this Agreement); or (iv) establish, amend or modify any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement.

Section 6.11 Obligations of the Buyer Parties and the Company. Parent will take all action necessary to cause each Merger Sub, the Surviving Corporation and the Surviving LLC to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party (or, following the Closing, the Surviving Corporation and the Surviving LLC) or any other failure by any Buyer Party (or, following the Closing, the Surviving Corporation and the Surviving LLC) to perform and discharge any of its respective covenants, agreements and obligations pursuant to this Agreement.

Section 6.12 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Transactions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Transactions or the remedies available to the Parties under this Agreement. The confidentiality obligations set forth in the Company Stockholders Agreement apply to any information provided to Parent pursuant to this Section 6.12(a). The Company shall notify Parent reasonably promptly in writing of the occurrence of any Default, Potential Manager Termination Event or Potential Rapid Amortization Event (each as defined in the Securitization Contracts) or default or other event under any Collateral Transaction Document that would reasonably be expected to result in any event described in clause (i) of the definition of “Securitization Adverse Event.” The Company shall thereafter keep Parent reasonably informed of the actions being taken by the Company and its Subsidiaries to cure such Default or Potential Rapid Amortization Event, as the case may be, under the Securitization Contracts or default or other event under such Collateral Transaction Document.

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to

Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Transactions set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Transactions or the remedies available to the Parties under this Agreement.

(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.12 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Transactions have been satisfied or whether any termination rights set forth in Article VIII are available.

Section 6.13 Public Statements and Disclosure. The initial press release concerning this Agreement and the Transactions will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions, except that (I) the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) solely to the extent related to a Superior Proposal, Intervening Event or Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand, and (II) Parent will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to any existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication; or (iii) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand.

Section 6.14 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith, (b) give Parent a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such Transaction Litigation, (c) give Parent the opportunity to participate (at its sole cost and expense) in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the

Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, or Surviving LLC as applicable, with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company, Merger Sub Inc. or Merger Sub LLC, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

Section 6.17 Merger Sub Inc. and Merger Sub LLC Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub Inc. and as the sole member of Merger Sub LLC, will execute and deliver to Merger Sub Inc., Merger Sub LLC and the Company a written consent approving the Mergers in accordance with the DGCL and the DLLCA.

Section 6.18 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company or Opco, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Parties will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.

Section 6.19 Tax Certificates. At or prior to the Closing, the Company shall (i) deliver a duly and properly executed certificate (in a form reasonably acceptable to Parent), issued pursuant to the Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), under penalty of perjury, stating that the interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, dated as of the Closing Date, together with a notice to the Internal Revenue Service, and in form and substance required under Treasury Regulation Section 1.897-2(h), (ii) deliver a duly and properly executed certificate (in a form reasonably acceptable to Parent) described in Treasury Regulations Section 1.1445-11T(d)(2) representing that the LLC Merger is exempt from withholding under Section 1445 of the Code, and (iii) with respect to each holder of Opco Common Units, deliver a duly and properly executed Internal Revenue Service Form W-9; provided, however, that the sole remedy for failure to deliver such forms or certificate shall be that Payment Agent, Parent, the Company and the Surviving Corporation shall deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws.

Section 6.20 Marketable Securities. To the extent requested by Parent, the Company shall, and shall cause the Company Group to, use reasonable best efforts to sell or dispose of any marketable securities, any similar securities and any investments in money market funds owned by the Company Group reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Buyer Parties as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the transactions contemplated by this Agreement.

Section 6.21 Special Committee. Prior to the Effective Time, without the prior written consent of the Special Committee, (i) the Company Board shall not dissolve, dismantle or otherwise dismantle the Special Committee, or revoke or diminish the authority of the Special Committee, and (ii) neither Parent, Merger Sub Inc., Merger Sub LLC nor their respective Affiliates shall remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or such Special Committee.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of the Buyer Parties and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable law and except with respect to Section 7.1(a), which will not be waivable) of each of the following conditions:

(a) Requisite Company Vote. The Company will have received the Requisite Company Vote at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extension thereof), if any, applicable to the Transactions pursuant to the HSR Act, will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Transactions pursuant thereto will have been obtained.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Transactions will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Transactions that, in each case, prohibits, makes illegal, or enjoins the consummation of the Transactions.

Section 7.2 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Transactions will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be so true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1 (other than the second and third sentences thereof), Section 3.2, Section 3.3(e), the last sentence of Section 3.7(c), Section 3.7(e) (other than the first and penultimate sentences thereof), Section 3.7(f) and Section 3.27 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), Section 3.7(b), Section 3.7(c) (other than the last sentence thereof), Section 3.7(d) and the first and penultimate sentences of Section 3.7(e) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(iv) The representations and warranties set forth in Section 3.12(a)(ii) and Section 3.14 (other than the last sentence thereof) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.

Section 7.3 Conditions to the Obligations of the Company to Effect the Transactions. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a Governmental Authority preventing the consummation of the Transactions will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Transactions that prohibits, makes illegal or enjoins the consummation of the Transactions; except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose failure to comply with its obligations under Section 6.2 resulted in the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) if the Closing has not occurred by 11:59 p.m., Eastern time, on August 9, 2026 (the “Termination Date”); provided, however, that if on the Termination Date all of the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied other than (x) those by their terms that are not contemplated to be satisfied until the Effective Time (each of which is capable of satisfaction) and (y) the accuracy of the representations of the Company set forth in Section 3.14, solely as it relates to a Specified Default (unless such Specified Default is waived by written notice of the Buyer Parties to the Company), then the Buyer Parties or the Company shall have the right, exercisable by written notice thereof to the other party, to extend the Termination Date until the date that is one (1) Business Day following the earliest of (i) the date on which such Specified Default is required to be cured pursuant to the Securitization Contracts or the applicable Collateral Transaction Document, as the case may be, (ii) the date that such Specified Default has been irrevocably waived pursuant to the Securitization Contracts or the applicable Collateral Transaction Documents and (iii) thirty (30) days following the Termination Date without giving effect to the extension of the Termination Date described in this proviso; provided, that, in the case of clause (i) and (ii), any cure or waiver of such Specified Default shall constitute a Specified Default Cure and, after giving effect to such Specified Default Cure, the representations and warranties of the Company set forth in Section 3.14 shall be true and correct as of the Closing Date, as if made at and as of the Closing Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Company Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement or the Support Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Company Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent (whether prior to or after the receipt of the Requisite Company Vote), if the Company has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(f) by Parent, if at any time prior to the receipt of the Requisite Company Vote, the Company Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change;

(g) by the Company (whether prior to or after the receipt of the Requisite Company Vote), if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(h) by the Company, at any time prior to receiving the Requisite Company Vote if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (ii) of this Section 8.1(i) is received by Parent), (ii) the Company has confirmed by irrevocable and binding written notice to Parent that (A) all of the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions that (x) would be satisfied if the Closing Date were the date such notice is received by Parent or that it is willing to waive any unsatisfied conditions in Section 7.3 and (y) are not satisfied by virtue of a breach of this Agreement by any Buyer Party(ies)), (B) the Transactions is required to be consummated pursuant to Section 2.3, and (C) the Company is ready, willing and able to consummate the Transactions, and (iii) the Buyer Parties fail to consummate the Transactions within three (3) Business Days after the later of (x) receipt by Parent of the notice referred to in clause (ii) of this Section 8.1(i) and (y) the date the Transactions was required to be consummated pursuant to Section 2.3; provided, that, notwithstanding anything in Section 8.1(c) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(c) during such three Business Day period.

Section 8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.5(e), Section 6.5(f), the penultimate sentence of Section 6.7, Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful and Material Breach), provided that the foregoing shall not preclude any liability of the Debt Financing Sources to the Company and its Affiliates under any definitive agreements relating to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the confidentiality obligations set forth in the Company Stockholders Agreement or the Guarantee, which rights and obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated. For the avoidance of doubt, Parent, the Surviving Corporation or the Surviving LLC will be responsible for all fees and expenses of the Payment Agent. Subject to Section 2.9(e), the Surviving Corporation or the Surviving LLC will pay or cause to be paid all (i) transfer Taxes on the surrender or transfer to the Surviving Corporation of Certificates or Uncertificated Shares, or to the Surviving LLC of Certificates or Uncertificated Units, as applicable; and (ii) real property transfer and other similar Taxes or fees arising out of, or in connection with, entering into this Agreement and the consummation of the Transactions.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B)(1) in the case of a termination pursuant to Section 8.1(c), at the time of such termination, the conditions set forth in Sections 7.1(b) and Section 7.1(c) (in each case, to the extent relating to any Antitrust Law) have been satisfied or are capable of being satisfied if the date of such termination was the Closing Date or (2) in the case of a termination pursuant to Section 8.1(d) or Section 8.1(e), at the time of such termination, the Company is not then able to terminate this Agreement pursuant to Section 8.1(b), and in each case of clause (B)(1) and (B)(2) the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, an Acquisition Proposal for an Acquisition Transaction has been made to the Company or the Company Board (or committee thereof, including the Special Committee) or publicly announced or publicly disclosed and not irrevocably withdrawn at least 5 Business Days prior to (x) the Company Stockholder Meeting (in case of any such termination pursuant to Section 8.1(d)) or (y) the date of termination (in the case of any such termination pursuant to Section 8.1(c) or Section 8.1(e)); and (D) within twelve months following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will, concurrently with the earlier of the consummation of such Acquisition Transaction and the entry into a definitive agreement with respect to such Acquisition Transaction, pay or cause to be paid to Parent (as directed by Parent) an amount equal to $6,600,000 (the “Company Termination Fee”). For purposes of Section 8.3(b)(i)(D), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(c) Parent Payments. If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(g) or Section 8.1(i) or (ii) by Parent pursuant to Section 8.1(c) and, at the time of such termination under Section 8.1(c), the Company could have validly terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), then Parent shall pay or cause to be paid to the Company (as directed by the Company) an amount equal to $19,000,000 (the “Parent Termination Fee”).

(d) Single Payment Only. The Parties acknowledge and agree that in no event will (i) the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events and (ii) Parent be required to pay more than one termination fee, collectively, or be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledge and agree that the payment of the Parent Termination Fee by Parent or the Company Termination Fee by the Company, as applicable, pursuant to this Section 8.3 shall not constitute a penalty, but will be liquidated damages in a reasonable amount that will compensate the Company and the Buyer Parties, as applicable, in the circumstances in which such fee is payable, for any losses, liabilities, damages, costs, expenses or obligations, including the efforts and resources expended and opportunities foregone while negotiating this Agreement in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to Section 8.3(b) or Section 8.3(c), as applicable, and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Legal Proceeding that results in a final and non-appealable judgment against the Company or Parent, as the case may be, for the payment of the amount set forth in Section 8.3(b) or Section 8.3(c), as applicable, or any portion thereof, then the party ordered to make such payment shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof due pursuant to Section 8.3(b) at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law (the amounts described in this sentence, the “Enforcement Costs”); provided, that no event shall the Enforcement Costs payable by the Company or Parent, as applicable, pursuant to this Section 8.3(e) exceed $2,000,000 in the aggregate. All payments under this Section 8.3 shall be made by the Company to Parent (as directed by Parent) or Parent to the Company (as directed by the Company), as applicable, by wire transfer of immediately available funds to the account designated in writing by Parent or the Company (which account information may be updated by Parent or the Company by written notice to the other party from time to time), as applicable.

(f) Sole and Exclusive Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee and the Enforcement Costs to the extent due and payable (and timely and fully paid) pursuant to Section 8.3(c) will be the sole and exclusive remedy (whether at law or in equity, whether in contract or in tort or otherwise) that (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each member of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, but excluding the Company, the “Company Related Parties”) may recover from (1) the Buyer Parties or the Guarantor; or (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Buyer Parties or the Guarantor (the Persons in clauses (1) and (2) collectively, but excluding the Buyer Parties, the “Parent Related Parties”) in respect of this Agreement, the Financing Letters, the Guarantee, the Support Agreement and any other agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach (including any Willful and Material Breach), termination or failure, and upon payment of the Parent Termination Fee (if the Parent Termination Fee is due and payable), (x) none of the Parent Related Parties will have any further liability or obligation to the Company Related Parties relating to or arising out of this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach (including any Willful and Material Breach), termination or failure (except that the Buyer Parties (or their Affiliates) will remain obligated with respect to Section 6.5(e), Section 6.5(f), Section 8.3(c) and Section 8.3(e), as applicable); and (y) none of the Company Related Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against any Buyer Party or any other Parent Related Party arising out of this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach (including any Willful and Material Breach), termination or failure (except that the Buyer Parties (or their Affiliates) will remain obligated with respect to Section 6.5(e), Section 6.5(f), Section 8.3(c) and Section 8.3(e), as applicable). Notwithstanding anything to the contrary in this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, of the Parent Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including any Willful and Material Breach), or monetary damages in lieu of specific performance) under this Agreement, the Financing Letters, the Guarantee, the Support Agreement, the Company Stockholders Agreement and any other agreement executed in connection herewith and the transactions contemplated hereby and thereby, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.3(c), plus (ii) the Enforcement Costs, if any, due and owing to the Company pursuant to Section 8.3(e), plus (iii) the

Reimbursement Obligations (or such lower amount, if applicable, as a court of competent jurisdiction may determine to be enforceable in accordance with applicable law) (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against any of the Parent Related Parties, and in no event will the Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any agreement executed in connection herewith or the transactions contemplated hereby or thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach, termination or failure; provided, that the foregoing shall not preclude any liability of the Debt Financing Sources to the Buyer Parties under the definitive agreements relating to the Debt Financing, nor limit the Buyer Parties from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. Other than the Guarantor’s obligations under the Guarantee, the applicable GA Stockholders’ obligations under the Company Stockholder Agreement and other than the Buyer Parties’ obligations under this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, such GA Stockholder, and the Buyer Parties, as applicable, have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions and, in each case, subject to the terms and conditions set forth herein, the Guarantee, and the Company Stockholders Agreement, as applicable.

(ii) If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is payable pursuant to Section 8.3(b), Parent’s receipt of the Company Termination Fee plus (i) the Enforcement Costs, if any, due and owing to the Company pursuant to Section 8.3(e), plus (ii) the Reimbursement Obligations to the extent due and payable (and timely and fully paid) pursuant to Section 8.3(b) will be the sole and exclusive remedy (whether at law or in equity, whether in contract or in tort or otherwise) that the Buyer Parties and each of their respective Affiliates may recover from the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of the Company Termination Fee (if the Company Termination Fee is due and payable), (A) none of the Company Related Parties will have any further liability or obligation to the Buyer Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to Section 8.3(b) and Section 8.3(e), as applicable); and (B) none of the Buyer Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to Section 8.3(b) and Section 8.3(e), as applicable). Notwithstanding anything to the contrary in this Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, of the Company Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including any Willful and Material Breach), or monetary damages in lieu of specific performance) payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) will not exceed an amount equal to (i) the Company Termination Fee for all such breaches plus (ii) any Enforcement Costs, if any, due and owing to Parent pursuant to Section 8.3(e) (or such lower amount, if applicable, as a court of competent jurisdiction may determine to be enforceable in accordance with applicable law) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Buyer Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure.

(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f) or the existence of the Parent Liability Limitation, the Company Liability Limitation or the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b) (subject to the limitations set forth therein), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b) prior to the termination of this Agreement under Section 8.1, under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee or, with respect to the Company, the Parent Termination Fee, as applicable.

(h) Non Recourse; Parent Party. Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, each of the Parties acknowledges and agrees that this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, may only be enforced against, and any claims that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, or the negotiation, execution or performance of this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, may only be made against, the parties to this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, and no Parent Related Party or Company Related Party, in each case that is not a party to this Agreement, the Equity Commitment Letter or the Guarantee, as applicable, shall have any obligation hereunder or in connection herewith or any liability for any obligation of any of the parties to this Agreement, the Equity Commitment Letter or the Guarantee, as applicable, or for any claim based upon, arising out of or relating to the Transactions, whether by enforcement of any judgment, fine or penalty, by any legal or equitable action, suit or proceeding, by virtue of any applicable law, by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise. The non-parties referenced in this Section 8.3(h) shall be express third-party beneficiaries of this Section 8.3(h). In furtherance and not in limitation of the foregoing, in no event will the Company seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Guarantor Party (as defined in the Guarantee, which excludes, for the avoidance of doubt, the Guarantor and the Buyer Parties) with respect to this Agreement or the Guarantee or the Transactions (including any breach by the Guarantor or the Buyer Parties), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from the Buyer Parties to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guarantee, or the Company Stockholders Agreement.

Section 8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee), except that in the event that the Company has received the Requisite Company Vote, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 6.5(a), Section 8.2, Section 8.3(f), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Debt Financing Sources set forth in Section 6.5(a), Section 8.2, Section 8.3(f), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or this Section 8.4) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

Section 8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 8.6 No Liability of Debt Financing Sources. None of the Debt Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company nor any of their Affiliates will have any rights or claims against any of the Debt Financing Sources, including without limitation, payment of the Parent Termination Fee, hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

Section 8.7 Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement and no action shall be taken by or on behalf of the Company under or with respect to this Agreement (including, for the sake of clarity, any action or omission at the direction of the Company Board that would constitute a breach of any provision of this Agreement) without first obtaining the written approval of the Special Committee.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

Section 9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties to:

General Atlantic Service Company, LP

55 East 52nd Street, 32nd Floor

New York, New York 10055

Attention: Gordon Cruess

Email: [***]

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:	Matthew W. Abbott

Cullen L. Sinclair

Email:	mabbott@paulweiss.com
csinclair@paulweiss.com

(b)	if to the Company (prior to the Effective Time) to:

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Attention: Tom Kim

Email: [***]

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Thomas J. Fraser

Email: Thomas.Fraser@ropesgray.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the Guarantor pursuant to the Guarantee, or the Company Stockholders Agreement; or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity Awards, or the holders of Opco Common Units, pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

Section 9.4 Confidentiality. The Buyer Parties and the Company hereby acknowledge and agree that (a) subject to the terms of the Support Agreement, the confidentiality obligations set forth in the Company

Stockholders Agreement will continue in full force and effect in accordance with the terms of the Company Stockholders Agreement and (b) each of the Buyer Parties shall be permitted to disclose such information to any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the Transactions; provided, that the Buyer Parties shall be responsible for such Persons’ compliance with, and liable for such Persons’ breaches of, the confidentiality obligations set forth in the Company Stockholders Agreement. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Transactions in accordance with the confidentiality obligations set forth in the Company Stockholders Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the confidentiality obligations set forth in the Company Stockholders Agreement as if they were parties thereto.

Section 9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter, the Guarantee, the Support Agreement, and the Company Stockholders Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the confidentiality obligations set forth in the Company Stockholders Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Company Stockholders Agreement is validly terminated by the parties thereto.

Section 9.6 Third Party Beneficiaries. Except as set forth in Section 6.9 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.9 and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards to receive the consideration set forth in Article II. The provisions of Section 8.3(f)(i) will inure to the benefit of the Parent Related Parties and their successors and assigns, each of whom is intended to be a third party beneficiary thereof, and the provisions of Section 8.3(f)(ii) will inure to the benefit of the Company Related Parties and their successors and assigns, each of whom is intended to be a third party beneficiary thereof. The provisions of Section 6.5(a), Section 8.2, Section 8.3(f), Section 8.4, Section 8.6, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and their respective successors and assigns) and Section 8.3(h) will inure to the benefit of each non-party referenced therein and its successors and assigns and each Guarantor Party and its successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Section will be enforceable by each such non-party and its successors and assigns and each Guarantor Party and its successors and assigns). The provisions of Section 8.7 will inure to the benefit of the Special Committee which is an intended third party beneficiary thereof.

Section 9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) Subject to the terms and conditions of this Agreement, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6 and the other terms and conditions of this Agreement, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement.

(ii) Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies, in each case, in connection with enforcing the Buyer Parties’ obligations to effect the Closing and/or the Equity Financing Sources’ obligations to fund the Equity Financing shall be available if, and only if, each of the following conditions has been satisfied: (1) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and any such conditions that are not satisfied by virtue of Parent’s or Merger Subs’ breach hereof) at the time when the Closing would have been required to occur pursuant to Section 2.3, (2) the Debt Financing (or the Alternative Financing) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing, (3) the Company has irrevocably confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted and the Debt Financing (or the Alternative Financing) is funded, then the Company stands ready, willing and able to then consummate the transaction contemplated by this Agreement on such date and (4) for the avoidance of doubt, this Agreement has not been validly terminated. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates (other than the Buyer Parties) and each direct and indirect equityholder, officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof shall have any rights or claims (whether at law or in equity and whether in contract or in tort or otherwise) against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, and in no event shall the Company, any of its Affiliates (other than the Buyer Parties) or its or their direct or indirect equityholders, officers, directors, employees, members, managers, partners, controlling persons, advisors, attorneys, agents or representatives be entitled to directly or indirectly seek the remedy of specific performance or any other suit, action or proceeding related to this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated thereby and hereby against any Debt Financing Source. Further, to the extent that any suit, action or proceeding is asserted against any Debt Financing Source by or on behalf of the

Company or any of its Affiliates (other than the Buyer Parties) or any direct or indirect equityholder, officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated thereby and hereby, the Company shall cause any such suit, action or proceeding that has been asserted by the Company or its Subsidiaries, and shall use commercially reasonable efforts to cause any such suit, action or proceeding that has been asserted by any of its other Affiliates (other than the Buyer Parties) or any direct or indirect equityholder, officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent or representative of the Company or any of its Affiliates (other than the Buyer Parties), to be dismissed or otherwise terminated.

(iii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Buyer Parties pursuant to this Agreement. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Section 9.9 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction; provided, that, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree that any and all claims, controversies, and causes of action involving the Debt Financing Sources arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Alternative Financing Documents, the definitive documentation relating to the Debt Financing or any of the transactions contemplated thereby or hereby or the performance of any services thereunder or thereto shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter.

Section 9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions any Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks or declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware lacks or declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, any Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, any Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, any Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Transactions, the Debt Financing, the Debt Commitment Letter and or the performance of services thereunder or transactions contemplated hereby and thereby will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, ANY GUARANTEE, OR THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING DEBT FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

Section 9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by.pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

GLOW MIDCO, LLC

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

GLOW MERGER SUB 1, INC.

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

GLOW MERGER SUB 2, LLC

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

EUROPEAN WAX CENTER, INC.

By:	/s/ Christopher Morris
Name: Christopher Morris
Title: Chief Executive Officer and Chairman

EWC VENTURES, LLC

By:	/s/ Christopher Morris
Name: Christopher Morris
Title: Chief Executive Officer and Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Surviving Corporation Certificate of Incorporation

(See attached)

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

EUROPEAN WAX CENTER, INC.

First. Name. The name of the corporation is European Wax Center, Inc. (hereinafter referred to as the “Corporation”).

Second. Address; Registered Office and Agent. The address of the Corporation’s registered office is 1521 Concord Pike, Wilmington, Delaware 19803 in the County of New Castle; and the name of its registered agent at such address is Corporate Creations Network Inc.

Third. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of common stock with the par value of $0.00001 per share.

Fifth. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

Sixth. Indemnification.

(a) Exculpation. Notwithstanding any other provisions of this Certificate of Incorporation, whether express or implied, or obligation or duty at law or in equity, none of the Covered Persons (as defined below) nor any former Covered Person shall be liable to the Corporation or any other Person (as defined below) for any act or omission (in relation to the Corporation, this Certificate of Incorporation, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority (as defined below) or other entity of any kind and shall include any successor (by merger, amalgamation, consolidation, business combination, plan of arrangement or otherwise) of such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(b) Right to Indemnification and Advancement. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, (i) any Person who was or is a party or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a stockholder, director, officer, employee, representative or agent of the Corporation or any of its Affiliates (as defined below), or an officer, director, manager, stockholder, partner, employee, representative, agent or trustee of any of the foregoing, or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans or (ii) the Sponsor Stockholder (as defined below) that is a party or is threatened to be made a party to or otherwise involved in any Proceeding by reason of the fact that the Sponsor Stockholder is or was a holder of equity interests in the Corporation (each such Person in clause (i) and (ii), a “Covered Person”) against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgements, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6(d), the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board of Directors”).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(c) Advancement of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 6 or otherwise.

(d) Claims. If a claim for indemnification or advancement of expenses under this Section 6 is not paid in full within thirty (30) days after a written claim therefor by a Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.

(e) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(f) Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Section 6 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

(g) Other Indemnification and Prepayment of Expenses. This Section 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.

(h) Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Section 6 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Section 6 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Section 6 will apply to claims made against any Covered Person described in Section 6 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Section 6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director or officer and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 6 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(i) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(j) Indemnitor of First Resort. The Corporation hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a stockholder or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Stockholder Indemnitors”). Notwithstanding any such indemnification or advancement rights, the Corporation hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to all Covered Persons, (b) it shall be required to advance the full amount of expenses incurred by all Covered Persons, as required by the terms of this Section 6 (or the by-laws or any agreement with any Covered Persons), without regard to any rights the Specified Covered Persons may have against the Stockholder Indemnitors and (c) it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Covered Persons have sought indemnification from the Corporations shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against the Corporation.

Seventh. Adoption, Amendment or Repeal of By-Laws. The Board of Directors is authorized to adopt, amend or repeal the By-laws.

Eighth. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Section 8.

Ninth. Corporate Opportunity. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any Sponsor Director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any Sponsor Stockholder or an Affiliate of a Sponsor Stockholder or any partner, member, director, stockholder, employee or agent of any such Sponsor Stockholder or of an Affiliate thereof, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Sponsor Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Sponsor Person expressly and solely in such Sponsor Person’s capacity as a director of the Corporation. “Sponsor Stockholders” means General Atlantic Partners AIV (EW), L.P., GA AIV-1 B Interholdco (EW), L.P. and GAPCO AIV Interholdco (EW), L.P. or any of their respective Affiliates who are holders direct or indirect of shares of stock of the Corporation; and “Sponsor Directors” means any director of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of any of the Sponsor Stockholders or any of their respective Affiliates.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer this ___ day of _______, 2026.

EUROPEAN WAX CENTER, INC.

By:
Name:
Title:

Exhibit B

Sixth Amended and Restated Opco LLC Agreement

(See attached)

EXHIBIT B

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EWC VENTURES, LLC

a Delaware Limited Liability Company

Dated as of [●], 2026

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EWC Ventures, LLC (the “Company”) is made and entered into as of this [●] day of [●], 2026 (the “Effective Date”), by and among European Wax Center, Inc. (“EWC Corp”), a Delaware corporation, Glow Midco, LLC, a Delaware limited liability company (“Parent”, or the “Managing Member” and together with EWC Corp, and any additional members admitted to the Company under the terms of this Agreement, the “Members” and each, a “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

RECITALS

WHEREAS, the Company was formed as a limited liability company on December 12, 2012 in accordance with the Act, and the initial limited liability company agreement of the Company was entered into as of December 12, 2012 (the “Original Agreement”);

WHEREAS, the Original Agreement was replaced by the Amended and Restated Limited Liability Company Agreement of the Company, dated March 22, 2013 (the “First Amended and Restated Agreement”);

WHEREAS, the First Amended and Restated Agreement was replaced by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated September 25, 2018 (the “Second Amended and Restated Agreement”);

WHEREAS, the Second Amended and Restated Agreement was replaced by the Third Amended and Restated Limited Liability Company Agreement of the Company, dated May 7, 2020 (the “Third Amended and Restated Agreement”);

WHEREAS, the Third Amended and Restated Agreement was replaced by the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated June 15, 2020 (the “Fourth Amended and Restated Agreement”);

WHEREAS, the Fourth Amended and Restated Agreement was replaced by the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated August 4, 2021, as amended by the First Amendment dated April 11, 2022 (the “Fifth Amended and Restated Agreement”);

WHEREAS, the Members hereto wish to (i) continue the Company as a limited liability company in accordance with the Act and (ii) provide for, among other things, how the business and affairs of the Company shall be managed, all as permitted under the Act; and

WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February [●], 2026, by and among (i) the Company, (ii) EWC Corp, (iii) Parent, (iv) Glow Merger Sub 1, Inc., a Delaware corporation that was a wholly-owned subsidiary of Parent and (v) Glow Merger Sub 2, LLC, a Delaware limited liability company that was a wholly-owned subsidiary of Parent, EWC Corp remains a Member and the Managing Member has been admitted as a Member on the Effective Date (and as of the Effective Date, there are no other Members).

NOW, THEREFORE, the Members have determined to amend and restate the Fifth Amended and Restated Agreement to read in its entirety as set forth herein:

1. Name. The name of the limited liability company governed hereby is EWC Ventures, LLC.

2. Formation; Amendment and Restatement. The Company was formed as a limited liability company on December 12, 2012 in accordance with the Act by the filing of the certificate of formation (including any and all amendments thereto and restatements thereof filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Act, the “Certificate”) with the Office of the Secretary of State of the State of Delaware. Upon the execution of this Agreement, the Managing Member shall be designated as an authorized person within the meaning of the Act. The Managing Member or any Officer (as hereinafter defined) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The rights and liabilities of the Managing Member shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Managing Member or any other Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement, including Section 16 (Management).

5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places inside or outside of the state of Delaware as may hereafter be determined by the Managing Member.

6. Registered Office. The registered office of the Company in the State of Delaware shall be the registered office named in the Certificate, or such other registered office as the Managing Member may determine from time to time. In the event the registered office shall change, the Managing Member shall promptly file a notice of change of address in the manner provided by law.

7. Registered Agent. The statutory agent for service of process on the Company in the State of Delaware shall be the registered agent named in the Certificate, or such other statutory agent as the Managing Member may determine from time to time. In the event the registered agent ceases to act as such for any reason, the Managing Member shall promptly designate a replacement registered agent in the manner provided by law.

8. Members. The name, address and ownership percentage of each Member are set forth on Schedule A hereto, as such schedule may be amended from time to time to reflect the admission of any additional members or the change in address or ownership percentage of any Member, each as permitted or required by the terms of this Agreement.

9. Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall be perpetual unless the Company is dissolved and terminated in accordance with Section 22 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Managing Member, any Officer, employee, agent or Member of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity. Except as otherwise expressly required by the Act or as expressly set forth in this Agreement, and without limiting Section 19 hereunder, the Members shall not have any fiduciary or other duty (contractual or otherwise) to the Company or any other person or entity with respect to the business and affairs of the Company, and the Members shall not be liable to the Company or any other person or entity for acting in good faith reliance upon the provisions of this Agreement. Each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligations of the Members to the Company are only as expressly set forth in this Agreement. The failure of the Company to observe any formalities not expressly required by the terms of this Agreement relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making the Members or Officers responsible for any liability of the Company.

11. Capital Contributions. Each Member has heretofore been deemed for purposes of this Agreement to have contributed to the capital of the Company the various assets and property previously contributed to the capital of the Company.

12. Additional Contributions. The Members are not required to make additional capital contributions to the Company.

13. Capital Accounts. The Company shall maintain a “Capital Account” for each Member on the books of the Company in accordance with U.S. Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

14. Distributions. Distributions shall be made in accordance with the ownership percentages of each Member are set forth on Schedule A hereto. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

15. Allocations.

a. All income, gain, profits, losses and deductions shall be allocated to the Members with respect to each fiscal period (or portion thereof), as of the end of such fiscal period, in a manner that as closely as possible gives economic effect to the provisions of Section 14 (Distributions) and Section 24 (Dissolution) hereof.

b. The allocations set forth in this Section 15 and Section 13 (Capital Accounts) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with certain requirements of U.S. Treasury Regulations Section 1.704-1(b). Notwithstanding the other provisions of this Agreement, the Managing Member shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of net income and net loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Internal Revenue Code of 1986 (the “Code”) or applicable regulations, (ii) to allocate properly net income and net loss (and individual items of income, gain, loss, deduction and credit) to those Members that bear the economic burden or benefit associated therewith, and/or (v) to otherwise cause the Members to achieve the objectives underlying this Agreement as reasonably determined by the Managing Member.

c. If (i) the Code requires a withholding or other adjustment to the Capital Account of a Member or (ii) in the Managing Member’s judgment, an equitable adjustment is necessary or justified to achieve the economic objectives underlying this Agreement (including, without limitation, if allocations would not properly reflect the economic arrangement of the Members or would otherwise cause any inequitable or onerous result for any Member), the Managing Member shall be permitted to make such adjustments as appropriate and otherwise in a manner as the Managing Member reasonably determines to address such issue or to prevent such result. The Managing Member may make such adjustment in the determination and allocation among the Members of items of income, deduction, gain, loss, credit or withholding for tax purposes and the determination of Capital Accounts, distributions, accounting procedures or such other financial, tax or other items as will be fair and equitable to the Company, and the determination thereof by the Managing Member shall be final and conclusive as to all of the Members.

16. Management.

a. The business and affairs of the Company shall be managed by the Managing Member. Subject to the express limitations contained in any provision of this Agreement, the Managing Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement. Any action taken by the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement.

b. Subject to the rights and powers of the Managing Member and the limitations thereon contained herein, the Managing Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Managing Member may reasonably determine.

c. The Managing Member shall have the powers set forth above until the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the legal representative of the Managing Member shall appoint a successor to the interest of the Managing Member for the purpose of administering the property of the Managing Member.

d. The Managing Member may be compensated for its services to the Company, as determined in its sole discretion.

17. Officers. The Managing Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person, to act in the name of the Company with such authority as may be delegated to such Officers by the Managing Member. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware (the “Corporation Law”), the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Managing Member. Any action taken by an Officer designated by the Managing Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her. Any delegation pursuant to this Section 17 may be revoked at any time by the Managing Member.

18. Other Business. The Members may engage in, or possess an interest in, other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19. Exculpation.

a. Subject to the duties of the Managing Member and the officers of the Company set forth in Section 16, to the fullest extent permitted by applicable law, no Indemnified Party in its capacity as the Managing Member, the Partnership Representative (as defined below) or any Member, as applicable, shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, in damages or otherwise, to the Company, the Members or any of their Affiliates or any other Indemnified Party for losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to any act or omission with respect to which such Indemnified Party committed fraud, engaged in willful misconduct, willfully breached this Agreement or was grossly negligent as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction. For purposes of this Section 19(a), the following terms shall have the following meanings:

i The term “Affiliate” means with respect to any Person, (i) another Person directly or indirectly controlling, controlled by, or under common control with such Person or (ii) an officer, director, manager, member, partner, or member of the immediate family of such Person. Notwithstanding the foregoing, no GA Member shall be considered an Affiliate of any portfolio company in which the direct or indirect equityholders of such GA Member or any of their affiliated investment funds have made a debt or equity investment (or vice versa).

ii The term “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

iii The term “GA Member” means any of (i) GAPCO AIV Interholdco (EW), L.P., (ii) General Atlantic Partners AIV (EW), L.P. or (iii) any Affiliated transferee.

b. There shall be, and each Indemnified Party shall be entitled to, a presumption that such Indemnified Party acted in good faith. An Indemnified Party shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Party reasonably believes are within such Person’s professional or expert competence.

20. Indemnification.

a. The Company shall indemnify, defend and hold harmless (i) the Managing Member, any Partnership Representative, acting in its capacity as such, (ii) each Member and any Affiliate thereof, in each case in such capacity, (iii) each officer, director, employee, stockholder, partner (limited and/or general), manager, member, consultant, agent or trustee of a Member or an Affiliate thereof, in all cases in such capacity, and (iv) each current and former officer or director of the Managing Member, EWC Corp (in the event EWC Corp is not the Managing Member), the Company or an Affiliate controlled thereby, in all cases in such capacity (the “Indemnified Parties”, each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 20) against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Indemnified Party may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is as a result of an Indemnified Party not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Indemnified Party of any act that is dishonest and materially injurious to the Company or (ii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement. If any Indemnified Party becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, other than by reason of a Indemnified Party not acting in good faith on behalf of the Company or by reason of the willful commission by such Indemnified Party of any act that is dishonest and materially injurious to the Company, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Indemnified Party was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than by reason of a Indemnified Party not acting in good faith on behalf of the Company or by reason of the willful commission by such Indemnified Party of any act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Indemnified Party shall be entitled to, a rebuttable presumption that such Indemnified Party acted in good faith.

b. The obligations of the Company under Section 20(a) shall be satisfied only out of and to the extent of the Company’s assets, and no Indemnified Party shall have any personal liability on account thereof.

c. Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Indemnified Party to the Company or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnified Party in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Indemnified Party in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Corporation Law, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Indemnified Party pursuant to which the Indemnified Party is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnified Party may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnified Party may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnified Party or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnified Party in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnified Party against the Company or any Controlled Entity, as applicable, and (iii) the Indemnified Party shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Indemnified Party agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 20(c), entitled to enforce this Section 20(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 20(c) as though each such Controlled Entity were the “Company” under this Agreement. The Indemnitee-Related Entities shall be third party beneficiaries of this Agreement solely for purposes of this Section 20(c). For purposes of this Section 20(c), the following terms shall have the following meanings:

i.

The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Indemnified Party may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

ii.

The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Indemnified Party shall be entitled to indemnification or advancement of Expenses from both (i) the Company or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnified Party pursuant to which the Indemnified Party is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

21. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Members.

22. Termination of Membership. The rights of each Member to receive distributions and to assign its interests in the Company pursuant to Section 23 shall, upon the termination of the legal existence of such Member, devolve on its legal representative for the purpose of administering the property of such Member. Upon such event, such Member shall cease to be a member of the Company.

23. Assignments. Any Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

24. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up and terminated upon the first to occur of the following: (i) the written consent of the Managing Member, (ii) the bankruptcy, withdrawal or termination of the legal existence of the Managing Member, unless the Company is continued without dissolution in accordance with the Act, (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (iv) the occurrence of any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

b. In the event of dissolution, the Managing Member (or a liquidator appointed by the Managing Member) shall proceed to wind up the business and affairs of the Company in accordance with the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. During the period of winding up the Company’s affairs, this Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Member and the conduct of the Company. The assets of the Company shall be applied in the manner and in the order of priority set forth in Section 18-804 of the Act.

25. Tax Matters.

a. The Managing Member (or such other Person as may be designated by the Managing Member) acting in the capacity of the “partnership representative” and any person as may be designated by the Managing Member as the “designated individual” (as such term is defined under Subchapter C of Chapter 63 of the Code and any regulations and other guidance promulgated thereunder, and any similar state or local legislation (the “BBA Rules”)) (the “Partnership Representative”) shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity, including the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and the authority to make any election under the BBA Rules.

b. The parties hereto intend the Company be classified as a partnership for United States federal income tax purposes. The Partnership Representative shall, for and on behalf of the Company, take all steps as may be required or advisable to maintain the Company’s classification as a partnership for U.S. federal income tax purposes. Each Member shall reasonably cooperate with the Managing Member or the Partnership Representative, as applicable, and the Company in connection with the foregoing provisions of this Section 25(b).

c. The Partnership Representative may on behalf of the Company make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax law, and the Partnership Representative shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from its making or failing to make any such elections. All decisions and other matters concerning the computation of items of income, gain, loss, deduction and credit of the Company, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Partnership Representative. The Partnership Representative shall prepare or cause to be prepared all tax returns required to be prepared by or on behalf of the Company.

26. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

28. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

29. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

30. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Managing Member.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MANAGING MEMBER:

GLOW MIDCO, LLC

By:
Name:
Title:

MEMBER:

EUROPEAN WAX CENTER, INC.

By:
Name:
Title:

SIGNATURE PAGE TO LLC AGREEMENT

Annex B

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of February 9, 2026 is entered into by and among (i) European Wax Center, Inc., a Delaware corporation (the “Company”), (ii) GA AIV-1 B Interholdco (EW), L.P., GAPCO AIV Interholdco (EW), L.P., and General Atlantic Partners AIV (EW), L.P. (collectively, the “Stockholders” and each, individually, a “Stockholder”), and (iii) Glow Midco, LLC, a Delaware limited liability company (“Parent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, (i) the Company, (ii) Parent, (iii) EWC Ventures, LLC, a Delaware limited liability company (“Opco”) and (iv) the Merger Subs, are entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for the merger of Glow Merger Sub Inc. with and into the Company (the “Corporate Merger”), with the Company surviving the Corporate Merger as a direct wholly-owned subsidiary of Parent, and the merger of Glow Merger Sub 2, LLC with and into Opco (the “LLC Merger” and, together with the Corporate Merger, the “Mergers”), with Opco surviving the LLC Merger as a direct wholly-owned subsidiary of Parent;

WHEREAS, the Company, certain Stockholders, and other parties thereto have previously entered into a Tax Receivable Agreement dated as of August 4, 2021 (as amended from time to time, the “Tax Receivable Agreement”);

WHEREAS, as of the date hereof, each Stockholder is the record holder and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Class A common stock, par value $0.00001 per share, of the Company and Class B common stock, par value $0.00001 per share, of the Company (as adjusted pursuant to Section 12, the “Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto under the heading “Owned Shares”, being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the date hereof (as adjusted pursuant to Section 12, collectively, the “Owned Shares”);

WHEREAS, as of the date hereof, each Stockholder is the record holder and “beneficial owner” of the number of common limited liability interests of Opco (the “Opco Units”) set forth opposite the Stockholder’s name on Exhibit B hereto under the heading “Owned Units” being all of the limited liability interests of Opco owned of record or beneficially by such Stockholder as of the date hereof (as adjusted pursuant to Section 12, collectively, the “Owned Units”);

WHEREAS, in connection with the Closing, the Stockholders will contribute and transfer all of the Owned Shares to an entity that directly owns 100% of the equity interests of Parent (“Topco”) on the Closing Date and immediately prior to the Effective Time (the “Exchange Time”), in exchange for a number of newly issued equity interests of Topco (such equity interests, the “Pubco Sponsor Topco Shares”), with an aggregate value equal to the product of (x) the number of Owned Shares multiplied by (y) the Class A Per Share Price, or the Class B Per Share Price as applicable;

WHEREAS, in connection with the Closing and at the Exchange Time, the Stockholders will contribute and transfer all of the Owned Units to Topco, in exchange for a number of newly issued equity interests of Topco (such equity interests, the “Opco Sponsor Topco Shares”), with an aggregate value equal to the product of (x) the number of Owned Units multiplied by (y) the excess of the Class A Per Share Price over the Class B Per Share Price;

WHEREAS, it is intended that for U.S. federal (and applicable state and local) income tax purposes, (A) the Pubco Exchange (as defined below), taken together with the Opco Exchange (as defined below) and the contribution of cash by an indirect parent entity and an entity that directly owns 100% of the equity interests of Topco (“Topco Parent”) to Topco (the “Cash Contribution”) be treated as a transaction described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which the Stockholders will receive shares of Topco consisting of “control” within the meaning of Section 368(c) of the Code, and (B) the Topco Parent Exchange (as defined below) be treated as a transaction described in Section 721 of the Code, pursuant to which the Stockholders will receive partnership interests of Topco Parent; and

WHEREAS, as a condition to the willingness of the Company, Opco and Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company and Parent have required that the Stockholders, and the Stockholders have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Stockholders, the Company and Parent hereby agree as follows:

1. Agreement to Vote the Covered Shares. Beginning on the date hereof until the Termination Date (as defined below), at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, each Stockholder agrees to, and if applicable, to cause its controlled Affiliates to, affirmatively vote (including via proxy) or execute consents, with respect to (or cause to be voted (including via proxy) or consents to be executed with respect to), and not to withdraw or modify any such vote or consent with respect to, all of the Owned Shares and any additional shares of Common Stock or other voting securities of the Company acquired by such Stockholder or its respective controlled Affiliates after the date hereof and prior to the Termination Date (as adjusted pursuant to Section 12, collectively, and together with the Owned Shares, the “Covered Shares”) as follows: (a) in favor of (i) the adoption of the Merger Agreement and the approval of the Mergers, (ii) the approval of any proposal to adjourn or postpone any Company Stockholder Meeting to a later date if the Company or Parent proposes or requests such postponement or adjournment in accordance with Section 6.4(b) of the Merger Agreement, and (iii) the approval of any other proposal considered and voted upon by the Company Stockholders at any Company Stockholder Meeting necessary for consummation of the Transactions, and (b) against (i) any proposal, action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or Opco contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in Sections 7.1 and 7.2 of the Merger Agreement not being satisfied or not being fulfilled prior to the Termination Date, (ii) any Acquisition Proposal or any other proposal made in opposition to or in competition with, or which is inconsistent with, the Merger Agreement or the Transactions, (iii) any recapitalization, reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company or Opco (except as contemplated by the Merger Agreement) and (iv) any other action, agreement or proposal which would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions (clauses (a) and (b) collectively, the “Supported Matters”). Each Stockholder agrees to, and agrees to cause its applicable controlled Affiliates to, be present, in person or by proxy, at every meeting of the Company Stockholders, including any postponement, recess or adjournment thereof, or in any other circumstance, however called, to vote on the Supported Matters (in the manner described in this Section 1) so that all of the Covered Shares will be counted for purposes of determining the presence of a quorum at each such meeting, or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum at each such meeting. For the avoidance of doubt, except with respect to the Supported Matters, the Stockholders do not have any obligation to vote the Covered Shares in any particular manner and, with respect to matters other than the Supported Matters, the Stockholders shall be entitled to vote the Covered Shares in its sole discretion.

2. Sponsor Shares.

2.1. Contribution and Exchange. On the terms set forth herein and subject to Section 2.2, Section 2.3, Section 2.4 and Section 2.5:

(a) Each Stockholder agrees and covenants to Parent that it will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco all of the Owned Shares, free and clear of any and all liens (including any restriction on the right to vote, sell or otherwise dispose of the Owned Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Topco to such Stockholder of, at the Exchange Time, the Pubco Sponsor Topco Shares (the “Pubco Exchange”).

(b) Each Stockholder agrees and covenants to Parent that it will, at the Exchange Time and simultaneously with the Pubco Exchange, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco all of the Owned Units, free and clear of any and all liens (including any restriction on the right to vote, sell or otherwise dispose of the Owned Units), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Topco to each Stockholder of Opco Sponsor Topco Shares (the “Opco Exchange” and together with the Pubco Exchange, the “Exchanges”).

(c) Each Stockholder acknowledges and agrees that, from and after the Exchanges, except as set forth in Section 2.2, such Stockholder shall have no right, title or interest in or to the Owned Shares or the Owned Units, other than the right to receive the Pubco Sponsor Topco Shares or Opco Sponsor Topco Shares, as applicable.

(d) Immediately after the Exchanges, and immediately prior to the Effective Time, each Stockholder hereby contributes, assigns, transfers, conveys and delivers to Topco Parent all of the Pubco Sponsor Topco Shares and Opco Sponsor Topco Shares, free and clear of any and all liens (including any restriction on the right to vote, sell or otherwise dispose of the Pubco Sponsor Topco Shares and Opco Sponsor Topco Shares, as applicable), except as may exist by reason of this Agreement, the Merger Agreement and applicable securities laws, in exchange for the issuance by Topco Parent to each Stockholder of equity interests of Topco Parent (the “Topco Parent Exchange”).

2.2. Conditions Exchanges and Topco Parent Exchange. The obligations of each Stockholder to consummate the Exchanges and the Topco Parent Exchange at the Exchange Time are subject to the satisfaction (or waiver by such Stockholder in writing) of the following conditions:

(a) (i) The satisfaction, or written waiver (to the extent permitted) by Parent, of all conditions to the obligations of the Buyer Parties to consummate the Transactions that are to occur on the Closing Date as set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver by Parent (to the extent permitted thereunder) of such conditions), (ii) the contemporaneous funding of the Debt Financing, at the Closing and (iii) the contemporaneous consummation of the Mergers at the Effective Time;

(b) The representations and warranties made by Parent in Section 8.1 through Section 8.5 of this Agreement shall be true and correct as of the Exchange Time as if made at and as of the Exchange Time, except for such failures to be true and correct as would not reasonably be expected to prevent or materially impair or materially delay the consummation of the Exchanges and Topco Parent Exchange on the terms set forth herein; and

(c) No law enacted, entered, promulgated, enforced or issued by any Governmental Authority shall be in effect preventing the consummation of, or otherwise making illegal, the Exchanges and Topco Parent Exchange.

2.3. Failure to Consummate the Transactions. In the event that after the Exchanges and/or Topco Parent Exchange, the Mergers fail to be consummated for any reason whatsoever and the Merger Agreement is terminated in accordance with its terms, the parties hereto agree that, concurrently with such termination of the Merger Agreement, automatically and without any further action of the parties hereto, Parent shall assign, transfer, convey and deliver to Topco and Topco shall assign, transfer, convey and deliver the Stockholders the Owned Shares and Owned Units and the Stockholders shall assign, transfer, convey and deliver to Topco the Pubco Sponsor Topco Shares and Opco Sponsor Topco Shares issued to the Stockholders or to Topco Parent, the Topco Parent equity issued to the Stockholders, as applicable. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that such assignments, transfers, conveyances and deliveries have occurred and been made effective.

2.4. Tax Treatment. Topco shall be, or shall elect to be treated as, a domestic corporation for U.S. federal, and applicable state and local, income tax purposes. Topco, Parent and the Stockholders intend that, for U.S. federal (and applicable state and local) income tax purposes, (A) the Pubco Exchange, taken together with the Opco Exchange and Cash Contribution, be treated as a transaction described in Section 351(a) of the Code, pursuant to which the Stockholders will receive equity interests of Topco consisting of “control” within the meaning of Section 368(c) of the Code (the “Topco Exchange Intended Tax Treatment”); (B) the Topco Parent Exchange be treated as a transaction described in Section 721 of the Code, pursuant to which the Stockholders will receive partnership interests of Topco Parent (the “Topco Parent Exchange Intended Tax Treatment,” together with the Topco Exchange Intended Tax Treatment, the “Intended Tax Treatments”). The Stockholders, the Company, Opco, Parent, Topco Parent and Topco shall prepare and file (and shall cooperate in the preparation and filing of, as reasonably requested) all Tax Returns in a manner consistent with the Intended Tax Treatments and shall not take any position inconsistent with the Intended Tax Treatments in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

2.5. Termination. Parent shall not be permitted to terminate its obligations under this Section 2 without the written consent of the Stockholders (it being understood that this Section 2 shall also be terminated upon any termination of this Agreement, including pursuant to Section 3).

3. Termination. This Agreement shall terminate automatically and without further action of the parties hereto upon the earliest to occur of: (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) any modification, waiver or amendment to any provision of the Merger Agreement that is effected without the Stockholders’ prior written consent and that (x) reduces the Per Share Price or Opco Per Unit Price or changes the form of consideration being offered to Company Stockholders under the Merger Agreement, imposes any non-immaterial conditions, requirements or restrictions on any Stockholder’s right to receive the cash consideration payable to such Stockholder with respect to shares of Common Stock or Opco Units owned by such Stockholder (other than the Owned Shares or Owned Units) pursuant to the Merger Agreement or that materially delays the timing of any such payment, or (y) otherwise adversely affects the Owned Shares and Owned Units (or the Stockholders solely in their capacity as the holders of Owned Shares or Owned Units) in any material respect (the earliest such date set forth in clauses (i) through (iii), the “Termination Date”); provided that the provisions set forth in Section 2.3 and Sections 15 through 25 hereof shall survive the termination of this Agreement; provided, further, that, subject to Section 8.3(f) of the Merger Agreement, the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for that party’s Willful and Material Breach of this Agreement that may have occurred on or before such termination. For the purpose hereof, “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

4. Certain Covenants.

4.1. Transfers. Beginning on the date hereof until the Termination Date, each Stockholder hereby covenants and agrees that, except as expressly contemplated by this Agreement, (a) such Stockholder shall not, and shall direct its Affiliates and their respective Representatives not to, directly or indirectly, (i) tender any Covered Shares into any tender or exchange offer, (ii) offer, sell, transfer, assign, exchange, pledge, hypothecate, hedge, gift, loan, encumber or otherwise dispose of (collectively, “Transfer”) or enter into any Contract, option, agreement, understanding or other arrangement with respect to the Transfer of, any Covered Shares or beneficial ownership, voting power or any other interest thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares that is inconsistent with this Agreement, or (iv) commit or agree to take any of the foregoing actions. Any Transfer in violation of this Section 4.1 shall be void ab initio. Notwithstanding anything to the contrary in this Agreement, any Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable law, to (A) such Stockholder’s Affiliates or (B) any custodian or nominee for the purpose of the Covered Shares for the account of such Stockholder; provided, that, prior to and as a condition to the effectiveness of such Transfer contemplated by the foregoing clause (A), each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent and the Company a counterpart of this Agreement in a form reasonably acceptable to Parent and the Company pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof in which case such Affiliate shall be deemed a Stockholder hereunder, and the transferor shall remain liable for all of its obligations hereunder. From the date hereof until the Exchange Time, subject to the immediately preceding sentence, the Stockholders shall retain all of the Owned Shares and Owned Units.

4.2. Regulatory Matters.

(a) Subject to Section 4.2(c), each Stockholder shall, and shall use reasonable best efforts to cause its Affiliates to, use their respective reasonable best efforts, consistent with the time frames set forth in Section 6.1 and 6.2 of the Merger Agreement, to supply and provide information that, to such Stockholder’s knowledge, is complete and accurate in all material respects to any Governmental Authority requesting such information in connection with filings or notifications under, or relating to, applicable laws (collectively, the “Regulatory Filings”) that are required or advisable as a result of, or pursuant to, the Merger Agreement and the related financings and transactions, including information required or requested to be provided to any antitrust, financial or national security regulatory authorities in connection with any approvals reasonably sought in connection with the Transactions (collectively, the “Regulatory Disclosures”). Notwithstanding anything to the contrary herein, the Stockholders may designate any Regulatory Disclosures that contain sensitive, legally privileged, or confidential information in respect of the Stockholders or any of their Affiliates as exclusive to the Stockholders and the Stockholders may provide that any such sensitive, legally privileged, or confidential information may only be provided on a counsel-only basis or directly to the applicable Governmental Authority requesting such information. No Stockholder shall make any filings, or notifications in connection with the Mergers pursuant to any Antitrust Laws without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned). Parent or the Company will not file any Regulatory Filings that contain information with respect to the Stockholders or their Affiliates without first providing the Stockholders and their counsel a reasonable opportunity to review and comment thereon, and will give good faith consideration to all reasonable additions, deletions or changes suggested by the Stockholders and their counsel.

(b) Each Stockholder represents, warrants and covenants to Parent and to the Company that, to such Stockholder’s knowledge: (i) none of the information supplied in writing by such Stockholder specifically for inclusion or incorporation by reference in the Regulatory Disclosures will contain a material misstatement of fact or a material omission of fact necessary to make the information provided not misleading and (ii) such Stockholder does not and will not permit any entity under the “control” (defined in Section 721 of the Defense Production Act, as amended, including all implanting regulations thereof) of a People’s Republic of China national, or any entity under the “control” of a Russian Federation national, to obtain through any Affiliate, control with respect to the Company.

(c) The Stockholders shall (i) promptly notify the other parties of any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other party in relation to) any proposed draft notifications, formal notifications (provided, however, that filings made under the HSR Act need not be shared), filing, submission or other written substantive communication made in connection with the Transactions to a Governmental Authority; and (ii) not independently participate in any meeting (whether in person, by telephone or videoconference) with or before any Governmental Authority in respect of the Transactions without giving the other party reasonable prior notice of such meeting and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, the Stockholders may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that the Stockholders may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with the other parties on an “outside counsel” only basis.

(d) Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the provisions of this Agreement shall be construed as requiring the Stockholders to (i) make available to Parent or any other Person any of its internal investment committee materials or analyses or, other than Regulatory Disclosures, any information which the Stockholders consider to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality; and (ii) with respect to any Regulatory Disclosures, provide, or cause to be provided or agree or commit to provide information where the sharing of such information as contemplated would be prohibited by laws applicable to the Stockholders or their Affiliates or any judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition applicable to or imposed upon it or its Affiliates.

4.3. Tax Receivable Agreement. General Atlantic Partners AIV (EW), L.P., in its capacity as the TRA Party Representative (as such term is defined in the Tax Receivable Agreement), hereby waives acceleration of the Company’s obligations under Section 4.1(c) of the Tax Receivable Agreement, if any, arising from any “Change of Control” (as such term is defined in the Tax Receivable Agreement) occurring solely by virtue of the consummation of the Transactions. For the avoidance of doubt, except to the extent expressly waived in this Section 4.3, all rights and obligations under the Tax Receivable Agreement shall remain in full force and effect.

5. Proxy Statement; Schedule 13e-3 and Schedules 13D and 13G.

(a) Promptly (but in no event later than 30 days) after the execution of the Merger Agreement, the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). The Company, Parent and the Stockholders shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13e-3”) relating to the Merger and the other transactions contemplated by the Merger Agreement. The Stockholders shall promptly provide information reasonably requested by the Company or Parent in connection with the preparation of the Schedule 13e-3. The information supplied by the Stockholders for inclusion or incorporation by reference in the Proxy Statement, the

Schedule 13e-3 or any Other Required Parent Filings will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Promptly after the execution and delivery of this Agreement, Parent and the Stockholders shall cooperate to prepare and file with the SEC any required disclosure statements on Schedule 13D or Schedule 13G or any amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13D/G Filings”) relating to the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby (including the Mergers). The Company will not file the Proxy Statement with the SEC without first providing the Stockholders and their counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions, modifications or changes suggested by the Stockholders or their counsel. The Company and Parent shall (i) provide the Stockholders and their counsel a reasonable opportunity to review drafts of the Schedule 13e-3 prior to filing the Schedule 13e-3 with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholders, their counsel and its other Representatives. Parent and the Stockholders shall (i) provide each other, the Company and their respective counsels a reasonable opportunity to review drafts of all Schedule 13D/G Filings prior to filing any Schedule 13D/G Filing with respect to the Company with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the other parties, the Company, their respective counsels and their respective Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Stockholders, as applicable, from amending any such Schedule 13D/G Filings.

(b) Assistance. The Company, Parent and the Stockholders will use their respective reasonable best efforts to furnish all information concerning such party and its controlled Affiliates to the other parties that is reasonably necessary for the preparation and filing of the Proxy Statement, the Schedule 13e-3 and all Schedule 13D/G Filings, and provide such other party assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other party in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and all Schedule 13D/G Filings and the resolution of any comments to either received from the SEC.

6. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company as follows:

6.1. Due Authority. Such Stockholder is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Such Stockholder has all requisite corporate or other similar power and authority and has taken all corporate or other similar action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other action on the part of or vote of holders of any equity securities of such Stockholder is necessary to authorize the execution and delivery of, compliance with and performance by such Stockholder of this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

6.2. No Conflict. The execution and delivery of, compliance with and performance of this Agreement by such Stockholder do not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of such Stockholder, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which such Stockholder is entitled, under any Contract binding upon such Stockholder, or to which any of its properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of such Stockholder, except in the case of clauses (i), (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit or impair in any material respect the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

6.3. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except (a) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws, (b) compliance with any applicable requirements of the HSR Act, (c) the applicable rules and regulations of the SEC or any applicable stock exchange or (d) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the consummation of the Merger or the performance by such Stockholder of its obligations under this Agreement.

6.4. Ownership of the Owned Shares and Owned Units. Such Stockholder is, as of the date hereof, the record and beneficial owner of the Owned Shares and Owned Units, all of which are free and clear of any and all liens, other than those (i) created by this Agreement or (ii) arising under applicable securities laws. Such Stockholder has the full legal right, power and authority to deliver the Owned Shares and Owned Units to Topco pursuant to Section 2. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Owned Shares and Owned Units. Such Stockholder has the sole right to dispose of the Owned Shares and Owned Units, and none of the Owned Shares and Owned Units is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. As of the date hereof, except as contemplated by this Agreement, such Stockholder has not entered into any agreement to Transfer any Owned Shares and Owned Units and no person has a right to acquire any of the Owned Shares and Owned Units held by such Stockholder.

6.5. Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of its Affiliates (other than the Company and its Subsidiaries) that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Agreement.

6.6. Investment. The Pubco Sponsor Topco Shares, Opco Sponsor Topco Shares and equity interests of Topco Parent to be acquired by such Stockholder pursuant to this Agreement will be acquired for such Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable state securities laws. Such Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC. Such Stockholder is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Pubco Sponsor Topco Shares, Opco Sponsor Topco Shares and equity interests of Topco Parent. Such Stockholder is able to bear the economic risk of its investment in the Pubco Sponsor Topco Shares, Opco Sponsor Topco Shares and equity interests of Topco Parent for an indefinite period of time because the Pubco Sponsor Topco Shares, Opco Sponsor Topco Shares and equity interests of Topco Parent have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Pubco Sponsor Topco Shares, Opco Sponsor Topco Shares and equity interests of Topco Parent and has had access to such other information concerning Parent as such Stockholder has requested.

6.7. Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent as follows:

7.1. Due Authority. The Company is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. The Company has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the Company Board (acting on the recommendation of the Special Committee) and the Special Committee) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by the Company or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

7.2. No Conflict. The execution and delivery of, compliance with and performance by the Company of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Mergers and the other transactions contemplated thereby, (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any Contract binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by the Company of its obligations under this Agreement.

8. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders and (other than in the case of Section 8.5) the Company as follows:

8.1. Due Authority. Parent is a legal entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation. Parent has all requisite corporate power and authority and has taken all corporate action necessary (including approval by the board of directors or applicable corporate bodies) to execute, deliver, comply with and perform its obligations under this Agreement in accordance with the terms hereof and to consummate the transactions contemplated hereby, and no other corporate action by Parent or vote of holders of any class of the capital stock of Parent is necessary to approve and adopt this Agreement. This Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by all of the other parties hereto, constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

8.2. No Conflict. The execution and delivery of, compliance with and performance by Parent of this Agreement do not and will not, other than as provided in the Merger Agreement with respect to the Transactions,

(i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the similar organizational documents of any of its Subsidiaries, (ii) conflict with or result in a violation or breach of any applicable law, (iii) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which Parent and any of its Subsidiaries are entitled, under any Contract binding upon Parent or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject or (iv) result in the creation of a lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above, any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that would not reasonably be expected to restrict, prohibit or impair the performance by Parent of its obligations under this Agreement.

8.3. Consents. No consent, approval, order or authorization of, or registration, declaration or, (except as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” laws) filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby, except as would not, individually or in the aggregate, reasonably be expected to restrict, prohibit, impair or delay the consummation of the Transactions or the performance by Parent of its obligations under this Agreement.

8.4. Absence of Litigation As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8.5. Capitalization of Parent, Topco and Topco Parent; Pubco Sponsor Topco Shares and Opco Sponsor Topco Shares.

(a) Except as otherwise consented to in writing by the Stockholders (such consent not to be unreasonably withheld, conditioned or delayed), at and immediately after the Exchange Time, the Pubco Sponsor Topco Shares and Opco Sponsor Topco Shares issued pursuant to Section 2.1(a) shall be all of the equity interests of Topco outstanding at and immediately after the Exchange Time.

(b) Except as contemplated by the Merger Agreement, this Agreement or otherwise agreed to by the parties hereto, at and immediately after the Exchange Time, there shall be no (i) options, warrants, or other rights to acquire share capital of Topco or Topco Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Topco or Topco Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(c) Each Merger Sub is directly or indirectly owned by Parent.

(d) Parent is directly wholly owned by Topco and Topco is directly wholly owned by Topco Parent.

(e) At the Exchange Time, the Pubco Sponsor Topco Shares and the Opco Sponsor Topco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all liens, other than restrictions arising under applicable securities laws or the organizational documents of Topco.

(f) None of Topco, Topco Parent or the Buyer Parties have engaged in any business activities or has incurred any liabilities or obligations other than with respect to their formation, their capitalization (including with respect to the potential incurrence of debt financing) or as contemplated by the Equity Commitment Letter,

Guarantee, this Agreement, the Merger Agreement and the other documents and transactions contemplated thereby.

9. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a record and/or beneficial owner of the Owned Shares and Owned Units, and nothing in this Agreement shall restrict or limit the ability of any Stockholder or any of its Affiliates or Representatives who is a director or officer of the Company or any of the Company’s subsidiaries to take, or refrain from taking, any action in his or her capacity as a director or officer of the Company or any of its affiliates, including the exercise of fiduciary duties to the Company or its stockholders, and any such action taken in such capacity or any such inaction shall not constitute a breach of this Agreement.

10. Non-Survival of Representations, Warranties and Covenants. Other than the covenants and agreements in Section 11, which shall survive the Effective Time, in accordance with their terms, the representations, warranties and covenants contained herein shall not survive the Effective Time.

11. Waiver of Appraisal and Dissenter Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives, to the fullest extent of applicable law, and agrees to cause to be waived and not to assert any appraisal rights, any dissenter’s rights and any similar rights under Section 262 of the DGCL or otherwise with respect to the Covered Shares with respect to the Transactions. Without limiting any rights or remedies of the Stockholders, their Affiliates or Representatives under the Merger Agreement, this Agreement, the Equity Commitment Letter, the Guarantee or the Existing Stockholders Agreement (as defined below), each Stockholder, its Affiliates and their respective Representatives agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Legal Proceeding, against Parent, the Merger Subs, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers, including any Legal Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board or the Special Committee in connection with the Merger Agreement, and the Transactions. Each Stockholder hereby irrevocably consents to the Mergers and the Transactions for purposes of Section 2.2 of the Stockholders Agreement, dated August 4, 2021, among the Company and the Stockholders (as amended, supplemented or modified from time to time, the “Existing Stockholders Agreement”). The Stockholders and the Company agree that, with respect to the Stockholders, the Existing Stockholders Agreement hereby is automatically terminated in accordance with its terms (other than with respect to any provisions thereof that purport to survive such termination, including any such provisions with respect to indemnification, which shall survive such termination) effective as of the Effective Time.

12. Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock”, “Covered Shares”, “Owned Shares” and “Owned Units” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

13. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request to the extent necessary to effect the transactions contemplated by this Agreement.

14. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email. In each case, the intended recipient is set forth below:

(a)	if to the Buyer Parties to:

General Atlantic Service Company, L.P.

55 East 52nd Street, 32nd Floor

New York, New York 10055

Attention:	Gordon Cruess

Email:	[***]

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:	Matthew W. Abbott

Cullen L. Sinclair

Email:	mabbott@paulweiss.com

csinclair@paulweiss.com

(b)	if to the Company (prior to the Effective Time) to:

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Attention:  Tom Kim

Email:   [***]

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Thomas J. Fraser

Email: Thomas.Fraser@ropesgray.com

15. Interpretation. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a law shall include any rules and regulations promulgated thereunder, and any reference to any law in this Agreement shall mean such law as from time to time amended, modified or supplemented. Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). For purposes of this Agreement, no portfolio company (as such term is commonly understood in the private equity industry) or investment of GA or of any investment funds or investment vehicles affiliated with, or managed or advised by, GA, in each case, other than the GA Controlled

Portfolio Companies (collectively, the “Excluded Affiliates”), shall be deemed to be an Affiliate of the Stockholders; provided that the Excluded Affiliates shall be deemed to be Affiliates of the Stockholders solely for purposes of the definition of “Non-Recourse Party”.

16. Entire Agreement. This Agreement (along with the documents referenced herein and any other agreement entered into in connection herewith by any of the parties hereto) and the Merger Agreement collectively constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

17. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

18. Governing Law; Waiver of Jury Trial. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause or permit the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding arising out of or relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 14 or in such other manner as may be permitted by applicable law, but nothing in this Section 18 will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of or relates to this Agreement; (iii) irrevocably and unconditionally agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising out of or relating to this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement in any court other than the Chosen Courts. Each of the parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

19. Assignment; Successors. Other than as provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement (including those set forth in Section 2.1(a)) may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

20. Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions that are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions hereof and without bond or other security being required, (b) if any party hereto is seeking injunctive relief, specific performance or other equitable relief pursuant hereto, the other parties hereto will not assert that a remedy of monetary damages would provide an adequate remedy for such breach and (c) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the Company, Parent or the Stockholders would have entered into this Agreement. Notwithstanding the foregoing, nothing herein shall in any way limit a party’s right to pursue a claim for monetary damages arising out of a breach of this Agreement.

21. Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any party hereto or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability to any Stockholder, Parent or the Company for any obligations or liabilities of any party under this Agreement or for any Legal Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith.

22. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

23. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by electronic delivery, will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

24. Amendment; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. No failure or delay on the part of a party in the exercise of any right or remedy hereunder shall impair such right or power or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right or power.

25. No Presumption Against Drafting Party. The Company, Parent and the Stockholders acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

26. Special Committee Approval. Notwithstanding any provision to the contrary, no amendment or waiver of any provision of this Agreement shall be made by the Company or the Company Board without first obtaining the approval of the Special Committee. The Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholders.

27. No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Special Committee has approved, and has recommended to the Company Board for approval, and the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the DGCL, the Charter, the Bylaws or any similar organization document of the Company (including Article NINE of the Charter), the Merger Agreement, the Support Agreement and the Transactions, including the Mergers, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed and delivered by all parties hereto.

28. No Ownership Interest. Except as expressly provided in Section 2 with respect to the Owned Shares and Owned Units, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Stockholder.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GAPCO AIV INTERHOLDCO (EW), L.P.

By: General Atlantic (SPV) GP, LLC,
its general partner

By: General Atlantic, L.P.,
its sole member

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

Address: c/o General Atlantic Service Company, L.P.,
55 East 52nd Street, 32nd Floor New York, New York 10055
Attention: Gordon Cruess
Email: [***]

GA AIV-1 B INTERHOLDCO (EW), L.P.

By: General Atlantic (SPV) GP, LLC,
its general partner

By: General Atlantic, L.P.,
its sole member

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

Address: c/o General Atlantic Service Company, L.P.,
55 East 52nd Street, 32nd Floor New York, New York 10055
Attention: Gordon Cruess
Email: [***]

[Signature Page to Support Agreement]

GENERAL ATLANTIC PARTNERS AIV (EW), L.P.

By: General Atlantic GenPar (EW), L.P.,
its general partner

By: General Atlantic (SPV) GP, LLC,
its general partner

By: General Atlantic, L.P.,
its sole member

By:	/s/ Gordon Cruess
	Name:	Gordon Cruess
	Title:	Managing Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

GLOW MIDCO, LLC

By:	/s/ Gordon Cruess
	Name:	Gordon Cruess
	Title:	Gordon Cruess

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

EUROPEAN WAX CENTER, INC.

By:	/s/ Christopher Morris
	Name:	Christopher Morris
	Title:	Chief Executive Officer and Chairman

[Signature Page to Support Agreement]

Exhibit A

Owned Shares

Stockholder	Owned Shares Class A	Owned Shares Class B
GA AIV-1 B Interholdco (EW), L.P.	12,749,506	0
General Atlantic Partners AIV (EW), L.P.	0	8,023,245
GAPCO AIV Interholdco (EW), L.P.	360,986	1,683,464

Exhibit B

Owned Units

Stockholder	Owned Units
GA AIV-1 B Interholdco (EW), L.P.	0
General Atlantic Partners AIV (EW), L.P.	8,023,245
GAPCO AIV Interholdco (EW), L.P.	1,683,464

Annex C

February 9, 2026

Special Committee of the Board of Directors

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.00001 per share (“Class A Common Stock”) of European Wax Center, Inc., a Delaware corporation (the “Company”), other than GA AIV-1 B Interholdco (EW), L.P., General Atlantic Partners AIV (EW), L.P., and GAPCO AIV Interholdco (EW), L.P. and their affiliates and any other affiliates of the Company (collectively, “Excluded Holders”), of the Class A Per Share Price (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into between the Company, EWC Ventures, LLC, a Delaware limited liability company (“Opco”), Glow Midco, LLC (“Parent”), Glow Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Inc.”) and Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub LLC”). As more fully described in the Agreement, (1) Merger Sub Inc. will be merged with and into the Company with the Company surviving such merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “Corporate Merger”) and (x) each issued and outstanding share of Class A Common Stock will be converted into the right to receive $5.80 in cash (the “Class A Per Share Price”) other than (A) Cancelled Company Class A Shares (as defined in the Agreement) and (B) Dissenting Company Shares (as defined in the Agreement) and (y) each issued and outstanding share of Class B common stock of the Company will be converted into the right to receive $0.00001 in cash (the “Class B Per Share Price”), other than (A) Cancelled Company Class B Shares (as defined in the Agreement) and (B) Dissenting Company Shares (as defined in the Agreement) and (2) Merger Sub LLC will be merged with and into Opco with Opco surviving such merger as the surviving limited liability company and a wholly-owned subsidiary of Parent (the “LLC Merger” and together with the Corporate Merger, the “Transaction”) and each Opco common unit that is outstanding as of immediately prior to the LLC Merger will be converted into the right to receive cash in an amount equal to the excess of the Class A Per Share Price over the Class B Per Share Price, without interest thereon, other than the Cancelled Opco Units (as defined in the Agreement) and the Excluded Opco Units (as defined in the Agreement).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to us by the Company (the “Management Proposed LRP (100% Achievability) Projections”) and financial forecasts provided to us by the Company, as adjusted by the Special Committee of the Board of Directors (the “Management Proposed LRP (50% Achievability) Projections”); (iii) reviewed information regarding the capitalization of the Company furnished to us by the Company; (iv) reviewed reports from the Company and its tax advisors regarding the tax attributes of the Company and projected future payments under the Company’s Tax Receivable Agreement (the “Tax Reports”); (v) conducted discussions with members of the senior management of the

399 Park Avenue | 4th Floor | New York, NY 10022

Moelis & Company LLC doing business as Moelis

Company and representatives of the Special Committee of the Board of Directors concerning the information described in clauses (i) through (iv) of this paragraph, as well as the business and prospects of the Company generally; (vi) reviewed the reported prices and trading activity for the Class A Common Stock; (vii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (viii) reviewed the financial terms of certain other transactions that we deemed relevant; (ix) reviewed (a) a draft, dated February 9, 2026, of the Agreement and (b) a draft, dated February 9, 2026, of the Support Agreement (and together with the Agreement, the “Agreements”); (x) participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors; and (xi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our analysis and opinion, we have relied on the information supplied to, discussed with or reviewed by us being complete and accurate in all material respects. We have not independently verified any such information (or assumed any responsibility for the independent verification of any such information). With the consent of the Special Committee of the Board of Directors, we have also relied on the representation of the Company’s management and the Special Committee of the Board of Directors that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. We have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters, including the Tax Reports. With respect to the financial forecasts referred to above, at your direction, we have used the Management Proposed LRP (50% Achievability) Projections for purposes of our opinion and we have assumed, at your direction, that the Management Proposed LRP (50% Achievability) Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee of the Board of Directors as to the future performance of the Company. Management has also represented to us that the Management Proposed LRP (100% Achievability) Projections and the Management Proposed LRP (50% Achievability) Projections reflect reasonable estimates and judgments as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Our opinion does not address any legal, regulatory, tax or accounting matters. We have not been asked to, nor do we, offer any opinion as to any terms of the Agreements or any aspect or implication of the Transaction, except for the fairness of the Class A Per Share Price from a financial point of view to the holders of Class A Common Stock (other than Excluded Holders). Without limiting the foregoing, we express no opinion as to the allocation of the Merger Consideration (as defined in the Agreement) between the Class A Common Stock, Class B common stock and Opco common units, and we express no opinion as to the value of any voting or similar rights of the Class A Common Stock, Class B common stock and Opco common units. We are not expressing any opinion as to fair value, viability or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed that the final executed form of the Agreements will not differ in any material respect from the drafts that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party set forth in the Agreements are accurate and correct, and that the parties to the Agreements will comply with all the material terms of the Agreements. We have assumed that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that any failures to obtain such consents or approvals would not be material to our analysis. We have not been asked to solicit and have not solicited indications of interest in a possible transaction with the Company from any party.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the majority of which is contingent upon the consummation of the Transaction. We previously became entitled to receive a report fee in connection with our engagement. We also became entitled to receive a fee upon our confirmation to the Special Committee that we were prepared to deliver this opinion, regardless of the conclusion reached herein. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and General Atlantic Service Company, L.P., the financial sponsor of Parent, and its related entities (collectively, the “PE Sponsor”) and/or their respective affiliates. We and our affiliates have provided investment banking and other services to PE Sponsor unrelated to the Transaction and have received compensation for such services. In the past two years prior to the date hereof, we and our affiliates have acted as a financial advisor to PE Sponsor in connection with the following completed assignments for which we have received compensation: (i) as financial advisor to a company in which PE Sponsor is a significant shareholder in connection with a strategic investment and (ii) as financial advisor to a company in which PE Sponsor was a minority shareholder in connection with its sale. In the future, Moelis and its affiliates may provide investment banking and other services to the Company or PE Sponsor and/or their respective affiliates, and would expect to receive compensation for such services.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Class A Per Share Price from a financial point of view to the holders of Class A Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Class A Per Share Price to be received by holders of Class A Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.

Very truly yours,

MOELIS & COMPANY LLC

SCAN TO DVIEW MATERIALS & VOTE w EUROPEAN WAX CENTER, INC. VOTE BY INTERNET 5830 GRANITE PARKWAY Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above 3RD FLOOR Use the Internet to transmit your voting instructions and for electronic delivery of information PLANO, TX 75024 up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/EWCZ2026SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V88574-[TBD] KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EUROPEAN WAX CENTER, INC. 7 The Board of Directors recommends you vote FOR the following proposals. For Against Abstain 1. A proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended, supplemented or modified from time to time), dated as of ! ! ! February 9, 2026, by and among Glow Midco, LLC, a Delaware limited liability company (“Parent”), Glow Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub LLC”), European Wax Center, Inc. (the “Company”) and EWC Ventures, LLC, a Delaware limited liability company (“Opco”), pursuant to which (i) Merger Sub Inc. will merge with and into the Company (the “Corporate Merger”), with the Company surviving the Corporate Merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) Merger Sub LLC will merge with and into Opco, with Opco surviving as the surviving limited liability company and a wholly owned subsidiary of Parent (the “LLC Merger” and, together with the Corporate For Against Abstain Merger, the “Mergers”), and approve the transactions contemplated thereby, including the Mergers (the “Merger Agreement Proposal”). 2. A proposal to approve one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional ! ! ! proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal (the “Adjournment Proposal”). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. V88575-[TBD] EUROPEAN WAX CENTER, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS MAY 7, 2026 at 10:30 A.M., CDT The stockholder hereby appoints Christopher Morris and Thomas Kim as proxies with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of European Wax Center, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:30 A.M., Central Daylight Time on May 7, 2026, virtually at www.virtualshareholdermeeting.com/EWCZ2026SM and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF EUROPEAN WAX CENTER, INC. YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD. Continued and to be signed on reverse side